 Filed pursuant to Rule 424(b)(3)
  Registration No. 333-297546
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of PSB Holdings, Inc.:
The boards of directors of Bank First Corporation, or Bank First, and PSB Holdings, Inc., or PSB, have each unanimously approved the acquisition of PSB by Bank First. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of May 19, 2026, which we refer to as the merger agreement, by and between Bank First and PSB, whereby PSB will be merged with and into Bank First, which we refer to as the merger.
Immediately following the merger of PSB with and into Bank First, Peoples State Bank, a wholly owned bank subsidiary of PSB, will merge with and into Bank First’s wholly owned bank subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
Unless otherwise indicated or the context otherwise requires, references in this letter to “PSB shareholders” are to holders of PSB common stock. Holders of PSB preferred stock are addressed separately where applicable.
If the merger is completed, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3470 of a share (the “exchange ratio”) of Bank First common stock, with cash paid in lieu of fractional shares (the “merger consideration”). Notwithstanding the foregoing, the merger consideration is subject to a downward adjustment if PSB’s tangible book value (as calculated per the merger agreement) is less than $122,837,000 at the time of the closing of the merger.
Additionally, each holder of PSB preferred stock has entered into a preferred stock redemption agreement with PSB and Bank First, pursuant to which, immediately prior to the effective time of the merger, each holder will sell all of such holder’s shares of PSB preferred stock to PSB. As consideration for such sale, Bank First will deliver to each holder a promissory note in an original principal amount equal to the number of shares of PSB preferred stock held by such holder multiplied by $1,000 per share, bearing interest at the fixed rate of 8.83% per annum and maturing on October 1, 2027. In connection with such agreement, each holder of PSB preferred stock has also agreed to vote in favor of the merger agreement and the transactions contemplated therein.
Although the number of shares of Bank First common stock that PSB shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time PSB shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On May 18, 2026, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $143.66 per share, the exchange ratio represented approximately $49.85 in value for each share of PSB common stock to be converted into Bank First common stock. PSB common stock is traded on the OTCQX Market under the symbol “PSBQ”, and the last reported sale price of a PSB share on May 18, 2026, the last full trading date before the merger announcement, was $27.60 per share. At the May 19, 2026 announcement date, the $49.85 PSB merger value represented an 80.6% increase from the last reported sale price of a PSB share on May 18, 2026. Based on the closing sale price of Bank First common stock of $151.78 per share on July 29, 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented approximately $52.67 in value for each share of PSB common stock to be converted into Bank First common stock. The most recent reported closing sale price of PSB common stock on July 29, 2026 was $50.67. We urge you to obtain current market quotations for the price of Bank First common stock (trading symbol “BFC”) and PSB common stock (trading symbol “PSBQ”) because the value of the merger consideration will fluctuate based on Bank First’s common stock price.
PSB will hold a special meeting of its shareholders, referred to as the PSB special meeting, where PSB shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement and the merger, and (2) a proposal to adjourn the PSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement and the merger.
The PSB special meeting will be held on September 2, 2026, at 2:00 p.m., Central Time, at Rib River by Accentu, Inc., 135737 State Hwy 29, Marathon City, Wisconsin, subject to any adjournment or postponement thereof.
Each of Bank First and PSB expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that PSB common stock exchanged for Bank First common stock will generally be tax-free.
Your vote is important. Completion of the merger is subject to the approval of the merger agreement by the shareholders of PSB. Regardless of whether or not you plan to attend the PSB special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the PSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. The failure to vote by submitting your proxy or attending the PSB special meeting and voting in person will have the same effect as a vote against approval of the merger agreement. Submitting a proxy now will not prevent you from being able to vote in person at the PSB special meeting. If you hold your shares in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.
The board of directors of PSB has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of PSB, has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of PSB vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the PSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This proxy statement/prospectus describes the PSB special meeting, the merger, the merger agreement, other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 33, for a discussion of the risks relating to the proposed merger and owning Bank First common stock after the merger. You also can obtain information about Bank First and PSB from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.
If you have any questions concerning the merger, please contact Scott Cattanach, President and Chief Executive Officer, at 715-847-4020 or scott.cattanach@bankpeoples.com, or Jessica Brown, Chief Financial Officer, at 715-847-4100 or Jessica.brown@bankpeoples.com. We look forward to seeing you at the meeting.
By Order of the Board of Directors,

Scott M. Cattanach
President and Chief Executive Officer
PSB Holdings, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Bank First or PSB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is August 3, 2026 and it is first being mailed or otherwise delivered to the PSB shareholders and the PSB preferred shareholders on or about August 5, 2026.

PSB HOLDINGS, INC.
1905 W Stewart Avenue
Wausau, Wisconsin 54401
(715) 842-2191

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on September 2, 2026
To the Shareholders of PSB Holdings, Inc.:
NOTICE IS HEREBY GIVEN that PSB Holdings, Inc., or PSB, will hold a special meeting of its shareholders (which we refer to as the “PSB special meeting”) on September 2, 2026, at 2:00 p.m., Central Time, at Rib River by Accentu, Inc., 135737 State Hwy 29, Marathon City, Wisconsin, to consider and vote upon the following matters:
1.
A proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of May 19, 2026, by and between PSB and Bank First Corporation (which we refer to as “Bank First”), and the transactions contemplated by the merger agreement, including the merger of PSB with and into Bank First, with Bank First as the surviving company (which we refer to as the “merger”), each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “PSB merger proposal”); and

2.
A proposal to adjourn the PSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the PSB merger proposal (which we refer to as the “PSB adjournment proposal”).

The PSB board of directors has fixed the close of business on July 27, 2026 as the record date for the PSB special meeting. Only PSB shareholders of record as of the record date are entitled to notice of, and to vote at, the PSB special meeting or any adjournment or postponement of the PSB special meeting. Any shareholder entitled to attend and vote at the PSB special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. The PSB special meeting may be adjourned from time to time upon approval of holders of PSB common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
The affirmative vote of at least two thirds of the outstanding shares of PSB common stock and two thirds of the outstanding shares of PSB preferred stock, each voting as a separate class, entitled to vote thereon is required to approve the PSB merger proposal. Each holder of PSB preferred stock has entered into a preferred stock redemption agreement with Bank First and PSB (collectively “the Preferred Stock Redemption Agreements”), pursuant to which such holder has agreed to vote all of its shares of PSB preferred stock “FOR” the PSB merger proposal. Assuming a quorum is present, approval of the PSB adjournment proposal by the PSB common shareholders requires the votes cast favoring the action to exceed the votes cast opposing the action. PSB will transact no other business at the PSB special meeting, except for business properly brought before the PSB special meeting or any adjournment or postponement thereof.
PSB common and preferred shareholders must approve the PSB merger proposal in order for the merger to occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the PSB special meeting. Please review the proxy statement/prospectus carefully.
Holders of record of PSB common stock have the right to dissent from the merger agreement and the merger and obtain payment in cash of the appraised fair value of their shares of PSB common stock under applicable provisions of the Wisconsin Business Corporation Law, or WBCL. As a result of entering into the Preferred Stock Redemption Agreements and the voting covenants contained therein, holders of PSB preferred stock will not have dissenters’ rights. In order for a holder of PSB common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the WBCL. A copy of the applicable statutory provisions of the WBCL is included as Annex B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’

Rights,” beginning on page 66 of the proxy statement/prospectus. The merger may not be completed if the holders of more than 5% of the outstanding shares of PSB common stock exercise dissenters’ rights.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PSB COMMON STOCK YOU OWN. Whether or not you plan to attend the PSB special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or by electronic transmission, at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The enclosed proxy statement/prospectus provides a detailed description of the PSB special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of PSB common stock, please contact Scott Cattanach, President and Chief Executive Officer, at 715-847-4020 or scott.cattanach@bankpeoples.com, or Jessica Brown, Chief Financial Officer, at 715-847-4100 or Jessica.brown@bankpeoples.com.
The PSB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that PSB shareholders vote “FOR” the PSB merger proposal and “FOR” the PSB adjournment proposal (if necessary or appropriate).
By Order of the Board of Directors,
Chairman Wausau, Wisconsin August 3, 2026

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Bank First from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Bank First at no cost from the SEC’s website at https://www.sec.gov. Bank First has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Bank First at the contact information set forth below:
Bank First Corporation
402 N. 8th Street
Manitowoc, Wisconsin 54220
Attention: Chief Legal Counsel
Telephone: (920) 652-3100
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the PSB special meeting, or August 28, 2026.
If you are a PSB shareholder or a PSB preferred shareholder and have any questions about the merger agreement, the merger, the PSB special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of PSB common stock, please contact Scott Cattanach, President and Chief Executive Officer, at 715-847-4020 or scott.cattanach@bankpeoples.com, or Jessica Brown, Chief Financial Officer, at 715-847-4100 or Jessica.brown@bankpeoples.com.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 3, 2026, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to PSB shareholders and PSB preferred shareholders nor the issuance by Bank First of shares of Bank First common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding PSB has been provided by PSB and information contained in this document regarding Bank First has been provided by Bank First. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to certain questions that PSB shareholders and PSB preferred shareholders may have regarding the proposed transaction between Bank First and PSB and the proposals being considered at the PSB special meeting. We urge you to carefully read the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “Bank First” refers to Bank First Corporation, a Wisconsin corporation, and its affiliates; (2) “Bank First, N.A.” refers to Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First; (3) “PSB” refers to PSB Holdings, Inc., a Wisconsin corporation, and its affiliates and (4) “Peoples State Bank” refers to Peoples State Bank, a Wisconsin state-chartered bank and the wholly-owned bank subsidiary of PSB.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Bank First and PSB have entered into an Agreement and Plan of Merger on May 19, 2026 (which we refer to as the “merger agreement”), pursuant to which PSB will merge with and into Bank First, with Bank First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, PSB’s wholly-owned banking subsidiary, Peoples State Bank, will merge with and into Bank First’s wholly-owned banking subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank (which we refer to as the “bank merger”), pursuant to the terms of the Plan of Merger and Merger Agreement entered into by Bank First, N.A. and Peoples State Bank on May 19, 2026 (which we refer to as the “bank merger agreement”). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, at least two-thirds of the outstanding shares of PSB common stock, voting as a separate class, vote in favor of the proposal to approve the merger agreement and the merger at the PSB special meeting, which we refer to as the PSB merger proposal.
In addition, the approval of at least two-thirds of the outstanding shares of PSB preferred stock, voting separately as a class, is required to approve the merger. Each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with Bank First and PSB, pursuant to which, among other things, such holder has agreed to vote all of its shares of PSB preferred stock in favor of the PSB merger proposal. In connection with and immediately prior to the closing of the merger, all outstanding shares of PSB preferred stock will be redeemed by PSB in exchange for promissory notes issued by Bank First to each preferred shareholder in an original principal amount equal to $1,000 per share.
In addition, PSB is soliciting proxies with respect to a proposal to approve one or more adjournments of the PSB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the PSB merger proposal, which we refer to as the PSB adjournment proposal. The completion of the merger is not conditioned upon shareholder approval of the PSB adjournment proposal.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the PSB special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) PSB is soliciting proxies from the PSB common shareholders, and the proxy statement provides important information about the PSB special meeting to vote on the PSB merger proposal and the PSB adjournment proposal, and (2) Bank First will issue shares of Bank First common stock to holders of PSB common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow PSB common shareholders to authorize a proxy to vote their shares without attending the PSB special meeting.

Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will PSB shareholders receive in the merger?

A:
If the merger is completed, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3470 of a share, or the exchange ratio, of Bank First common stock. Notwithstanding the foregoing, the merger consideration is subject to a downward adjustment if PSB’s tangible book value (as calculated per the merger agreement) is less than $122,837,000 at the time of the closing of the merger. Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger.

Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a PSB shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
PSB may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $122.11, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $143.66) is more than 15% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,797.38); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Q:
What will holders of PSB preferred stock receive in the merger?

A:
In connection with and conditioned upon the closing of the merger, each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with PSB and Bank First, pursuant to which, immediately prior to the effective time of the merger, each holder will sell all of such holder’s shares of PSB preferred stock to PSB. As consideration for such sale, Bank First will deliver to each holder a promissory note (a “BFC Note”) in an original principal amount equal to the number of shares of PSB preferred stock held by such holder multiplied by $1,000 per share, bearing interest at the fixed rate of 8.83% per annum and maturing on October 1, 2027. In connection with such agreement, each holder of PSB preferred stock has also agreed to vote in favor of the merger agreement and the transactions contemplated therein.

Q:
What happens to outstanding PSB restricted stock and options?

A:
Immediately prior to the effective time of the merger, each unvested share of restricted PSB common stock (a “PSB restricted share”) that is outstanding will automatically, and without any required action on the part of the holder, become fully vested. At the effective time of the merger, each PSB restricted share will be cancelled and converted into the right to receive the merger consideration, determined based on the exchange ratio, in accordance with the merger agreement, without interest and subject to applicable tax withholding.

At the effective time of the merger, each option to purchase PSB common stock (a “PSB option”), whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, to the extent not already vested, become fully vested and will be cancelled automatically and without any required action on the part of the holder. In exchange therefor, each holder of a PSB option will be entitled to receive an amount in cash, without interest, equal to the product of (i) the number of shares of PSB common stock subject to such PSB option immediately prior to the effective time of the merger and (ii) the excess, if any, of (A) the per share cash equivalent consideration over (B) the exercise price per share of such PSB option, less applicable tax withholdings. The “per share cash equivalent consideration” is equal to the product of (x) the exchange ratio and (y) the average of the volume-weighted average price of a share of Bank First common stock for each of the ten consecutive trading days ending on the fifth trading day prior to the closing date.
Any PSB option with an exercise price that is equal to or greater than the per share cash equivalent consideration will be cancelled without any payment being made to the holder of such PSB option. All cash amounts payable in respect of PSB options will be paid as soon as practicable following the effective time of the merger (and in any event no later than five business days thereafter), without interest and subject to applicable tax withholdings.
Q:
What happens to shares held by PSB’s Employee Stock Purchase Plan?

A:
Prior to the effective time of the merger, PSB will take all actions necessary to ensure that the offering period under the PSB Holdings, Inc. Employee Stock Purchase Plan (the “PSB ESPP”) that commenced on June 1, 2025 and ended on May 31, 2026 will be the final offering period and that May 31, 2026 will be the final purchase date under the PSB ESPP. Following such final purchase date, PSB will return to each participant any funds remaining in such participant’s account after all PSB ESPP shares have been purchased for such offering period.

At the effective time of the merger, each share of PSB common stock issued and outstanding pursuant to the PSB ESPP (including shares issued for the final offering period ending on the final purchase date) will be cancelled and converted, using the exchange ratio, into the right to receive the merger consideration in accordance with the merger agreement, without interest and subject to applicable tax withholdings.
Q:
Will the shares of Bank First common stock that PSB shareholders receive in the merger be freely transferable?

A:
Yes. The Bank First common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the merger consideration may fluctuate based upon the market value for Bank First common stock between the date of this proxy statement/prospectus and the completion of the merger. PSB shareholders will receive 0.3470 of a share of Bank First common stock for each share of PSB common stock they hold. Any fluctuation in the market price of Bank First common stock after the date of this proxy statement/prospectus will change the value of the shares of Bank First common stock that PSB shareholders may receive. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.”

Q:
Who is entitled to vote at the PSB special meeting?

A:
All holders of PSB common stock as of the close of business on July 27, 2026 (the “PSB Record Date”) are entitled to receive notice of, and attend, the PSB Special Meeting, provided that their shares of PSB common stock remain outstanding as of the date of the PSB Special Meeting. Although all holders of PSB common stock and PSB preferred stock as of the PSB Record Date are entitled to receive notice of the PSB Special Meeting, only holders of PSB common stock will be entitled to vote at the PSB Special Meeting, as the holders of PSB preferred stock will have already approved the merger proposal pursuant to the Preferred Stock Redemption Agreements and the voting covenants contained therein.

Q:
How does PSB’s board of directors recommend that I vote at the PSB special meeting?

A:
PSB’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote “FOR” the PSB merger proposal and “FOR” the PSB adjournment proposal (if necessary or appropriate).

Q:
When and where is the PSB special meeting?

A:
The PSB special meeting will be located at Rib River by Accentu, Inc., 135737 State Hwy 29, Marathon City, Wisconsin, on September 2, 2026, at 2:00 p.m., Central Time.

Q:
What do I need to do now?

A:
If you are a holder of PSB common stock, after you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card, or by electronic transmission, so that your shares are represented and voted at the PSB special meeting. If you are a registered shareholder, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or submit your proxy by electronic transmission. If you hold your shares in “street name”, through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. A shareholder who holds shares in “street name” through a bank, broker or other nominee who desires to attend the PSB special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the bank, broker or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker. Submitting your proxy by mail or electronic transmission, or directing your bank, broker or other nominee to vote your shares will ensure that your shares are represented and voted at the PSB special meeting. Your proxy card or electronic transmission must be received prior to the PSB special meeting on September 2, 2026, to be counted.

Q:
What constitutes a quorum for the PSB special meeting?

A:
Holders representing at least a majority of the shares entitled to vote on all matters to be voted on at the PSB’s special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the PSB special meeting may be adjourned until the holders of the number of shares of PSB stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of determining whether a quorum is present at the PSB special meeting. If additional votes must be solicited to approve the PSB merger proposal, it is expected that the PSB special meeting will be adjourned to solicit additional proxies if the PSB shareholders approve the PSB adjournment proposal.

Q:
What is the vote required to approve each proposal?

A:
PSB merger proposal:   Approval of the PSB merger proposal requires the affirmative vote of at least two thirds of the outstanding shares of PSB common stock and two thirds of the outstanding shares of PSB preferred stock, each voting as a separate class, entitled to vote thereon. Each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with Bank First and PSB, pursuant to which such holder has agreed to vote all of its shares of PSB preferred stock “FOR” the PSB merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the PSB merger proposal, it will have the same effect as a vote “AGAINST” the PSB merger proposal.

PSB adjournment proposal:   Assuming a quorum is present, approval of the PSB adjournment proposal by the PSB common shareholders (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on the proposal, meaning that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the PSB adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

Q:
What would happen if the PSB adjournment proposal does not get approved by PSB shareholders?

A:
The completion of the merger is not conditioned upon shareholder approval of the PSB adjournment proposal. If a quorum is present at the PSB special meeting and the PSB adjournment proposal is not approved and there are not sufficient votes at the time of the PSB special meeting to approve the PSB merger proposal, then the PSB board of directors will not have the ability to adjourn to solicit additional votes and the PSB merger proposal will not be approved.

Q:
Who may solicit proxies on PSB’s behalf?

A:
In addition to solicitation of proxies by PSB by mail, proxies may also be solicited by PSB’s directors and employees personally, and by telephone, facsimile or other means. PSB has retained Lauren Hill Advisory Group to assist in the solicitation of proxies for the special meeting.

Q:
Why is my vote important?

A:
If you are a holder of PSB common stock and do not submit a proxy or vote in person, it may be more difficult for PSB to obtain the necessary quorum to hold the PSB special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote or abstention will have the same effect as a vote against approval of the PSB merger proposal. The PSB merger proposal must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of PSB common stock, voting as a separate class, at the PSB special meeting. PSB’s board of directors unanimously recommends that you vote “FOR” the PSB merger proposal.

In addition, the merger requires the affirmative consent of the holders of at least two-thirds of the outstanding shares of PSB preferred stock, voting separately as a class. Each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with Bank First and PSB, pursuant to which such holder has agreed to vote all of its shares of PSB preferred stock in favor of the merger agreement.
Q:
How many votes do I have?

A:
Holders of PSB common stock are entitled to one vote for each share of PSB common stock owned as of the close of business on July 27, 2026, which is the record date for the PSB special meeting, on each proposal to be considered at the PSB special meeting.

Q:
What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a shareholder of PSB and if your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.

Q:
How do I vote?

A:
If you are a shareholder of record as of July 27, 2026, the PSB record date, you may have your shares voted on the matters to be presented at the PSB special meeting in any of the following ways:

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote in person at the meeting.   You may vote by attending the PSB special meeting and casting your vote in person.

•
You may authorize a proxy by electronic transmission.   You may authorize a proxy by transmitting or authorizing the transmission of an electronic transmission (via internet or your mobile device) of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. See the specific instructions on the proxy card for voting via the internet or your mobile device.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the date of the PSB special meeting. If you are a shareholder of record as of the PSB record date, you may also cast your vote in person at the PSB special meeting. If you intend to submit your proxy by electronic transmission, your electronic transmission must be received prior to the date of the PSB special meeting. If you plan to attend the PSB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
If you are a beneficial owner (i.e., your shares are held in “street name”), please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you. Your bank, broker or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the PSB special meeting, you must obtain a legal proxy from your bank, broker or other nominee.
Q:
Do PSB directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the PSB board of directors with respect to the merger agreement, you should be aware that PSB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of PSB’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of PSB’s shareholders include, but are not limited to, cash payments and benefits to PSB’s executive officers under their employment agreements or severance agreements, accelerated vesting of shares of restricted stock and options and accelerated payout of certain deferred compensation account balances for PSB’s executive officers and current and former directors in connection with a change in control, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement and Bank First’s agreement to appoint a director of PSB to be determined after closing as a director of Bank First. For a more complete description of these interests, see “The Merger — Interests of PSB’s Directors and Executive Officers in the Merger” beginning on page 61.

Q:
What if I abstain from voting, fail to authorize a proxy or fail to vote in person?

A:
If you mark “ABSTAIN” on your proxy with respect to the PSB merger proposal, fail to authorize a proxy or fail to vote in person at the PSB special meeting or fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the PSB merger proposal and no effect on the PSB adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of PSB stock represented by your proxy will be voted as recommended by the PSB board of directors.

Q:
Can I attend the PSB special meeting and vote my shares in person?

A:
Yes. All holders of PSB stock as of the PSB record date, including shareholders of record and shareholders who hold their shares through any other holder of record, are invited to attend the PSB special meeting. Holders of record of PSB common stock can vote in person at the PSB special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the PSB special meeting. If you plan to attend the PSB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. PSB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the PSB special meeting is prohibited without express written consent of PSB. Whether or not you intend to be present at the PSB special meeting, you are urged to complete, sign, date and return the enclosed proxy card to PSB in the enclosed postage-paid envelope, or by electronic transmission, as soon as possible so your vote will be counted if you later decide not to or are unable to attend the PSB special meeting.

The affirmative vote or consent of the holders of at least two-thirds of the outstanding PSB preferred stock, voting separately as a class, is required to approve the merger agreement. Each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with Bank First and PSB, pursuant to which such holder has agreed to vote all of its shares of PSB preferred stock in favor of the merger agreement.
Q:
Can I change my vote?

A:
If you are a holder of record of PSB common stock, yes. You may revoke your proxy or change your vote at any time prior to the PSB special meeting by: (1) delivering written notice of revocation to the inspector of election or other officer or agent of PSB authorized to tabulate votes at PSB Holdings, Inc., 1905 W Stewart Avenue, Wausau, Wisconsin 54401, Attention: Scott Cattanach, (2) submitting a new proxy card bearing a later date than the date of your original proxy (by mail or electronic transmission) or (3) attending the PSB special meeting and voting in person. Your attendance at the PSB special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the PSB special meeting or deliver a written revocation to PSB prior to the voting of such proxy. If your shares are held in “street name”, you must contact your bank, broker or other nominee and follow its procedures for changing your vote.

If you are a holder of PSB preferred stock, no. By executing the Preferred Stock Redemption Agreement, each PSB preferred holder has agreed to vote all of its shares of PSB preferred stock in favor of the merger agreement.
Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of PSB stock?

A:
Each of Bank First and PSB expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder that receives Bank First shares (including fractional Bank First shares deemed received) in exchange for their PSB common stock in the merger generally will not recognize gain or loss, other than with respect to cash received in lieu of fractional Bank First shares. The obligation of Bank First and PSB to complete the merger is conditioned upon the receipt of an opinion of their respective outside legal counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code.

With respect to U.S. holders of PSB preferred stock (that do not also own PSB common stock), the preferred stock redemption is expected to be treated as a taxable sale or exchange. Accordingly, U.S. holders of PSB preferred stock generally will recognize gain or loss upon the exchange of their PSB preferred stock for the BFC Notes. Any such gain recognized may be eligible for deferral until actual payment on the BFC Notes. Interest payments received on the BFC Notes generally will be includible in the U.S. holder’s gross income as ordinary interest income.

With respect to U.S. holders of both PSB common stock and PSB preferred stock, such a holder generally (i) will not recognize gain or loss on the exchange of its PSB common stock for Bank First shares in the merger, other than with respect to cash received in lieu of fractional Bank First shares and (ii) will recognize gain (but not loss) on the exchange of its PSB preferred stock equal to the lesser of (A) the excess, if any, of the fair market value of the BFC Notes received in the preferred stock redemption over such holder’s adjusted tax basis in its PSB preferred stock and (B) the fair market value of the BFC Notes received in the preferred stock redemption.
For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal tax consequences of the merger to U.S. holders, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 142.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL PSB SHAREHOLDERS. YOUR PARTICULAR TAX CONSEQUENCES WILL DEPEND ON YOUR INDIVIDUAL SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR INDEPENDENT TAX ADVISOR FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.
Q:
Will PSB be required to submit the PSB merger proposal to its shareholders even if the PSB board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the PSB special meeting, PSB is required to submit the PSB merger proposal to its shareholders even if the PSB board of directors has withdrawn or modified its recommendation.

Q:
Are PSB shareholders and PSB preferred shareholders entitled to exercise dissenters’ rights?

A:
Yes. Holders of record of PSB common stock and preferred stock are entitled to exercise dissenters’ rights in connection with the merger, provided that such holders comply with the proper procedures of Subchapter XIII of the Wisconsin Business Corporation Law, or WBCL; however, as a result of entering into the Preferred Stock Redemption Agreements and the voting covenants contained therein, holders of PSB preferred stock will not have dissenters’ rights.

A copy of Subchapter XIII of the WBCL is attached as Annex B to this proxy statement/prospectus. Holders of PSB common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights. The value determined in the appraisal process may be more or less than the value a PSB shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Wisconsin law provisions will result in the loss of the right of appraisal. For further information, see “The Merger Agreement — Dissenters’ Rights” beginning on page 66.
Pursuant to the merger agreement, the merger may not be completed if dissenters’ rights of appraisal are properly asserted with respect to 5% or more of the outstanding shares of PSB common stock.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the PSB merger proposal, or the other proposals to be considered at the PSB special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33. You also should read and carefully consider the risk factors of Bank First contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
Should I send my PSB stock certificates with my proxy card for the PSB special meeting?

A:
No. You should NOT send your PSB stock certificates with your proxy. Bank First, through its appointed exchange agent, will send PSB common shareholders separate instructions for exchanging PSB common stock certificates and PSB common stock held in book-entry form for the merger consideration. You should, however, locate your stock certificates and keep them in a safe place to avoid any delays in receipt of the merger consideration upon completion of the merger.

If you are a holder of PSB preferred stock, you should NOT send your preferred stock certificates with your proxy. Pursuant to the Preferred Stock Redemption Agreement, each preferred shareholder is required to deliver the original stock certificate(s) representing such holder’s shares of PSB preferred stock (or an affidavit of lost certificate in form acceptable to PSB) to PSB at or prior to the closing of the redemption. PSB or Bank First will provide preferred shareholders with separate instructions for surrendering their preferred stock certificates in connection with the redemption. If you have your preferred stock certificate(s), you should locate them and keep them in a safe place. However, if you do not have a preferred stock certificate, you can simply work with PSB (which serves as transfer agent for the preferred stock) to provide the affidavit of lost certificate.
Q:
What should I do if I hold my shares of PSB common stock in book-entry form?

A:
You are not required to take any specific actions to exchange your shares of PSB common stock if your shares are held in book-entry form. After the completion of the merger, shares of PSB common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Bank First common stock in book-entry form and any cash to be paid in lieu of fractional shares in the merger.

Q:
What happens if I sell or transfer ownership of shares of PSB stock after the record date for the PSB special meeting?

A:
The PSB record date is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of PSB common stock after the PSB record date, but prior to completion of the merger, you will retain the right to vote at the PSB special meeting, but the right to receive the merger consideration will transfer with the shares of PSB common stock. To receive the merger consideration, you must hold your shares of PSB common stock through completion of the merger.

If you are a holder of PSB preferred stock, you may not sell, transfer, pledge, assign or otherwise dispose of your shares of PSB preferred stock. Pursuant to the Preferred Stock Redemption Agreement, each PSB preferred holder has agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of any shares of PSB preferred stock until the termination of the Preferred Stock Redemption Agreement. Any transfer or other disposition in violation of these terms will be null and void. In connection with and immediately prior to the closing of the merger, shares of PSB preferred stock will be redeemed by PSB in exchange for promissory notes issued by Bank First to each preferred shareholder as the redemption consideration.
Q:
Whom may I contact if I cannot locate my PSB stock certificate(s)?

A:
If you are a holder of PSB common stock and are unable to locate your original PSB stock certificate(s), you should contact Henry Farrell at Continental Stock Transfer & Trust, at 212-845-3277 or hfarrell@continentalstock.com. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Bank First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate. If you are a holder of PSB preferred stock, you will be required to deliver to PSB an affidavit of lost certificate in form acceptable to PSB at or prior to the closing of the preferred stock redemption.

Q:
What are the conditions to complete the merger?

A:
The obligations of Bank First and PSB to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the PSB merger proposal by PSB common shareholders and approval of the merger by the holders of PSB preferred stock voting separately as a class. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 87.

Q:
When do you expect to complete the merger?

A:
Bank First and PSB expect to complete the merger in the fourth quarter of 2026, subject to customary closing conditions, including regulatory approval and approval of PSB shareholders and PSB preferred shareholders, each voting separately as a class. However, neither Bank First nor PSB can assure you when or if the merger will occur.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of PSB common stock and holders of PSB preferred stock will not receive any consideration for their shares in connection with the merger. Instead, PSB will remain an independent company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by PSB shareholders or the PSB preferred shareholders.

In addition, if the merger agreement is terminated in certain circumstances, PSB may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 89 for a discussion of the circumstances under which termination fees will be required to be paid.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:
Whom should I call with questions?

A:
If you are a PSB shareholder or a PSB preferred shareholder and you have any questions concerning the merger agreement, the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares, please contact Scott Cattanach, President & CEO, at 715-847-4020 or scott.cattanach@bankpeoples.com, or Jessica Brown, Chief Financial Officer, at 715-847-4100 or Jessica.brown@bankpeoples.com.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank First. For a description of this information, please see “Where You Can Find More Information” beginning on page 146. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 95)
Bank First Corporation
402 N. 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association founded in 1894 and headquartered in Manitowoc, Wisconsin. As of March 31, 2026, Bank First had consolidated assets of approximately $6.07 billion, loans of $4.46 billion, deposits of $5.09 billion and shareholders’ equity of $819.85 million. Bank First currently operates 36 banking offices in Wisconsin and three banking offices in Illinois. Bank First, N.A.’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”).
Bank First’s common stock is listed on the Nasdaq Capital Market under the symbol “BFC.”
For additional information about Bank First and its subsidiaries, see “Where You Can Find More Information” on page 146.
PSB Holdings, Inc.
1905 W Stewart Avenue
Wausau, Wisconsin 54401
Attention: Scott Cattanach
Telephone: (715) 842-2191
PSB was incorporated in Wisconsin in November 1994 and owns all of the outstanding shares of common stock of Peoples State Bank, a Wisconsin chartered bank headquartered in Wausau, Wisconsin (which we refer to as “Peoples State Bank”). As of March 31, 2026, PSB had total consolidated assets of $1.50 billion, total net loans of $1.12 billion, total deposits of $1.19 billion and total shareholders’ equity of $133.9 million. PSB operates twelve full-service offices in North Central and Southeastern Wisconsin. Peoples State Bank’s deposits are insured by the FDIC.
PSB’s common stock is traded on the OTCQX Market under the symbols “PSBQ.”
For additional information about PSB and its subsidiaries, see “The Companies — PSB Holdings, Inc.” on page 95 and “PSB Holdings, Inc. Index to Consolidated Financial Statements” on page F-1.
The Merger
The Merger Agreement (page 71)
Bank First and PSB entered into an Agreement and Plan of Merger, dated as of May 19, 2026, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Structure of the Merger (page 71)
Pursuant to the merger agreement, PSB will merge with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, Peoples State Bank, a wholly-owned bank subsidiary of PSB, will merge with and into Bank First’s wholly-owned bank subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
The Merger Consideration (page 72)
If the merger is completed, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3470 of a share (the “exchange ratio”) of Bank First common stock. Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger.
Although the number of shares of Bank First common stock that PSB shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time PSB shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On May 18, 2026, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $143.66 per share, the exchange ratio represented approximately $49.85 in value for each share of PSB common stock to be converted into Bank First common stock. PSB common stock is traded on the OTCQX Market under the symbol “PSBQ”, and the last reported sale price of a PSB share on May 18, 2026, the last full trading date before the merger announcement, was $27.60 per share. At the May 19, 2026 announcement date, the $49.85 PSB merger value represented an 80.6% increase from the last reported sale price of a PSB share on May 18, 2026. Based on the closing sale price of Bank First common stock of $151.78 per share on July 29, 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented approximately $52.67 in value for each share of PSB common stock to be converted into Bank First common stock. The most recent reported closing sale price of PSB common stock on July 29, 2026 was $50.67. We urge you to obtain current market quotations for the price of Bank First common stock (trading symbol “BFC”) and PSB common stock (trading symbol “PSBQ”).
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a PSB shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
The merger consideration is also subject to a downward adjustment based on PSB’s tangible book value at closing. If PSB’s tangible book value (as calculated per the merger agreement) is less than $122,837,000 (which we refer to as the “minimum PSB tangible book value”) at the time of the closing of the merger, then the merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the minimum PSB tangible book value and PSB’s tangible book value at closing.
PSB may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $122.11, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $143.66) is more than 15% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,797.38); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Treatment of PSB Equity Awards (page 73)
Immediately prior to the effective time of the merger, each unvested share of PSB restricted common stock will become fully vested, automatically and without any required action on the part of the holder. At the effective time of the merger, each such share of PSB restricted stock will be cancelled and converted into the right to receive the merger consideration, determined based on the exchange ratio, for the applicable number of shares, without interest and subject to applicable tax withholdings.
At the effective time of the merger, each option to purchase shares of PSB common stock, whether vested or unvested, will become fully vested (to the extent not already vested), will be cancelled automatically (without any required action on the part of the holder), and will be converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of PSB common stock subject to such option and (2) the excess, if any, of (x) the per share cash equivalent consideration (which is equal to the product of the exchange ratio and the volume-weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing) over (y) the exercise price per share of such option, less applicable tax withholdings. Any option with an exercise price equal to or greater than such per share cash equivalent consideration will be cancelled without payment.
All amounts payable with respect to PSB restricted stock and PSB options will be paid as soon as practicable following the effective time of the merger (and in any event within five business days), without interest and subject to applicable tax withholdings.
At the effective time of the merger, each share of PSB common stock held in PSB’s Employee Stock Purchase Plan (including shares purchased on the final purchase date of May 31, 2026) will be cancelled and converted into the right to receive the merger consideration, determined based on the exchange ratio, in the same manner as other outstanding shares of PSB common stock. Such consideration will be delivered without interest and subject to applicable tax withholdings.
All PSB stock plans and related agreements will terminate at the effective time of the merger, and no further rights to acquire PSB common stock or Bank First common stock will remain outstanding.
Treatment of PSB Preferred Stock (page 72)
PSB has authorized and issued 7,200 shares of its 6.75% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share (the “PSB preferred stock”). In connection with and conditioned upon the closing of the merger, each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with PSB and Bank First, pursuant to which, immediately prior to the effective time of the merger, each holder of PSB preferred stock will sell all of such holder’s shares of PSB preferred stock to PSB for the redemption consideration described below (the “preferred stock redemption”).
As consideration for the preferred stock redemption, Bank First will deliver to each holder of PSB preferred stock a promissory note (each, a “BFC Note”) in an original principal amount equal to the number of shares of PSB preferred stock held by such holder multiplied by $1,000 per share (the “per share redemption price”), bearing interest at the fixed rate of 8.83% per annum and maturing on October 1, 2027 (collectively, the “preferred stock consideration”). The BFC Notes are payable quarterly and are subject to acceleration upon the occurrence of certain events of default. Each BFC Note will be executed prior to but effective upon the closing of the merger.
As a condition to entering into the redemption agreements, each holder of PSB preferred stock has agreed to (i) vote all of its shares of PSB preferred stock in favor of the merger agreement and the transactions contemplated thereby, (ii) following its review of this proxy statement/prospectus and all related proxy materials, execute and deliver an irrevocable written consent, in lieu of a meeting of the holders of PSB preferred stock, approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, (iii) waive any and all appraisal rights or dissenters’ rights such holder may have under applicable law in connection with the merger and (iv) not sell, transfer, pledge, assign or otherwise dispose of any shares of PSB preferred stock prior to the closing of the merger. The preferred stock redemption is conditioned upon the occurrence of the merger closing, and the Preferred Stock Redemption Agreements will automatically terminate if the merger closing does not occur on or before December 4, 2026, subject to automatic extension to no later than February 19, 2027.

Upon consummation of the preferred stock redemption, the redeemed shares of PSB preferred stock will be cancelled and will revert to authorized but unissued shares of preferred stock, undesignated as to series. The merger agreement further provides that any shares of PSB common stock or preferred stock held in treasury by PSB or owned by Bank First at the effective time of the merger will be cancelled and retired and will cease to exist.
Procedures for Converting Shares of PSB Common Stock into Merger Consideration (page 74)
Promptly after the effective time of the merger, Bank First’s exchange agent will mail to each holder of record of PSB common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s PSB stock certificate(s) for the merger consideration (including cash in lieu of any fractional shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
The procedures described in this section apply only to shares of PSB common stock. Holders of PSB preferred stock will not exchange their shares of PSB preferred stock for the merger consideration through Bank First’s exchange agent. Instead, pursuant to the Preferred Stock Redemption Agreements, immediately prior to the effective time of the merger, each holder of PSB preferred stock will sell all of such holder’s shares of PSB preferred stock to PSB in exchange for a promissory note issued by Bank First. At or prior to the closing of the preferred stock redemption, each holder of PSB preferred stock will be required to deliver to PSB the original stock certificate(s) representing such holder’s shares of PSB preferred stock, or an affidavit of lost certificate in form acceptable to PSB, together with a stock power endorsed in blank and any other documents PSB may reasonably request to effect the transfer and cancellation of the shares.
Ancillary Agreements to the Merger Agreement
Voting Agreements (page 91)
As a condition to Bank First entering into the merger agreement, all directors and executive officers of PSB who have voting power over shares of PSB common stock entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this proxy statement/prospectus, pursuant to which each such person agreed, among other things, to vote the shares of PSB common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of PSB in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 91)
In addition, as a condition to Bank First entering into the merger agreement, each director of PSB and Peoples State Bank entered into non-competition and non-disclosure agreements with Bank First in the form attached as Exhibit C to the merger agreement attached as Annex A to this proxy statement/prospectus, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of PSB for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Bank First, including not soliciting employees and customers of PSB and (3) for a period of two years following the closing of the merger, not serve as a director or management official of another financial institution in the counties in Wisconsin in which Peoples State Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties, subject to certain exceptions enumerated in the non-competition and non-disclosure agreements.
Claims Letters (page 92)
At the time of the execution of the merger agreement, each director and executive officer of PSB and certain directors and executive officers of Peoples State Bank executed a letter agreement with Bank First in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director and executive officer released and discharged, effective upon the consummation of the merger, PSB and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), from any and all liabilities or claims that the director or executive officer has or claims to have as of the effective time of the merger, with certain exceptions.
Side Letter (page 93)
At the time of execution of the merger agreement, Bank First and PSB entered into a letter agreement, dated May 19, 2026 (the “Side Letter”), relating to certain matters in connection with the timing of the closing of the merger and related provisions. Pursuant to the Side Letter, the parties agreed that the closing of the merger will not occur until December 4, 2026, which is the Friday preceding the earliest practicable conversion date. In consideration of such agreement, the Side Letter provides that, if all required shareholder, regulatory and governmental approvals have been obtained, all statutory waiting periods have expired and all conditions to closing (other than those that can only be satisfied at closing) have been satisfied or waived such that the closing could occur prior to December 4, 2026 (the “default closing date”), then from and after the default closing date, Bank First will be deemed to have waived its right to terminate the merger agreement based on PSB’s material breach of representations or warranties arising after such date, subject to specified exceptions, including breaches that would reasonably be expected to result in a material adverse effect on PSB and material breaches of PSB’s covenants. The Side Letter further provides that, if the closing has not occurred on or before December 4, 2026, PSB will be permitted (but not obligated), immediately prior to the delayed closing date, to declare and pay a one-time special dividend to holders of PSB common stock in an amount equal to $1.00 per share (the “special dividend”). The special dividend will not reduce, and will be excluded from the calculation of, PSB tangible book value, and PSB will not be permitted to declare or pay the special dividend if the delay in closing results from PSB’s material breach of the merger agreement or is otherwise attributable to PSB or its vendors.
Risk Factors (page 33)
Before submitting your proxy or voting at the PSB special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus.
PSB Special Meeting (page 41)
The PSB special meeting will be located at Rib River by Accentu, Inc., 135737 State Hwy 29, Marathon City, Wisconsin, on September 2, 2026, at 2:00 p.m., Central Time. At the PSB special meeting, PSB shareholders will be asked to:
•
approve the PSB merger proposal; and

•
approve the PSB adjournment proposal.

Only holders of record at the close of business on July 27, 2026, the PSB record date, will be entitled to vote at the PSB special meeting. Each outstanding share of PSB common stock is entitled to one vote on each proposal to be considered at the PSB special meeting. As of the PSB record date, there were 4,021,558 shares of PSB common stock entitled to vote at the PSB special meeting. All directors and executive officers of PSB have entered into voting agreements with Bank First, pursuant to which they have agreed, solely in their capacity as PSB shareholders, to vote all of their shares of PSB common stock in favor of the proposals to be presented at the PSB special meeting. As of the PSB record date, the directors and executive officers who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately 331,455 shares of PSB common stock, which represented approximately 8.21% of the shares of PSB common stock outstanding on that date. As of the PSB record date, Bank First did not own or have the right to vote any of the outstanding shares of PSB common stock.
To approve the merger, the holders of at least two-thirds of the outstanding shares of PSB common stock, voting as a separate class, must vote in favor of the PSB merger proposal at the PSB special meeting. In addition, the merger requires the approval of the holders of at least two-thirds of the outstanding shares of PSB preferred stock, voting separately as a class. The required approval of the holders of PSB preferred stock is not being obtained at the PSB special meeting. Instead, each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with Bank First and PSB, pursuant to which such holder has agreed to vote all of its shares of PSB preferred stock in favor of the merger agreement and the transactions contemplated thereby. If you are a holder of PSB common stock, your failure to submit a proxy or vote in person at the PSB special meeting, failure to instruct your bank, broker or other nominee how to vote, or abstention with respect to the PSB merger proposal will have the same effect as a vote against the PSB merger proposal.
Approval of the PSB adjournment proposal by the PSB common shareholders (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on the proposal, meaning that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.
If you mark “ABSTAIN” on your proxy with respect to the PSB merger proposal, fail to authorize a proxy and fail to vote in person at the PSB special meeting, or fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the PSB merger proposal and no effect on the PSB adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.
Recommendation of the PSB Board of Directors (page 51)
PSB’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of PSB and its shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. PSB’s board of directors unanimously recommends that PSB shareholders vote “FOR” the PSB merger proposal and “FOR” the PSB adjournment proposal (if necessary or appropriate). For the factors considered by PSB’s board of directors in reaching its decision to approve the merger, see “The Merger — PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors.”
Board Composition and Management of Bank First after the Merger (page 61)
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, that, no later than the date of Bank First’s 2027 Annual Shareholder Meeting, Bank First will increase the number of directors constituting the Bank First board by one, and will appoint one member of the PSB board of directors, such director to be determined by Bank First in its discretion (the “PSB director”). This appointment is subject to the PSB director meeting Bank First’s director qualifications, complying with Bank First’s corporate governance policies, and qualifying as an “independent director” under Nasdaq rules.
Interests of PSB’s Directors and Executive Officers in the Merger (page 61)
PSB shareholders and PSB preferred shareholders should be aware that PSB’s directors and executive officers (specifically, Scott Cattanach and Jessica Brown) have interests in the merger and have arrangements that are different from, or in addition to, those of PSB shareholders and PSB preferred shareholders generally. These interests and arrangements may create potential conflicts of interest. PSB’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that PSB common shareholders vote in favor of the PSB merger proposal.
These interests include:
•
the executive officers of PSB have employment agreements with PSB that provide for cash payments and other benefits in the event of a qualifying termination of employment in connection with a change in control;

•
The executive officers and current and former directors of PSB and Peoples State Bank will be entitled to additional benefits in connection with the change in control relating to accelerated vesting of restricted stock, accelerated payout of certain deferred compensation account balances and the right to continued indemnification and directors’ and officers’ liability insurance coverage and
•
The executive officers may have current or earlier access to certain retirement benefits.

For a more complete description of these interests, see “The Merger — Interests of PSB’s Directors and Executive Officers in the Merger” beginning on page 61 and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 84.
Dissenters’ Rights (page 66)
If the merger is completed, PSB shareholders who do not vote for the merger and who follow certain procedures as required by Wisconsin law and described in this proxy statement/prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Wisconsin law. If you assert and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Wisconsin law. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Annex B includes the relevant provisions of Wisconsin law regarding these rights. See “The Merger — Dissenters’ Rights” beginning on page 66 of this proxy statement/prospectus. PSB shareholders holding PSB common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights.
As a result of entering into the Preferred Stock Redemption Agreements and the voting covenants contained therein, holders of PSB preferred stock will not have dissenters’ rights or similar rights they may have under applicable law with respect to the merger.
PSB shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of PSB common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
For further information, see “The Merger — Dissenters’ Rights” beginning on page 66.
Pursuant to the merger agreement, Bank First’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 5% of the outstanding shares of PSB common stock.
Conditions to Complete the Merger (page 87)
Currently, Bank First and PSB expect to complete the merger in the fourth quarter of 2026, subject to customary closing conditions, including regulatory approval and approval by PSB’s shareholders. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement by the holders of at least two thirds of the outstanding shares of PSB common stock and two thirds of the outstanding shares of PSB preferred stock, each voting as a separate class entitled to vote at the PSB special meeting;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 5% or more of the outstanding shares of PSB’s common stock exercising their dissenters’ rights;

•
the absence of any material adverse effect in the financial condition, business or results of operations of PSB, Peoples State Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement and

•
the performance by each party of its respective obligations under the merger agreement.

Neither PSB nor Bank First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger.”
Regulatory Approvals Required for the Merger (page 65)
Both Bank First and PSB have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, the Wisconsin Department of Financial Institutions, or the WDFI and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. Bank First and PSB have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals. Although neither Bank First nor PSB knows of any reason why these regulatory approvals cannot be obtained, Bank First and PSB cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
No Solicitation (page 84)
Under the merger agreement, PSB has agreed that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to PSB or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PSB is a party or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining PSB’s required shareholder approval, PSB may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). PSB must notify Bank First promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.

Additionally, prior to obtaining PSB’s required shareholder approval, PSB may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that the failure to take such actions would cause it to violate its fiduciary duties to PSB’s shareholders under applicable law. However, PSB cannot take any of those actions in response to a superior proposal unless it provides Bank First with a five business day period to negotiate in good faith to enable Bank First to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 88)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before December 4, 2026, subject to automatic extension to the Friday before the earliest practicable conversion date if the conversion date is delayed beyond December 4, 2026 but in all cases no later than February 19, 2027 unless the failure to close by such date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of PSB is not obtained at a meeting at which a vote was taken or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, Bank First may terminate the merger agreement in the following circumstances:
•
if PSB fails to comply in all material respects with its obligations pursuant to the non-solicitation covenants;

•
if PSB withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
if PSB materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

•
if PSB approves or recommends an acquisition proposal (other than the merger agreement proposal);

•
if PSB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by Bank First or

•
if PSB resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, PSB may terminate the merger agreement if:
•
PSB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if PSB pays to Bank First an $8,117,163 termination fee or

•
(i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $122.11, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $143.66) is more than 15% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,797.38); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.

Termination Fee (page 89)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal or a change in recommendation by PSB’s board of directors, PSB may be required to pay Bank First a termination fee equal to $8,117,163. This termination fee could discourage other companies from seeking to acquire or merge with PSB.
Expenses and Fees (page 89)
Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 142)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Bank First and PSB to complete the merger that each of Bank First and PSB receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. These opinions, however, will not bind the Internal Revenue Service (“IRS”) or the courts, which could take a contrary view. Based upon the qualification of the merger as a reorganization under the Code, holders of PSB common stock who exchange their shares of PSB common stock for shares of Bank First common stock generally will not recognize gain or loss with respect to the receipt of Bank First common stock in the merger, except with respect to cash received in lieu of fractional shares of Bank First common stock.
With respect to holders of PSB preferred stock (that do not also own PSB common stock), the preferred stock redemption is expected to be treated as a taxable sale or exchange. Accordingly, U.S. holders of PSB preferred stock generally will recognize gain or loss upon the exchange of their PSB preferred stock for the BFC Notes. Any such gain recognized may be eligible for deferral until actual payment on the BFC Notes. Interest payments received on the BFC Notes generally will be includible in the U.S. holder’s gross income as ordinary interest income. Holders of PSB preferred stock are urged to consult their own independent tax advisors regarding the particular tax consequences of the preferred stock redemption.
With respect to U.S. holders of both PSB common stock and PSB preferred stock, such a holder generally (i) will not recognize gain or loss on the exchange of its PSB common stock for Bank First shares in the merger, other than with respect to cash received in lieu of fractional Bank First shares and (ii) will recognize gain (but not loss) on the exchange of its PSB preferred stock equal to the lesser of (A) the excess, if any, of the fair market value of the BFC Notes received in the preferred stock redemption over such holder’s adjusted tax basis in its PSB preferred stock and (B) the fair market value of the BFC Notes received in the preferred stock redemption.
The U.S. federal income tax consequences described above may not apply to all holders of PSB common stock. Your tax consequences will depend on your individual situation. Accordingly, Bank First and PSB strongly urge you to consult your own independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment (page 142)
Bank First will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.

Comparison of Shareholders’ Rights (see page 123)
The rights of holders of PSB common stock are governed by Wisconsin law, as well as PSB’s Second Amended and Restated Articles of Incorporation (which we refer to as the PSB Articles) and PSB’s Amended and Restated Bylaws, as amended (which we refer to as the PSB Bylaws). After completion of the merger, the rights of former PSB shareholders will be governed by Wisconsin law and by Bank First’s Restated Articles of Incorporation (which we refer to as Bank First Articles) and Bank First’s Amended and Restated Bylaws (which we refer to as Bank First Bylaws).
Material differences between the rights of shareholders of PSB and shareholders of Bank First include the process for determining the size of the board of directors, director independence requirements, the classification and term of directors, the ability of shareholders to call special meetings and the procedures for shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of shareholders of PSB and shareholders of Bank First are explained in more detail under the section “Comparison of Shareholders’ Rights” beginning on page 123.
Opinion of PSB’s Financial Advisor (page 53)
On May 19, 2026, Raymond James & Associates, Inc. (“Raymond James”) rendered an opinion to the PSB board of directors to the effect that, as of such date and subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of PSB common stock. The full text of the written opinion of Raymond James is attached as Annex C to this document. PSB shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Raymond James in rendering its opinion.
The opinion of Raymond James is addressed to the PSB board of directors and is directed only to the fairness, from a financial point of view, of the price to be received by the holders of PSB common stock and does not constitute a recommendation to any PSB shareholder as to how such shareholder should vote with respect to the merger or any other matter at the PSB special meeting.
For further information, please see the section entitled “The Merger — Opinion of PSB’s Financial Advisor” beginning on page 53.
Closing and Effective Time of the Merger (see page 71)
The closing date is currently expected to occur in the fourth quarter of 2026, subject to customary closing conditions, including regulatory approval and approval by PSB’s shareholders. Simultaneously with the closing of the merger, Bank First will file articles of merger with the WDFI. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Bank First nor PSB can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and PSB’s shareholder approval will be received.
Trading Markets and Dividends (see page 63)
Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.” PSB’s common stock is traded on the OTCQX Market under the symbol “PSBQ”. PSB’s common stock has traded only sporadically and in limited volume.

The following table sets forth the closing sale prices of Bank First common stock as reported on the Nasdaq Capital Market on May 18, 2026, the last full trading day before the public announcement of the merger agreement, and on July 29, 2026, the latest practicable trading date before the date of this joint proxy statement/prospectus.
	Bank First Common Stock	PSB Common Stock	Implied Value of One Share of PSB Common Stock to be Converted into Bank First Common Stock
May 18, 2026	$143.66	$27.60	$49.85
July 29, 2026	$151.78	$50.67	$52.67
Under the merger agreement, PSB is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends paid in the ordinary course of business and consistent with past practices, without the prior written consent of Bank First. PSB’s ability to pay dividends is also subject to state and federal laws and regulations.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma combined consolidated financial information is presented to illustrate the estimated effects of the previously completed merger of Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre”), with and into Bank First, and the proposed merger of PSB, with and into Bank First, based on the historical financial statements and accounting records of Bank First, Centre and PSB, after giving effect to the merger with Centre and the merger with PSB, including the pro forma adjustments described in the notes below. The unaudited pro forma combined consolidated financial information has been prepared using the acquisition method of accounting. Under this method, Centre’s assets and liabilities as of January 1, 2026, the effective date of the Centre merger, and PSB’s assets and liabilities as of the date of completion of the merger, have been, or will be, recorded at their respective fair values and added to those of Bank First. Any difference between the applicable purchase price and the fair value of the identifiable net assets acquired, including core deposit intangibles, has been, or will be, recorded as goodwill. The goodwill resulting from each acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives recorded, or to be recorded, by Bank First in connection with the Centre merger and the PSB merger will be amortized to expense over their estimated useful lives. The financial statements of Bank First issued after the Centre merger reflect, and the financial statements of Bank First issued after completion of the PSB merger will reflect, the results attributable to the acquired operations of Centre and PSB, respectively, beginning on the applicable date of acquisition.
Effective January 1, 2026, Centre merged with and into Bank First, with Bank First continuing as the surviving corporation, and Centre’s wholly owned subsidiary bank, The First National Bank and Trust Company, merged with and into Bank First’s wholly owned subsidiary bank, Bank First, N.A., with Bank First, N.A. continuing as the surviving bank. Pursuant to the agreement and plan of merger between Bank First and Centre, former Centre shareholders were entitled to receive, for each share of Centre common stock outstanding immediately prior to the effective time of the Centre merger, 0.9200 of a share of Bank First common stock and cash in lieu of fractional shares. Bank First issued approximately 1,382,978 shares of Bank First common stock to former Centre shareholders in connection with the Centre merger. Because the Centre merger was completed on January 1, 2026, Bank First’s audited historical consolidated financial statements for the year ended December 31, 2025 do not include Centre’s financial condition or results of operations.
Pursuant to the merger agreement with PSB, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3470 of a share of Bank First common stock. The unaudited pro forma combined consolidated financial information set forth below and the explanatory notes that follow are based upon assumptions that 4,021,558 shares of PSB common stock (the number of shares outstanding as of June 30, 2026) are outstanding on the closing date of the merger.
The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Bank First and PSB, giving effect to the merger as if it had been consummated on March 31, 2026. Because the Centre merger was completed on January 1, 2026, the assets and liabilities of Centre are reflected in Bank First’s historical consolidated balance sheet for the three months ended March 31, 2026, and no separate pro forma balance sheet adjustment is presented for the Centre merger.
The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2025 and the three months ended March 31, 2026 combine the historical consolidated statements of income of Bank First and PSB and give effect to the merger as if it had been consummated on January 1, 2025. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2025 also gives effect to the Centre merger as if it had been consummated on January 1, 2025, because Centre’s results of operations are not included in Bank First’s audited historical consolidated statement of income for the year ended December 31, 2025. The unaudited pro forma combined consolidated statement of income for the three months ended March 31, 2026 does not include a separate pro forma adjustment for the results of operations of Centre because the Centre merger was completed on January 1, 2026 and Centre’s results of operations for that period are reflected in Bank First’s historical consolidated statement of income for the three months ended March 31, 2026.

The unaudited pro forma combined consolidated financial statements give effect to the acquisition of Centre and the acquisition of PSB as business combinations under U.S. generally accepted accounting principles (“GAAP”). Accordingly, all assets and liabilities of Centre and PSB have been, or will be, recorded at estimated fair value. The unaudited pro forma combined consolidated financial information includes transaction accounting adjustments that reflect the accounting for the Centre merger and the proposed merger with PSB. The unaudited pro forma combined consolidated financial information does not include management’s adjustments, including anticipated cost savings, operating synergies or revenue enhancements. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Bank First’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.
The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for PSB will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of completion of the merger. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures, nor does it include one-time merger-related expenses which will be expensed against income.
Increases or decreases in the estimated fair values of the net assets acquired in the merger as compared with the information shown in the unaudited pro forma combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Bank First’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to PSB’s shareholders’ equity, including results of operations from March 31, 2026 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein. The pro forma calculations shown herein assume a closing price for Bank First common stock of $135.06, which represents the closing price of Bank First common stock on March 31, 2026.
Bank First anticipates that the acquisition of PSB will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Centre and PSB. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.
The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Bank First, Centre and PSB, including the historical financial statements of Centre and the unaudited pro forma combined financial information of Bank First giving effect to the Centre merger, which are incorporated by reference herein.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Bank First common stock or the actual or future results of operations of Bank First for any period. Actual results may be materially different than the pro forma information presented.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET (in Thousands)
FOR THE THREE MONTHS ENDED MARCH 31, 2026
	Bank First Historical, including Centre	PSB Historical	Bank First and PSB Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and Cash equivalents	$398,638	$59,511	$458,149	$(21,400)	(a)	$436,749
Securities Held-to-Maturity	117,929	78,826	196,755	(9,600)	(b)	187,155
Securities Available-for-Sale	483,235	171,107	654,342	—		654,342
Loans Held for Sale	9,751	652	10,403	—		10,403
Loans Receivable, Net of Unearned Income	4,515,626	1,129,220	5,644,846	(20,900)	(c)	5,623,946
Allowance for Credit Losses	(57,067)	(13,131)	(70,198)	(17,869)	(d)	(88,067)
Loans Receivable, Net	4,458,559	1,116,089	5,574,648	(38,769)		5,535,879
Premises and Equipment	93,140	13,160	106,300	—		106,300
Cash Value of Life Insurance	97,275	24,453	121,728	—		121,728
Other Real Estate Owned	3,190	—	3,190	—		3,190
Goodwill	246,370	3,565	249,935	80,435	(e)	330,370
Core Deposit Intangible, net	45,538	266	45,804	28,734	(f)	74,538
Mortgage Servicing Rights	17,484	1,978	19,462	1,600	(g)	21,062
Other Assets	97,904	25,777	123,681	4,400	(h)	128,081
Total Assets	$6,069,013	$1,495,384	$7,564,397	$45,400		$7,609,797
Liabilities
Noninterest Bearing Deposits	$1,496,897	$281,947	$1,778,844	—		$1,778,844
Interest Bearing Deposits	3,589,919	905,082	4,495,001	—		4,495,001
Total Deposits	5,086,816	1,187,029	6,273,845	—		6,273,845
Securities sold under repurchase agreements	—	—	—	—		—
Borrowings	124,845	159,009	283,854	8,000	(i)	291,854
Other Liabilities	37,499	15,478	52,977	—		52,977
Total Liabilities	5,249,160	1,361,516	6,610,676	8,000		6,618,676
Shareholders’ Equity
Total Shareholders’ Equity	819,853	133,868	953,721	37,400	(j)	991,121
Total Liabilities and Shareholders’ Equity	$6,069,013	$1,495,384	$7,564,397	$45,400		$7,609,797

Notes
Bank First historical amounts as of March 31, 2026 include the assets and liabilities of Centre 1 Bancorp, Inc., which Bank First acquired effective January 1, 2026. Accordingly, no separate Centre historical balance sheet column is presented.
(a)
Includes the impact of an estimated $19.0 million (net of tax) in transaction expenses remaining to be incurred as of March 31, 2026, and $2.4 million in cash consideration for outstanding stock options and partial shares.

(b)
Reflects a fair value adjustment related to the held-to-maturity securities portfolio which is carried at adjusted cost on PSB’s balance sheet.

(c)
Reflects an estimate of fair value adjustments for interest rates related to PSB’s loan portfolio which are required under purchase accounting rules (expected to accrete over three years).

(d)
Reflects the reversal of PSB’s allowance for credit losses as well as the establishment of allowance for credit losses for PSB’s loan portfolio as required under GAAP rules for purchase assets.

(e)
It is anticipated that this acquisition will create an additional $84.0 million in goodwill, subject to ongoing impairment analysis. In addition, the goodwill that currently exists on PSB Holding’s balance sheet is eliminated.

(f)
It is anticipated that this acquisition will create an additional $29.0 million in core deposit intangible. We anticipate amortizing this over a ten year period utilizing the sum-of-the-year’s digits method. In addition the core deposit intangible currently on PSB’s balance sheet is eliminated.

(g)
Mortgage servicing rights on PSB’s balance sheet were carried at fair value at origination, then amortized over time. This adjustment reflects the presentation on BFC’s balance sheet at fair value.

(h)
It is anticipated that the entries required by purchase accounting rules will cause a deferred tax asset of $4.4 million.

(i)
It is anticipated that the borrowings held by PSB will be subject to a $1.0 million fair value adjustment. It is also anticipated that PSB’s preferred stock will be redeemed and replaced with $7.2 million in notes payable at closing.

(j)
Reflects $19.0 million (net of tax) needed to pay remaining transaction expenses and $2.4 million for the cash component of the acquisition consideration. Also reflects the redemption of $7.2 million in preferred stock issued by PSB through the issuance of notes payable (see (i)). Finally, reflects the equity impact of the other fair value adjustments required by accounting rules.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED INCOME STATEMENT
(in Thousands, except share and per share amounts)
FOR THE THREE MONTHS ENDED MARCH 31, 2026
	Bank First Historical, including Centre	PSB Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income	$73,605	$19,452	$3,165	(a)	$96,222
Interest Expense	(20,389)	(7,568)	(340)	(b)	(28,297)
Net Interest Income	53,216	11,884	2,825		67,925
Provision for Loan Losses	—	(475)	—		(475)
Noninterest Income	10,532	2,320	—		12,852
Noninterest Expense (d)	(39,056)	(9,798)	(1,025)	(c)	(49,879)
Income before Income Tax Expense	24,692	3,931	1,800		30,423
Income Tax Expense	(4,704)	(495)	(378)	(e)	(5,577)
Net Income	$19,988	$3,436	$1,422		$24,846
Preferred Stock dividends declared	—	(122)	(122)	(f)	—
Net Income available to common shareholders	$19,988	$3,314	$1,544		$24,846
Weighted average common shares outstanding (basic)	11,215,545	4,021,327	1,400,000	(g)	12,615,545
Basic earnings per common share	$1.78	$0.82			$1.97
Weighted average common shares outstanding (diluted)	11,187,262	4,035,295	1,400,000	(g)	12,587,262
Diluted earnings per common share	$1.78	$0.82			$1.97

Notes
Bank First historical amounts for the three months ended March 31, 2026 include the results of operations of Centre 1 Bancorp, Inc. from the January 1, 2026 acquisition date. Accordingly, no separate Centre historical income statement column is presented for this period.
(a)
Adjustment to interest income is based on estimate of accretion of fair market valuation of acquired loans, assuming a 2.9 year average maturity of the portfolio.

(b)
Adjustment to interest expense is based on accretion of the fair market valuation of borrowings recognized over the weighted life of the portfolio as well as added interest expense from the notes payable created through the redemption of PSB’s preferred stock.

(c)
Estimate of amortization of the core deposit intangible of $1.0 million based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.

(d)
While it is anticipated that this transaction will yield opportunities for cost savings through operating synergies, these have not been incorporated into the pro forma adjustments.

(e)
Income taxes were adjusted for the impact of purchase accounting adjustments and merger related expenses being subject to taxability and tax deductibility at Bank First’s estimated statutory effective tax rate of 21%.

(f)
It is anticipated that, as part of the closing, all preferred stock issued by PSB will be redeemed in exchange for notes payable, eliminating preferred share dividends in the pro forma statements.

(g)
Estimated shares to be issued to PSB Holdings shareholders as part of consideration.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED INCOME STATEMENT
(in Thousands, except share and per share amounts)
FOR THE YEAR ENDED DECEMBER 31, 2025
	Bank First Historical	Centre Historical	Pro Forma Adjustments		Bank First Historical, including Centre	PSB Historical	Pro Forma Adjustments		Pro Forma Combined, including PSB and Centre
Interest Income	$221,715	$65,161	$5,435	(a)	$292,311	$76,286	$12,660	(h)	$381,257
Interest Expense	(70,057)	(23,764)	122	(b)	(93,699)	(32,235)	(1,360)	(i)	(127,294)
Net Interest Income	151,658	41,397	5,557		198,612	44,051	11,300		253,963
Provision for Loan Losses	(1,250)	(219)	—		(1,469)	(640)	—		(2,109)
Noninterest Income	22,220	12,862	—		35,082	7,968	—		43,050
Noninterest Expense (e)	(84,458)	(53,073)	(6,919)	(c), (d)	(144,450)	(34,604)	(4,100)	(j)	(183,154)
Income before Income Tax Expense	88,170	967	(1,362)		87,775	16,775	7,200		111,750
Income Tax Expense	(16,674)	863	286	(f)	(15,525)	(2,828)	(1,512)	(f)	(19,865)
Net Income	$71,496	$1,830	$(1,076)		$72,250	$13,947	$5,688		$91,885
Weighted average common shares outstanding (basic)	9,892,125	1,504,324	1,382,940	(g)	11,275,065	4,057,117	1,400,000	(k)	12,675,065
Basic earnings per common share	$7.23	$1.22			$6.41	$3.32			$7.25
Weighted average common shares outstanding (diluted)	9,867,132	1,506,518	1,382,940	(g)	11,250,072	4,063,483	1,400,000	(k)	12,650,072
Diluted earnings per common share	$7.23	$1.22			$6.41	$3.31			$7.25

Notes
Because Bank First’s audited consolidated statement of income for the year ended December 31, 2025 does not include the results of operations of Centre, the unaudited pro forma combined consolidated condensed income statement for the year ended December 31, 2025 includes the historical results of Centre and related transaction accounting adjustments as if the acquisition of Centre had been completed on January 1, 2025. The unaudited pro forma combined consolidated financial information then gives further effect to the PSB merger as if the PSB merger had been completed on January 1, 2025 for income statement purposes.
(a)
Adjustment to interest income is based on estimate of accretion of fair market valuation of acquired loans and investments.

(b)
Adjustment to interest expense is based on accretion of the fair market valuation of time deposits and other borrowings recognized over the remaining life of the instruments.

(c)
Estimate of $5.8 million in amortization of the core deposit intangible based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.

(d)
Represents $6.6 million of pre-close merger related expenses removed from actual operations for 2025 and $7.7 million of post-close merger related expenses added to pro forma operation for 2025.

(e)
While it is anticipated that this transaction will yield opportunities for cost savings through operating synergies, these have not been incorporated into the pro forma adjustments.

(f)
Income taxes were adjusted for the impact of purchase accounting adjustments and merger related expenses being subject to taxability and tax deductibility at Bank First’s estimated statutory effective tax rate of 21%.

(g)
1,382,940 shares of BFC were issued to Centre 1 shareholders as part of consideration.

(h)
Adjustment to interest income is based on estimate of accretion of fair market valuation of acquired loans, assuming a 2.9 year average maturity of the portfolio.

(i)
Adjustment to interest expense is based on accretion of the fair market valuation of borrowings recognized over the weighted life of the portfolio as well as added interest expense from the notes payable created through the redemption of PSB’s preferred stock.

(j)
Estimate of amortization of the core deposit intangible of $4.1 million based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.

(k)
We anticipate issuing 1,400,000 shares of BFC to PSB shareholders as part of consideration.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Bank First, PSB, the completed acquisition of Centre 1 Bancorp, Inc. (“Centre”) and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Bank First, PSB, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; statements regarding the expected financial effects of the merger and the completed acquisition of Centre, including pro forma financial information and assumptions underlying such information; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require PSB to pay a termination fee to Bank First;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite shareholder approvals;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated or adverse to either Bank First or PSB;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of Bank First and PSB will not be integrated successfully, including that such integration may be more difficult, time-consuming or costly than expected;

•
Bank First’s ability to achieve the synergies and value creation contemplated by the proposed merger with PSB and the completed acquisition of Centre;

•
the sufficiency of the assumptions and estimates Bank First or PSB make in establishing reserves for potential credit losses;

•
the expected growth opportunities or cost savings from the merger with PSB or the completed acquisition of Centre may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Bank First’s integration of PSB, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the risk that assumptions and estimates underlying the unaudited pro forma combined consolidated financial information, including assumptions and estimates relating to the completed acquisition of Centre and the proposed merger with PSB, may be inaccurate or may not be realized;

•
the outcome of any legal proceedings that may be instituted against Bank First or PSB or their respective boards of directors;

•
limitations placed on the ability of Bank First and PSB to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on Bank First’s and PSB’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the risk of expansion into new geographic or product markets;

•
the possibility that the costs, fees, expenses, and charges related to the mergers may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities;

•
fluctuations in the market price of Bank First common stock and the related effect on the market value of the merger consideration that PSB shareholders will receive upon completion of the merger;

•
the dilution caused by Bank First’s issuance of additional shares of its common stock in the merger or related to the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which Bank First or PSB are engaged;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting Bank First’s or PSB’s ability to meet their respective obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
general business and economic conditions, either globally, nationally, in the State of Wisconsin or in the specific markets in which Bank First or PSB operate, including the negative impacts and disruptions resulting from the impact of fluctuating interest rates, supply chain challenges and inflation, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically and

•
other factors and risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections herein and detailed from time to time in Bank First’s SEC filings.

These factors are not necessarily all of the factors that could cause Bank First’s, PSB’s or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm Bank First’s, PSB’s or the combined company’s results. Bank First and PSB urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by Bank First and/or PSB.
Any forward-looking statements made in this proxy statement/prospectus are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of Bank First and PSB, and could cause those results to be substantially different from those expressed in any forward-looking statements. Bank First and PSB do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger, the completed acquisition of Centre or other matters addressed in this proxy statement/prospectus and attributable to Bank First, PSB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of Bank First common stock, PSB shareholders will not know at the time of the PSB special meeting the market value of the merger consideration they may receive at the effective time of the merger.
Pursuant to the merger agreement, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3470 of a share of Bank First common stock. The market value of the merger consideration may vary from the market value on the date Bank First and PSB announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the PSB special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Bank First common stock. Any fluctuation in the market price of Bank First common stock after the date of this proxy statement/prospectus will change the value of the shares of Bank First common stock that PSB shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Bank First and PSB, including, but not limited to, general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the PSB special meeting, PSB shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. PSB shareholders should obtain current sale prices for shares of Bank First common stock before voting their shares at the PSB special meeting.
Because the merger agreement allows for adjustments to the merger consideration, the merger consideration holders of PSB common stock receive in the merger may be materially diminished.
The merger agreement calls for the consideration payable to holders of shares of PSB common stock in the merger to be reduced if the tangible book value, as defined in the merger agreement, of PSB at closing of the merger is less than $122,837,000. Management of PSB, using information available to it prior to the execution of the merger agreement believed that PSB would be able to achieve the minimum tangible book value prior to closing. However, the calculation of the tangible book value pursuant to the merger agreement involves a number of factors, including, but not limited to, earnings of PSB prior to closing and other accounting adjustments that may be necessary.
Due to the complexity of the calculation of tangible book value and the uncertainty of the earnings to PSB prior to closing of the merger, there is no guarantee that PSB shareholders will receive the merger consideration. Moreover, there is no requirement that PSB re-solicit shareholder approval if the merger consideration is reduced, and there is no limit on the amount by which it may be reduced. By approving the merger agreement, PSB shareholders are approving the completion of the merger with any downward adjustment in the consideration to be paid to PSB shareholders consistent with the terms of the merger agreement.
The merger and related transactions are subject to approval by PSB shareholders.
The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of at least two-thirds of the outstanding shares of PSB common stock and at least two-thirds of the outstanding shares of PSB preferred stock, each voting separately as a class, entitled to vote thereon. Holders of PSB common stock will vote on the merger agreement and the merger at the PSB special meeting. All holders of PSB preferred stock have entered into Preferred Stock Redemption Agreements with PSB and Bank First, pursuant to which each holder has agreed to vote all of its shares of PSB preferred stock in favor of the merger agreement and the transactions contemplated thereby.

Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of PSB.
If the merger is not completed, the ongoing business of PSB could be adversely affected, and PSB will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
PSB being required, under certain circumstances, to pay to Bank First a termination fee equal to $8,117,163;

•
substantial costs incurred by PSB in connection with the proposed merger, such as legal, accounting, financial advisor, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of PSB stock.
PSB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on PSB. These uncertainties may impair PSB’s ability to attract, retain and motivate strategic personnel until the merger is consummated and could cause customers and others that deal with PSB to seek to change existing business relationships with PSB. Retention of certain employees by PSB may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with PSB or Bank First. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with PSB or Bank First, PSB’s business or the business assumed by Bank First following the merger could be harmed. In addition, PSB has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to PSB.
The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to PSB that might result in greater value to PSB shareholders.
Under the merger agreement, PSB has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page 84. The merger agreement also provides for PSB to pay Bank First a termination fee in the amount of $8,117,163 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 89. These provisions could discourage a potential competing acquirer that might have an interest in acquiring PSB from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
In connection with entering into the merger agreement, each director and executive officer of PSB, in their capacities as PSB shareholders, has entered into voting agreements with Bank First, which require, among other things, that the shareholder party thereto vote all of his or her shares of PSB common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of his or her shares of PSB common stock, subject to certain exceptions. In addition, each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with Bank First and PSB pursuant to which such holder has agreed to vote all of its shares of PSB preferred stock in favor of the merger agreement and the transactions contemplated thereby. For further information, please see the section entitled “Ancillary Agreements to the Merger Agreement.”
The merger agreement contains provisions granting both Bank First and PSB the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to December 4, 2026 (subject to automatic extension to the Friday before the earliest practicable conversion date if the conversion date is delayed beyond December 4, 2026 but in all cases no later than February 19, 2027), and the right of PSB to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the PSB board of directors. Additionally, PSB may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $122.11 and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $143.66) is more than 15% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,797.38); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
If the merger is not completed, the ongoing business of PSB could be adversely affected, and PSB will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions contemplated by the merger agreement.
Bank First and PSB expect the merger to close in the fourth quarter of 2026, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Bank First’s and PSB’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed, and each of Bank First and PSB may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
•
approval of the merger agreement by the holders of at least two-thirds of the outstanding shares of PSB common stock and two-thirds of the outstanding shares of PSB preferred stock, each voting as a separate class, entitled to vote at the PSB special meeting (all holders of PSB preferred stock have agreed to vote in favor of the merger by entering into the Preferred Stock Redemption Agreements);

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 5% or more of the outstanding shares of PSB’s common stock exercising their dissenters’ right;

•
the absence of any material adverse effect in the financial condition, business or results of operations of PSB, Peoples State Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being issued as merger consideration being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either Bank First or PSB may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 87.
Bank First and PSB may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of Bank First and PSB to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Bank First and PSB if the condition is a condition to both parties’ obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Similarly, Bank First may agree to certain modifications to the items included in the calculation of the PSB tangible book value. The boards of directors of Bank First and PSB may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. Bank First and PSB, however, generally do not expect any such waiver to be significant enough to require re-solicitation of PSB shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of PSB shareholders, the companies will have the discretion to complete the merger without seeking further PSB shareholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated or are adverse to Bank First or PSB.
Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities, which include the Federal Reserve Board, the OCC, the WDFI, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by Bank First and PSB or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed. In addition, neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Bank First or PSB. See “The Merger — Regulatory Approvals Required for the Merger” on page 65.
The directors and executive officers of PSB have interests in seeing the merger completed that are different from, or in addition to, those of the other PSB shareholders or PSB preferred shareholders.
The directors and executive officers of PSB have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of PSB generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of PSB to support or approve the merger and the merger agreement. See “The Merger — Interests of PSB Directors and Executive Officers in the Merger” beginning on page 61.
The fairness opinion of PSB’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.
PSB’s board of directors received an opinion from its financial advisor to address the fairness of the merger consideration, from a financial point of view, to the holders of PSB’s common stock as of May 19, 2026. Subsequent changes in the operation and prospects of Bank First or PSB, general market and economic conditions and other factors that may be beyond the control of Bank First or PSB, and on which PSB’s financial advisor’s opinion was based, may significantly alter the value of Bank First or the price of the shares of Bank First common stock by the time the merger is completed. Because PSB does not anticipate asking its advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion that PSB received from its financial advisor, please refer to the sections entitled “The Merger — Opinion of PSB’s Financial Advisor” beginning on page 53.
PSB shareholders who exercise dissenters’ rights may receive less than the value of the merger consideration.
PSB shareholders who properly exercise dissenters’ rights under applicable law may receive a cash payment for their shares based on a judicial determination of fair value. This amount may be less than the value of the merger consideration they would otherwise receive under the merger agreement. See “The Merger — Dissenters’ Rights” for more information.
The merger may be completed even if Bank First or PSB experiences adverse changes in its business.
In general, either Bank First or PSB may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to Bank First or PSB would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on Bank First or PSB, including the following:
•
changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
any failure by PSB or Bank First to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

•
changes in the trading price or trading volume of Bank First common stock (but not including the underlying causes thereof unless otherwise specifically excluded); however, PSB may terminate the merger agreement if (i) the average closing price of Bank First common stock during a specified period prior to closing is less than $122.11 and (ii) Bank First common stock underperforms the Nasdaq Bank Index by more than 15%, unless Bank First elects to make a compensating adjustment to the exchange ratio and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that PSB shareholders may file putative class action lawsuits against the boards of directors of Bank First and/or PSB. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Bank First and PSB. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger and may incur additional expenses related to the completed acquisition of Centre.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of PSB and Bank First. Bank First has also incurred, and may continue to incur, expenses in connection with the completed acquisition of Centre. Although Bank First and PSB have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger and the completed acquisition of Centre could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate PSB’s business with Bank First successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
•
the inability to successfully combine PSB’s business with Bank First in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.

The unaudited pro forma financial information included in this proxy statement/prospectus is illustrative only and may not reflect actual results.
Any pro forma financial statements presented are based on preliminary estimates and assumptions. The unaudited pro forma financial information included in this proxy statement/prospectus gives effect to the proposed merger with PSB and, for certain periods presented, the completed acquisition of Centre. The actual financial condition and results of operations of the combined company may differ materially from those shown in the pro forma financials due to changes in asset valuations, integration costs, purchase accounting adjustments, assumptions regarding the completed acquisition of Centre, or unforeseen liabilities. These differences could affect investor expectations and the market valuation of the combined company. The pro forma financial information is presented for illustrative purposes only and does not purport to represent what Bank First’s actual financial condition or results of operations would have been had the acquisition of Centre or the merger with PSB occurred on the dates assumed, nor is it necessarily indicative of Bank First’s or the combined company’s future financial condition or results of operations.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that PSB or Bank First or, following the merger, the combined company will be able to retain key employees.
PSB shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Bank First than they had on PSB before the merger.
PSB shareholders will have a much smaller percentage ownership interest and effective voting power in Bank First compared to their ownership interest and voting power in PSB prior to the merger. Consequently, PSB shareholders will have significantly less influence on the management and policies of Bank First after the merger than they now have on the management and policies of PSB. If the merger is consummated, current PSB shareholders will own approximately 11.88% of the combined company based upon the number of Bank First shares outstanding as of July 27, 2026. Accordingly, former PSB shareholders will own less than the outstanding voting stock of the combined company than current Bank First shareholders and would, as a result, be outvoted by current Bank First shareholders if such current Bank First shareholders voted together as a group.
Sales of Bank First common stock by PSB shareholders following the merger could negatively impact the stock price.
Shares of Bank First common stock issued to PSB shareholders in the merger will be freely tradable. If a significant number of PSB shareholders choose to sell their shares shortly after the merger, this could create downward pressure on the market price of Bank First common stock. Such sales may also make it more difficult for Bank First to raise capital through equity offerings in the future.
Future capital needs could result in dilution of shareholder investment.
Bank First’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Bank First common stock. New investors may also have rights, preferences and privileges senior to Bank First’s shareholders which may adversely impact its shareholders.
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of Bank First common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Bank First’s or PSB’s results of operations and the market prices of shares of Bank First common stock, including factors relating to Bank First’s completed acquisition. Accordingly, the historical financial results of Bank First and PSB, and the pro forma financial information giving effect to the completed acquisition of Centre, and the historical market prices of shares of Bank First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of Bank First and PSB, including information regarding the completed acquisition of Centre incorporated by reference into this proxy statement/prospectus, and certain risks to consider in connection with evaluating the proposals to be considered at the PSB special meeting, see the documents incorporated by reference by Bank First into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 146.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Bank First and PSB shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Bank First and PSB shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, PSB shareholders who receive shares of Bank First common stock in the merger will have different rights that may be less favorable than their current rights as PSB shareholders.
After the closing of the merger, PSB shareholders who receive shares of Bank First common stock in the merger will have different rights than they currently have as PSB shareholders, which may be less favorable than their current rights as PSB shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of PSB and the rights of a shareholder of the combined company following the merger, see “Comparison of Shareholders’ Rights” beginning on page 123.
Risks Related to Tax
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of Bank First and PSB intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Bank First and PSB to complete the merger is conditioned upon the receipt by each company of a U.S. federal income tax opinion to that effect from their respective legal counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of PSB to Bank First followed by a taxable liquidation of PSB. Generally, the deemed sale of the assets of PSB would result in gain or loss to PSB equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by PSB, and PSB would be subject to corporate income tax on such gain or loss. Generally, the deemed distribution of the merger consideration in the deemed liquidation of PSB would result in taxable gain or loss to the holders of PSB common stock equal to the difference between (1) the fair market value of the merger consideration distributed in respect of their shares of PSB common stock and (2) the tax basis in their shares of such PSB common stock surrendered in exchange therefor. The tax consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own independent tax advisor to determine the particular tax consequences of the merger to you.
Risks Relating Bank First’s Business
You should read and consider risk factors specific to Bank First’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” Bank First’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 146 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

PSB SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of PSB common stock as part of a solicitation of proxies by the PSB board of directors for use at the PSB special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of PSB common stock with information they need to know to be able to vote or instruct their vote to be cast at the PSB special meeting.
General
This section contains information about the special meeting that PSB has called to allow PSB shareholders to vote on the approval of the PSB merger proposal and the PSB adjournment proposal. The PSB board of directors is mailing this proxy statement/prospectus to you, as a PSB shareholder, on or about August 5, 2026. Together with this proxy statement/prospectus, the PSB board of directors is also sending you a notice of the PSB special meeting and a form of proxy that the PSB board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the PSB special meeting.
Date, Time and Place of PSB Special Meeting
The PSB special meeting will be held on September 2, 2026, at 2:00 p.m., Central Time, at Rib River by Accentu, Inc., 135737 State Hwy 29, Marathon City, Wisconsin, subject to any adjournment or postponement thereof.
Matters to be Considered
At the PSB special meeting, the holders of PSB common stock will be asked to consider and vote upon the PSB merger proposal and, if necessary, the PSB adjournment proposal. Completion of the merger is conditioned on, among other things, approval of the PSB merger proposal by the PSB shareholders and the PSB preferred shareholders. No other business may be conducted at the PSB special meeting. At this time, the PSB board of directors is unaware of any other matters that may be presented for action at the PSB special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters.
Proposal One: PSB Merger Proposal
PSB is asking its shareholders to approve the PSB merger proposal. Holders of PSB stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the PSB board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be desirable, advisable and in the best interest of PSB and its shareholders. See “The Merger Agreement” beginning on page 71 and Annex A of this proxy statement/prospectus for a detailed discussion of the merger, including the terms and conditions of the merger agreement, and “The Merger —  PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors” beginning on page 51 of this proxy statement/prospectus for a more detailed discussion of the PSB board of directors’ recommendation.
Proposal Two: PSB Adjournment Proposal
If, at the PSB special meeting, the number of shares of PSB common stock present or represented and voting in favor of the PSB merger proposal is insufficient to approve the PSB merger proposal, PSB may move to adjourn the PSB special meeting to enable the PSB board of directors to solicit additional proxies for approval of the PSB merger proposal. In that event, PSB common shareholders will be asked to vote upon the PSB adjournment proposal and not the PSB merger proposal.

In the PSB adjournment proposal, PSB is asking its common shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the PSB board of directors to adjourn the PSB special meeting to another time and place for the purpose of soliciting additional proxies. If PSB’s common shareholders approve the PSB adjournment proposal, PSB could adjourn the PSB special meeting and any adjourned session of the PSB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from PSB common shareholders who have previously voted. If a quorum is not present at the meeting, the meeting will not be convened to conduct business and neither the PSB merger proposal nor the PSB adjournment proposal will be considered. In the absence of a quorum, PSB may adjourn the meeting to a later date or time to solicit additional proxies.
Recommendation of the PSB Board of Directors
On May 19, 2026, the PSB board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of PSB and its shareholders, and it adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. Accordingly, the PSB board of directors unanimously recommends that PSB shareholders vote “FOR” the PSB merger proposal and, if necessary, vote “FOR” the PSB adjournment proposal.
Record Date and Quorum
July 27, 2026 has been fixed as the record date for the determination of PSB shareholders entitled to notice of, and to vote at, the PSB special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 4,021,558 shares of PSB common stock and entitled to vote at the PSB special meeting, held by approximately 624 common shareholders of record.
A quorum is necessary to transact business at the PSB special meeting. Holders representing at least a majority of the shares entitled to vote on all matters to be voted on at the PSB’s special meeting must be present, in person or represented by proxy, to constitute a quorum. Shares of PSB common stock represented at the PSB special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of PSB common stock is represented at the PSB special meeting, it will be counted for the purpose of determining a quorum not only at the PSB special meeting but also at any adjournment or postponement of the PSB special meeting. In the event that a quorum is not present at the PSB special meeting, it is expected that the PSB special meeting will be adjourned or postponed.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The PSB Merger Proposal.   The affirmative vote of the holders of at least two thirds of the outstanding shares of PSB common stock and two thirds of the outstanding shares of PSB preferred stock, each voting as a separate class, is required to approve the PSB merger proposal. All holders of PSB preferred stock have agreed to vote in favor of the PSB merger proposal pursuant to the Preferred Stock Redemption Agreements. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the PSB merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.
The PSB Adjournment Proposal.   Assuming a quorum is present, approval of the PSB adjournment proposal by the PSB common shareholders (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on the proposal, meaning that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the PSB adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The PSB board of directors encourages you to authorize a proxy to vote your shares of PSB common stock by completing, dating and signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope, or by electronic transmission, so that your voice is heard on these matters. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
Voting and Revocation of Proxies
Proxies, whether submitted by mail or electronic transmission, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the PSB merger proposal and “FOR” the PSB adjournment proposal, if applicable.
If you are a shareholder of record of PSB common stock as of July 27, 2026, the PSB record date, you may vote by proxy before the PSB special meeting in any of the following ways:
•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote in person at the meeting.   You may vote by attending the PSB special meeting and casting your vote in person at the meeting.

•
You may vote by electronic submission.   You may authorize a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. See the specific instructions on the proxy card for voting via the internet or your mobile device.

If you intend to submit your proxy by mail or electronic transmission (via the internet or your mobile device), your completed proxy card or electronic transmission (via internet or your mobile device) must be received prior to the PSB special meeting.
If you are the record holder of PSB common stock, you may revoke your proxy at any time before it is voted at the PSB special meeting by:
•
delivering written notice of revocation to the inspector of election or other officer or agent of PSB authorized to tabulate votes pursuant to the instructions below; or

•
attending the PSB special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: PSB Holdings, Inc., 1905 Stewart Avenue, Wausau, Wisconsin 54401, Attention: Scott Cattanach. Attendance at the PSB special meeting will not, by itself, revoke your proxy unless you give oral notice of revocation during the meeting or deliver a written revocation to the inspector of election or other officer or agent of PSB authorized to tabulate votes. If you hold your shares in street name with a bank, broker or other nominee, you must contact such bank, broker or other nominee for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers or other nominees who hold shares of PSB in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the PSB special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not currently expect any broker non-votes at the PSB special meeting.
If your bank, broker or other nominee holds your shares of PSB common stock in “street name,” your bank, broker or other nominee will vote your shares of PSB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
All directors and executive officers of PSB, solely in their capacity as shareholders of PSB, have entered into voting agreements with Bank First pursuant to which they have agreed to vote their shares of PSB common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the PSB record date, 331,445 shares of PSB common stock, or approximately 8.21% of the outstanding shares of PSB common stock entitled to vote at the PSB special meeting, are bound by the voting agreements. All PSB preferred shareholders, including one PSB director, have entered into Preferred Stock Redemption Agreements with Bank First and PSB under which they have agreed to vote 100% of their PSB preferred stock in favor of the PSB merger proposal.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the PSB board of directors. PSB is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of PSB intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. PSB will reimburse banks, brokers or other nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. PSB has retained Lauren Hill Advisory Group to assist in the solicitation of proxies for the special meeting. PSB expects to pay approximately $25,000-$30,000 plus reimbursement of reasonable out-of-pocket expenses for these services.
All PSB preferred shareholders have entered into Preferred Stock Redemption Agreements with Bank First and PSB. As part of those agreements, they have agreed to vote 100% of their shares of PSB preferred stock in favor of the PSB merger proposal.
Dissenters’ Rights
PSB shareholders are entitled to assert dissenters’ rights with respect to the PSB merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Subchapter XIII of the WBCL. While holders of PSB preferred stock statutorily have the right to dissent from the merger and to receive the fair value of their shares in cash, as a result of entering into the Preferred Stock Redemption Agreements and the voting covenants contained therein, holders of PSB preferred stock will not have dissenters’ rights. Please see “The Merger —  Dissenters’ Rights,” beginning on page 66, and the full text of Subchapter XIII of the WBCL, which is reproduced in full in Annex B to this proxy statement/prospectus, for additional information.
Attending the PSB Special Meeting
All shareholders of PSB as of the PSB record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers or other nominees, are invited to attend the PSB special meeting. If you are not a shareholder of record of PSB common stock as of the PSB record date, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote at the PSB special meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the PSB special meeting is prohibited without PSB’s express written consent.
A PSB shareholder who holds shares in “street name” through a bank, broker or other nominee (which we refer to as a “beneficial owner”) who desires to attend the PSB special meeting must provide proof of beneficial ownership as of the PSB record date, such as a letter from the bank, broker or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the bank, broker or other nominee.

Assistance
If you need assistance in completing your proxy card, have questions regarding PSB’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Scott Cattanach, President & CEO, at 715-847-4020 or scott.cattanach@bankpeoples.com, or Jessica Brown, Chief Financial Officer, at 715-847-4100 or Jessica.brown@bankpeoples.com.com.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of Bank First’s and PSB’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of PSB by Bank First pursuant to the merger of PSB with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, Peoples State Bank, a Wisconsin state-chartered bank and wholly-owned subsidiary of PSB, will be merged with and into Bank First, N.A., a national banking association and wholly-owned bank subsidiary of Bank First, with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
At the effective time of the merger, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3470 of a share of Bank First common stock (the “merger consideration”). Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger. Before deciding how to vote, you should obtain more recent prices of Bank First common stock, which trades on the Nasdaq Capital Market under the symbol “BFC.”
The merger consideration is also subject to a downward adjustment based on PSB’s tangible book value at closing. If PSB’s tangible book value (as calculated per the merger agreement) is less than $122,837,000 (which we refer to as the “minimum PSB tangible book value”) at the time of the closing of the merger, then the merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the minimum PSB tangible book value and PSB’s tangible book value at closing.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a PSB shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
PSB may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $122.11 and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $143.66) is more than 15% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,797.38); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
PSB’s shareholders are being asked to approve the merger agreement and the merger. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of its ongoing consideration and evaluation of PSB’s long-term business strategy, the PSB board of directors has engaged in periodic reviews during which the board discussed PSB’s strategic direction, performance and prospects in the context of trends and developments in the markets that PSB serves, the banking industry and the regulatory environment. As part of these strategic reviews, the PSB board of directors consulted with its financial and legal advisors. Among other things, these discussions have focused on the highly competitive landscape, increased regulatory and technology requirements and recent bank acquisition transactions in Wisconsin and regionally, as well as possible strategic alternatives available to PSB. These included the possibility of acquiring another financial institution or merging with another larger financial institution.
In 2024, PSB and Bank First management had preliminary discussions about possibly merging the two institutions. However, those discussions were discontinued, and the PSB board and the PSB executive leadership developed the current 2025-2028 Strategic Plan, which was approved by the PSB Board in April of 2025 in order to build shareholder value through independent operation. The Strategic Plan was presented to the PSB shareholders at their April 2025 annual meeting.
After the merger discussions were discontinued, PSB’s board continued to consider its strategic growth options. As part of this process, PSB looked for acquisition opportunities. Negotiations and due diligence on a potential acquisition by PSB were ongoing when Bank First approached PSB again about a potential merger in April of 2026. In connection with that potential acquisition, PSB placed an OTC blackout on the trading of its common stock.
Bank First delivered to PSB through its investment banker an unsolicited written offer dated April 20, 2026 to acquire PSB and Peoples State Bank through a stock-for-stock merger. Specifically, the offer was to exchange each outstanding common share of PSB for 0.3457 shares of Bank First common stock, which based on Bank First’s common stock price as of April 17, 2026 was equivalent to $48.70 per share and $198.5 million in aggregate consideration. The indication of interest contained other standard and customary preliminary terms, including a request that PSB would grant Bank First a 60-day exclusivity period during which PSB would not be permitted to discuss a possible transaction with another financial institution and a double trigger-walk-away provision, whereby PSB Holdings could elect to terminate the merger if Bank First’s common stock declined 20% or more and underperformed the Nasdaq Bank Index by 20% or more from the time of signing a definitive agreement to closing. On April 22, 2026, the PSB Holdings board met with representatives of Raymond James (PSB Holdings’ investment banker) to discuss the terms of the proposed offer from Bank First and the status of the existing negotiations with the bank PSB Holdings was separately working to acquire. The Raymond James representatives shared the key elements of the April 20, 2026 non-binding letter of interest with the PSB Holdings board, including a proposed bi-lateral 60-day exclusivity section that would prevent PSB Holdings from continuing discussions and negotiations with the other bank regarding the pending alternate acquisition.
The Raymond James representatives reviewed with the PSB board of directors an outline of the key terms of the proposal and pro forma projections, including impacts from various changes of transaction assumptions. PSB’s CEO shared with the PSB board a high-level overview of Bank First’s business model, which was determined to align with that of PSB. The PSB board discussed other strategic alternatives available to PSB, including proceeding with the current acquisition under negotiation and whether to engage in discussions with other potential acquirers of PSB. The PSB board decided that, given the terms offered by Bank First, it was appropriate to continue discussions with Bank First given the potential greater shareholder value than the other strategic opportunities available to PSB. After weighing numerous factors, the PSB board believed that Bank First was the counterparty most able to provide the highest purchase consideration with the ability to close the deal and continue to meet or exceed PSB’s customers’ needs. The PSB board directed Raymond James to continue discussions with Bank First and to evaluate further certain aspects of the proposed offer. After significant discussion, the board decided to provide Bank First with a counteroffer.
On April 24, 2026, Bank First provided an updated non-binding letter of interest, in which the offer was updated valuing each PSB common share at $50.00 ($203.9 million of aggregate consideration) with a fixed exchange ratio to be set based on the 20-day volume weighted average price prior to executing a definitive merger agreement. The updated letter of interest now would grant Bank First a 30-day exclusivity period instead of 60 days. The PSB board met on the same day to discuss the updated offer. A representative of Raymond James was again available to discuss the updated offer with the PSB board. The Raymond James representative went through the changes made by Bank First, and whether they addressed the concerns of the PSB board articulated at the April 22 meeting. One such change was the selection of a director of PSB to join the Bank First board following the merger. The PSB board decided to counter again to request the double trigger walk-away threshold be lowered from 20% to 15% and so directed Raymond James to proceed. Bank First agreed to the proposed change.
On April 24, 2026, the PSB board approved, and PSB signed, the non-binding letter of intent with Bank First dated April 24, 2026. On April 27, 2026, PSB and Bank First entered into a joint confidentiality agreement.
On April 27, 2026, the PSB board met with Boardman & Clark LLP, PSB’s legal counsel (“Boardman Clark”) to discuss the need to pause the negotiations regarding the potential acquisition by PSB and the reasons for such a pause. The PSB board directed Boardman Clark and Raymond James to communicate a 30-day pause to the potential target. On April 29, 2026, PSB released the potential target from its exclusivity obligations at the request of the potential target.
Once the letter of intent was signed with Bank First, the parties undertook a fulsome due diligence review. Boardman Clark received an initial draft of the proposed representations and warranties PSB would be asked to provide on May 1, 2026 from Alston & Bird LLP, legal counsel for Bank First (which we refer to as “Alston & Bird”). Boardman Clark received from Alston & Bird a draft of the definitive merger agreement on May 6, 2026. That agreement, along with the ancillary bank merger agreement, director and officer voting agreements and non-competition agreements, were negotiated between the parties through May 19, 2026, during which period each party also prepared comprehensive disclosure schedules to be delivered concurrently with the merger agreement.
Bank First and its advisors conducted a comprehensive due diligence process regarding PSB through review of certain requested information and documents provided by PSB through an online data room, including numerous supplemental due diligence requests. On May 15, 2026, Alston & Bird conducted a regulatory due diligence conference call with representatives from PSB and Boardman Clark to discuss PSB’s regulatory standing with its federal and state regulators.
PSB and its advisors conducted reverse due diligence regarding Bank First through review of Bank First’s publicly filed information and other documents and information provided by Bank First through an online data room. PSB engaged in several reverse diligence discussions with representatives from Bank First, covering topics such as documents previously provided to PSB by Bank First, the strategic plan and future growth prospects for Bank First, integration of PSB into Bank First, financial performance, strategic plans specific to PSB’s markets, shareholder liquidity, existing lines of business and potential new lines of business.
During the due diligence and negotiation process, PSB management regularly updated the PSB board on the status. The PSB board met for an informational update on the process on May 15, 2026. Boardman Clark and a Raymond James representative were also in attendance. It was conveyed to the board that the parties were working to announce the transaction in May, and then close the transaction on Friday, December 4th, 2026. The bank conversion would then take place on Monday, December 7th. The representative from Raymond James discussed potential risks to PSB by delaying the closing date until December following a May announcement and noted that PSB’s advisors are evaluating possible approaches to protect PSB and Peoples State Bank. Legal counsel, Raymond James and PSB’s CEO discussed with the PSB board certain terms in the proposed merger agreement, and the required shareholder vote. They conveyed to the board the results of due diligence to date, and the next steps before the final board vote on whether to approve the merger agreement and transactions with Bank First. There was also a lengthy discussion of the ancillary agreements that must be signed at the time of the merger agreement — specifically the claims letter, director and officer voting agreements and non-competition agreements.
Between May 15, 2026 and May 19, 2026, there were further negotiations regarding the merger agreement and lengthy negotiations regarding the ancillary agreements that also involved the directors required to sign those agreements. This process also resulted in two side letters being negotiated. The first addressed PSB’s concerns about the proposed timing of the closing and established terms that will govern if the parties are in a position to close before December 4, 2026 but delay the actual closing until December 4. The second addressed a concern that one director had about the voting agreement in light of the terms, conditions and administration of a family trust that holds shares.

On May 19, 2026, Boardman Clark and representatives of Raymond James met with the board for a detailed review of the final key terms of the definitive transaction documents, including the substantially final draft of the merger agreement, the voting agreements, and the confidentiality, non-solicitation and non-competition agreements. An attorney from Boardman Clark reviewed the final draft of merger agreement, including the final key terms, with the board and answered questions from the directors. The directors discussed with Boardman Clark their fiduciary duties in connection with their review and consideration of the transaction and the terms of the proposed merger with Bank First. Information regarding the board of directors’ fiduciary duties had also been provided and discussed at prior board meetings.
Following this discussion, representatives of Raymond James reviewed the financial aspects of the proposed merger of the mechanics of the exchange ratio and discussed in detail their financial analyses as of the date of the meeting, including those described in the section entitled “The Merger — Opinion of PSB’s Financial Advisor” beginning on page 53. At this meeting, Raymond James delivered an oral opinion to the PSB board of directors (which was confirmed in a written opinion, dated as of May 19, 2026) to the effect that as of May 19, 2026, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of PSB common stock, as in more detail in the section entitled “The Merger — Opinion of PSB’s Financial Advisor” beginning on page 53.
During the meeting, PSB’s management and legal advisors reported on, and the PSB board of directors discussed in detail, the reverse due diligence process undertaken by PSB and its advisors with respect to Bank First. PSB’s management reported favorably regarding the complementary culture and business objectives of Bank First and PSB, noting that the respective customer focus, geographic coverage and historical relationships with borrowers and customers of Bank First and PSB evidenced that the two companies shared a similar business orientation.
Following extensive discussion and after considering the foregoing and the proposed terms of the transaction documents, and taking into account the strategic rationale, financial terms, consideration, integration risk and business rationale of consummating a merger with Bank First, including the factors described in the section entitled “The Merger — PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors,” the PSB board of directors, having determined that the terms of Bank First’s proposal, the related merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of PSB and its shareholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the exchange ratio, at the meeting. The board directed that the merger agreement be submitted to the shareholders of PSB for approval and recommended that they vote in favor of the approval of the merger agreement and the transactions contemplated thereby.
The merger agreement and related documents were executed by the parties on May 19, 2026. The transaction was announced the afternoon of May 19, 2026 in a joint press release issued by Bank First and PSB, and PSB provided a corresponding notice to OTC on the morning of May 20, 2026.
Bank First’s Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of Bank First common stock as the merger consideration, the Bank First board of directors considered a number of factors, including the following material factors:
•
each of Bank First’s and PSB’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

•
PSB’s established presence in Wisconsin, which will add increased scale and density for Bank First in Wisconsin;

•
the opportunity to add seasoned bankers in PSB’s markets and strengthen Bank First’s presence and leadership throughout Wisconsin;

•
the potential to broaden the scale of Bank First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and geographic footprint;

•
the merger consideration and the other amounts to be paid or incurred in connection with the merger;

•
the impact of the issuance of Bank First common stock in the merger on the existing shareholders of Bank First, including the expected earnback period for the resulting dilution;

•
the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of Bank First following the merger;

•
the anticipated benefits resulting from the expected larger market capitalization of Bank First resulting from the merger;

•
the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

•
its understanding of the current and prospective environment in which Bank First and PSB operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Bank First both with and without the proposed transaction;

•
its review and discussions with Bank First’s management concerning the due diligence investigation of PSB, including its review of PSB’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
the structure of the transaction as a combination in which the combined company would operate under the Bank First brand and Bank First’s board of directors and management would have substantial participation in the combined company;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
Bank First’s successful track record of creating shareholder value through past acquisitions, including Bank First’s proven experience in successfully integrating acquired businesses and retaining key personnel, and Bank First’s management’s belief that it will be able to successfully integrate PSB with Bank First; and

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of PSB’s business between the date of the merger agreement and the date of completion of the merger.

Bank First’s board of directors also considered potential risks relating to the merger including the following:
•
Bank First management’s attention and Bank First resources may be diverted from the operation of Bank First’s business and towards the completion of the merger;

•
Bank First may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships and minimal disruption in the integration of PSB’s operations with Bank First;

•
the nature and amount of payments and other benefits to be received by PSB management in connection with the merger pursuant to existing PSB plans and compensation arrangements and the merger agreement;

•
the impact of the dilution resulting from the stock issuance on Bank First’s current shareholders, and the ability of Bank First to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

•
the possibility of encountering difficulties in completing the merger;

•
the possibility of encountering difficulties in successfully integrating PSB’s business, operations and workforce with those of Bank First;

•
the substantial costs that Bank First will incur in connection with the merger even if it is not consummated;

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•
the possibility of litigation in connection with the merger;

•
the possibility of negative investor perception of the merger, including as a result of the perceived heightened risk associated with a merger of this size and

•
other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 33.

The foregoing discussion of the factors considered by the Bank First board of directors is not intended to be exhaustive but, rather, includes the material factors primarily considered by the Bank First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, the Bank First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Bank First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Bank First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 30.
PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors
After careful consideration, at its meeting on May 19, 2026, the PSB board of directors determined that the merger is in the best interests of PSB and its shareholders and that the price to be received in the merger is fair to the PSB shareholders. Accordingly, the PSB board of directors unanimously approved the merger agreement and recommended that the PSB shareholders vote “FOR” the PSB merger proposal.
In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the PSB board of directors evaluated the merger and the merger agreement, in consultation with PSB’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:
•
the PSB board of directors’ assessment of the strategic options available to PSB and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for PSB’s shareholders than the value to be paid by Bank First in the merger;

•
the financial and other terms of the merger agreement, including the value received from Bank First’s common stock to be issued in the merger, which represented an 80.6% premium over the closing price of PSB’s common stock on May 18, 2026;

•
the financial presentation and fairness opinion, dated May 19, 2026, of Raymond James, PSB’s independent financial advisor, to the PSB board of directors, to the effect that, as of such date and subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of PSB common stock, as more fully described under “The Merger — Opinion of PSB’s Financial Advisor” beginning on page 53;

•
the PSB board of directors’ familiarity with and review of Bank First’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

•
each of PSB’s, Bank First’s and the combined company’s business, operations, management, financial condition, asset quality, earnings and prospects;

•
the current and prospective environment in which PSB operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

•
the increased liquidity of the Bank First common stock as listed on the Nasdaq Capital Market, contrasted with the relative illiquidity of the PSB common stock traded on the OTCQX market;

•
the expectation that PSB shareholders would have the opportunity to participate in future growth of the combined company;

•
the expectation that PSB shareholders would continue to receive regularly growing cash dividends;

•
the potential for stock appreciation in the combined company for PSB shareholders;

•
the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth, helping to further service PSB’s customer base and communities;

•
customer access to a broader array of financial products and services, including property and casualty insurance products, trust and wealth management services and other capabilities that are not currently available, or are available only on a more limited basis; the opportunities for advancement in the combined company for existing PSB employees;

•
the likelihood that opportunities for PSB to achieve significant growth through acquisitions may be limited by, among other factors, the comparatively lower valuation of PSB common stock relative to many potential acquisition currencies, competition for attractive acquisition targets and the limited number of acquisition opportunities that meets the board’s strategic and financial criteria;

•
its review and discussions with PSB’s management concerning the due diligence investigation of Bank First;

•
Bank First’s reputation in the communities that it serves and Bank First’s familiarity with PSB’s existing markets;

•
the strategic fit between the parties;

•
the potential synergies expected from the merger and

•
the expected tax treatment of the merger as a tax-free reorganization under the Internal Revenue Code.

The PSB board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the potential risks associated with 100% of the merger consideration being paid through the issuance of shares of Bank First common stock and any decrease in the market price of Bank First common stock will result in a reduction in the aggregate merger consideration received by PSB shareholders;

•
the potential risk of diverting management attention and resources from the day-to-day operation of PSB’s business and towards the completion of the merger;

•
the potential risk of discontinuing negotiations with the potential target with whom PSB was working to consummate an acquisition;

•
the potential risk that uncertainty during the period between signing and closing could result in the loss of customers, deposits and key employees prior to the consummation of the merger;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the possibility that the merger might not be consummated and the effect of the resulting public announcement of the termination of the merger on, among other things, the operations of PSB;

•
that PSB’s directors and executive officers have interests in the merger that are different from or in addition to those the holders of PSB common stock generally, as described in the section “The Merger — Interests of PSB’s Directors and Executive Officers in the Merger” beginning on page 61;

•
the merger agreement provisions generally requiring PSB to conduct its business in the ordinary course and the other restrictions on the conduct of PSB’s business prior to consummation of the merger, which may delay or prevent PSB from undertaking business opportunities that may arise pending consummation of the merger;

•
expected benefits and synergies sought in the merger, including cost savings and Bank First’s ability to successfully market its products and services to PSB’s customers, may not be realized within the expected time period, or at all;

•
the challenges of integrating the businesses, operations and employees of PSB and Bank First;

•
certain provisions of the merger agreement prohibit PSB from soliciting, and limit its ability to respond to, proposals for alternative strategic transactions;

•
the risks of announcing an intended transaction with Bank First in May with an anticipated closing date in December;

•
the possible effects on PSB should the parties fail to consummate the merger, including the possible effects on PSB’s business and opportunity costs;

•
that Bank First has a right to an $8,117,163 termination fee if the merger agreement is terminated in certain circumstances and

•
that PSB shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger.

The foregoing discussion of the information and factors considered by the PSB board of directors is not intended to be exhaustive, but to include a description of material factors considered by the PSB board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger, the PSB board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PSB board considered all these factors as a whole, including discussions with, and questioning of, PSB’s management and PSB’s independent financial and legal advisors and overall considered the factors to be favorable to, and to support, its determination.
The PSB board of directors unanimously recommends that PSB shareholders vote “FOR” the PSB merger proposal and “FOR” the PSB adjournment proposal. PSB shareholders should be aware that PSB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other PSB shareholders. The PSB board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the PSB merger proposal be approved by the PSB shareholders. See “The Merger — Interests of PSB’s Directors and Executive Officers in the Merger” beginning on page 61 and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 84.
This summary of the reasoning of the PSB board and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
Opinion of PSB’s Financial Advisor
PSB retained Raymond James as its financial advisor on May 5, 2026. PSB selected Raymond James as its financial advisor because it is a globally recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the PSB board of directors requested that Raymond James evaluate and deliver an opinion regarding the fairness, from a financial point of view, to the holders of PSB common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.
On May 19, 2026, representatives of Raymond James rendered Raymond James’ oral opinion to the PSB board of directors (solely in its members’ capacity as directors), which was subsequently confirmed by delivery of a written opinion to the PSB board of directors dated May 19, 2026, that, as of such date, the merger consideration to be received by the holders of PSB common stock in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated May 19, 2026, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein. Any summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of PSB common stock are urged to read the entire opinion carefully and in its entirety in connection with their consideration of the merger consideration. Raymond James’ opinion speaks only as of the date of such opinion and does not reflect any developments that may occur or have occurred after the date of its opinion and prior to the completion of the merger.
Raymond James provided its opinion for the information of the PSB board of directors (solely in its members’ capacity as directors) in connection with, and for purposes of, the PSB board of directors’ consideration of the merger consideration to be received by holders of PSB common stock in the merger pursuant to the merger agreement and its opinion only addressed whether the merger consideration in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of PSB common stock as of the date of the opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby or the consideration to be received by holders of PSB preferred stock. The Raymond James opinion did not constitute a recommendation to the PSB board of directors or to any PSB or Bank First shareholder as to how the PSB board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.
In connection with its review of the proposed merger and the preparation of its opinion, Raymond James reviewed, analyzed and relied upon information bearing upon the financial and operating condition of PSB, including, among other things:
•
the financial terms and conditions as stated in the final Agreement and Plan of Merger, dated as of May 19, 2026;

•
certain information related to the historical condition and prospects of PSB, as made available to Raymond James by or on behalf of PSB, including, but not limited to, financial projections prepared by the management of PSB for the periods ending December 31, 2026 through 2031 as approved for Raymond James’ use by management of PSB (the “Projections”);

•
PSB’s audited financial statements for years ended December 31, 2025, December 31, 2024 and December 31, 2023 and unaudited consolidated financial statements for the quarterly period ended March 31, 2026;

•
PSB’s recent public filings and certain other publicly available information regarding PSB;

•
the financial and operating performance of PSB and those of other selected public companies that Raymond James deemed to be relevant;

•
certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•
the current and historical market prices for the shares of Bank First common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•
such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•
a certificate addressed to Raymond James from a member of senior management of PSB regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of PSB; and

•
discussions with members of the senior management of PSB certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of PSB and the financial condition and future prospects and operations of PSB.

With PSB’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of PSB or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which PSB is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which PSB is a party or may be subject. With PSB’s consent, Raymond James’ opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of PSB or Bank First. Raymond James is not an expert in generally accepted accounting principles in the United States (GAAP) in general and also specifically regarding the evaluation of credit portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves are in the aggregate adequate to cover such losses.
With PSB’s consent, Raymond James assumed that the Projections and such other information and data provided to or otherwise reviewed by or discussed with Raymond James had been reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of the management of PSB, and Raymond James relied upon PSB to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based.
Raymond James assumed that the final form of the merger agreement would be substantially similar to the execution form dated May 19, 2026, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to Raymond James’ analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, PSB or Bank First that would be material to Raymond James’ analyses or its opinion.
Raymond James’ opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of May 18, 2026. The credit, financial and stock markets have been experiencing unusual volatility arising from factors that are outside the control of the parties to the merger (including, without limitation, general economic conditions and uncertainty, global tensions and political unrest, prevailing interest rates and inflation, tariffs and government responses or nonresponses to the foregoing) and Raymond James expressed no opinion or view as to any potential effects of such volatility on the Merger, PSB, or Bank First. Although subsequent developments may occur, Raymond James is under no obligation to update, revise or reaffirm its analyses or its opinion. Raymond

James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of PSB since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James provided advice to PSB with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. The opinion of Raymond James did not express any opinion as to the likely trading range of Bank First’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Bank First at that time. The opinion of Raymond James was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of PSB common stock in the merger pursuant to the merger agreement.
Raymond James expressed no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the PSB board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of PSB, on the fact that PSB was assisted by legal, accounting, regulatory and tax advisors and, with the consent of PSB, relied upon and assumed the accuracy and completeness of the assessments by PSB and its advisors as to all legal, accounting, regulatory and tax matters with respect to PSB, Bank First and the merger, including, without limitation, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating its opinion, Raymond James considered only what Raymond James understood to be the merger consideration to be received by holders of PSB common stock in the merger pursuant to the merger agreement, and Raymond James did not consider and its opinion did not address the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of PSB’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid to the holders of PSB common stock or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors, or other constituencies of PSB, or to any other party, except and only to the extent expressly set forth in the last sentence of Raymond James’ opinion or (2) the fairness of the merger to any one class or group of PSB’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of PSB’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of PSB or Bank First or the ability of PSB or Bank First to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the PSB board of directors on May 19, 2026, which analyses were considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to PSB, Bank First or the contemplated transaction.
Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis of PSB based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2030 as the final year for the analysis and applied forward multiples, ranging from 9.0x to 13.0x, to calendar year 2031 adjusted net income in order to derive a range of terminal values for PSB in 2030.

Raymond James assumed discount rates ranging from 13.5% to 15.5%. Raymond James arrived at its discount rate ranges by using the modified capital asset pricing model (“CAPM”) methodology as presented in the U.S. Cost of Capital Navigator by Kroll, LLC. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis by applying the lowest terminal multiple and highest discount rate to calculate the lowest implied price per share, and by applying the highest terminal multiple and lowest discount rate to calculate the highest implied price per share. The results of the discounted cash flow analysis relative to the implied per share value of the merger consideration are summarized in the table below:
	Implied Per Share Value
	Low	High
Price per Share	$35.53	$49.41
Merger Consideration in the Merger	$49.85
Selected Companies Analysis.   Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. For PSB, Raymond James analyzed the relative valuation multiples of seven publicly traded depository institutions that satisfied the following criteria: (i) traded over the Nasdaq, NYSE, or NYSEAM stock exchanges; (ii) headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (iii) had total assets between $1.0 billion and $2.0 billion; and (iv) had LTM return on average assets between 0.70% and 1.50% as calculated by S&P Capital IQ Pro. This group excluded companies that were targets of announced mergers and acquisitions.
Information for the comparable institutions was based on the most recently available balance sheet and income statement data and on a consolidated basis where available, otherwise on bank-level data. The selected companies (and respective valuation metrics) that Raymond James deemed relevant included the following:
Selected Companies for PSB	Price / TBVPS	Price / LTM EPS
Hawthorn Bancshares, Inc.	140%	10.2x
Citizens Community Bancorp, Inc.	124%	13.4x
Ohio Valley Banc Corp.	131%	13.9x
Landmark Bancorp, Inc.	132%	8.8x
SB Financial Group, Inc.	117%	8.4x
Richmond Mutual Bancorporation, Inc.	102%	11.2x
First Capital, Inc.	140%	10.5x
Raymond James calculated various financial multiples for each selected public company, including price per share at close on May 18, 2026 compared to: (i) tangible book value (“TBV”) per share; and (ii) LTM earnings per share (“EPS”) as calculated by S&P Capital IQ Pro. Raymond James reviewed the 25th percentile, mean, median and 75th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for PSB are summarized below:
	25th Percentile	Mean	Median	75th Percentile
TBV per Share	121%	127%	131%	136%
LTM EPS	9.5x	10.9x	10.5x	12.3x
Furthermore, Raymond James applied the 25th percentile, mean, median and 75th percentile relative valuation multiples to corresponding financial data for PSB to calculate a range of implied per share values for each valuation multiple. The results of the selected companies analysis relative to the implied per share value of the merger consideration are summarized below:
	Implied Per Share Value
	25th Percentile	Mean	Median	75th Percentile
TBV per Share	$36.87	$38.70	$40.01	$41.57
LTM EPS	$33.73	$38.71	$37.31	$43.64
Merger Consideration in the Merger	$49.85
Selected Transactions Analysis.   Raymond James also analyzed publicly available information relating to selected regional transactions announced since January 1, 2025 involving bank targets headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin with (i) total assets between $1.0 billion and $2.0 billion, and (ii) LTM ROAA between 0.70% and 1.50% at the announcement date. Raymond James also analyzed publicly available information relating to selected national transactions announced since January 1, 2025 involving bank targets headquartered in the United States with (i) total assets between $1.0 billion and $2.0 billion, and (ii) LTM ROAA between 0.70% and 1.50% at the announcement date. In each group, transactions without publicly disclosed pricing and mergers of equals were excluded. Merger information was based on financial data available at the time of the announcement of the transaction and presented on a consolidated basis where available; otherwise, it was based on bank-level data.
Regional Transactions
Date Announced	Acquiror	Target	DV/TBV	DV/LTM Net Income	Core Deposit Premium
4/29/2026	OppFi Inc.	BNCCORP, Inc.	121%	14.7x	2.6%
10/30/2025	First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.	110%	10.6x	0.9%
10/22/2025	Farmers National Banc Corp.	Middlefield Banc Corp.	162%	14.0x	7.6%
10/20/2025	HBT Financial, Inc.	CNB Bank Shares, Inc.	120%	10.5x	4.1%
9/2/2025	Equity Bancshares, Inc.	Frontier Holdings, LLC	117%	7.3x	3.0%
National Transactions
Date Announced	Acquiror	Target	DV/TBV	DV/LTM Net Income	Core Deposit Premium
4/30/2026	Banner Corporation	Pacific Financial Corporation	156%	14.4x	6.2%
4/29/2026	OppFi Inc.	BNCCORP, Inc.	121%	14.7x	2.6%
12/29/2025	Credicorp Ltd.	Helm Bank USA	169%	19.1x	10.4%
12/17/2025	Community West Bancshares	United Security Bancshares	144%	16.9x	5.8%
10/30/2025	First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.	110%	10.6x	0.9%
10/22/2025	Third Coast Bancshares, Inc.	Keystone Bancshares, Inc.	130%	14.4x	4.6%
10/22/2025	Farmers National Banc Corp.	Middlefield Banc Corp.	162%	14.0x	7.6%
10/20/2025	HBT Financial, Inc.	CNB Bank Shares, Inc.	120%	10.5x	4.1%
9/2/2025	Equity Bancshares, Inc.	Frontier Holdings, LLC	117%	7.3x	3.0%
1/13/2025	Glacier Bancorp, Inc.	Bank of Idaho Holding Company	197%	18.1x	12.5%
Raymond James examined valuation multiples of transaction value compared to the target companies’: (i) most recent quarter TBV at announcement; (ii) LTM net income at announcement; and (iii) premium to most recent quarter core deposits (defined as total deposits less time deposits greater than $100,000) at announcement. Raymond James applied the 25th percentile, mean, median and 75th percentile TBV multiple, LTM net income multiple, and core deposit premium to the corresponding PSB metrics to create the range of implied per share values for each metric. The results of the selected transactions analysis relative to the implied per share value of the merger consideration are summarized below:
Regional Transactions
(dollars in thousands)	Implied Deal Metric	Selected Transactions Statistics				Implied Per Share Value
		25th Percentile	Mean	Median	75th Percentile	25th Percentile	Mean	Median	75th Percentile
TBV	165%	117%	126%	120%	121%	$35.60	$38.19	$36.36	$36.79
LTM Net Income	13.7x	10.5x	11.4x	10.6x	14.0x	$38.19	$41.66	$38.60	$51.08
Core Deposit Premium	8.1%	2.6%	3.6%	3.0%	4.1%	$36.54	$39.09	$37.65	$40.18
Merger Consideration in the Merger							$49.85
National Transactions
(dollars in thousands)	Implied Deal Metric	Selected Transactions Statistics				Implied Per Share Value
		25th Percentile	Mean	Median	75th Percentile	25th Percentile	Mean	Median	75th Percentile
TBV	165%	120%	143%	137%	161%	$36.47	$43.12	$41.49	$48.49
LTM Net Income	13.7x	11.4x	14.0x	14.4x	16.3x	$41.72	$50.91	$52.33	$59.39
Core Deposit Premium	8.1%	3.3%	5.8%	5.2%	7.2%	$38.28	$44.23	$42.95	$47.81
Merger Consideration in the Merger							$49.85
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of PSB.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of PSB. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the PSB board of directors (solely in its members’ capacity as directors) and were prepared solely as part of the analysis of Raymond James regarding the fairness, from a financial point of view, to the holders of PSB common stock of the merger consideration to be received in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the PSB board of directors in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the PSB board of directors’ or PSB management’s views with respect to PSB, Bank First, or the merger. PSB placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
For services rendered in connection with the delivery of its opinion, PSB paid Raymond James a fee of $300,000 upon delivery of its opinion. PSB will also pay Raymond James a customary fee for advisory services in connection with the merger equal to approximately $3.1 million (less both the fee paid upon the delivery of its opinion and the $100,000 retainer paid to Raymond James upon its engagement by PSB), which is contingent upon the closing of the merger. PSB also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the two years preceding the date of its opinion, Raymond James and its affiliates have provided PSB with fixed income and private client group services for which Raymond James received customary compensation. Other than in connection with the proposed merger, in the two years preceding the date of its opinion, Raymond James has provided investment banking and financial advisory services to PSB for which it received aggregate compensation of $25,000. In the two years preceding the date of its Opinion, Raymond James has not provided any services to Bank First for which it received compensation. In the ordinary course of business, Raymond James may trade in the securities of PSB and Bank First for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to PSB and/or Bank First or other participants in the merger in the future, for which Raymond James may receive compensation.
Certain Unaudited Prospective Financial Information of PSB
PSB does not as a matter of course make public projections as to future sales, earnings or other results. In connection with the merger, however, PSB’s management prepared certain prospective financial information to present certain unaudited prospective financial information regarding PSB’s future operations for the years 2026 through 2030 (which we refer to as the “PSB projections”). This prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with recognized accounting standards or guidelines, but, in the view of the PSB’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of PSB. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither PSB’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The PSB projections, which were prepared by PSB’s management, were prepared solely for internal use and are subjective in many respects. The PSB projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of PSB, all of which are difficult to predict and many of which are beyond the control of PSB. The PSB projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. PSB can give no assurance that the PSB projections and the underlying estimates and assumptions will be realized. In addition, because the PSB projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the PSB projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of PSB, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described under the headings “Risk Factors” and “Special Cautionary Note Regarding Forward-Looking Statements.”
Furthermore, the PSB projections do not consider any circumstances or events occurring after the date they were prepared. PSB can give no assurance that, had the PSB projections been prepared as of the date of this proxy statement/prospectus or any later date, similar estimates and assumptions would be used. Neither PSB nor Bank First intend to, and each disclaims any obligation to, make publicly available any update or other revision to the PSB projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The PSB projections do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on PSB of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the PSB projections do not consider the effect of any possible failure of the merger to occur. None of PSB, Bank First or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of PSB or Bank First, or any other person, regarding Bank First’s actual performance compared to the information contained in the PSB projections or that projected results will be achieved.
In light of the foregoing and considering that the PSB special meeting will be held several months after the PSB projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders of PSB are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger and the merger agreement.
The following prospective financial information was approved by PSB’s management for use by Raymond James in connection with Raymond James performing its financial analyses with respect to PSB on a standalone basis:
	Full Year Ended:
Dollars in thousands ($000)	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Tangible Assets	$1,533,203	$1,595,500	$1,656,945	$1,721,500	$1,789,303
Tangible Common Equity	$132,326	$145,542	$160,238	$176,499	$194,316
Net Income	$14,911	$16,188	$17,828	$19,604	$21,355
Aggregate Dividends	$2,895	$3,056	$3,216	$3,377	$3,538
Board Composition and Management of Bank First after the Merger
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, that, no later than the date of Bank First’s 2027 Annual Shareholder Meeting, Bank First will increase the number of directors constituting the Bank First board by one, and will appoint one member of the PSB board of directors, such director to be determined by Bank First in its discretion (the “PSB director”). This appointment is subject to the PSB director meeting Bank First’s director qualifications, complying with Bank First’s corporate governance policies, and qualifying as an “independent director” under Nasdaq rules.
Information regarding the executive officers and directors of Bank First is contained in documents filed by Bank First with the SEC and incorporated by reference into this proxy statement/prospectus, including Bank First’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 annual meeting, filed with the SEC on February 27, 2026 and April 24, 2026, respectively. See “Where You Can Find More Information” and “Additional Information.”
Interests of PSB’s Directors and Executive Officers in the Merger
In considering the recommendation of the PSB board of directors to approve and adopt the merger agreement, PSB shareholders should be aware that PSB’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of PSB shareholders generally. The PSB board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to PSB shareholders that the PSB merger proposal be approved and adopted. These interests include those described below. For purposes of this compensation-related disclosure, PSB’s executive officers are Scott Cattanach — CEO & President; and Jessica Brown — Chief Financial Officer.

Executive Agreements
Peoples State Bank entered into various agreements with, and provides certain benefits to, its executive officers which provide the executives with the opportunity for severance protection and other benefits in connection with a change in control.
Peoples State Bank is a party to employment agreements with Mr. Cattanach and Ms. Brown. Each of the employment agreement have a 24 month term and provide for certain minimum compensation levels, as well as termination benefits for certain termination scenarios. Pursuant to his employment agreement, if Mr. Cattanach is terminated without “good cause” or resigns for “good reason” within 24 months following a change in control, he will be entitled to severance in an amount equal to a 300% of his annual compensation (which includes the average last three years annual bonus and a COBRA family coverage subsidy of the employer portion of COBRA for 18 months). Pursuant to her employment agreement, if Ms. Brown is terminated without “good cause” or resigns for “good reason” prior within 24 months following a change in control, she will receive 100% of her annual compensation (which includes the average last three years annual bonus and a COBRA family coverage subsidy of the employer portion of COBRA for 18 months). Any severance payments are predicated upon receipt and non-revocation of a release of any claims from the employee. In addition, the executives have agreed to comply with certain restrictive covenants, including covenants regarding non-competition and non-solicitation of customers and employees that apply following termination of employment. The merger will constitute a change in control for purpose of the employment agreements. The aggregate severance payments, including the COBRA subsidy, to the executive officers, assuming that the completion of the merger and their subsequent termination of employment occurs on December 4, 2026, is anticipated to be approximately $1,801,800, less applicable tax withholdings.
Accelerated Vesting of PSB Restricted Shares
Each of Mr. Cattanach and Ms. Brown were previously granted PSB restricted shares. Immediately prior to the effective time of the merger, each PSB restricted share will become fully vested and will receive the merger consideration in accordance with the merger agreement. The aggregate value of the restricted stock held by the executive officers that vests in connection with the merger, assuming that the completion of the merger occurs on December 4, 2026, and that the exchange ratio represents approximately $49.85 in value for each PSB restricted share is anticipated to be approximately $161,664, less applicable tax withholdings.
Accelerated Vesting of PSB Options
Each of Mr. Cattanach and Ms. Brown were previously granted PSB options. At the effective time of the merger, each PSB option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, to the extent not already vested, become fully vested and will be cancelled automatically and without any required action on the part of the holder. In exchange therefor, each holder of a PSB option will be entitled to receive an amount in cash, without interest, equal to the product of (i) the number of shares of PSB common stock subject to such PSB option immediately prior to the effective time of the merger and (ii) the excess, if any, of (A) the per share cash equivalent consideration over (B) the exercise price per share of such PSB option, less applicable tax withholdings. The “per share cash equivalent consideration” is equal to the product of (x) the exchange ratio and (y) the average of the volume-weighted average price of a share of Bank First common stock for each of the ten consecutive trading days ending on the fifth trading day prior to the closing date. Any PSB option with an exercise price that equals or exceeds the per share cash equivalent consideration will be canceled with no consideration being paid to the option holder with respect to such PSB Option. The aggregate payout related to the unvested PSB options granted to the executive officers, assuming that the completion of the merger occurs on December 4, 2026, and that the per share cash equivalent consideration at the effective time of the merger is $49.85, is anticipated to be approximately $369,433, less applicable tax withholdings.
Peoples State Bank Directors Deferred Compensation Plan
PSB sponsors the Directors Deferred Compensation Plan (the “Directors DCP”) pursuant to which Messrs. George E. Fahr, Kevin J. Kraft, Jeffery J. Wickersham and Robert D. Stoehr and Ms. Karla M. Kieffer currently participate. Participants are fully-vested in their account balances under the Directors DCP.

As of the effective time, the Directors DCP will be terminated and the entire unpaid balance of each individual’s accounts under the Directors DCP will be distributed to the participant in a lump sum. Assuming that the completion of the merger occurs on December 4, 2026, the aggregated unpaid balance under the Director DCP for the current participants is estimated to be $1,428,000.
Peoples State Bank Executive Deferred Compensation Plan
Peoples State Bank sponsors two Executive Deferred Compensation Plans (the “Executive DCPs”) pursuant to which Scott Cattanach and Jessica Brown participate. Mr. Cattanach is fully-vested in his account balances under both Executive DCPs. Ms. Brown only participates in one of the Executive DCPs and is approximately 86% vested in her account balance thereunder. As of the effective time, the Executive DCPs will be terminated and the entire unpaid balance of each individual’s accounts under the Executive DCPs will be distributed to them in a lump sum. Assuming that the completion of the merger occurs on December 4, 2026, and applying an assumed interest rate of 12.0%, the aggregated unpaid balance to the two executive officers under the Executive DCPs, including an estimated tax payment for Mr. Cattanach for federal income and withholding taxes incurred thereon, is estimated to be $1,205,599.
Current or Earlier Access to Certain Retirement Accounts
Peoples State Bank will terminate its 401(k) plan in connection with the transaction. Consequently, all participants, including the executive officers, may have access to amounts held in that plan earlier than they anticipated. That is, with limited exception, amounts held in 401(k) plans are not typically available to participants prior to termination of employment.
Indemnification of Directors and Officers
Bank First has agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions that occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 200% of the annual premiums paid by PSB for such policy in effect as of the date of the merger agreement. For a period of six years following the effective time, to the extent permitted by applicable law, Bank First has agreed to indemnify and hold harmless the present and former directors and officers of PSB and its subsidiaries for all actions or omissions of such persons in the course of performing their duties to PSB and its subsidiaries which occurred at or prior to the effective time of the merger.
Trading Markets and Dividends
Bank First
Bank First’s common stock is listed for trading on Nasdaq Capital Market under the symbol “BFC” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Bank First will cause the shares of common stock to be issued to PSB’s shareholders in the merger to be approved for listing on the Nasdaq Stock Market.
The following table sets forth the closing sale prices of Bank First common stock as reported on the Nasdaq Capital Market on May 18, 2026, the last full trading day before the public announcement of the merger agreement, and on July 29, 2026, the latest practicable trading date before the date of this joint proxy statement/prospectus.
	Bank First Common Stock	Implied Value of One Share of PSB Common Stock to be Converted into Bank First Common Stock
May 18, 2026	$143.66	$49.85
July 29, 2026	$151.78	$52.67

PSB
As of July 27, 2026, there were 4,021,558 shares of PSB common stock, no par value per share, outstanding, which were held by approximately 624 holders of record.
PSB’s Class common stock is traded on the OTCQX Market under the symbol “PBSQ”. PSB’s common stock has traded only sporadically and in limited volume. Quotations on the OTCQX reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. The OTC Markets Group, Inc. is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Capital Market. The following table sets forth the high and low reported intraday sales prices per share of PSB common stock for the period indicated:
Date	High	Low
2026
First Quarter	$29.00	$26.10
Second Quarter	$50.15	$26.65
2025
First Quarter	$26.50	$25.02
Second Quarter	$25.72	$23.05
Third Quarter	$26.05	$23.30
Fourth Quarter	$26.30	$23.60
2024
First Quarter	$22.50	$20.05
Second Quarter	$21.40	$19.75
Third Quarter	$25.64	$20.06
Fourth Quarter	$28.00	$24.90
Under the merger agreement, PSB is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends paid in the ordinary course of business and consistent with past practices, without the prior written consent of Bank First. PSB’s ability to pay dividends is also subject to state and federal laws and regulations.
The following table sets forth the dividends paid by PSB per share on the PSB common stock for the periods set forth below.
Cash Dividends Per Share
2026
First Quarter	$0.34
Second Quarter	$0.18
2025
First Quarter	$0.32
Second Quarter	$—
Third Quarter	$0.34
Fourth Quarter	$—
2024
First Quarter	$0.30
Second Quarter	$—
Third Quarter	$0.32
Fourth Quarter	$—

Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, PSB and Bank First have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals or waivers required or advisable to complete the transactions contemplated by the merger agreement. These approvals and waivers include, among others, a waiver from the Federal Reserve Board and an approval from the OCC and the WDFI. Bank First and/or PSB have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers.
Federal Reserve Board
The merger of PSB with Bank First must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act, or the CRA, and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; (5) the effectiveness of the companies in combatting money laundering and (6) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. Bank First filed a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of PSB.
Office of the Comptroller of the Currency
The merger of Peoples State Bank with and into Bank First, N.A. must be approved by the OCC under the National Bank Consolidation and Merger Act, 12 U.S.C. 215, 215a, commonly known as the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks who are parties to the bank merger; (3) the convenience and needs of the community to be served and the record of the banks under the CRA; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC may modify, suspend or rescind its approval if a material change in the information on which the OCC relied occurs prior to completion of the merger. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. An application for approval of the bank merger was filed with the OCC.
WDFI
In addition to the required approvals of the Federal Reserve Board and OCC discussed above, the merger also requires the approval of the WDFI. Bank First filed an application with the WDFI, pursuant to Section 221.0901 of Wisconsin banking law. In evaluating the application, the WDFI must consider various aspects of the proposed transaction and the parties thereto, including, among others, the financial and managerial resources and future prospects of the institutions involved, the best interests of their shareholders and customers, safety and soundness considerations, and the CRA compliance status of each bank. The relevant statutes prohibit the WDFI from approving the transaction if, following consummation, the combined company would control more than 30 percent of the deposits in the state.
General
The U.S. Department of Justice has up to 30 days following approvals by the Federal Reserve and OCC to challenge the approval on antitrust grounds. There can be no assurance that the Department of

Justice will not initiate a proceeding to challenge regulatory approval by the Federal Reserve and the OCC, and if such a proceeding is initiated, as to the result of any such challenge.
In connection with or as a result of the merger, Bank First and PSB may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Bank First common stock to be issued in exchange for PSB common stock in the merger will be registered with the SEC and will be issued pursuant to available exemptions from registration under state securities law.
The preferred stock redemption does not involve the issuance of securities by Bank First to the public and accordingly does not require registration under the Securities Act. The BFC Notes to be issued to the holders of PSB preferred stock as the preferred stock consideration are being issued in reliance upon available exemptions from the registration requirements of the Securities Act.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Bank First and PSB believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that Bank First and PSB will be able to obtain all requisite regulatory approvals. However, neither Bank First nor PSB can assure you that all of the regulatory approvals described above will be obtained and, if obtained, neither Bank First nor PSB can assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that Bank First will not be required, and PSB and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on Bank First and its subsidiaries or PSB and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. Bank First and PSB will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither Bank First nor PSB is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, PSB’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for PSB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Bank First in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Bank First issued after the merger will reflect the results attributable to the acquired operations of PSB beginning on the date of completion of the merger.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of PSB common stock under Wisconsin law. As a result of entering into the Preferred Stock Redemption Agreements and the voting covenants contained therein, holders of PSB preferred stock will not have dissenters’ rights or similar rights they may have with respect to the merger, the Preferred Stock Redemption Agreements and the transactions contemplated thereby pursuant to the Preferred Stock Redemption Agreements. This description is qualified in its entirety by the full text of the relevant provisions of the WBCL, which are reprinted in their entirety as Annex B to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the WBCL and consult a legal advisor before electing or attempting to exercise these rights.
General
Pursuant to the provisions of sections 180.1301 to 180.1331 of the WBCL, holders and beneficial holders of PSB common stock have the right to dissent from the merger and to receive the fair value of their shares of PSB common stock in cash, provided that they fulfill the requirements of the WBCL summarized below and set forth in Annex B. Shareholders or beneficial shareholders considering initiation of a dissenters’ proceeding should review this section and should also review Annex B in its entirety. A dissenters’ proceeding may involve litigation. Pursuant to the Preferred Stock Redemption Agreements, holders of PSB preferred stock are not entitled to pursue dissenters’ rights with respect to the merger because each holder of PSB preferred stock has waived any appraisal rights, dissenters’ rights or similar rights in connection with the merger and the transactions contemplated thereby.
Preliminary Procedural Steps
Pursuant to the provisions of the WBCL, if the merger is consummated, in order to exercise dissenters’ rights with respect to your shares of PSB common stock, you must have:
•
given to PSB, prior to the vote at the PSB special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of PSB common stock (hereinafter referred to as “shares”);

•
not voted in favor of the merger; and

•
complied with the other statutory requirements summarized below.

If you have perfected your dissenters’ rights and the merger is consummated, you will receive the fair value of your shares as of the effective date of the merger. A shareholder or beneficial shareholder who fails to deliver written notice of his, her or its intent to demand payment for his, her or its shares if the merger is consummated in accordance with the requirements of the WBCL is not entitled to payment for his, her or its shares pursuant to the provisions of the WBCL and will only be entitled to receive the merger consideration as provided in the merger agreement.
Brokers or others who hold shares in their name that are beneficially owned by others may assert dissenters rights as to fewer than all of the shares registered in your name only if they dissent with respect to all shares beneficially owned by any one person and notify PSB in writing of the name and address of each person on whose behalf they are asserting dissenters’ rights. The rights of a shareholder who asserts dissenters’ rights as to fewer than all of the shares registered in his, her or its name are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder submits a written consent to PSB to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights, and the beneficial shareholder submits the consent with respect to all shares of which he, she or it is the beneficial shareholder.
Written Dissent Demand
Voting against the merger will not independently satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any written notice of intent to dissent to the merger, satisfying the requirements discussed above, should be addressed to PSB Holdings, Inc., 1905 W Stewart Avenue, Wausau, Wisconsin 54401 Attention: Scott Cattanach. The written notice must be delivered to PSB prior to the PSB special meeting.

Dissenters’ Notice
If the shareholders of PSB approve the merger at the PSB special meeting, PSB (or Bank First as its successor) must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all PSB shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent no later than ten days after the date that the merger is approved by PSB’s shareholders and must:
•
state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•
inform holders of uncertificated shares as to what extent transfer of these shares will be restricted after the demand for payment is received;

•
include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he, she or it acquired beneficial ownership of the shares prior to that date;

•
set a date by which PSB (or Bank First as its successor) must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered) and

•
be accompanied by a copy of sections 180.1301 to 180.1331 of the WBCL.

A shareholder or beneficial shareholder who receives the Dissenters’ Notice or a beneficial shareholder whose shares are held by a nominee who is sent a Dissenters’ Notice must demand payment and certify as to his or her ownership of the shares in accordance with the Dissenters’ Notice. A shareholder or beneficial shareholder who holds certificated shares must also deposit his, her or its share certificates with PSB (or Bank First as its successor) in accordance with the terms of the Dissenters’ Notice.
A dissenting shareholder or beneficial shareholder who demands payment and deposits his, her or its share certificate in accordance with the terms of the Dissenters’ Notice will retain all of the rights of a shareholder or beneficial shareholder, respectively, until those rights are canceled or modified by the consummation of the merger. PSB may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the merger is effected or the restrictions released, in the event that it does not consummate the merger.
A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. A shareholder or beneficial shareholder with certificated shares who does not deposit his, her or its share certificates where required and by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. PSB (or Bank First as its successor) may elect to withhold payment from a dissenter and instead make an offer of payment if that dissenter was not the beneficial owner of his, her or its shares prior to the date specified in the Dissenters’ Notice as the date on which the first announcement of the merger was made to the news media or to PSB’s shareholders.
Payment
Except as described below, PSB (or Bank First as its successor) must, as soon as the merger is effected or upon receipt of a payment demand, whichever is later, pay each shareholder who has complied with the payment demand and deposit requirements described above the amount PSB (or Bank First as its successor) estimates to be the fair value of the shares, plus accrued interest. The offer of payment must be accompanied by:
•
recent financial statements of PSB;

•
a statement of the estimate of the fair value of the shares;

•
an explanation of how the interest was calculated;

•
a statement of the dissenter’s right to demand payment under section 180.1328 of the WBCL if the dissenter is dissatisfied with the payment and

•
a copy of sections 180.1301 to 180.1331 of the WBCL.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, PSB must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. PSB (or Bank First as its successor) must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and any dissenting shareholders must repeat the payment demand procedure described above.
Section 180.1328 of the WBCL provides that a dissenter may notify PSB (or Bank First as its successor) in writing of his, her or its own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, less any payment received from PSB (or Bank First as its successor), if:
•
he or she believes that the amount paid or offered by PSB (or Bank First as its successor) is less than the fair value of his or her shares or that PSB (or Bank First as its successor) has calculated incorrectly the interest due;

•
PSB (or Bank First as its successor) fails to make payment within 60 days after the date set in the Dissenters’ Notice for demanding payment or

•
PSB, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment in the Dissenters’ Notice.

A dissenting shareholder waives his, her or its right to demand payment of his, her or its own estimate of fair value and interest under sections 180.1328 unless such dissenting shareholder provides PSB (or Bank First as its successor) with notice of his, her or its demand, in conformance with the notice requirements of section 180.0141 of the WBCL, within 30 days after PSB’s (or Bank First as its successor) making or offering of payment for the dissenting shareholder’s shares.
Litigation
If a demand for payment under section 180.1328 of the WBCL remains unsettled, PSB (or Bank First as its successor) must commence a nonjury equity valuation proceeding in the Circuit Court of Marathon County, Wisconsin (in the case of PSB) or Manitowoc County, Wisconsin (in the case of Bank First), within 60 days after having received the payment demand under section 180.1328 of the WBCL and must petition the court to determine the fair value of the shares and accrued interest. If PSB (or Bank First as its successor) does not commence the proceeding within those 60 days, the WBCL requires PSB (or Bank First as its successor) to pay each dissenting shareholder whose demand remains unsettled the amount demanded. PSB (or Bank First as its successor) is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them.
The jurisdiction of the court in which the proceeding is brought is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. An appraiser has the powers delegated to such appraiser in the court order appointing him or her or in any amendment to the order. Dissenters are entitled to the same discovery rights as parties in other civil proceedings.
Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such holder’s shares, plus interest, exceeds the amount paid or offered, as applicable, by PSB (or Bank First as its successor).
The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against PSB (or Bank First as its successor), except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 180.1328 of the WBCL. The court also may assess the fees and expenses of attorneys and experts for the respective parties against PSB (or Bank First as its successor) if the court finds PSB (or Bank First as its successor) did not substantially comply with the requirements of the WBCL, or against either PSB (or Bank First as its successor) or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the WBCL.
If the court finds that the services of attorneys or experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award those attorneys’ reasonable fees out of the amounts awarded the dissenters who were benefited.
This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to the applicable portions of the WBCL, which are included as Annex B to this proxy statement/prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Annex B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
We have not made any provision to grant you access to any of the corporate files of Bank First or PSB, except as may be required by the WBCL, or to obtain legal counsel or appraisal services at the expense of PSB (or Bank First as its successor).
Any dissenting shareholder who perfects his, her or its right to be paid the “fair value” of his, her or its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 142.
Holders and beneficial holders of PSB common stock must do all of the things described in this section and as set forth in the WBCL to preserve their dissenters’ rights and to receive the fair value of their shares of PSB common stock in cash (as determined in accordance with those provisions). If you do not follow each of the steps described above, you will have no right to receive cash for your shares as provided in the WBCL and you will only be entitled to receive the merger consideration as provided in the merger agreement. Pursuant to the Preferred Stock Redemption Agreements, holders of PSB preferred stock have waived any appraisal rights, dissenters’ rights or similar rights they may have with respect to the merger and the transactions contemplated thereby. In view of the complexity of these provisions of Wisconsin law, holders and beneficial holders of PSB common stock who are considering exercising their dissenters’ rights should consult their legal advisors.
Certain U.S. Federal Income Tax Consequences
See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 142 for a discussion on how the material federal income tax consequences of the merger will change if you elect to exercise dissenters’ rights in the merger.
The above description is a summary of the material provisions of Subchapter XIII of the WBCL. For complete information, you should review the text of those sections, which appear as Annex B to this proxy statement/prospectus.
Exchange of Shares in the Merger
The conversion of PSB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of PSB common stock for the merger consideration to be received pursuant to the terms of the merger agreement. With respect to holders of PSB preferred stock, immediately prior to the effective time of the merger, each holder’s shares will be redeemed by PSB in exchange for a BFC Note issued by Bank First, bearing interest at 8.83% per annum and maturing on October 1, 2027, as described in the Preferred Stock Redemption Agreements. For more information regarding the procedures for exchanging your shares of PSB common stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of PSB Common Stock and PSB Preferred Stock into Merger Consideration and Preferred Stock Consideration” below.
Listing of Bank First Common Stock
Bank First has agreed to use its commercially reasonable efforts to cause the shares of Bank First common stock issuable in connection with the merger be approved for listing on the Nasdaq Capital Market subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of Bank First and PSB have each unanimously approved the merger agreement, which provides for the merger of PSB with and into Bank First, with Bank First as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Peoples State Bank, which is a Wisconsin state-chartered bank and a direct wholly-owned subsidiary of PSB, will merge with and into Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First, with Bank First, N.A. as the surviving bank of such merger. The terms and conditions of the merger of Bank First, N.A. and Peoples State Bank are set forth in a separate bank plan of merger and merger agreement, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of Bank First, N.A. and Peoples State Bank may be abandoned at the election of Bank First, N.A. at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of Bank First, N.A. and Peoples State Bank as the bank merger.
The merger agreement allows Bank First to change the structure of the merger at any time and without the approval of PSB if and to the extent that Bank First reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of merger consideration or preferred stock consideration (as applicable) to be provided under the merger agreement, (ii) reasonably be expected to materially impede or delay the consummation of the merger, (iii) adversely affect the federal income tax treatment of the holders of PSB common stock in connection with the merger or (iv) require submission to or the approval of PSB shareholders after the merger agreement has already been approved by PSB’s shareholders. In the event of such election, the parties agree to execute an appropriate amendment to the merger agreement to reflect such election.
Closing and Effective Time of the Merger
The closing will take place on the Friday, December 4, 2026, subject to extension, as described in the merger agreement, by electronic means or such other place as the Parties may mutually agree. The effective time of the merger will be (i) on the date and time when the merger becomes effective as set forth in such articles of merger, to be filed by Bank First on the Closing Date; or (ii) on such other date as the parties may mutually agree in writing, but in no event later than February 19, 2027, subject to the satisfaction of the closing conditions set forth in the merger agreement.
We currently expect that the merger will be completed in the fourth quarter of 2026, subject to obtaining the requisite approval from the shareholders of PSB, the receipt of all necessary regulatory approvals, and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Bank First and PSB will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Complete the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, Bank First Articles and Bank First Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Board Composition and Management of Surviving Company
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First. However, within a reasonable period of time after the closing of the merger, and no later than the date of Bank First’s 2027 Annual Shareholder Meeting, Bank First will take all appropriate action to increase the number of directors constituting the Bank First board by one, and will appoint one member of the PSB board of directors, such director to be determined by Bank First in its discretion (the “PSB director”), subject to such individual meeting Bank First’s standards for directors, complying with Bank First’s corporate governance policies, and qualifying as an “independent director” under Nasdaq rules.
Merger Consideration
Under the terms of the merger agreement, at the effective time of the merger, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3470 of a share (the “exchange ratio”) of Bank First common stock (the “merger consideration”). Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger.
The merger consideration is also subject to a downward adjustment based on PSB’s tangible book value at closing. If PSB’s tangible book value (as calculated per the merger agreement) is less than $122,837,000 (which we refer to as the “minimum PSB tangible book value”) at the time of the closing of the merger, then the merger consideration will be reduced, with a corresponding adjustment to the exchange ratio, by an amount equal to the overall shortfall between the minimum PSB tangible book value and PSB’s tangible book value at closing.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a PSB shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
If Bank First or PSB change the number of shares of Bank First common stock or PSB common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to Bank First common stock or PSB common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give PSB shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
The value of the shares of Bank First common stock to be issued to PSB shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for Bank First common stock.
Treatment of PSB Preferred Stock
In connection with and conditioned upon the closing of the merger, each holder of PSB’s 6.75% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A (the “PSB preferred stock”) has entered into a Preferred Stock Redemption Agreement with PSB and Bank First (collectively, the “redemption agreements”), pursuant to which, immediately prior to the effective time of the merger, each holder will transfer, assign, and convey 100% of its shares of PSB preferred stock to PSB (the “preferred stock redemption”). As consideration for the preferred stock redemption, Bank First will deliver to each holder a promissory note (each, a “BFC Note”) in an original principal amount equal to the number of shares of

PSB preferred stock held by such holder multiplied by the per share redemption price of $1,000, bearing interest at the fixed rate of 8.83% per annum, payable quarterly, and maturing on October 1, 2027 (the “preferred stock consideration”). Each BFC Note will be executed prior to but effective upon the closing of the merger.
The preferred stock redemption is conditioned upon (i) the occurrence of the merger closing, (ii) receipt by PSB of all corporate authorizations necessary to effectuate the redemption, including board approval, (iii) delivery by each holder of a completed IRS Form W-9 or applicable Form W-8 and (iv) execution and delivery of the redemption agreement by the parties. Upon consummation of the preferred stock redemption, the redeemed shares of PSB preferred stock will be cancelled and will revert to authorized but unissued shares of preferred stock, undesignated as to series, and the merger agreement provides that any shares of PSB preferred stock held in treasury by PSB or owned by Bank First at the effective time of the merger will be cancelled and retired and will cease to exist.
Pursuant to the Preferred Stock Redemption Agreements, each holder has also agreed to (i) irrevocably vote all of its shares of PSB preferred stock in favor of the merger agreement and against any acquisition proposals, (ii) following its review of this proxy statement/prospectus, execute and deliver a written consent in the form attached to the redemption agreement approving the merger, (iii) irrevocably waive any and all appraisal rights or dissenters’ rights in connection with the merger, (iv) not sell, transfer, pledge, or otherwise dispose of any shares of PSB preferred stock prior to the closing of the merger and (v) release PSB and Bank First from any claims relating to the shares or the holder’s status as a holder of PSB preferred stock upon receipt of the preferred stock consideration. The redemption agreements will automatically terminate if the merger closing does not occur on or before December 4, 2026 (subject to automatic extension to no later than February 19, 2027, or such later date as mutually agreed).
Treatment of PSB Equity Awards
Treatment of PSB Options
At the effective time of the merger, each outstanding option to purchase shares of PSB common stock granted under any PSB stock plan (each, a “PSB Option”), whether vested or unvested, will become fully vested and be automatically cancelled, without any required action by the holder. In exchange for such cancellation, each PSB Option will be converted into the right to receive a cash payment, if any, equal to the product of (i) the excess, if any, of (A) the product of the exchange ratio and the average of the volume-weighted average price of Bank First common stock over the ten trading days ending on the fifth trading day prior to the closing date, divided by (B) the exercise price per share of the PSB Option immediately prior to the effective time multiplied by (ii) the total number of shares of PSB common stock subject to such PSB Option, which is referred to herein as the “per share cash equivalent consideration.” Any PSB Option with an exercise price equal to or greater than the per share cash equivalent consideration will be canceled without any payment to the holder. All cash payments to holders of PSB Options will be made as promptly as practicable following the effective time of the merger, and in any event no later than five business days thereafter, subject to applicable tax withholding and without interest.
Treatment of Restricted Stock
Immediately prior to the effective time of the merger, each unvested share of restricted stock (a “PSB restricted share”) granted under any PSB stock plan will automatically become fully vested, without any required action by the holder. Each PSB restricted share (including, for purposes of clarity, both shares that become vested pursuant to the merger agreement as well as restricted stock granted under any PSB stock plan that was already vested) issued and outstanding at the effective time of the merger will cease to be outstanding and be converted into the merger consideration in accordance with the merger agreement. The merger consideration will be delivered without interest.
PSB Employee Stock Purchase Plan
Prior to the effective time of the merger, PSB must take all actions reasonably necessary or appropriate to ensure that, with respect to the PSB Holdings, Inc. Employee Stock Purchase Plan (the “PSB ESPP”), (i) the offering period that commenced June 1, 2025 and ends May 31, 2026 will be the final offering period and the last purchase date thereunder (the “final purchase date”); (ii) PSB must return to each participant the funds, if any, that remain in such participant’s account after all PSB ESPP shares have been purchased for the offering period ending on the final purchase date; and (iii) PSB must take such steps as may be necessary such that, between the date of the merger agreement and the final purchase date, (1) no new participant may commence participation in the PSB ESPP, and (2) no current participant in the PSB ESPP may increase his or her rate of contribution under the PSB ESPP. Additionally, no current participant is permitted to make a contribution with respect to compensation earned after the final purchase date. Each PSB ESPP share (including for purposes of clarity, both shares that were issued prior to the merger agreement and those issued for the offering period ending on the final purchase date) issued and outstanding at the effective time of the merger will cease to be outstanding and be converted, utilizing the exchange ratio, into the merger consideration in accordance with the merger agreement.
Procedures for Converting Shares of PSB Common Stock and PSB Preferred Stock into Merger Consideration and Preferred Stock Consideration
Exchange Agent
Bank First has designated Computershare, Inc. to act as the exchange agent in connection with the merger. The exchange agent will act as agent for holders of PSB common stock for the purpose of receiving their PSB common stock certificates and book-entry shares and delivering the merger consideration payable in respect of those shares. Prior to the effective time of the merger, Bank First will deposit, or cause to be deposited, with the exchange agent the shares of Bank First common stock and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the merger consideration payable to holders of PSB common stock.
The exchange-agent procedures described below apply to shares of PSB common stock. Shares of PSB preferred stock will not be exchanged for Bank First common stock or cash in lieu of fractional shares through the exchange agent. Instead, shares of PSB preferred stock will be redeemed immediately prior to the effective time of the merger pursuant to the Preferred Stock Redemption Agreements, as described below.
Transmittal Materials and Procedures
Promptly, but not more than five business days, after the effective time of the merger, Bank First will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of PSB common stock, other than excluded shares, providing instructions on how to effect the delivery of certificates or book-entry shares of PSB common stock in exchange for the merger consideration. After the effective time of the merger, when a PSB common shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of PSB common stock will be entitled to receive the merger consideration, including any cash in lieu of fractional shares to which the holder is entitled.
Surrender of PSB Common Stock Certificates
The exchange agent will mail to each holder of record of PSB common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of PSB common stock held by the shareholder.
Following the effective time of the merger, upon the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of PSB common stock, accompanied by a properly completed letter of transmittal, a PSB common shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger, including any cash in lieu of fractional shares, without interest and subject to applicable tax withholding. Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest, including any cash in lieu of fractional shares, and any dividends to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to Bank First common stock after completion of the merger will be paid to the holder of any unsurrendered PSB common stock certificates or book-entry shares with respect to the shares of PSB common stock represented by those certificates or book-entry shares until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered PSB common stock certificate or book-entry share, the holder of the certificate or book-entry share will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Bank First common stock represented by that certificate or book-entry share; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Bank First common stock represented by that certificate or book-entry share with a record date after the effective time of the merger, but before the date on which the certificate or book-entry share is surrendered, and with a payment date subsequent to the issuance of the shares of Bank First common stock issuable in exchange for that certificate or book-entry share.
None of Bank First, the exchange agent or any other person will be liable to any former PSB common shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar law.
In the event any PSB common stock certificate is lost, stolen or destroyed, in order to receive the merger consideration, including cash in lieu of any fractional shares, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Bank First or the exchange agent, post a bond in such amount as Bank First or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
Bank First and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any PSB common shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of PSB other than to settle transfers of PSB common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of PSB common stock. The shares of Bank First common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of PSB common stock, including any cash paid in lieu of fractional shares, will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of PSB common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Bank First that such tax has been paid or is not required to be paid.
Payment of the applicable merger consideration with respect to book-entry shares of PSB common stock will be made only to the person or entity in whose name such book-entry shares are registered. The shares of Bank First common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by applicable law.
Surrender of PSB Preferred Stock Certificates
The procedures described above do not apply to shares of PSB preferred stock. In connection with and conditioned upon the closing of the merger, each holder of PSB preferred stock has entered into a Preferred Stock Redemption Agreement with PSB and Bank First, pursuant to which, immediately prior to the effective time of the merger, each holder of PSB preferred stock will sell all of such holder’s shares of PSB preferred stock to PSB in exchange for a promissory note issued by Bank First.
At or prior to the closing of the preferred stock redemption, each holder of PSB preferred stock will be required to deliver to PSB: (i) the original stock certificate(s) representing such holder’s shares of PSB preferred stock, or an affidavit of lost certificate in form acceptable to PSB, if applicable; (ii) a stock power endorsed in blank by such holder and (iii) such other documents as PSB may reasonably request to effect the transfer and cancellation of the shares of PSB preferred stock. PSB will send you the required affidavit of lost certificate and stock power for you to complete and return to PSB. PSB will send you the required affidavit of lost certificate and stock power for you to complete and return to PSB.
As consideration for the preferred stock redemption, Bank First will deliver to each holder of PSB preferred stock a promissory note in an original principal amount equal to the number of shares of PSB preferred stock held by such holder multiplied by $1,000 per share, bearing interest at the fixed rate of 8.83% per annum. Each promissory note will be executed prior to the closing of the merger but will become effective upon the closing date of the preferred stock redemption.
Upon consummation of the preferred stock redemption, the redeemed shares of PSB preferred stock will be cancelled and will revert to authorized but unissued shares of preferred stock, undesignated as to series. Holders of PSB preferred stock will not receive Bank First common stock or cash in lieu of fractional shares in respect of their shares of PSB preferred stock.
Representations and Warranties
The merger agreement contains customary representations and warranties of Bank First and PSB relating to their respective businesses that are made as of the date of the merger agreement (and, in certain cases, as of a specified date) and as of the closing date of the merger, subject to the limitations and qualifications set forth in the merger agreement. The representations and warranties of each of Bank First and PSB have been made solely for the benefit of the other party, and these representations and warranties are not intended to provide any other person with factual information about Bank First or PSB and should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•
will not survive consummation of the merger;

•
may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you and

•
were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Bank First and PSB to each other primarily relate to:
•
corporate organization, existence, power and authority;

•
capitalization;

•
corporate authorization to enter into the merger agreement and to consummate the merger;

•
regulatory approvals and consents required in connection with the merger and the bank merger;

•
the accuracy of financial statements and effectiveness of internal controls;

•
absence of a material adverse effect;

•
litigation and legal proceedings;

•
compliance with laws and the absence of regulatory agreements;

•
fees paid to financial advisors;

•
tax matters and

•
accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

PSB has also made representations and warranties to Bank First with respect to:
•
material contracts;

•
receipt of fairness opinion;

•
employee benefit plans;

•
labor and employee relations;

•
environmental matters;

•
investment portfolio;

•
derivative transactions;

•
loan portfolio;

•
adequacy of allowances for loan losses;

•
trust business and the administration of fiduciary accounts;

•
investment management and related activities;

•
repurchase agreements;

•
deposit insurance;

•
regulatory compliance and information security;

•
transactions with affiliates;

•
real and personal property matters;

•
intellectual property;

•
insurance policies;

•
absence of state takeover laws applicability;

•
transaction costs and

•
absence of any unlawful payments, bribes, or sanctions violations.

Definition of “Material Adverse Effect”
Certain representations and warranties of Bank First and PSB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Bank First or PSB, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impair, or be reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the following:
•
changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

•
changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

•
changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

•
public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

•
any failure by PSB or Bank First to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
changes in the trading price or trading volume of Bank First common stock and

•
the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the matters described in the first three bullet points, to the extent that the effects of such changes disproportionately affect such party and its subsidiaries, taken as a whole, relative to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, Bank First and PSB have agreed to certain restrictions on their activities until the effective time of the merger. Bank First has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. PSB has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, PSB has agreed that it will use commercially reasonable efforts to:
•
preserve its business organization and assets intact;

•
keep available to itself and Bank First the present services of the current officers and employees of PSB and its subsidiaries;

•
preserve for itself and Bank First the goodwill of its customers, employees, lessors and others with whom business relationships exist and

•
continue commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Bank First has also agreed that until the effective time of the merger, it and its subsidiaries will not take any, or knowingly fail to take, any action that is intended or is reasonably likely to:
•
prevent, delay or impair Bank First’s ability to consummate the merger or the transactions contemplated by the merger agreement;

•
agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

•
result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

•
materially impair Bank First’s ability to perform any of its obligations under the merger agreement or the ability of Bank First, N.A. to perform any of its obligations under the bank plan of merger or

•
agree or commit to do any of the foregoing.

Bank First has also agreed to, within a reasonable period of time after the closing of the merger, no later than the date of Bank First’s 2027 Annual Shareholder Meeting, take all appropriate action to increase the number of directors constituting the Bank First board by one, and will appoint one member of the

PSB board of directors, such director to be determined by Bank First in its discretion; provided that the director meets Bank First’s director qualifications, complies with Bank First’s corporate governance policies and qualifies as an “independent director” under Nasdaq rules.
PSB has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of Bank First, except as previously agreed to by the parties:
•
other than pursuant to PSB options or PSB restricted shares outstanding as of the date of the merger agreement and previously disclosed to Bank First and shares to be acquired under the PSB ESPP on the final purchase date, (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the PSB stock plans or otherwise or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing warrants, options or other rights or (iii) except as previously disclosed to Bank First, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

•
make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from wholly-owned subsidiaries to PSB, (ii) dividends made in the ordinary course of business consistent with past practice, including without limitation, quarterly dividends to holders of PSB common stock, which amount shall not exceed $0.18 per share each quarter and (iii) dividends to service debt, trust preferred securities and PSB preferred stock as required by the terms of such debt, trust preferred securities or preferred stock;

•
enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of PSB or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect as of the date of the merger agreement, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of PSB or its subsidiaries other than annual increases in base compensation and year-end bonuses previously disclosed to Bank First, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, (iv) to satisfy contractual obligations under a PSB benefit plan or (v) as previously disclosed to Bank First;

•
(i) hire any person as an employee of PSB or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $125,000 to fill vacancies that may arise from time to time in the ordinary course of business or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Bank First;

•
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with Bank First, (ii) to satisfy contractual obligations under a PSB benefit plan existing as of the date of the merger agreement, (iii) as previously disclosed to Bank First or (iv) as may be required pursuant to the terms of the merger agreement) any PSB benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of PSB or any of its subsidiaries;

•
except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to Bank First, pay, loan or advance any amount to (other than renewals of existing loans in accordance with the merger agreement), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;
•
except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to PSB or any of its subsidiaries;

•
acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by Bank First;

•
except as previously disclosed to Bank First, make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that Bank First shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from PSB;

•
amend the PSB Articles or the PSB Bylaws or any equivalent documents of PSB’s subsidiaries;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

•
except as previously disclosed to Bank First, enter into, amend, modify, terminate, extend, or waive any material provision of, any PSB material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses or leases without material adverse changes of terms with respect to PSB or any of its subsidiaries, or enter into any contract that would constitute a PSB material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by Bank First;

•
other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which PSB or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by PSB or any of its subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of PSB or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•
(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies except as required by applicable law, regulation or policy imposed by any governmental authority and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

•
enter into any derivative transaction;

•
incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than the purchase of federal funds, Federal Home Loan Bank borrowings, creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;
•
unless mutually agreed upon by the parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the PSB investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

•
make any changes to deposit pricing other than such changes made in the ordinary course of business, or acquire any “brokered deposits” except for extensions or renewals of existing brokered deposits;

•
except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and previously disclosed to Bank First, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by PSB or any of its subsidiaries to such borrower or its affiliates, would be in excess of $200,000, in the aggregate, (B) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (C) fully secured loan over $2,000,000, (D) loan that is not made in conformity with PSB’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools and sales to the SBA of the guaranteed portion of loans guaranteed by the SBA, in each case sold in the ordinary course of business) or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where PSB or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, N.A., which approval or rejection shall be given in writing within three business days after the complete loan package is delivered to such individual, provided that if Bank First fails to provide an approval or rejection within three business days, the loan will be deemed to be approved, and PSB or any of its subsidiaries must notify Bank First in writing within 3 business days after such loan has been made.

•
make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by PSB or its subsidiaries;

•
except as required by applicable law, make or change or revoke any election, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file or surrender any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or fail to timely pay any income taxes or other material taxes (including estimated taxes) or fail to timely file any income tax returns or other material tax returns that become due;

•
take any action that is intended or reasonably likely to result in either the merger or bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

•
commit any act or omission which constitutes a material breach or default by PSB or any of its subsidiaries under any agreement with any governmental authority or under any PSB material contract, material lease or other material agreement or material license to which PSB or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

•
foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;
•
take any action, or knowingly fail to take any action, not contemplated by the merger agreement, that is intended or is reasonably likely to (i) prevent, delay or impair PSB’s ability to consummate the merger or the transactions contemplated by the merger agreement or (ii) result in a breach of any provision of the merger agreement;

•
subject to the merger agreement, directly or indirectly repurchase, redeem or otherwise acquire any shares of PSB capital stock or any securities convertible into or exercisable for any shares of PSB capital stock;

•
except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Bank First;

•
merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•
compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the ordinary course of business;

•
(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•
take any action or fail to take any action that will cause PSB’s tangible book value at the effective time to be less than $122,837,000 or

•
to the extent any payments or benefits made with respect to, or which could arise as a result of, the merger agreement or the transactions contemplated thereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), could be characterized as an “excess parachute payment”, PSB shall, prior to the effective time, cooperate in good faith with Bank First to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments”, including but not limited to the measures previously disclosed to Bank First.

PSB has also agreed:
•
to cause to be delivered to Bank First resignations of all the directors and executive officers of PSB and its subsidiaries to be effective as of the effective time of the merger and

•
to terminate certain contracts and pay any costs incurred in connection with such termination.

Regulatory Matters
Bank First and PSB agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. Bank First has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
Bank First and PSB and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require Bank

First or any of its subsidiaries or PSB or any of its subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to PSB) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of Bank First, PSB, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
Bank First and PSB will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank First or PSB to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, Bank First and PSB agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
Nasdaq Listing
Bank First has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, for a period ending on the earlier of (i) six months or (ii) the date on which a covered employee ceases to be employed by Bank First or its subsidiaries, Bank First must maintain employee benefit plans for those persons who are full-time employees of PSB and its subsidiaries on the closing date of the merger and who become full-time employees of Bank First (referred to as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Bank First or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Bank First or its subsidiaries). Bank First will give the covered employees credit for their prior service with PSB and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Bank First in which covered employees may be eligible to participate.
With respect to any Bank First health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year that includes the closing, if the covered employee is eligible to participate in such plans, Bank First or its applicable subsidiary must use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the PSB benefit plan in which the covered employee participated immediately prior to the effective time of the merger.
Covered employees will be credited with an amount of paid time off equal to such covered employee’s accrued but unused paid time off at Peoples State Bank (referred to as “carryover PTO”), provided, that to the extent permitted by law, (i) Bank First may allocate the carryover PTO and between vacation leave and sick leave in its discretion, and (ii) carryover PTO shall be limited to 80 hours per year for hourly employees, and salaried employees will not be allowed any carryover PTO; provided that, PSB shall cause Peoples State Bank to pay out any accrued but unused paid time off up to 40 hours for salaried employees.
Bank First will establish a retention bonus pool, in an amount to be determined in the sole discretion of Bank First, to encourage certain PSB employees that are not party to an employment, change-in-control or similar agreement and otherwise as selected in the discretion of Bank First after good faith consultation with PSB to remain employed with Bank First, thereby assisting Bank First with continuity planning following the announcement and consummation of the transactions contemplated by the merger agreement.

Bank First will establish a retention bonus pool, in an amount to be determined in the sole discretion of Bank First, in order to encourage certain PSB employees that are not party to an employment, change-in-control or similar agreement and otherwise and are identified by mutual agreement of PSB and Bank First to remain employed with PSB through the effective time of the merger.
Prior to the effective time of the merger, PSB will effectuate the termination or discontinuation of certain benefits plans maintained by PSB, as requested by Bank First.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides that, for a period of six years after the effective time of the merger, Bank First shall indemnify and hold harmless the present and former directors and officers of PSB and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for PSB or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of PSB in effect as of the date of the merger agreement to the extent permitted by applicable law (provided, however, that Bank First does not have any obligation to provide indemnification for any excluded claims (as defined in the merger agreement)).
For a period of six years after the effective time of the merger, Bank First will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of PSB or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by PSB; provided, however, that: (i) if Bank First is unable to obtain or maintain the directors’ and officers’ liability insurance, then Bank First will use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available, and (ii) officers and directors of PSB or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. Bank First will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 100% of the annual premium paid by PSB for director and officer insurance in effect as of the date of the merger agreement.
Bank First has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of Bank First and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
PSB has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of PSB or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to PSB or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PSB is a party or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal. PSB is also required to promptly (and in any event within one business day after the date of the merger agreement) terminate access to any data room (virtual or actual) or other information repositories containing information of or relating to PSB or its subsidiaries.

For purposes of the merger agreement, an “acquisition proposal” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PSB or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of PSB or any of its subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of PSB; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of PSB or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of PSB or any of its subsidiaries or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to the PSB special meeting, PSB may take any of the actions described in the first paragraph of this “No Solicitation” section if, but only if (i) PSB receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section and (ii) the PSB board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such action would cause it to violate its fiduciary duties to PSB’s shareholders under applicable law, (iii) PSB has provided Bank First with at least three business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to PSB or any of its subsidiaries or otherwise relating to an acquisition proposal, PSB receives from such person a confidentiality agreement with terms no less favorable to PSB than those contained in the confidentiality agreement with Bank First. PSB must provide Bank First with at least three business days prior written notice before entering into any such confidentiality agreement. For the avoidance of doubt, PSB must not enter into any confidentiality agreement that provides any person with exclusive rights to negotiate with PSB or that otherwise prohibits PSB from complying with its obligations under the merger agreement. PSB must promptly provide to Bank First any non-public information regarding PSB or any of its subsidiaries provided to any other person which was not previously provided to Bank First, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and PSB or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding PSB common stock or more than 50% of the assets of PSB and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of PSB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of PSB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by Bank First in response to such acquisition proposal, and taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of PSB from a financial point of view than the merger.
PSB must promptly (and in any event within 24 hours) notify Bank First in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PSB or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). PSB has agreed that it will keep Bank First informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of PSB nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Bank First in connection with the transactions contemplated by the merger agreement (including the merger), the PSB recommendation, fail to reaffirm the PSB recommendation within three business days following a request by Bank First, or make any statement, filing or release, in connection with the PSB special meeting or otherwise, inconsistent with the PSB recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the PSB recommendation); (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal or (iii) enter into (or cause PSB or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (b) requiring PSB to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.
Notwithstanding the foregoing, prior to the date of the PSB special meeting, the board of directors of PSB may withdraw, qualify, amend or modify the PSB recommendation (“PSB subsequent determination”), or terminate the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal, after the fifth business day following Bank First’s receipt of a notice (the “notice of superior proposal”) from PSB advising Bank First that the board of directors of PSB has decided, in good faith after consultation with its outside legal counsel and financial advisor, that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of PSB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such action would cause it to violate its fiduciary duties to PSB’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by Bank First (the “notice period”), PSB and the board of directors of PSB shall have cooperated and negotiated in good faith with Bank First to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable PSB to proceed with the PSB recommendation in favor of the merger with Bank First without a PSB subsequent determination; provided, however, that Bank First does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement, and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Bank First since its receipt of such notice of superior proposal, the board of directors of PSB has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, PSB is required to deliver a new notice of superior proposal to Bank First and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Preferred Stock Transactions
For a period of 45 days following May 19, 2026, PSB cooperated with Bank First to help identify and contact holders of PSB preferred stock so that Bank First could seek to negotiate agreements to purchase such shares of PSB preferred stock, with any such purchases to be completed at the effective time of the merger. During such negotiation period, Bank First entered into binding Preferred Stock Redemption Agreements. Pursuant to the Preferred Stock Redemption Agreements, immediately prior to the effective time of the merger, each holder of PSB preferred stock will sell 100% of its shares to PSB in exchange for a promissory note issued by Bank First (each, a “BFC Note”) in an original principal amount equal to such holder’s shares multiplied by $1,000 per share (the “per share redemption price”), bearing interest at the fixed rate of 8.83% per annum and maturing on October 1, 2027 (the “preferred stock consideration”).
In addition, pursuant to the Preferred Stock Redemption Agreements, each holder of PSB preferred stock has agreed to (i) vote all of its shares of PSB preferred stock in favor of the merger agreement and the transactions contemplated thereby, (ii) following its review of this proxy statement/prospectus and all related proxy materials, execute and deliver a written consent approving the merger, (iii) irrevocably waive any appraisal rights or dissenters’ rights such holder may have under applicable law in connection with the merger and (iv) not sell, transfer, pledge, or otherwise dispose of any shares of PSB preferred stock prior to the closing of the merger. The Preferred Stock Redemption Agreements are conditioned upon the occurrence of the merger closing and will automatically terminate if the merger closing does not occur on or before December 4, 2026 (subject to automatic extension to no later than February 19, 2027). Upon consummation of the preferred stock redemption, the redeemed shares will be cancelled and will revert to authorized but unissued shares of preferred stock, undesignated as to series.
Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
•
each party will obtain certain consents and approvals from third parties;

•
each party will keep the proprietary information of the other confidential;

•
each party will notify the other of certain events and circumstances, including any material litigation, any material adverse effect, or other events and circumstances specified in the merger agreement;

•
each party will cooperate to effect the merger of Bank First, N.A. and Peoples State Bank;

•
PSB will terminate certain employee benefit plans;

•
Bank First and PSB will use their commercially reasonable efforts to facilitate the integration of PSB with the business of Bank First following consummation of the merger and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information systems of PSB and its subsidiaries;

•
PSB will take all actions and submit all filings necessary to fully dissolve PSB’s subsidiaries listed on PSB’s disclosure schedules, with such dissolution to be effective as of the effective time of the merger or immediately prior to the effective time of the merger;

•
PSB will coordinate with Bank First the declaration of any dividend in respect of PSB common stock or PSB preferred stock and the record date and payment date relating thereto;

•
PSB will terminate certain material contracts and

•
Bank First will use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the effective time of the merger.

Conditions to Complete the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
•
the required approval by the shareholders of PSB;

•
the receipt of all regulatory approvals and all other consents and approvals of a governmental authority, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions;

•
the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 5% or more of the outstanding shares of PSB’s common stock exercising their dissenters’ rights;

•
the absence of any material adverse effect in the financial condition, business or results of operations of PSB, Peoples State Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
PSB’s delivery of a certificate, dated as of the closing date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Bank First, stating that PSB and each of its subsidiaries are not and have not been a United States real property holding corporation;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement and

•
the performance by each party of its respective obligations under the merger agreement.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger:
•
upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

•
by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority unless the failure to obtain any requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

•
by either party if the requisite PSB shareholder approval is not obtained;

•
by either party in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of written notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

•
by either party if the merger has not occurred on or before December 4, 2026, subject to automatic extension to the Friday before the earliest practicable conversion date if the conversion date is delayed beyond December 4, 2026 but in all cases no later than February 19, 2027, which we refer to as the expiration date;

•
by Bank First if PSB materially breaches its covenant not to solicit other offers;

•
by Bank First if PSB withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
by Bank First if PSB fails to properly call, give notice of, and convene a meeting of shareholders to vote on the merger;

•
by Bank First if PSB approves or recommends an acquisition proposal;

•
by Bank First if PSB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by Bank First;

•
by PSB if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $122.11, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $143.66) is more than 15.0% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4797.38); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of the merger agreement or

•
by PSB if, at any time prior to obtaining the requisite PSB shareholder approval, PSB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if PSB pays to Bank First the $8,117,163 termination fee.

Termination Fee
PSB will pay Bank First a termination fee equal to $8,117,163 in the event of any of the following:
•
Bank First terminates the merger agreement because: (i) PSB materially breached its covenant not to solicit other offers; (ii) PSB withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) PSB failed to properly call, give notice of, and convene a meeting of shareholders to vote on the merger; (iv) PSB approved or recommended an acquisition proposal; (v) PSB failed to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or failed to publicly reconfirm its recommendation to its shareholders within business days of being requested to do so by Bank First; or (vi) PSB resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

•
in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of PSB or has been made directly to PSB’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) Bank First or PSB because the requisite PSB shareholder approval was not obtained or (B) Bank First because of PSB’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, PSB enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above) or

•
PSB terminates the merger agreement at any time before the receipt of the requisite PSB shareholder approval for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to confidentiality, termination, and certain other specified provisions, and (ii) each of Bank First and PSB will remain liable for any liabilities or damages arising out of fraud or its willful and material breach of any provision of the merger agreement.
Expenses and Fees
Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.

Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the PSB special meeting no amendment may be made which by law requires further approval by the shareholders of Bank First or PSB without obtaining such approval.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreements
In connection with, and as a material inducement to and condition to, Bank First entering into the merger agreement, each director and executive officer of PSB entered into a voting agreement with Bank First. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.
Pursuant to the voting agreements, each such director and executive officer has agreed to appear at the PSB special meeting (in person or by proxy) and to vote his or her shares of PSB common stock:
•
in favor of the approval and adoption of the merger agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the PSB board of directors);

•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;

•
against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PSB contained in the merger agreement or the voting agreement and

•
against any acquisition proposal or other action, agreement, or transaction that is intended or could reasonably be expected, to impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each such shareholder party will not directly or indirectly, without the prior written consent of Bank First sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the PSB special meeting, any or all of his or her shares of PSB common stock, subject to limited exceptions.
Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:
•
vote or execute any written consent to rescind or amend in any manner adverse to Bank First any prior vote or written consent, as a shareholder of PSB, to approve or adopt the merger agreement unless the voting agreement is terminated;

•
invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the PSB board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely and

•
meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of (i) the effective time of the merger, (ii) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement or (iv) three years from the date of the voting agreement.
As of the PSB record date, PSB shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 331,455 shares of PSB common stock, which represented approximately 8.21% of the shares of PSB common stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to Bank First entering into the merger agreement, each of the directors of PSB and Peoples State Bank entered into non-competition and non-disclosure agreements with Bank First. PSB also caused each outside director of Peoples State Bank to execute and deliver the same subsequent to such date. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.
Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
•
from and after the effective time of the merger, maintain in strict confidence and not, directly or indirectly, disclose, use or permit the use of any confidential information or trade secrets of PSB for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

•
for a period of two years following the closing the merger:

•
not solicit or attempt to solicit any customers of Bank First, Bank First, N.A., PSB or Peoples State Bank, including actively sought prospective customers of Peoples State Bank, and this restriction applies regardless of whether such customer relationship was established before or after the effective time of the merger;

•
on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of Bank First, Bank First, N.A., PSB or Peoples State Bank and

•
directly on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by Bank First, Bank First, N.A. or PSB or Peoples State Bank and that has a banking office located within any county in Wisconsin where Peoples State Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties, subject to certain exceptions enumerated in the non-competition and non-disclosure agreements.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement, (ii) two years after the effective date of the merger or (iii) upon a change in control of Bank First.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each executive officer and director of PSB executed a claims letter with Bank First. PSB also caused certain directors and executive officers of Peoples State Bank to execute and deliver the same subsequent to such date. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of PSB and Peoples State Bank released and discharged, effective upon the consummation of the merger, PSB and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of PSB or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of PSB or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Peoples State Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of PSB or any of its subsidiaries, claims in his or her capacity of a shareholder of PSB and claims as a holder of any check issued by any other depositor of Peoples State Bank; (iii) any claims that the director may have under the merger agreement or (iv) any right to indemnification that the director may have under the PSB Articles or the PSB Bylaws or similar documents or any of its subsidiaries, Wisconsin law or the merger agreement.

Side Letter
At the time of the execution of the merger agreement, Bank First and PSB entered into a letter agreement (the “side letter”), dated May 19, 2026, which amends and supplements certain provisions of the merger agreement. The following summary of the side letter is subject to, and qualified in its entirety by reference to, the side letter filed as Exhibit 10.1 to this registration statement.
Pursuant to the side letter, Bank First and PSB agreed that the closing of the merger will not occur until December 4, 2026, which is the Friday immediately preceding the earliest practicable systems conversion date. The side letter further provides that if all required shareholder, regulatory and governmental approvals have been obtained, all applicable waiting periods have expired, and all conditions to closing (other than those that can only be satisfied at closing) have been satisfied or waived such that the closing could have occurred prior to December 4, 2026 (the “default closing date”), then, from and after the default closing date, Bank First will be deemed to have waived its right to terminate the merger agreement based on PSB’s material breach of representations and warranties for events arising after such date, subject to specified exceptions, including breaches that would reasonably be expected to result in a material adverse effect on PSB and material breaches of PSB’s covenants. The side letter also provides that the interim operating covenants set forth in the merger agreement will continue to apply in accordance with their terms through the closing of the merger.
In addition, the side letter provides that if the closing has not occurred on or before December 4, 2026, PSB will be permitted, but not obligated, to declare and pay, immediately prior to the delayed closing date, a one-time special dividend to its shareholders in an amount equal to $1.00 per share (the “special dividend”). The side letter provides that the special dividend will not reduce, and will be excluded from the calculation of, PSB’s tangible book value. The side letter further provides that PSB may not declare or pay the special dividend if the delay in closing is the result of PSB’s material breach of the merger agreement or otherwise due to the fault of PSB or its vendors.
Except as expressly modified by the side letter, the terms of the merger agreement remain in full force and effect.
Preferred Stock Redemption Agreements
In connection with the merger, Bank First, PSB and each holder PSB preferred stock have entered into Preferred Stock Redemption Agreements, pursuant to which, immediately prior to the effective time of the merger, each holder of PSB preferred stock will transfer, assign, sell, and convey 100% of its right, title, and interest in and to its shares of PSB preferred stock to PSB (the “preferred stock redemption”).
As consideration for the preferred stock redemption, Bank First will deliver to each holder a promissory note (each, a “BFC Note”) in an original principal amount equal to the number of shares of PSB preferred stock held by such holder multiplied by $1,000 per share (the “per share redemption price”), bearing interest at the fixed rate of 8.83% per annum, payable quarterly on the first business day of each calendar quarter commencing January 1, 2027, and maturing on October 1, 2027. Each BFC Note will be executed prior to but effective upon the closing of the merger. The BFC Notes will not be prepayable prior to their maturity date.
Pursuant to the Preferred Stock Redemption Agreements, each holder of PSB preferred stock has agreed to:
•
irrevocably vote all of its shares of PSB preferred stock in favor of the merger agreement and the transactions contemplated thereby, including any amendments or modifications of the terms thereof, and against any acquisition proposals or actions that could impede or be inconsistent with the merger;

•
following its review of this proxy statement/prospectus, execute and deliver a written consent in the form attached to the Preferred Stock Redemption Agreements, approving the merger agreement and the transactions contemplated thereby;

•
irrevocably waive any and all appraisal rights, dissenters’ rights, or similar rights that such holder may have under applicable law in connection with the merger;

•
not sell, transfer, pledge, assign, or otherwise dispose of any shares of PSB preferred stock prior to the termination of the redemption agreement and

•
upon receipt of the preferred stock consideration, release PSB and Bank First (as successor to PSB) from any and all claims arising out of or relating to the shares or such holder’s status as a holder of PSB preferred stock.

The preferred stock redemption is conditioned upon (i) the occurrence of the merger closing, (ii) the receipt by PSB of all corporate authorizations necessary to effectuate the redemption, including board approval, (iii) the delivery by each holder of a completed IRS Form W-9, and (iv) the execution and delivery of the Preferred Stock Redemption Agreements by the parties. The Preferred Stock Redemption Agreements will automatically terminate, without liability to any party, if the merger closing does not occur on or before December 4, 2026, subject to automatic extension to the Friday before the earliest practicable conversion date if the conversion date is delayed beyond December 4, 2026, subject to automatic extension, but in all cases no later than February 19, 2027, or such later date as mutually agreed. Upon consummation of the preferred stock redemption, the redeemed shares will be cancelled and will revert to authorized but unissued shares of preferred stock, undesignated as to series.

THE COMPANIES
Bank First Corporation
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association founded in 1894 and headquartered in Manitowoc, Wisconsin. As of March 31, 2026, Bank First had consolidated assets of approximately $6.07 billion, loans of $4.46 billion, deposits of $5.09 billion, and shareholders’ equity of $819.85 million. Bank First currently operates 36 banking offices in Wisconsin and three banking offices in Illinois. Bank First, N.A.’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”).
Bank First’s common stock is listed on the Nasdaq Capital Market under the trading symbol “BFC.”
Bank First’s principal office is located at 402 N. 8th Street, Manitowoc, Wisconsin 54220, and its telephone number at that location is (920) 652-3100. Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Bank First is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 146.
PSB Holdings, Inc.
PSB is a Wisconsin corporation incorporated in 1994 that serves as the holding company for Peoples State Bank, a Wisconsin chartered bank founded in 1962. PSB has no material business operations at the holding company level other than owning and managing its wholly owned banking subsidiary, Peoples State Bank. PSB’s primary activities are to provide management assistance and serve as a source of strength for Peoples State Bank. PSB’s principal asset is the outstanding capital stock of Peoples State Bank, and PSB derives its revenues primarily from the operations of Peoples State Bank.
Peoples State Bank is a Wisconsin commercial bank that is not a member of the Federal Reserve System. Peoples State Bank offers a broad range of consumer and commercial banking services to its customers. Headquartered in Wausau, Wisconsin, Peoples State Bank operates eleven offices located in communities throughout North Central and Southeastern Wisconsin, including in the communities of Eagle River, Milwaukee, Marathon, Minocqua, Rhinelander, Stevens Point, Schofield, Waukesha, Wausau, and West Allis, Wisconsin. It serves consumers and businesses with a wide variety of financial services, including retail and commercial banking. Products offered by Peoples State Bank include, among others, savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, commercial real estate loans, residential mortgages, consumer loans, credit cards, online banking, telephone banking and mobile banking services and investment advisory and wealth management services. In 2012, Peoples State Bank acquired Marathon State Bank, and in 2021, it acquired Sunset Bank & Savings.
As a bank holding company, PSB is subject to supervision and regulation by the Federal Reserve. As a Wisconsin chartered non-member bank, Peoples State Bank is subject to supervision and regulation by the Wisconsin Department of Financial Institutions and the FDIC.
PSB’s principal office is located at 1905 Stewart Avenue, Wausau, Wisconsin 54401, and its telephone number at that location is (715) 842-2191. For more information, see Peoples State Bank’s website at www.bankpeoples.com. The information on Peoples State Bank’s website is not part of this proxy statement/prospectus, and the reference to PSB’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
Peoples State Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Wisconsin. Peoples State Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agricultural loans and other installment and term loans and lines of credit, and a host of electronic products.

The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to Peoples State Bank. Peoples State Bank does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.
Deposits represent Peoples State Bank’s primary source of funds to support earning assets. Peoples State Bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, Peoples State Bank also offers drive-through banking facilities, automated teller machines, debit cards, night depositories, personalized checks, safe deposit boxes and online and mobile banking services.
Market Area and Competition
The markets in which Peoples State Bank operate are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Peoples State Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations, and other enterprises. Banks and other financial institutions with which Peoples State Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Peoples State Bank. Many of Peoples State Bank’s competitors have greater resources, have broader geographic markets, and have higher lending limits than those maintained by Peoples State Bank.
Legal Proceedings
From time to time, PSB or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither PSB nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of PSB’s management, would be expected to have a material adverse effect on PSB’s business, operating results, financial condition, or prospects.
Employees
As of May 31, 2026, PSB did not have any full-time equivalent employees and Peoples State Bank employed 189 full-time equivalent employees. No employees of PSB or Peoples State Bank are covered by a collective bargaining agreement. PSB considers its relationship with its employees to be good.
Description of Property
The principal executive offices of PSB and Peoples State Bank are located in Wausau, Wisconsin. The principal executive office of PSB and Peoples State Bank is located at 1905 Stewart Avenue, Wausau, Wisconsin 54401. Peoples State Bank owns this property. Peoples State Bank operates ten additional branch locations. All banking locations are set forth in the table below.
Office Location	Type of Location	Owned or Leased
1011 East Wall Street, Suite B, Eagle River, WI 54521	Branch Office	Leased
1201 6th Street, Wausau, WI 54403	Branch Office	Owned
790 North Jefferson Street, Milwaukee, WI 53202	Branch Office	Leased
314 Main Street, Marathon, WI 54448	Branch Office	Owned
9560 Highway 70 West, Minocqua, WI 54548	Branch Office	Owned
8 East Anderson Street, Rhinelander, WI 54501	Branch Office	Owned
227212 Rib Mountain Drive, Wausau, WI 54401	Branch Office	Owned
138 McDill Avenue, Stevens Point, WI 54481	Branch Office	Leased
521 West Sunset Drive, Waukesha, WI 5318	Branch Office	Owned
10725 West National Avenue, West Allis, WI 53227	Branch Office	Owned
7205 Stone Ridge Drive, Weston, WI 54476	Branch Office	Owned

SECURITY OWNERSHIP OF CERTAIN PSB BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date for the PSB special meeting, the beneficial ownership of PSB common stock by each of PSB’s directors and executive officers, by PSB’s directors and executive officers as a group, and by each person known to PSB to beneficially own more than 5% ownership of the issued and outstanding PSB common stock. Unless otherwise indicated, the address of each listed PSB shareholder is c/o PSB Holdings, Inc., 1905 Stewart Avenue, Wisconsin, Wisconsin 54401.
The percentages of beneficial ownership in the following table are calculated in relation to the 4,021,442 shares of PSB common stock that were issued and outstanding as of May 30, 2026, the most recent practicable date. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with Bank First in connection with entering into the merger agreement, to PSB’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Directors and Executive Officers	Amount and Nature of Beneficial Ownership of PSB Common Stock(1)	Ownership as % of PSB Common Stock Outstanding
Jessica M. Brown	4,759(2)	*%
Scott M. Cattanach	51,744(3)	1.28%
George E. Fahr	1,257	*%
Lynn F. Falk	1,166	*%
Andrea L. Golvach	1,067	*%
Patricia M. Hanz	236,255(4)	5.87%
Karla M. Kieffer(7)	10,622	*%
Timothy A. Kilgore	1,650	*%
Kevin J. Kraft	12,656	*%
Robert D. Stoehr	1,101	*%
Corey V. Vanderpoel	8,104	*%
Jeffery J. Wickersham	1,074	*%
All Directors and Executive Officers as a Group (12 persons)	331,455	8.21%
5% Shareholders
Doris M. Hanz(5)	215,625	5.36%
Patricia M. Hanz(6)	236,255	5.87%

Notes:
*
Denotes less than 1%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of PSB common stock if he or she has shares or voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from May 30, 2026, the most recent practicable date. For purposes of calculating each person’s percentage ownership, shares issuable pursuant to stock awards exercisable within 60 days from May 30, 2026 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Includes 1,228 shares of unvested restricted stock and 2,488 shares issuable pursuant to options exercisable within 60 days.

(3)
Includes 2,014 shares of unvested restricted stock and 14,435 shares issuable pursuant to options exercisable within 60 days.

(4)
Includes (a) 215,625 shares held in the Lawrence Hanz Jr. Family Trust for which Ms. Hanz serves as co-trustee, over which Ms. Hanz has shared voting and dispositive power; and (b) 20,630 shares held directly by Ms. Hanz, over which Ms. Hanz has sole voting and dispositive power.

(5)
Includes 215,625 shares held in the Lawrence Hanz Jr. Family Trust for which Ms. Doris Hanz serves as co-trustee, and over which Ms. Doris Hanz has shared voting and dispositive power.

(6)
Includes (a) 215,625 shares held in the Lawrence Hanz Jr. Family Trust for which Ms. Patricia Hanz serves as co-trustee, and over which Ms. Patricia Hanz has shared voting and dispositive power; and (b) 20,630 shares held directly by Ms. Patricia Hanz, over which Ms. Patricia Hanz has sole voting and dispositive power.

(7)
In addition to the shares of PSB common stock disclosed above, Karla M. Kieffer also beneficially owns 500 shares of PSB preferred stock. In connection with the merger, she entered into a Preferred Stock Redemption Agreement with PSB and Bank First with respect to such preferred shares, pursuant to which, among other things, Ms. Kieffer will sell her shares of PSB preferred stock to PSB and, as consideration for such sale, Bank First will deliver to Ms. Kieffer a BFC Note in an original principal amount equal to approximately $500,000 and, pursuant to such agreement, Ms. Kieffer has agreed to vote all of her shares of PSB preferred stock in favor of the PSB merger proposal. See “Ancillary Agreements to the Merger Agreement — Preferred Stock Redemption Agreements” beginning on page 93.

In accordance with voting agreements more fully described under “Ancillary Agreements to the Merger Agreement — Voting Agreements,” beginning on page 91, each director and executive officer of PSB has entered into a written agreement in which such party has agreed, among other things, to vote his or her shares of PSB common stock for the approval of the PSB merger proposal. The form of voting agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. As of the PSB record date, these directors and executive officers owned in the aggregate 331,455 shares of PSB common stock, or 8.21% of the issued and outstanding shares of PSB common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PSB
The following is a discussion of the financial condition of PSB as of March 31, 2026, December 31, 2025 and December 31, 2024, and its results of operations for each of the three months ended March 31, 2026, and 2025, as well as the two years ended December 31, 2025, and 2024. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Special Cautionary Note regarding Forward-Looking Statements,” “Risk Factors,” and PSB’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.
PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples State Bank is a community bank headquartered in Wausau, Wisconsin, serving North Central and Southeastern Wisconsin from twelve full-service banking locations in Marathon, Oneida, Vilas, Portage, Milwaukee and Waukesha counties. Peoples State Bank also provides investment and insurance products, along with retirement planning services, through Peoples Wealth Management, a division of Peoples State Bank. As part of its wealth management services, Peoples State Bank has entered into a third party arrangement by which registered representatives and investment adviser representatives of Raymond James (Member FINRA/SIPC, a registered broker dealer and investment adviser not affiliated with Peoples State Bank) offers securities and variable insurance products on Peoples State Bank’s premises and can assist with investment management and planning. PSB Holdings, Inc. is traded under the stock symbol PSBQ on the OTCQX Market. More information about PSB, its management and its financial performance may be found at www.psbholdingsinc.com. The information on PSB’s website is not part of this proxy statement/prospectus, and the reference to PSB’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus. PSB is subject to competition from other financial institutions and non-financial institutions providing financial products. Additionally, PSB is subject to the regulations of certain regulatory agencies and undergoes periodic examination by those regulatory agencies.
As of March 31, 2026, PSB had total consolidated assets of $1.50 billion, total gross loans of $1.13 billion, total deposits of $1.19 billion and total shareholders’ equity of $133.9 million.
Management’s discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition and results of operations of PSB. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect PSB. Amounts have been rounded for presentation purposes. This discussion and analysis should be read in conjunction with the “Audited Consolidated Financial Statements of PSB Holdings, Inc.” beginning on page F-2 and the “Unaudited Consolidated Financial Statements of PSB Holdings, Inc.” beginning on page F-62.
Critical Accounting Policies
The accounting and reporting policies of PSB conform to GAAP in the United States and general practices within the financial institution industry. To prepare financial statements in conformity with GAAP, management makes estimates, assumptions and judgments based on available information that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statements. PSB uses peer group historical loss factors as one factor in determining the inherent loss that may be present in its loan portfolio; however, actual losses could differ significantly from the peer group historical factors that are used. In addition, GAAP itself may change from one previously acceptable method to another method. Management has identified the allowance for credit losses as an accounting policy critical in understanding PSB’s financial statements.
Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus, beginning on page F-11. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus.
Principles of Consolidation
The consolidated financial statements and information include the accounts of PSB and its subsidiary, Peoples State Bank. Peoples State Bank owns and operates a Nevada subsidiary, PSB Investments, Inc., to manage Peoples State Bank’s investment securities. All significant intercompany balances and transactions have been eliminated. Any reference to “PSB” refers to the consolidated or individual operations of PSB and its subsidiary, Peoples State Bank.
Allowance for Credit Losses — The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance for credit losses when management believes a loan balance is confirmed to be uncollectible. Subsequent recoveries, if any, are credited to the allowance for credit losses.
The allowance for credit losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for credit losses is based on past events and current economic conditions and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance for credit losses may be necessary if there are significant changes in economic conditions. The allowance is comprised of both a specific reserve component and a general reserve component. PSB has elected to exclude accrued interest receivable from its calculation of the allowance for credit losses.
Management has chosen the discounted cash flow (“DCF”) methodology to estimate the quantitative portion of the allowance for credit losses on loans for all loan pools except for those secured by farmland, and loans to non-depository financial institutions portfolio segments, which use the remaining life method. A Loss Driver Analysis (“LDA”) was performed for each segment to identify potential loss drivers and create a regression model for use in forecasting cash flows. The LDA analyses for all DCF based pools utilized PSB data and peer data from the Federal Financial Institutions Examination Council’s (“FFIEC”) Call Report filings.
In creating the DCF model, as well as reviewing the model quarterly, management established a four-quarter reasonable and supportable forecast period. Key assumptions in the DCF model include the probability of default (“PD”), loss given default (“LGD”) and prepayment/curtailment rates. The model-driven PD and LGD are derived using PSB specific historical data and peer group data. Prepayment and curtailment rates were calculated using third party studies of PSB data. Expected credit losses are estimated over the contractual term of the loans and adjusted for prepayments when appropriate. The contractual term excludes extensions, renewals and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by PSB.
Qualitative factors for the DCF and remaining life methodologies are supplemented with other external, economic, and internal factors based on the risks present for each portfolio segment. These additional factors include: national and local economic trends and conditions; trends in volume and terms of loans; trends in collateral fair values; changes in regulatory requirements; trends and changes in industry and peer credit performance; effects of any changes in risk selection and underwriting standards; other changes in lending policies, loan review, procedures, and practices; experience, ability, and depth of lending management and other relevant staff and effects of changes in credit concentrations.
Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluation. When management determines that foreclosure is probable, expected credit losses on collateral dependent loans are based on the estimated fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. A loan is considered collateral dependent when the borrower is experiencing financial difficulty and the loan is expected to be repaid substantially through the operation or sale of the collateral. Other individually evaluated loans may estimate fair value using either the collateral valuation or the net present value of expected future cash flows.
In addition, various regulatory agencies periodically review the allowance for credit losses. These agencies may require PSB to make additions to the allowance for credit losses based on their judgments of collectability based on information available to them at the time of their examination.
Results of Operations — Comparison of Results between the Three Months Ended March 31, 2026 and the Three Months Ended March 31, 2025
General.   Net income increased $874,000, or 34.1%, to $3.4 million for the three months ended March 31, 2026, from $2.6 million for the three months ended March 31, 2025. Details of significant changes are discussed below.
Net Interest Income.   Net interest income increased by $1.6 million, or 15.9%, to $11.9 million for the three months ended March 31, 2026, from $10.3 million for the three months ended March 31, 2025. Total average interest-earning assets increased to $1.42 billion for the three months ended March 31, 2026, from $1.40 billion for the three months ended March 31, 2025.
PSB’s net interest margin increased 42 basis points to 3.45% for the three months ended March 31, 2026, from 3.03% for the three months ended March 31, 2025. The increase was driven primarily by the repricing of existing loans to higher rates and higher yields after some security restructuring.
Interest Income.   Total interest income increased $1.2 million, or 6.4%, to $19.5 million for the three months ended March 31, 2026, from $18.3 million for the three months ended March 31, 2025.
The higher net interest income in the current period primarily relates to an increase in loan yields during the quarter and an increase in security yields after selling lower yielding securities during the first quarter. The yield on loans receivable increased 30 basis points to 6.12% for the three months ended March 31, 2026, from 5.82% for the three months ended March 31, 2025. The increase in earning-asset yields was due to higher yields on loans and investment securities.
Interest Expense.   Interest expense decreased $462,000, or 5.8%, to $7.6 million for the three months ended March 31, 2026, from $8.0 million for the three months ended March 31, 2025. This decrease was a result of a shift in funding sources from higher rate FHLB advances to lower cost deposits. Deposits increased to 88% of all funding sources at March 31, 2026, from 85% of all funding sources at March 31, 2025.
Provision for Credit Losses.   PSB’s provision for credit losses is a charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. The provision for credit losses was $475,000 for the three months ended March 31, 2026, and $117,000 for the three months ended March 31, 2025. The provision for credit losses for the three months ended March 31, 2026 and 2025 were related to management’s estimation of the allowance for credit losses, as described above in the “Allowance for Credit Losses” section.
Noninterest Income.   PSB’s primary sources of noninterest income are service charges and fees on deposits accounts, interchange income, investment sales commissions, SBA sale income, mortgage banking income and income from bank-owned life insurance. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the interest method. Noninterest income increased $454,000, or 24.3% to $2.3 million for the three months ended March 31, 2026, from $1.9 million for the three months ended March 31, 2025.

The following table is a comparison of the components of noninterest income for the three months ended March 31, 2026 and 2025:
	For the three months ended March 31,		Change ($)	Change (%)
(Dollars in thousands)	2026	2025
Service charges and fees on deposit accounts	$393	$358	$35	9.8%
Net gain (loss) on sale of securities	(502)	(1)	(501)	N/A
Investment and insurance sales commissions	437	326	111	34.0%
Mortgage banking income	405	250	155	62.0%
Income from bank-owned life insurance	664	163	501	N/A
Other noninterest income	923	770	153	19.9%
Notable variances for the noninterest income table above are as follows:
•
Net gain (loss) on security repositioning in Q1 recorded at a loss of $502,000. Received life insurance benefits of $489,000 in Q1 that enabled PSB the opportunity to restructure a portion of the security portfolio.

•
Mortgage banking income increased from the prior period because of selling more mortgage production in the current period.

•
Investment and insurance sales commissions increased compared to the prior period because of strong one-time commissions earned in the current period.

Noninterest Expense.   PSB’s primary components of noninterest expense are compensation and employee benefits, premises and occupancy costs, data processing and technology expense and professional services. Noninterest expense increased $829,000, or 9.2% to $9.8 million for the three months ended March 31, 2026, from $9.0 million for the three months ended March 31, 2025.
The following table is a comparison of the components of noninterest expense for the three months ended March 31, 2026 and 2025:
	For the three months ended March 31,		Change ($)	Change (%)
(Dollars in thousands)	2026	2025
Salaries and employee benefits	$5,948	$5,302	$646	12.2%
Occupancy and facilities	800	786	14	1.8%
Data processing and other office operations	1,119	1,201	(82)	(6.8)%
Loss (gain) on real estate foreclosed	(36)	—	(36)	N/A
Advertising and promotion	189	129	60	46.5%
Other noninterest expense	1,778	1,551	227	14.6%
Notable variances in the noninterest expense table above are as follows:
•
Compensation and employee benefits increased primarily because of normal merit increases which occurred on January 1, 2026, as well as an increased current quarter net income growth incentives due to robust loan growth.

•
Other noninterest expenses increased primarily due to a non-recurring true-up for historical FDIC insurance premiums and one-time legal and professional merger-related expenses in the first quarter of 2026.

Income Tax Expense.   Income tax expense increased $22,000, or 4.7%, to $495,000 for three months ended March 31, 2026, from $473,000 for the three months ended March 31, 2025 due to tax exempt life insurance benefits and from the sale of available for sale securities that had a stranded deferred tax asset that resulted from the change in the Wisconsin tax law in 2023. The effective tax rate for the quarter ended March 31, 2026 was 12.6% compared to 15.6% for the quarter ended March 31, 2025.

Results of Operations — Comparison of Results between the Year Ended December 31, 2025 and the Year Ended December 31, 2024
General.   Net income increased $3.7 million, or 35.6%, to $13.9 million for the year ended December 31, 2025 versus the year ended December 31, 2024.
Net Interest Income.   Net interest income increased $5.1 million, or 13.0%, to $44.1 million for the year ended December 31, 2025, from $39.0 million for the year ended December 31, 2024. Total average interest-earning assets increased to $1.43 billion for the year ended December 31, 2025 from $1.38 billion for the year ended December 31, 2024. PSB’s net interest margin increased 26 basis points to 3.14% for the year ended December 31, 2025, from 2.88% for the year ended December 31, 2024.
Interest Income.   Total interest income increased $4.7 million, or 6.6%, to $76.3 million for the year ended December 31, 2025, from $71.6 million for the year ended December 31, 2024. This increase was driven by higher yields on loan originations during 2025. The yield in loans receivable increased 19 basis points to 5.90% for the year ended December 31, 2025, from 5.71% for the year ended December 31, 2024.
Interest Expense.   Interest expense decreased $332,000, or 1.0%, to $32.2 million for the year ended December 31, 2025, from $32.6 million for the year ended December 31, 2024. This decrease was a result of a decrease in the cost of interest-bearing liabilities, which decreased 7 basis points, to 3.00% for the year ended December 31, 2025, from 3.07% for the year ended December 31, 2024, as well as a shift in funding sources from higher rate FHLB advances to lower cost deposits.
Provision for Credit Losses.   Provision for credit losses increased $445,000, to $640,000 for the year ended December 31, 2025, compared to $195,000 for the year ended December 31, 2024. The allowance for credit losses was $12.6 million, or 1.14% of total loans, at December 31, 2025, compared to $12.3 million, or 1.13% of total loans, at December 31, 2024.
Noninterest Income.   Noninterest income increased $1.9 million, or 31.3% to $8.0 million for the year ended December 31, 2025, from $6.1 million for the year ended December 31, 2024.
The following table is a comparison of the components of noninterest income for the twelve months ended December 31, 2025 and 2024:
	For the twelve months ended December 31,		Change ($)	Change (%)
(Dollars in thousands)	2025	2024
Service charges and fees on deposit accounts	$1,488	$1,415	$73	5.2%
Mortgage banking income	1,437	1,588	(151)	(9.5)%
Investment and insurance sales commissions	1,526	799	727	91.0%
Net gain (loss) on sale of securities	(1)	(1,006)	1,005	(99.9)%
Income from bank-owned life insurance	693	647	46	7.1%
Other noninterest income	2,825	2,627	198	7.5%
Notable variances for the noninterest income table above are as follows:
•
Investment and insurance sales commissions increased due to customers opting to invest in certain fixed annuities in the current year, as well as the addition of LFG Financial in January of 2025.

•
Net gain (loss) on sale of securities declined in 2025 due to two security portfolio restructurings that occurred during 2024.

Noninterest Expense.   Noninterest expense increased $1.7 million, or 5.3% to $34.6 million for the year ended December 31, 2025, from $32.9 million for the year ended December 31, 2024.

The following table is a comparison of the components of noninterest expense for the twelve months ended December 31, 2025 and 2024:
	For the twelve months ended December 31,		Change ($)	Change (%)
(Dollars in thousands)	2025	2024
Salaries and employee benefits	$20,735	$19,752	$983	5.0%
Occupancy and facilities	2,929	2,902	27	0.9%
Data processing and office operations	4,700	4,284	416	9.7%
Loss (gain) on real estate foreclosed	(80)	1	(81)	N/A
Advertising and promotion	633	605	28	4.6%
Other noninterest expenses	5,687	5,329	358	6.7%
No significant variances were noted in the table above.
Income Tax Expense.   Income tax expense increased $1.1 million, or 66.7%, to $2.8 million for the year ended December 31, 2025, from $1.7 million for the year ended December 31, 2024. The variance is primarily driven by increased pretax income.
Financial Condition
Total Assets.   Total assets increased $33.9 million, or 2.3%, during the first quarter to $1.50 billion at March 31, 2026, compared to $1.46 billion at December 31, 2025. Total assets decreased $4.5 million, or 0.3%, to $1.46 billion at December 31, 2025 from $1.47 billion at December 31, 2024. The changes in the various asset categories are discussed below.
Cash and Cash Equivalents.   Cash and cash equivalents increased $29.6 million to $59.5 million at March 31, 2026, from $29.9 million at December 31, 2025, as deposit growth increased cash and cash equivalent levels. Cash and cash equivalents decreased by $10.6 million, or 26.2%, to $29.9 million at December 31, 2025 from $40.5 million at December 31, 2024. This decrease was a result of a decrease in customer deposits from the prior year.
Investment Securities.   Total debt securities decreased $15.8 million, or 6.0%, to $249.9 million at March 31, 2026, from $265.8 million at December 31, 2025 due to normal maturities with proceeds used to fund loan growth.
The carrying value of total debt securities decreased $10.1 million, or 3.6%, to $265.8 million at December 31, 2025 from $275.8 million at December 31, 2024. This decrease was primarily a result of debt security maturities and sales with the cash received being redeployed into the loan portfolio.
The following tables show the amortized cost and weighted average yield of available for sale debt securities as of March 31, 2026, December 31, 2025 and December 31, 2024 according to contractual maturity. Actual maturities may differ from contractual maturities of residential mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty.
	March 31, 2026
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Amortized Cost
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$1,957	$—	$—	$1,957
U.S. agency issued residential mortgage-backed securities	—	689	6,226	81,825	88,740
U.S. agency issued commercial mortgage-backed securities	946	5,034	12,318	20,260	38,558
U.S. agency issued residential collateralized mortgage obligations	70	2,259	725	43,603	46,657

	March 31, 2026
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Amortized Cost
Privately issued collateralized loan obligations	—	3,985	—	—	3,985
Privately issued collateralized commercial mortgage securities	—	—	—	4,157	4,157
Nonrated trust preferred securities	—	2,500	—	500	3,000
Total debt securities	$1,016	$16,424	$19,269	$150,345	$187,054
Weighted average yield:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	—	1.76%	—	—	1.76%
U.S. agency issued residential mortgage-backed securities	—	2.25%	3.44%	2.52%	2.58%
U.S. agency issued commercial mortgage-backed securities	3.56%	2.11%	3.57%	3.22%	3.20%
U.S. agency issued residential collateralized mortgage obligations	1.90%	2.19%	3.23%	3.43%	3.37%
Privately issued collateralized loan obligations	—	4.26%	—	—	4.26%
Privately issued collateralized commercial mortgage securities	—	—	—	3.03%	3.03%
Nonrated trust preferred securities	—	3.25%	—	6.50%	3.79%
Total debt securities	3.45%	2.78%	3.52%	2.91%	2.96%

	December 31, 2025
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Amortized Cost
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$1,955	$—	$1,955
U.S. agency issued residential mortgage-backed securities	—	810	9,091	83,103	93,004
U.S. agency issued commercial mortgage-backed securities	953	7,708	9,489	21,880	40,030
U.S. agency issued residential collateralized mortgage obligations	109	4,426	770	46,252	51,557
Privately issued collateralized loan obligations	—	—	6,067	—	6,067
Privately issued collateralized commercial mortgage securities	—	—	—	4,198	4,198
Nonrated trust preferred securities	—	2,500	—	500	3,000
Total debt securities	$1,062	$15,444	$27,372	$155,933	$199,811
Weighted average yield:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	—	—	1.76%	—	1.76%
U.S. agency issued residential mortgage-backed securities	—	2.13%	3.85%	2.44%	2.58%
U.S. agency issued commercial mortgage-backed securities	3.56%	1.80%	3.45%	3.20%	3.00%
U.S. agency issued residential collateralized mortgage obligations	1.90%	2.42%	3.23%	3.49%	3.39%

	December 31, 2025
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Amortized Cost
Privately issued collateralized loan obligations	—	—	4.10%	—	4.10%
Privately issued collateralized commercial mortgage securities	—	—	—	3.02%	3.02%
Nonrated trust preferred securities	—	3.25%	—	6.50%	3.79%
Total debt securities	3.39%	2.23%	3.60%	2.89%	2.94%

	December 31, 2024
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Amortized Cost
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$1,947	$—	$1,947
U.S. agency issued residential mortgage-backed securities	—	1,215	7,064	82,476	90,755
U.S. agency issued commercial mortgage-backed securities	—	4,774	9,610	24,640	39,024
U.S. agency issued residential collateralized mortgage obligations	—	3,269	2,633	45,243	51,145
Privately issued collateralized loan obligations	—	—	15,010	—	15,010
Privately issued collateralized commercial mortgage securities	—	—	—	11,523	11,523
Nonrated trust preferred securities	—	—	2,500	500	3,000
Total debt securities	$—	$9,258	$38,764	$164,382	$212,404
Weighted average yield:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	—	—	1.76%	—	1.76%
U.S. agency issued residential mortgage-backed securities	—	2.09%	4.06%	2.15%	2.30%
U.S. agency issued commercial mortgage-backed securities	—	2.35%	2.82%	2.91%	2.82%
U.S. agency issued residential collateralized mortgage obligations	—	2.65%	2.41%	3.30%	3.21%
Privately issued collateralized loan obligations	—	—	3.97%	—	3.97%
Privately issued collateralized commercial mortgage securities	—	—	—	2.58%	2.58%
Nonrated trust preferred securities	—	—	3.25%	6.50%	3.79%
Total debt securities	—	2.42%	3.44%	2.63%	2.77%
The weighted average yield is calculated using the purchased yield and amortized cost at each period presented. No adjustments have been made to adjust any yield to a taxable-equivalent yield.
Deposits.   Peoples State Bank’s main source of funding is comprised of deposits received from individuals, governmental entities and businesses located within PSB’s service areas. Deposit accounts include demand deposits, savings, money market and certificates of deposit.
Total deposits increased $10.0 million, or 0.8%, from the prior quarter to $1.19 billion. The largest increase in deposits was in money market deposits, which increased $21.6 million during the first quarter partially offset by a decline in retail and local time deposits and brokered deposits of $5.7 million and $8.3 million, respectively. Deposits increased $29.7 million, or 2.6%, to $1.18 billion at December 31, 2025 from $1.15 billion at December 31, 2024. This increase was a result of PSB’s customer-focused approach to deposit gathering and the deepening of existing relationships as part of PSB’s operating strategy.
The following table sets forth the average balance amounts and the average rates paid on deposits held by PSB for the periods presented (in 000s):
	For the three months ended March 31, 2026		For the twelve months ended December 31, 2025		For the twelve months ended December 31, 2024
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
100 Noninterest-bearing demand deposits	$274,064	N/A	$272,799	N/A	$258,173	N/A
Interest-bearing savings and demand deposits	343,033	1.85%	325,526	1.77%	331,411	1.85%
Money market deposits	261,407	2.51%	274,635	2.44%	281,828	2.69%
Time deposits	297,006	3.71%	295,235	3.90%	256,265	3.96%
Total deposits	$1,175,510	2.03%	$1,168,195	2.05%	$1,127,677	2.12%
The following table sets forth the portion of PSB’s certificates and other time deposits, by account, which are in excess of the FDIC insurance limit, by remaining time until maturity, as of March 31, 2026:
(Dollars in thousands)	March 31, 2026
Three months or less	$14,536
Over three months through twelve months	97,696
Over twelve months	18,997
Total	$131,229
As of March 31, 2026, December 31, 2025, and December 31, 2024, approximately $257.5 million, $230.7 million, and $248.3 million, respectively, of our total deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for People State Bank’s regulatory reporting requirements. The aggregate amount of time deposits, each with a minimum denomination over $250,000 as of March 31, 2026, December 31, 2025 and December 31, 2024 was $131.1 million, $139.7 million and $100.3 million, respectively. As of March 31, 2026, brokered deposits totaled $54.9 million, compared to $63.2 million at December 31, 2025 and $57.4 million at December 31, 2024, respectively.
Borrowings.   FHLB advances increased by $24.0 million, or 21.2%, to $137.0 million at March 31, 2026 from $113.0 million at December 31, 2025. The increase in FHLB advances offset a decline in brokered deposits. The remaining increase in borrowings was attributed to seasonal fluctuations in PSB’s municipal deposit portfolio. At December 31, 2025, FHLB advances totaled $113.0 million and decreased by $49.2 million or 30.4%, compared to $162.2 million at December 31, 2024, as core deposits grew.
Shareholders’ Equity.   Total shareholders’ equity increased $2.2 million, or 1.7%, to $133.9 million at March 31, 2026, from $131.7 million at December 31, 2025. This increase was attributed to net income less dividends paid during the three-month period. Total shareholders’ equity increased $15.4 million, or 13.2%, to $131.7 million at December 31, 2025 from $116.3 million at December 31, 2024. Net income was the primary source of this increase.
During 2022, PSB issued $7.2 million of 6.75% fixed to floating Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference of $1,000 per share. Dividends on the Series A Preferred Stock are payable quarterly. Series A Preferred Stock carries a fixed rate of 6.75% thru November 1, 2027, then moves to a floating rate of the three-month Term SOFR plus 4.50%. Series A Preferred Stock may be redeemed by PSB at its option (i) either in whole or in part, from time to time, on any dividend payment date on or after the dividend payment date occurring on November 1, 2027, or (ii) in whole but not in part, at any time with 90 days following certain regulatory capital treatment events, in each case at a redemption price of $1,000 per share, plus any applicable dividends.
Loans.   Net loans increased $20.1 million, or 1.8%, to $1.12 billion at March 31, 2026, compared to December 31, 2025. Commercial real estate loans increased $26.8 million to $578.7 million at March 31,

2026, compared to December 31, 2025 while commercial & industrial loans increased $4.1 million to $143.6 million over the same time period. Residential real estate loans decreased $9.9 million from the prior quarter to $330.4 million while agricultural loans decreased $2.3 million to $9.2 million at March 31, 2026, compared to three months earlier and municipal loans decreased $2.8 million over the same time period.
Net loans increased by $17.8 million, or 1.7%, to $1.10 billion at December 31, 2025 from $1.08 billion at December 31, 2024. This increase was due to new loan customers and the deepening of relationships with existing customers. Commercial real estate loans decreased $8.5 million to $622.5 million at December 31, 2025, compared to December 31, 2024 while commercial & industrial loans increased $22.6 million to $139.5 million over the same time period. Residential real estate loans increased $2.9 million from the prior year to $340.4 million while agricultural loans decreased $0.1 million to $11.5 million at December 31, 2025, compared to a year earlier and municipal loans decreased $4.4 million over the same time period.
Loan Portfolio
The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. Demand loans, loans having no stated repayment schedule and stated maturity dates, and overdraft loans were reported as being due in one year or less.
The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:
(Dollars in thousands) As of March 31, 2026	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Commercial	$59,956	$54,907	$6,321	$16,282	$5,251	$—	$855	$143,572
Agriculture	1,133	4,706	47	70	2,859	—	373	9,188
Municipal	50	2,703	—	5,728	—	—	—	8,481
Commercial real estate	139,392	293,271	53,628	38,675	30,492	10,298	12,899	578,655
Commercial construction	33,778	18,166	3,838	4,944	10,002	—	29	70,757
Residential real estate	12,659	80,098	290	26,700	7,630	53,573	70,406	251,356
Residential construction	30,995	232	2,574	—	—	—	739	34,540
Residential home equity	4,478	1,331	9,346	4,732	18,786	—	5,872	44,545
Consumer	1,405	2,808	—	402	—	33	—	4,648
Total loans	$283,846	$458,222	$76,044	$97,533	$75,020	$63,904	$91,173	$1,145,742
(Dollars in thousands) As of December 31, 2025	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Commercial	$50,294	$62,972	$6,518	$15,165	$3,775	$—	$755	$139,479
Agriculture	3,646	4,093	48	101	3,199	—	376	11,463
Municipal	2,550	2,922	—	5,845	—	—	—	11,317
Commercial real estate	120,838	281,019	36,144	42,755	47,574	10,381	13,188	551,899
Commercial construction	27,848	17,354	10,131	5,155	10,086	—	—	70,574
Residential real estate	12,276	79,114	358	30,554	8,282	55,162	73,827	259,573
Residential construction	33,316	233	2,301	—	—	—	746	36,596
Residential home equity	5,461	1,290	9,030	4,802	18,168	—	5,468	44,219

(Dollars in thousands) As of December 31, 2025	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Consumer	1,644	3,062	—	312	—	35	—	5,053
Total loans	$257,873	$452,059	$64,530	$104,689	$91,084	$65,578	$94,360	$1,130,173

(Dollars in thousands) As of December 31, 2024	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Commercial	$32,259	$54,649	$2,562	$22,163	$3,692	$3	$1,537	$116,865
Agriculture	1,876	4,866	44	17	4,309	—	456	11,568
Municipal	2,933	5,096	—	7,704	—	—	—	15,733
Commercial real estate	73,227	316,790	24,146	64,843	46,903	10,738	14,994	551,641
Commercial construction	27,439	26,865	9,441	2,143	3,080	—	10,409	79,377
Residential real estate	13,086	76,604	334	33,902	7,718	61,192	78,807	271,643
Residential construction	27,462	568	149	—	—	—	780	28,959
Residential home equity	3,722	1,511	6,423	5,174	12,381	196	7,480	36,887
Consumer	1,252	3,435	17	303	—	53	—	5,060
Total loans	$183,256	$490,384	$43,116	$136,249	$78,083	$72,182	$114,463	$1,117,733
The following is a summary of information pertaining to nonaccrual loans:
(Dollars in thousands)	March 31, 2026	December 31, 2025	December 31, 2024
Nonaccrual Loans
Commercial	$1,290	$1,344	$190
Agriculture	—	—	113
Municipal	—	—	—
Commercial real estate	11,239	11,752	7,063
Commercial construction	—	—	—
Residential real estate	2,356	2,778	2,555
Residential construction	—	—	—
Residential home equity	515	526	189
Consumer	44	43	17
Total Nonaccrual Loans	$15,444	$16,443	$10,127
Allowance for Credit Losses
The allowance for credit losses was $13.1 million, or 1.16% of total loans at March 31, 2026. The allowance for credit losses was $12.6 million, or 1.14% of total loans, at December 31, 2025, and $12.3 million, or 1.13% of total loans, at December 31, 2024.

The following table presents, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:
(Dollars in thousands)	Three months ended March 31, 2026	Twelve months ended December 31, 2025	Twelve months ended December 31, 2024
Average loans outstanding	$1,131,775	$1,117,778	$1,087,816
Total loans outstanding at the end of the period	1,128,594	1,107,995	1,089,941
Allowance for credit losses at the beginning of the period	12,605	12,342	12,302
Provision for credit losses	525	770	100
Charge-offs:
Commercial	—	1	108
Commercial real estate	—	437	—
Residential real estate	—	41	—
Consumer	—	35	9
Total charge-offs for all loan types	—	514	117
Recoveries:
Commercial	1	3	4
Commercial real estate	—	—	—
Residential real estate	—	2	53
Consumer	—	2	—
Total recoveries for all loan types	1	7	57
Net (recoveries) charge-offs	(1)	507	60
Allowance for credit losses at the end of the period	13,131	12,605	12,342
Allowance for credit losses to total loans outstanding	1.16%	1.14%	1.13%
Nonaccrual loans to total loans outstanding	1.37%	1.48%	0.93%
Allowance for credit losses to nonaccrual loans	85.02%	76.66%	121.87%
Net charge-offs to average loans outstanding:
Commercial	—	—	0.01%
Commercial real estate	—	0.04%	—
Residential real estate	—	—	—
Consumer	—	—	—
The following table shows the allocation of the allowance for credit losses among PSB’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance for credit losses is available to absorb losses from any loan category.
	As of March 31, 2026		As of December 31, 2025		As of December 31, 2024
(Dollars in thousands)	Amount	ACL to Gross Loans	Amount	ACL to Gross Loans	Amount	ACL to Gross Loans
Commercial	$1,819	13.9%	$1,939	15.4%	$1,345	10.9%
Commercial real estate	7,316	55.7%	6,622	52.5%	7,307	59.2%
Residential real estate	3,900	29.7%	3,947	31.3%	3,630	29.4%
Consumer	96	0.7%	97	0.8%	60	0.5%
Total allowance for credit losses	$13,131		$12,605		$12,342

Indebtedness
PSB’s and Peoples State Bank’s debt consisted of the following components at the dates set forth below:
(Dollars in thousands)	March 31, 2026	December 31, 2025	December 31, 2024
Federal Home Loan Bank advances	$136,950	$112,950	$162,250
Other borrowings	4,119	5,397	6,297
Senior subordinated notes	4,789	4,788	4,781
Junior subordinated debentures	13,151	13,126	13,023
Federal Funds Borrowed	—	—	575
Peoples State Bank had the ability to borrow funds from the FHLB in the amount of up to $202.6 million as of March 31, 2026, up to $271.5 million as of December 31, 2025, and up to $213.6 million as of December 31, 2024. Funds borrowed from the FHLB are collateralized by a lien on certain of Peoples State Bank loans, as well as $8.0 million of FHLB stock owned by PSB at March 31, 2026.
Other borrowings consisted of short-term repurchase agreements with overnight maturities and federal fund advances. Peoples State Bank is required to pledge U.S. agency debentures or mortgage-backed securities available for sale as collateral for repurchase agreements.
In addition, Peoples State Bank had Fed Fund lines of credit of $48.0 million with three correspondent lenders as of March 31, 2026, December 31, 2025, and December 31, 2024. At March 31, 2026 and December 31, 2025, there were no federal fund advances outstanding. At December 31, 2024, federal fund advances outstanding totaled $575,000.
Peoples State Bank also pledges municipal investment securities and commercial real estate loans to the Federal Reserve to be able to borrow short-term Discount Window advances. The available advances from the Discount Window totaled $100.0 million as of March 31, 2026, December 31, 2025, and December 31, 2024, subject to available collateral pledged. There were no Discount Window advances outstanding at March 31, 2026, December 31, 2025, or 2024, respectively.
PSB maintains a line of credit at the parent holding company level with Bankers’ Bank, Madison, Wisconsin, for advances up to $10.0 million, which matures December 30, 2026. As of March 31, 2026, December 31, 2025, and December 31, 2024, no advances were outstanding on the line of credit.
On November 1, 2022, PSB issued $4.8 million of 4.75% Senior Subordinated Notes. The Notes require only interest payments and carry a fixed rate of 4.75% for a five-year term, then a variable rate of the 90- day Secured Overnight Funding Rate (“SOFR”) plus 2.00% for a five-year term. The Notes are held by related parties including directors, former directors, and significant shareholders. Senior Subordinated Notes outstanding were $4.8 million at March 31, 2026, December 31, 2025 and 2024, respectively.
PSB has issued $7.7 million of junior subordinated debentures to PSB Holdings Statutory Trust I (the “PSB Trust”) in connection with an issue of trust preferred securities which mature in September 2035. The debentures currently pay a variable rate of interest based on changes in the three-month CME Term SOFR plus 1.70% and a spread adjustment of 0.261%, adjusted quarterly. During 2025, PSB entered into a cash flow hedge to fix the payments of interest on the debentures for a five-year period ending June 2030 at a rate of 3.75%. At March 31, 2026, the three-month CME Term SOFR, used to determine the rate paid for the period March 16, 2025 through June 14, 2026, was 3.674%, resulting in a coupon rate of 5.636%.
As part of the acquisition of Waukesha Bankshares, Inc. (“WBI”) in 2021, PSB assumed $6.2 million of junior subordinated debentures to Waukesha Statutory Trust I (the “WBI Trust”) in connection with an issue of trust preferred securities during 2003 which mature in September 2033. The junior subordinated debentures have a carrying value at March 31, 2026 of $5.4 million (net of $767,000 unamortized discount). The debentures currently pay a variable rate of interest based on changes in the three-month SOFR plus 2.95%, adjusted quarterly. During 2023, PSB entered into a cash flow hedge to fix the payments of interest on the debentures for a three-year period ending June 2026 at a rate of 3.67%. At March 31, 2026, the three-month SOFR, used to determine the rate paid for the period March 17, 2026, through June 16, 2026, was 3.945%, resulting in a coupon rate of 6.895%.
PSB has fully and unconditionally guaranteed all the obligations of the PSB Trust and the WBI Trust. The guarantee covers the quarterly distributions and payments on liquidation or redemption of the trust preferred securities to the extent of the funds held by the PSB Trust and the WBI Trust. The trust preferred securities qualify as Tier 1 capital for regulatory capital purposes. Total interest expense on the junior subordinated debentures was $242,000 for the first quarter of 2026, $993,000 for the year ended December 31, 2025, and $1,010,000 for the year ended December 31, 2024. The subordinated debentures may be prepaid by PSB in part or in full on a quarterly basis.
Capital
Peoples State Bank desires to maintain a strong capital base to support current operations. As of March 31, 2026, Peoples State Bank’s total risk based capital and Tier 1 leverage ratios were 14.75% and 9.97%, respectively. These ratios are in excess of required regulatory minimums to be considered “well capitalized.”
Peoples State Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on PSB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, PSB and Peoples State Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
The payment of dividends by PSB or Peoples State Bank would be restricted if Peoples State Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, Peoples State Bank would be unable to maintain satisfactory regulatory capital ratios. The Bank would also be limited in making loans and advances to PSB.
Quantitative measures established by regulation to ensure capital adequacy require Peoples State Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 capital (as defined in the regulations), Tier 1 and Total capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of March 31, 2026, Peoples State Bank met all capital adequacy requirements. In addition, as of December 31, 2025 and 2024, the most recent regulatory financial report categorized Peoples State Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Peoples State Bank must maintain minimum Common Equity Tier 1, Tier 1 risk-based, Total risk-based and Tier 1 to average assets as set forth in the table. There are no conditions or events since that notification that management believes have changed Peoples State Bank’s category.
The Bank’s actual and regulatory capital amounts and ratios are as follows:
	Amount		Minimum for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2026
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$148,398	13.51%	49,433	4.5%	71,403	6.5%
Tier I Capital (to Risk-Weighted Assets)	148,398	13.51%	65,910	6.0%	87,881	8.0%
Total Capital (to Risk-Weighted Assets)	162,021	14.75%	87,881	8.0%	109,851	10.0%
Tier 1 Capital (to Average Assets)	148,398	9.97%	59,527	4.0%	74,408	5.0%

	Amount		Minimum for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$147,343	13.46%	$49,276	4.5%	$71,176	6.5%
Tier 1 Capital (to Risk-Weighted Assets)	147,343	13.46%	65,701	6.0%	87,602	8.0%
Total Capital (to Risk-Weighted Assets)	160,490	14.66%	87,602	8.0%	109,502	10.0%
Tier 1 Capital (to Average Assets)	147,343	9.84%	59,879	4.0%	74,849	5.0%
As of December 31, 2024
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$139,733	12.90%	$48,739	4.5%	$70,401	6.5%
Tier 1 Capital (to Risk-Weighted Assets)	139,733	12.90%	64,986	6.0%	86,648	8.0%
Total Capital (to Risk-Weighted Assets)	152,747	14.10%	86,648	8.0%	108,310	10.0%
Tier 1 Capital (to Average Assets)	139,733	9.46%	59,088	4.0%	73,859	5.0%
Commitments
PSB makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of PSB at predetermined interest rates for a specified period of time. At March 31, 2026, December 31, 2025, and December 31, 2024, unfunded commitments to extend credit were $220 million, $240 million, and $293 million, respectively.
Liquidity
Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, investments and loans maturing within one year. Peoples State Bank’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of Peoples State Bank’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that Peoples State Bank maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.
Peoples State Bank is required to maintain a sufficient level of liquid assets, as determined by management and reviewed for adequacy by the FDIC during its regular examinations.
Peoples State Bank adjusts liquidity levels to meet funding needs for deposit outflows, payment of real estate taxes and insurance on mortgage loan escrow accounts, repayment of borrowings and loan fundings. As of March 31 2026, Peoples State Bank had $202.6 million of additional borrowing capacity available with the FHLB of Chicago, compared to $271.5 million as of December 31, 2025 and $213.6 million as of December 31, 2024, respectively.
Additional sources of liquidity available to Peoples State Bank include, but are not limited to, loan repayments, the ability to obtain deposits through the adjustment of interest rates and the purchasing of federal funds. To further meet its liquidity needs, Peoples State Bank also maintains lines of credit with its primary correspondent financial institutions, the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Chicago.
PSB is a legal entity, separate and distinct from Peoples State Bank. A significant portion of the revenues of PSB result from dividends paid to it by Peoples State Bank. There are various legal limitations applicable to the payment of dividends by Peoples State Bank to PSB and to the payment of dividends by PSB to its shareholders. The payment of dividends by Peoples State Bank or PSB may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Peoples State Bank’s regulatory agencies have the authority to prohibit Peoples State Bank or PSB from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of PSB could be deemed to constitute such an unsafe or unsound practice. In addition, under the current supervisory practices of the Federal Reserve, PSB should inform and consult with the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in a material adverse change to PSB’s capital structure.
For the three months ended March 31, 2026, and the years ended December 31, 2025 and 2024, the aforementioned restrictions on Peoples State Bank’s ability to transfer funds to PSB has not had and is not reasonably likely to have in the future, an impact on the ability of PSB to meet its cash obligations. PSB does not anticipate any material cash requirements outside of the ordinary course of business, other than those related to the merger.
Average Balances and Yields
Net interest income represents the difference between interest earned, primarily on loans and investments, and interest paid on funding sources, primarily deposits and borrowings. Interest rate spread is the difference between the average rate earned on total interest-earnings assets and the average rate paid on total interest-bearing liabilities. Net interest margin is the amount of net interest income on a fully taxable-equivalent basis, expressed as a percentage of average interest-earning assets. The average rate earned on earning assets is the amount of annualized taxable-equivalent interest income expressed as a percentage of average earning assets. The average rate paid on interest-bearing liabilities is equal to annualized interest expense as a percentage of average interest-bearing liabilities.
The following table sets forth the distribution of our average assets, liabilities and shareholders’ equity and average rates earned or paid on a fully taxable equivalent basis for each of the periods indicated.
	Three months ended March 31, 2026			Three months ended March 31, 2025
	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Interest-earning assets
Loans(2)	$1,131,775	$17,092	6.12%	$1,103,895	$15,830	5.82%
Taxable securities	189,726	1,586	3.39%	198,426	1,641	3.35%
Tax-exempt securities	73,515	613	3.38%	79,282	654	3.35%
FHLB stock	7,792	182	9.47%	8,825	241	11.08%
Other	14,247	134	3.81%	8,960	104	4.71%
Total interest-earning assets	1,417,055	19,607	5.61%	1,399,388	18,470	5.35%
Noninterest-earning assets	73,986			75,836
Allowance for credit losses	(12,938)			(12,362)
Total assets	$1,478,103			$1,462,862
Liabilities & shareholders’ equity
Savings and demand deposits	$343,033	$1,567	1.85%	$339,909	$1,567	1.87%
Money market deposits	261,407	1,617	2.51%	280,396	1,685	2.44%
Time deposits	297,006	2,714	3.71%	268,821	2,632	3.97%
Total deposits	901,446	5,898	2.65%	889,126	5,884	2.68%
FHLB borrowings	128,666	1,344	4.24%	164,968	1,792	4.41%
Other borrowed funds	4,778	25	2.12%	6,321	47	3.02%
Senior sub. notes	4,789	59	5.00%	4,782	59	5.00%
Junior sub. Debentures	13,139	242	7.47%	13,036	248	7.72%
Total borrowings	151,372	1,670	4.47%	189,107	2,146	4.60%

	Three months ended March 31, 2026			Three months ended March 31, 2025
	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Total interest-bearing liabilities	1,052,818	7,568	2.92%	1,078,233	8,030	3.02%
Noninterest-bearing deposits	274,064			251,271
Noninterest-bearing liabilities	16,275			14,782
Shareholders’ equity	134,946			118,576
Total liabilities and shareholders’ equity	$1,478,103			$1,462,862
Net interest income on fully taxable equivalent basis		$12,039			$10,440
Less taxable equivalent adjustment		(155)			(185)
Net interest income		$11,884			$10,255
Net interest spread(3)			2.69%			2.33%
Net interest margin(4)			3.45%			3.03%

(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% for the three months ended March 31, 2026 and 2025

(2)
Nonaccrual loans are included in average amounts outstanding

(3)
Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities

(4)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets

The following table sets forth the distribution of our average assets, liabilities and shareholders’ equity and average rates earned or paid on a fully taxable equivalent basis for each of the periods indicated.
	Year ended December 31, 2025			Year ended December 31, 2024
	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Interest-earning assets
Loans(2)	$1,117,778	$65,954	5.90%	$1,087,816	$62,085	5.71%
Taxable securities	195,944	6,511	3.32%	179,074	5,382	3.01%
Tax-exempt securities	76,518	2,554	3.34%	79,735	2,647	3.32%
FHLB stock	8,905	814	9.14%	8,024	750	9.35%
Other	26,777	1,162	4.34%	29,153	1,505	5.16%
Total interest-earning assets	1,425,922	76,995	5.40%	1,383,802	72,369	5.23%
Noninterest-earning assets	75,561			75,968
Allowance for credit losses	(12,543)			(12,528)
Total assets	$1,488,940			$1,447,242
Liabilities & shareholders’ equity
Savings and demand deposits	$325,526	$5,773	1.77%	$331,411	$6,133	1.85%
Money market deposits	274,635	6,707	2.44%	281,828	7,569	2.69%
Time deposits	295,235	11,521	3.90%	256,265	10,150	3.96%
Total deposits	895,396	24,001	2.68%	869,504	23,852	2.74%
FHLB borrowings	155,477	6,826	4.39%	167,708	7,238	4.32%

	Year ended December 31, 2025			Year ended December 31, 2024
	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Other borrowed funds	6,868	180	2.62%	7,241	232	3.20%
Senior sub. notes	4,784	235	4.91%	4,778	235	4.92%
Junior sub. Debentures	13,075	993	7.59%	12,972	1,010	7.79%
Total borrowings	180,204	8,234	4.57%	192,699	8,715	4.52%
Total interest-bearing liabilities	1,075,600	32,235	3.00%	1,062,203	32,567	3.07%
Noninterest-bearing deposits	272,799			258,173
Noninterest-bearing liabilities	15,698			13,475
Shareholders’ equity	124,843			113,391
Total liabilities and shareholders’ equity	$1,488,940			$1,447,242
Net interest income on fully taxable equivalent basis		$44,760			$39,802
Less taxable equivalent adjustment		(709)			(819)
Net interest income		$44,051			$38,983
Net interest spread(3)			2.40%			2.16%
Net interest margin(4)			3.14%			2.88%

(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% for the years ended December 31, 2025 and 2024

(2)
Nonaccrual loans are included in average amounts outstanding

(3)
Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities

(4)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets

Rate/Volume Analysis of Net Interest Income
As discussed under the headings “Net Interest Income” above, PSB’s net income is largely dependent on net interest income. The table below calculates the relative impact on net interest income caused by changes in the average balances (volume) of interest sensitive assets and liabilities, and the impact caused by changes in interest rates earned or paid. Each table compares two periods as indicated below. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year.
Three Months Ended March 31, 2026 to 2025
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Loans	$862	$400	$1,262
Taxable securities	17	(72)	(55)
Tax-exempt securities	7	(48)	(41)
FHLB stock	(31)	(28)	(59)
Other interest income	(31)	61	30
Total	824	313	1,137

	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest paid on:
Savings and demand deposits	$(14)	$14	$—
Money market deposits	46	(114)	(68)
Time deposits	(194)	276	82
FHLB borrowings	(54)	(394)	(448)
Other borrowings	(11)	(11)	(22)
Senior subordinated notes	—	—	—
Junior subordinated debentures	(8)	2	(6)
Total	(235)	(227)	(462)
Changes in net interest income	$1,059	$540	$1,599

Years Ended December 31, 2025 to 2024
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Loans	$2,159	$1,710	$3,869
Taxable securities	622	507	1,129
Tax-exempt securities	14	(107)	(93)
FHLB stock	(18)	82	64
Other interest income	(220)	(123)	(343)
Total	2,557	2,069	4,626
Interest paid on:
Savings and demand deposits	$(251)	$(109)	$(360)
Money market deposits	(669)	(193)	(862)
Time deposits	(173)	1,544	1,371
FHLB borrowings	116	(528)	(412)
Other borrowings	(40)	(12)	(52)
Senior subordinated notes	—	—	—
Junior subordinated debentures	(25)	8	(17)
Total	(1,042)	710	(332)
Changes in net interest income	$3,599	$1,359	$4,958
Quantitative and Qualitative Disclosures About Market Risk
In an effort to assess interest rate risk and market risk, PSB utilizes a simulation model to determine the effect of immediate incremental increases and decreases in interest rates on net interest income, the market value of equity and asset and liability duration. Certain assumptions are made regarding loan prepayments and decay rates of savings and interest-bearing demand accounts. Because it is difficult to accurately project the market reaction of depositors and borrowers, the effect of actual changes in interest rates on these assumptions may differ from simulated results. The following table illustrates the simulated impact of 100 bps, 200 bps, 300 bps or 400 bps upward and downward movement in interest rates on net interest income, economic value of equity and asset and liability durations at March 31, 2026.

	Decrease				Increase
	400 bps	300 bps	200 bps	100bps	100 bps	200 bps	300 bps	400 bps
Projected change in net interest income year 1	0.00%	7.00%	4.60%	2.50%	-2.40%	-5.10%	-7.70%	-10.30%
Policy limit year 1	-25.00%	-20.00%	-15.00%	-10.00%	-10.00%	-15.00%	-20.00%	-25.00%
Projected change in net interest income year 2	0.00%	1.00%	0.80%	0.70%	1.30%	-3.20%	-4.90%	-6.80%
Policy limit year 2	-25.00%	-20.00%	-15.00%	-10.00%	-10.00%	-15.00%	-20.00%	-25.00%
Projected change in economic value of equity	0.00%	-1.80%	0.20%	1.00%	-2.30%	-6.00%	-9.40%	-13.00%
EVE Policy limits	-40.00%	-30.00%	-20.00%	-10.00%	-10.00%	-20.00%	-30.00%	-40.00%

DESCRIPTION OF CAPITAL STOCK OF BANK FIRST
As a result of the merger, PSB shareholders who receive shares of Bank First common stock in the merger will become shareholders of Bank First. Your rights as shareholders of Bank First will be governed by Wisconsin law and the Bank First Articles and Bank First Bylaws. The following briefly summarizes the material terms of Bank First common stock. We urge you to read the applicable provisions of the WBCL, the Bank First Articles and the Bank First Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Bank First’s governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.”
Common Stock
Authorized.   Bank First has 25,000,000 authorized shares, of which 20,000,000 are shares of common stock, $0.01 par value, and of which 5,000,000 are shares of preferred stock, $0.01 par value. As of July 15, 2026, there were 11,081,244 shares of common stock outstanding and no shares of preferred stock outstanding.
Voting Rights; No Cumulative Voting.   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors; provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares. There is no cumulative voting in the election of directors. All elections of directors are determined by a plurality of the votes cast, and except as otherwise required by the Bank First Articles or by applicable Wisconsin law, all other matters are approved if the votes cast within the voting group favoring an action exceed the votes cast opposing such action at a properly called meeting of shareholders.
Board of Directors.   Under the Bank First Bylaws and Bank First Articles, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six nor more than fifteen. Currently, there are fourteen (14) directors. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present or represented by proxy and entitled to vote on the election of directors.
Dividends; Liquidation; Preemptive Rights.   Holders of shares of Bank First common stock are entitled to receive dividends only when, as and if approved by the Bank First board of directors from funds legally available for the payment of dividends. Bank First’s ability to pay dividends will be dependent on Bank First’s earnings and financial conditions and subject to certain restrictions imposed by state and federal laws. Bank First shareholders are entitled to share ratably in Bank First’s assets legally available for distribution to such shareholders in the event of Bank First’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of Bank First’s known debts and liabilities. These rights are subject to the preferential rights of any series of Bank First’s preferred stock that may then be outstanding. Holders of shares of Bank First common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Bank First’s securities. All outstanding shares of Bank First common stock are validly issued, fully paid and nonassessable.
Bank First is a legal entity separate and distinct from Bank First, N.A. There are various restrictions that limit the ability of Bank First, N.A. to finance, pay dividends or otherwise supply funds to Bank First or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.

The principal sources of funds to Bank First to pay dividends are the dividends received from Bank First, N.A. Consequently, dividends are dependent upon Bank First, N.A.’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by Bank First, N.A.’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to Bank First by Bank First, N.A. are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.
Preemptive Rights; Liquidation.   Bank First common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Bank First common stock. In the event of liquidation, holders of Bank First common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Bank First preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to Bank First common stock.
Preferred Stock
Under the terms of the Bank First Articles, Bank First has authorized the issuance of up to 5,000,000 shares of serial preferred stock, $0.01 par value per share, any part or all of which shares may be established and designated from time to time by the Bank First board of directors by filing an amendment to the Bank First Articles, which is effective without shareholder action, in accordance with the appropriate provisions of the WBCL. Bank First Articles authorize Bank First’s board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Bank First common stock. Bank First does not currently have any shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
General.   Bank First Articles and Bank First Bylaws, as well as WBCL, contain certain provisions designed to enhance the ability of Bank First’s board of directors to deal with attempts to acquire control of Bank First. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to Bank First’s charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect Bank First’s shareholders generally and to provide Bank First’s board and shareholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.
Voting Requirements; Business Combinations or Control Share Acquisition.   The Bank First Articles require the affirmative vote of the holders of at least 80% of the then-outstanding shares of capital stock entitled to vote on the matter to approve certain business combinations; provided, however, in the case where the business combination has been approved by a majority of the board of directors, then the business combination may be approved by an affirmative vote of the holders of the majority of the outstanding shares of Bank First.

Authorized but Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of Bank First’s management.
Number and Classification of Directors.   Bank First Articles and Bank First Bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six nor more than fifteen. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in the Bank First Articles and Bank First Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of  “FOR” votes will be elected as directors. If, at the annual meeting, a shareholder does not vote for a nominee or indicates “WITHHOLD” for any nominee on his, her or its proxy card, such vote will not count “FOR” the nominee.
Removal of Directors and Filling Vacancies.   Bank First Articles provide that any director may be removed from office by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director taken at a meeting of shareholders called for that purpose. Bank First Bylaws provide that all vacancies on the board, including those created by an increase in the number of directors on the board of directors, may be filled by the remaining directors, and the director(s) so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.
Amendment of the Articles of Incorporation or Bylaws.   The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote is required to amend or repeal certain provisions of the Bank First Articles, including those provisions regarding voting shares held in excess of the 20% limit described above, the election and removal of directors, business combinations, and indemnification of directors and officers. The Bank First Articles also provides that the board of directors may amend the Bank First Articles without shareholder approval pursuant to Section 180.1002 of the WBCL. Except as provided in Section 180.1002 of the WBCL, the Bank First Articles can only be amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment.
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides. The Bank First Bylaws provide that any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

Special Meetings of Shareholders.   Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the Bank First board of directors or Bank First’s Corporate Secretary, upon written request of a majority of the board of directors then in office. Bank First must give written or printed notice of the place, day and hour of each special shareholders’ meeting no fewer than 20 days nor more than 120 days before the meeting date to each shareholder of record entitled to vote at the meeting.
Shareholder Proposals and Nominations.   The Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (if the event date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice is timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case of a special meeting of the shareholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the chairman of the meeting.
Limitations on Directors’ and Officers’ Liability.   Article X of the Bank First Articles provides that Bank First shall indemnify to the fullest extent permitted by the WBCL each director and officer of Bank First, and any such other employee or agent of Bank First as the board of directors shall so resolve to indemnify. Article VIII of the Bank First Bylaws also provides for indemnification of directors and officers.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, shareholders of PSB will become shareholders of Bank First. The rights of PSB shareholders are currently governed by and subject to the laws of the State of Wisconsin, as amended, and the PSB Articles and PSB Bylaws. Upon completion of the merger, the rights of the former PSB shareholders who receive shares of Bank First common stock will be governed by the WBCL and the Bank First Articles and Bank First Bylaws, rather than the PSB Articles and PSB Bylaws.
The following is a summary of the material differences between the rights of holders of Bank First common stock and holders of PSB common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the Bank First common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Wisconsin law; (2) the Bank First Articles; (3) the PSB Articles; (4) the Bank First Bylaws and (5) the PSB Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Wisconsin law, as well as the governing corporate instruments of each of Bank First and PSB, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
Corporate Governance	Bank First is a Wisconsin corporation.	PSB is a Wisconsin corporation.
	The rights of Bank First shareholders are governed by Wisconsin law, the Bank First Articles and the Bank First Bylaws.	The rights of PSB shareholders are governed by Wisconsin law, the PSB Articles and the PSB Bylaws.
Authorized Capital Stock	Bank First’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.	PSB is authorized to issue 18,000,000 shares of common stock, without par value, and 30,000 shares of preferred stock, without par value.
	The Bank First Articles authorize Bank First’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Bank First preferred stock in each series.	The PSB Articles authorize PSB’s board of directors to divide any and all of the preferred stock into series, and to fix and determine the relative rights and preferences of the shares of any series of preferred stock.
	As of July 15, 2026, there were 11,081,244 shares of Bank First common stock outstanding and no shares of Bank First preferred stock outstanding.	As of July 15, 2026, there were 5,490,798 shares of PSB common stock issued and 4,021,558 shares of PSB common stock outstanding and 7,200 shares of PSB preferred stock outstanding.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
Preemptive Rights	The Bank First Articles provide that shareholders do not have preemptive rights.	The PSB Articles do not provide shareholders with preemptive rights.
Voting Rights
Each holder of shares of Bank First common stock is entitled to one vote for each share held on all questions submitted to holders of shares of Bank First common stock, provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares.
Other matters (other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Wisconsin law or the Bank First Articles) require, of the shares represented at the meeting and entitled to vote on the subject matter, the votes cast within the voting group favoring the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

Each share of PSB common stock generally has one vote for each matter submitted to a vote at a meeting of shareholders.
Action on a matter, other than the election of directors, is approved if a majority of the votes cast favors the action, unless the PSB Articles or applicable statutes require a greater number of affirmative votes.
The affirmative vote or consent of the holders of two-thirds of all voting groups of PSB entitled to vote in elections of directors shall be required for (a) the adoption of any agreement for the merger or consolidation of PSB with or into any other corporation whereby (i) PSB is not the surviving corporation in such merger or consolidation or (ii) the shareholders of PSB immediately prior to such merger or consolidation own equal to or less than 50% of the issued and outstanding shares of the common stock immediately following such merger or consolidation, (b) the sale of all or substantially all of the assets of PSB, or (c) approval of a plan of share exchange of the stock, in addition to the vote or consent of shareholders otherwise required by law.
So long as any shares of PSB preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all shares of PSB preferred stock, voting separately as a class, is required to: (1) authorize, create, or issue, or increase the authorized amount of, shares of any class or series of stock ranking senior to the PSB preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of PSB, or issue any

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of PSB stock; (2) amend, alter, or repeal the provisions of the PSB Articles, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of the PSB preferred stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any stock junior or equal to the PSB preferred stock, or any securities convertible into or exchangeable for any stock junior or equal to the PSB preferred stock will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of the PSB preferred stock; or (3) complete a binding share exchange or reclassification involving the PSB preferred stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of PSB or consolidate with or merge into any other corporation, unless, in any case, the shares of PSB preferred stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the PSB preferred stock, taken as a whole.
Cumulative Voting	Holders of shares of Bank First common stock do not have cumulative voting rights at elections of directors.	Holders of shares of PSB common stock do not have cumulative voting rights at elections of directors.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
Size of the Board of Directors	The Bank First Bylaws provide for a board of directors consisting of not less than 6 and not more than 15 directors as fixed from time to time by a resolution of Bank First’s board. Currently, there are 14 directors on Bank First’s board of directors.	The PSB Articles provide that the number of directors of the corporation shall be not less than 5 nor more than 17, the exact number to be fixed and determined from time to time by resolution of a majority of the PSB board of directors. Currently, there are 11 directors on the PSB board of directors.
Independent Directors	A majority of the Bank First board of directors must be comprised of independent directors as defined in the listing rules of Nasdaq. If the chairman of the board is not an independent director, the board will elect a lead independent director that will act as the liaison between the chairman of the board and the independent directors.	PSB is not subject to any requirement with respect to independent directors.
Term of Directors and Classified Board	Bank First Articles and Bank First Bylaws provide that the directors shall be divided into three classes of not less than two nor more than five directors each, with one class to be elected annually. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office of three years, with each director to hold office until his or her successor shall have been elected and qualified or until their earlier resignation, death, or removal from office.
The PSB Bylaws provide that the directors shall be divided into three classes, with one class to be elected annually. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office of three years, with each director to hold office until his or her successor shall have been elected and qualified or until their earlier resignation, death, or removal from office.

Election of Directors	Bank First directors are elected by a plurality of the votes cast at an annual meeting of shareholders at which a quorum is present.	The PSB Bylaws provide that the directors of one class of PSB directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at an annual meeting of PSB shareholders at which a quorum is present.
Removal of Directors	The Bank First Articles provide that a director may be removed from office by the affirmative vote of the holders of 80% of the outstanding shares entitled to vote at an election of such director.	The PSB Bylaws provide that any director may be removed from office at a special meeting of shareholders called for that purpose only (i) by the affirmative vote of not less than 80% of outstanding shares entitled to vote for the election of such director, or (ii) when removal is recommended by

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
an affirmative vote of not less than a majority of the board, by shareholders holding shares entitled to vote for the election of such director if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. A director may also resign at any time by filing his or her written resignation with the board.
Filling Vacancies of Directors	The Bank First Articles and Bank First Bylaws provide that if a vacancy occurs, the remaining directors may fill such vacancy on the board of directors, including a vacancy created by an increase in the number of directors. In the absence of action by the remaining directors, the shareholders may fill such vacancy at a special meeting or an annual meeting in accordance with the Bank First Articles and Bylaws. A director elected to fill a vacancy will serve until the expiration of the term of his or her predecessor. Any vacancy created by the removal of a director by the shareholders may be replaced by an affirmative vote of 80% of the outstanding shares entitled to vote at an election of such director.	The PSB Bylaws provide that a vacancy occurring in the board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though such directors may constitute less than a quorum. If there are no directors then in office, the shareholders shall may fill the vacancies on the board. A vacancy that will occur at a specific later date, because of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. A director elected to fill a vacancy will be elected for the unexpired term of the predecessor in office.
Director Qualifications	Bank First Bylaws provide that any director who reaches the age of 70 may not be nominated for election to the board of directors, and any director who reaches the age of 70 during the course of his or her term as director will serve up to the first annual meeting following such birthday, at which point his or her term will end. The board may grant exceptions to the maximum age qualification as it deems necessary.	PSB’s Articles and Bylaws do not impose specific director qualifications.
Amendments to Articles	The Bank First Articles provide that the board of directors may amend the Articles without shareholder approval pursuant to Section 180.1002 of the WBCL. Except as provided in Section 180.1002 of the WBCL, the Bank First Articles can only be	An amendment of the Articles requires the approval of the PSB board and the affirmative vote of two thirds of all voting groups of PSB (currently, PSB common and preferred stock, each voting as a separate class) entitled to vote in the

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders

amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment. In the case of an amendment of Articles V (directors), VII (Amendment), VIII (Shareholders Vote Required for Merger), IX (Control Share Acquisitions), and X (Indemnification) of the Bank First Articles, the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote on such amendment will be required. Notwithstanding the foregoing, the affirmative vote of a majority of the outstanding shares of stock entitled to vote on an amendment is sufficient to adopt any amendment which is approved by a resolution of the majority of the entire board of directors in office at such time, if it was adopted by the board prior to the mailing to shareholders of the notice of the meeting at which the shareholders’ vote on such matter is held.
The Bank First Articles provide that if a vote to amend the Bank First Articles requires the vote of one or more class of outstanding shares, voting separately as a class, then the 66-2/3%, 80% or majority vote required by the Bank First Articles shall also apply to each such class, voting separately as a class.
election of directors in addition to the vote or consent of shareholders otherwise required by law.
Bylaw Amendments
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides.
The Bank First Bylaws provide that any action taken or authorized by the
Except with respect to Sections 2.02 (requirements for notice of shareholder meetings), 2.08 (quorum for shareholder meetings) and 3.08 (quorum for board meetings) of the PSB Bylaws, the PSB Bylaws may be altered, amended or repealed and new bylaws may be adopted by the PSB shareholders by affirmative vote of not less than a majority of all voting groups entitled to vote in the election of directors present or represented at any annual or special meeting of the

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by an affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended, but only so far as is necessary to permit the specific action so taken or authorized.
shareholders at which a quorum is in attendance.
Sections 2.02, 2.08 and 3.08 of the PSB Bylaws may be altered, amended or repealed only by the affirmative vote of two-thirds of all voting groups entitled to vote in the election of directors at any annual or special meeting of the shareholders at which a quorum is in attendance. The PSB Bylaws may also be altered, amended or repealed and new bylaws may be adopted by the board by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; but no bylaw adopted by the shareholder can be amended or repealed by the board if the bylaw so adopted so provides.

Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions	Bank First Articles provide that (A) any merger or consolidation with one or more other corporations (regardless of which is the surviving corporation) or (B) any sale, lease or exchange of all or substantially all of the property and assets of Bank First to or with one or more other corporations, persons or other entities requires the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote on the matter. However, if a transaction referenced above is approved by a majority of the board of directors prior to the mailing of the notice of the meeting at which the shareholders’ vote on such matter is to be held, then an affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on the matter shall be sufficient to approve such transaction. If the WBCL or the Bank First Articles require a vote of shareholders of one or more classes of outstanding shares, voting separately as a class, for approval of such transactions described above, then the 80% or majority vote
The PSB Articles provide that the affirmative vote or consent of the holders of two-thirds of all voting groups of PSB entitled to vote in elections of directors shall be required for (a) the adoption of any agreement for the merger or consolidation of PSB with or into any other corporation whereby (i) PSB is not the surviving corporation in such merger or consolidation or (ii) the shareholders of PSB immediately prior to such merger or consolidation own equal to or less than 50% of the issued and outstanding shares of the common stock immediately following such merger or consolidation, (b) the sale of all or substantially all of the assets of PSB, or (c) approval of a plan of share exchange of the stock, in addition to the vote or consent of shareholders otherwise required by law.
The PSB Articles provisions governing the PSB preferred stock provide that so long as any shares of PSB preferred stock remain outstanding, the affirmative vote or

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
required shall also apply to each such class, voting separately.
consent of the holders of at least two-thirds of all shares of PSB preferred stock, voting separately as a class, is required to: (1) amend, alter, or repeal the provisions of the PSB Articles, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of the PSB preferred stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any preferred stock junior or equal to the PSB preferred stock, or any securities convertible into or exchangeable for any stock junior or equal to the PSB preferred stock will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of the PSB preferred stock; or (2) complete a binding share exchange or reclassification involving the PSB preferred stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of PSB or consolidate with or merge into any other corporation, unless, in any case, the shares of PSB preferred stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the PSB preferred stock, taken as a whole.
Under the WBCL, subject to certain exceptions, any merger or share exchange not covered by the voting provisions of the Articles described

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
above must be adopted and approved by the board, and submitted to the shareholders at a meeting of the shareholders for approval by each voting group entitled to vote separately on the plan, by a majority of all the votes entitled to be cast on the plan or share exchange by that voting group.
Annual Meetings of the Shareholders	Bank First Bylaws provide that the annual meeting of the shareholders is to be held once each calendar year, with the interval between such annual meetings to be no less than nine months nor more than 15 months. The annual meeting is to be held at such time and at such place as determined by the board of directors and stated in the notice.	The PSB Bylaws provide that the annual meeting of the PSB shareholders shall be held on the third Tuesday of April, or such other month, and at such time and place as the PSB board of directors shall determine, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.
Special Meetings of the Shareholders	Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the board of directors or the Corporate Secretary, upon written request of a majority of the board of directors then in office.	The PSB Bylaws provide that special shareholders’ meetings may be called by: (a) the chairman of the board; (b) the president; (c) the board or by such other officer(s) as it may authorize from time to time; or (d) the president or secretary upon the written request of the holders of record of at least 10% of all the votes entitled to be cast upon the matter(s) set forth as the purpose of the meeting in such written request. Upon delivery to the president or secretary of a written request pursuant to (d) stating the purpose(s) of the requested meeting, dated and signed by the person(s) entitled to request such a meeting, it is the duty of such officer to whom the request is delivered to give notice of the special meeting to shareholders. The corporation must give written notice of such a special meeting not less than 10 nor more than 60 days before the date of the meeting, unless otherwise prescribed by the WBCL.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual	Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public	Rule 14a-8 of the Exchange Act does not apply to PSB. Under the PSB Bylaws, a shareholder nomination or proposal for the

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
Meetings
company’s proxy statement. Rule 14a-8 applies to Bank First. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
Other than proposals brought under Rule 14a-8, the Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (if the event date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice is timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days annual meeting must be received by the PSB Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the meeting. The notice must set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the material interest of the shareholder in such business.
Nominations or proposals that are not made in accordance with the foregoing provisions may be disregarded by PSB chairman or, if none, president.
At a special meeting, only such business will be conducted as has been brought before the meeting pursuant to PSB notice of meeting. Shareholder nominations may be made at a special meeting at which directors are to be elected pursuant to PSB’s notice of meeting by or at the direction of the board or by any shareholder who is entitled to vote at the meeting, who complies with the notice procedures set forth below and who is a shareholder of record at the time the notice is delivered to PSB secretary. Nominations by shareholders may be made at the special meeting if the shareholder’s notice is delivered to the secretary at PSB principal executive offices not less than 90 days nor more than 120 days prior to the meeting, or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders

prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case of a special meeting of the shareholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the Chairman of the meeting.

Notice of Shareholder Meetings	Bank First must give written, electronic transmission, or printed notice, or if such forms of personal notice are impracticable, public notice of the place, day and hour of each annual and special shareholders’ meeting. For annual meetings such notice must be no fewer than 50 days nor more than 120 days before the date of such meeting. For special meetings such notice must be no fewer than 20 days nor more than 120 days before the date of such meeting. Unless otherwise provided by WBCL, notice of the annual meeting need not include a description of the purpose for which the meeting is called.	PSB must give written notice stating the place, day and hour of the annual meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, not less than 10 nor more than 60 days before the date of the meeting, unless otherwise provided by WBCL, either personally or by mail. If mailed, the notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the shareholder’s address as it appears on the stock record books, with postage thereon prepaid. If an annual or special meeting of shareholders is adjourned to a different date, time, or place, PSB is not required to give notice of the new date, time, or place if the new date, time, or place is announced at the meeting before the adjournment; provided, however, that if a new record date for an adjourned meeting is or must be fixed, it must

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
give notice of the adjourned meeting to persons who are shareholders as of the new record date.
Liability and Indemnification of Directors and Officers
Bank First Articles and Bank First Bylaws provide that Bank First shall indemnify, to the fullest extent permitted by Wisconsin law, each person who may serve or who has served at any time as a director or officer of Bank First or of any of its subsidiaries, or who at the request of Bank First may serve or at any time has served as a director, officer, partner, trustee, member of any decision-making committee, employee or agent of, or in a similar capacity with, another organization, for all reasonable expenses incurred in connection with any proceeding to the extent he or she has been successful on the merits or otherwise. The WBCL provides that Bank First shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Bank First against reasonable expenses incurred by him or her in connection with the proceeding.
In cases where a director of officer is not successful on the merits or otherwise, Bank First shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Bank First, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to Bank First and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with Bank First or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had

The PSB Bylaws provide that each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the WBCL.
The WBCL provides that PSB shall indemnify a director to the extent he or she has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of PSB against reasonable expenses incurred by him or her in connection with the proceeding.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders

reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.
The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.
Indemnification by Bank First includes payment of reasonable expenses incurred in defending a proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by Bank First, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court. This undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance and may be secured or unsecured.

Limitation of Director Liability	The Bank First Bylaws provide that a director or officer is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or shareholders, for damages, or any other monetary liabilities arising from a breach of, or failure to perform, any duty resulting	The WBCL states that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation, or its shareholders, for damages, settlements, fees fines, penalties, or other monetary liabilities arising from a breach of, or failure to perform, any

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders

solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes; (a) a willful failure to deal with the corporation or shareholders in connection with a matter in which the director or officer had a material conflict of interest, (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (c) a transaction from which the director or officer derived an improper personal profit, or (d) willful misconduct.
The limitation of liability of directors and officers does not apply for improper declarations of dividends, distribution of assets, corporate purchase of its own shares, distribution of assets to shareholders during liquidation, or for corporate loans made to an officer or director under the WBCL.
duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform constitutes either; (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest, (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (c) a transaction from which the director derived an improper personal profit, or (d) willful misconduct.
Dividends	The WBCL prohibits a Wisconsin corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
The provisions of the WBCL are also applicable to PSB and its shareholders.
Under the PSB Articles, the PSB preferred stock is senior as to dividends to the PSB common stock.
Holders of PSB preferred stock are generally entitled to receive when and if declared by the PSB board on each Dividend Payment Date (as defined below), non-cumulative cash dividends based on the liquidation preference of the preferred stock of $1,000 per share. Dividends on each share of PSB preferred stock accrue at a rate equal to (i) 6.75% per annum on the liquidation preference of $1,000 per share for each Dividend Period from the original issue date of the PSB preferred stock until October 1, 2027 or the date of earlier redemption and (ii) the Three-Month

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders

Term SOFR rate plus a spread of 450 basis points per annum on the liquidation preference of $1,000 per share for each Dividend Period from and including October 1, 2027 to, but excluding, the date of earlier redemption in each case, only when, as and if declared.
If declared by the board, starting January 1, 2023, dividends will be payable on the PSB preferred stock quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (or the next business day if not a business day, and each such day a “Dividend Payment Date”) based on a liquidation preference of $1,000 per share.
Dividends on the PSB preferred stock will not be cumulative. If the board does not declare a dividend, in full or otherwise, on the PSB preferred stock in respect of a dividend period, then such unpaid dividends will cease to accrue and will not be payable on the applicable Dividend Payment Date or be cumulative, and PSB will have no obligation to pay (and the holders of the PSB preferred stock will have no right to receive) dividends accrued for such dividend period after the Dividend Payment Date for such dividend period, whether or not the board declares a dividend for any future Dividend Period with respect to the PSB preferred stock, common stock, or any other class or series of PSB’s preferred stock. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend not declared.
So long as any share of current PSB preferred stock remains outstanding: (1) no dividend or distribution can be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any PSB securities junior to the outstanding PSB preferred

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
stock (“Junior Securities”) other than (i) a dividend payable solely in Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan; (2) no shares of Junior Securities can be repurchased, redeemed, or otherwise acquired for consideration by PSB, directly or indirectly, other than (i) as a result of a reclassification of Junior Securities for or into other Junior Securities, (ii) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities, (iv) purchases, redemptions, or other acquisitions of shares of Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by PSB; and (3) no series of shares of PSB preferred stock equal or subordinate to the current PSB preferred stock may be repurchased, redeemed, or otherwise acquired for consideration by PSB, directly or indirectly, other than (i) pursuant to pro rata offers to

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders

purchase all, or a pro rata portion, of the PSB preferred stock and such series of preferred stock equal or subordinate to the current PSB preferred stock, if any, (ii) as a result of a reclassification of preferred stock equal to the current PSB preferred stock for or into other equal series of preferred stock, (iii) the exchange or conversion of one share of preferred stock equal to the outstanding PSB preferred stock (“Parity Securities”) for or into another share of Parity Securities or Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (v) purchases of shares of Parity Securities pursuant to a contractually binding requirement to buy Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by PSB; unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of PSB preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.
Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date, on the shares of PSB preferred stock and any Parity Securities, all dividends declared upon shares of PSB preferred stock and any Parity Securities for such dividend payment date shall be declared on a pro rata basis in proportion to the respective

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders

amounts of undeclared and unpaid dividends for the outstanding PSB preferred stock and all Parity Securities on such dividend payment date. To the extent a dividend period with respect to any Parity Securities coincides with more than one Dividend Period, for purposes of the immediately preceding sentence the board will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period, or will treat such dividend period(s) with respect to any Parity Securities and Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Parity Securities and the outstanding PSB preferred stock. To the extent a Dividend Period coincides with more than one dividend period with respect to any Parity Securities, for purposes of the first sentence of this paragraph the board will treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Parity Securities, or will treat such Dividend Period(s) and dividend period(s) with respect to any Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the outstanding PSB preferred stock and such Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Parity Securities means such dividend periods as are provided for in the terms of such Parity Securities.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise), as may be determined by the board, may be declared and paid on the PSB

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of PSB Shareholders
common stock and any other class or series of capital stock ranking equally with or junior to the outstanding PSB preferred stock from time to time out of any assets legally available for such payment, and the holders of PSB preferred stock will not be entitled to participate in any such dividend.
Appraisal/Dissenters’ Rights
Under the WBCL, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.
A shareholder of a corporation is not entitled to dissent in connection with a merger under the WBCL if the corporation is a parent corporation merging with its 90% owned subsidiary, and certain other requirements are met regarding maintaining identical rights for the shares outstanding prior to the merger, no change in the articles of incorporation of the surviving corporation as a result of the merger, and the number of shares outstanding immediately after the merger plus the number of shares issuable as a result of the merger do not exceed by more than 20 percent the number of shares of the parent outstanding immediately prior to the merger.
Additionally, except as provided otherwise in a corporation’s articles of incorporation, dissenters’ rights are not available to holders of shares registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system.

The provisions of the WBCL are also applicable to PSB and its shareholders.
PSB shareholders are entitled to dissenters’ rights. However, as a result of entering into the Preferred Stock Redemption Agreements and the voting covenants contained therein, holders of PSB preferred stock will not have dissenters’ rights.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Bank First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of PSB common stock that exchange their shares for the merger consideration or of PSB preferred stock that receive BFC Notes in the preferred stock redemption. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of PSB common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
The discussion applies only to U.S. holders of shares of PSB stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of PSB common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If a partnership (including any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds PSB stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds PSB stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this proxy statement/prospectus.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Alston & Bird, counsel to Bank First, has rendered its tax opinion to Bank First, and Boardman Clark LLP, counsel to PSB, has rendered its tax opinion to PSB, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Bank First and PSB of tax opinions from Alston & Bird and Boardman Clark LLP, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Bank First and PSB. Neither Bank First nor PSB currently intends to waive this condition to its obligation to consummate the merger. If either Bank First or PSB waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to PSB shareholders have materially changed, Bank First and PSB will recirculate appropriate materials to resolicit the votes of PSB shareholders.
The opinions of Alston & Bird and Boardman Clark LLP provided to Bank First and PSB, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in material facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird and Boardman Clark LLP will rely on representations and covenants of Bank First and PSB, including those representations contained in certificates of officers of Bank First and PSB, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Bank First and PSB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Exchange PSB Common Stock for Bank First Common Stock
Subject to the discussion below relating to the receipt of cash in lieu of fractional share of Bank First common stock, a U.S. holder that exchanges PSB common stock for shares of Bank First common stock in the merger:
•
would generally not recognize any gain or loss on the exchange;

•
would generally have an aggregate tax basis in the Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the PSB common stock surrendered in exchange therefor; and

•
would generally have a holding period for the shares of Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its shares of PSB common stock surrendered in exchange therefor.
If a U.S. holder acquired different blocks of PSB common stock at different times or at different prices, the adjusted tax basis and holding period for Bank First common stock such holder receives in the merger would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of PSB common stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of Bank First common stock should be allocated among different blocks of their PSB common stock surrendered in the merger.
Cash In Lieu of Fractional Shares
If a U.S. holder receives cash in lieu of a fractional share of Bank First common stock, the U.S. holder would generally be treated as having received such fractional share of Bank First common stock in the merger and then as having exchanged the fractional share for cash. Accordingly, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received in exchange for such fractional share and the U.S. holder’s tax basis allocable to the fractional share of Bank First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of PSB common stock surrendered therefor, as discussed above) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized by non-corporate taxpayers may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Shareholders Exercising Dissenters’ Rights
Upon its exercise of dissenters’ rights, a U.S. holder of PSB common stock would exchange all of its PSB common stock for cash. Accordingly, such U.S. holder would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its PSB common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of PSB common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized by non-corporate taxpayers may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
U.S. Holders of PSB Preferred Stock
A U.S. holder of PSB preferred stock (that does not own PSB common stock) that receives a BFC Note as consideration in the preferred stock redemption generally would recognize gain or loss equal to the difference between (i) the issue price of the BFC Note received (which generally would be determined based on the stated principal amount of the BFC Note if it bears adequate stated interest) and (ii) such U.S. holder’s adjusted tax basis in its shares of PSB preferred stock surrendered. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of PSB preferred stock exceeds one year at the time of the preferred stock redemption. U.S. holders may be eligible to report any such gain under the installment method, subject to applicable limitations and exceptions. Under the installment method, gain is generally recognized as payments are received rather than at the time of the exchange. Interest payments received on the BFC Notes generally will be includible in the U.S. holder’s gross income as ordinary interest income. U.S. holders of PSB preferred stock are urged to consult their own independent tax advisors regarding the particular tax consequences of the preferred stock redemption to them.
A U.S. holder of both PSB common stock and PSB preferred stock generally (i) would not recognize gain or loss on the exchange of its PSB common stock, other than with respect to cash received in lieu of fractional Bank First shares in the merger (see “— Cash in Lieu of Fractional Shares” above) and (ii) would recognize gain (but not loss) on the exchange of its PSB preferred stock equal to the lesser of (A) the excess, if any, of the fair market value of the BFC Notes received in the preferred stock redemption over such holder’s adjusted tax basis in its PSB preferred stock and (B) the fair market value of the BFC Notes received in the preferred stock redemption.

Net Investment Income Tax
A non-corporate U.S. holder of PSB stock is generally subject to an additional 3.8% tax on the lesser of (1) the holder’s “net investment income” (as defined in the Code) for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold which depends on the individual’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger, the preferred stock redemption or due to the exercise of dissenters’ rights. U.S. holders should consult their tax advisors as to the application of this additional tax to their circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of PSB common stock or PSB preferred stock actually or constructively owns shares of Bank First common stock (other than the Bank First common stock received as consideration in connection with the merger), the U.S. holder’s gain realized could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be taxable as dividend income to the extent of the U.S. Holder’s ratable share of Bank First’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. The determination of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of PSB common stock or PSB preferred stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult its own independent tax advisor as to the tax consequences of the merger or preferred stock redemption, including such determination, in its particular circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of PSB stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives Bank First common stock in the merger is considered a “significant holder,” such U.S. holder would be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger, including such U.S. holder’s tax basis in and the fair market value of the PSB common stock and securities surrendered in the merger. A “significant holder” is any holder of PSB common stock that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of PSB common stock, or (2) owned PSB common stock and securities with a tax basis of $1 million or more.
This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of PSB stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of dissenters’ rights or other transactions described herein) in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of PSB stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the PSB board of directors knows of no other matters that will be presented for consideration at the PSB special meeting, other than as described in this proxy statement/prospectus. If any other matters properly come before the PSB special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.
LEGAL MATTERS
The validity of Bank First common stock to be issued in connection with the merger will be passed upon for Bank First by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Bank First and PSB by Alston & Bird LLP (Atlanta, Georgia) and Boardman Clark LLP (Madison, Wisconsin), respectively.
EXPERTS
The consolidated financial statements of Bank First Corporation as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, and the effectiveness of Bank First Corporation’s internal control over financial reporting as of December 31, 2025, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon, included in Bank First Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report pertaining to such consolidated financial statements and the effectiveness of Bank First Corporation’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of PSB Holdings, Inc. as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 have been audited by Wipfli LLP, an independent auditor, as set forth in their report, which has been included in this proxy statement/prospectus by reference. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Bank First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that PSB shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Bank First and Bank First common stock. The rules and regulations of the SEC allow Bank First to omit certain information included in the registration statement from this proxy statement/prospectus.
Bank First also files annual, quarterly and current reports, and other information with the SEC. Bank First’s SEC filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document Bank First files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You will also be able to obtain these documents, free of charge, from Bank First by accessing Bank First’s website at https://www.bankfirst.com. Copies can also be obtained, free of charge, by directing a written request to:
Bank First Corporation
402 North 8th Street
Manitowoc, Wisconsin 54220
Attention: Chief Legal Counsel
Telephone: (920) 652-3100
The SEC allows Bank First to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by Bank First with the SEC, which means that Bank First can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Bank First incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
Bank First’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026;

•
Bank First’s Definitive Proxy Statement on Schedule 14A for the 2026 Annual Meeting, filed with the SEC on April 24, 2026;

•
Bank First’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 11, 2026;

•
Bank First’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 2, 2026, January 20, 2026, January 22, 2026, May 19, 2026, June 18, 2026, June 23, 2026;

•
Bank First’s Current Report on Form 8-K/A filed with the SEC on March 16, 2026, including the audited consolidated financial statements of Centre 1 Bancorp, Inc. and its consolidated subsidiaries as of and for the years ended December 31, 2025 and 2024, and the unaudited pro forma combined financial information of Bank First giving effect to the Centre merger, included as Exhibits 99.2 and 99.3, respectively; and

•
the description of Bank First’s common stock included as Exhibit 4.2 on Form 10-K, filed with the SEC on February 27, 2026, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents Bank First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Bank First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.
You may obtain from Bank First a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from Bank First or from the SEC as described above.
PSB is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from PSB, please send a request in writing or by telephone to PSB at the following address:
PSB Holdings, Inc.
1905 W Stewart Avenue
Wausau, Wisconsin 54401
Attention: Scott Cattanach
Telephone: (715) 842-2191
If you would like to request documents, please do so by August 28, 2026 to receive them before the PSB special meeting. If you request any incorporated documents from Bank First, then Bank First will mail them to you by first-class mail, or another equally prompt means, within one business day after Bank First receives your request.
Bank First has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Bank First, and PSB has supplied all information contained in this proxy statement/prospectus relating to PSB.

Neither Bank First nor PSB has authorized anyone to give any information or make any representation about the merger, the Bank First common stock to be received by PSB shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

PSB HOLDINGS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report
Audit Committee
PSB Holdings, Inc. and Subsidiary
Wausau, Wisconsin
Opinion
We have audited the accompanying consolidated financial statements of PSB Holdings, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2025, 2024, and 2023, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025, 2024, and 2023 in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.
“Wipfli” is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.
Wipfli LLP
Eau Claire, Wisconsin
February 13, 2026
“Wipfli” is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.

Consolidated Balance Sheets
December 31, 2025 and 2024
(dollars in thousands except per share data)
	2025	2024
Assets
Cash and due from banks	$19,697	$21,414
Interest-bearing deposits	2,262	3,724
Federal funds sold	7,916	15,360
Cash and cash equivalents	29,875	40,498
Debt securities available for sale, at fair value (amortized cost of $199,811 and $212,404, respectively, net of allowance for credit loss of $0 and $0, respectively)	184,265	189,086
Debt securities held to maturity (fair value of $76,671 and $79,654 respectively, net of allowance for credit loss of $0 and $0, respectively)	81,511	86,748
Equity securities	2,892	2,782
Loans held for sale	180	217
Loans receivable, net (allowance for credit losses of $12,605 and $12,342 respectively)	1,096,035	1,078,204
Accrued interest receivable	5,035	5,042
Real estate foreclosed or held for sale	—	—
Premises and equipment, net	12,972	13,805
Federal Home Loan Bank stock (at cost)	8,090	8,825
Cash surrender value of bank-owned life insurance	25,425	24,732
Goodwill and other intangibles	5,471	4,478
Other assets	9,721	11,539
TOTAL ASSETS	$1,461,472	$1,465,956
Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing	$278,302	$259,515
Interest-bearing	898,729	887,834
Total deposits	1,177,031	1,147,349
Federal Home Loan Bank advances	112,950	162,250
Other borrowings	5,397	6,872
Senior subordinated notes	4,788	4,781
Junior subordinated debentures	13,126	13,023
Allowance for credit losses on unfunded commitments	542	672
Accrued expenses and other liabilities	15,967	14,723
Total liabilities	1,329,801	1,349,670
Stockholders’ equity:
Preferred stock – No par value:
Authorized – 30,000 shares; Issued – 7,200 shares
Outstanding – 7,200 shares	7,200	7,200
Common stock – No par value with a stated value of $1.00 per share:
Authorized – 18,000,000 shares
Issued – 5,490,798 shares	1,830	1,830
Outstanding – 4,023,874 and 4,092,977 shares, respectively
Additional paid-in capital	8,727	8,610
Retained earnings	150,556	139,838
Accumulated other comprehensive loss, net of tax	(13,000)	(19,314)
Treasury stock, at cost – 1,466,924 and 1,397,821 shares, respectively	(23,642)	(21,878)
Total stockholders’ equity	131,671	116,286
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,461,472	$1,465,956
See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Years Ended December 31, 2025, 2024, and 2023
(dollars in thousands except per share data)
	2025	2024	2023
Interest and dividend income:
Loans, including fees	$65,781	$61,822	$53,633
Securities:
Taxable	6,511	5,382	4,919
Tax-exempt	2,018	2,091	2,137
Other interest and dividends	1,976	2,255	851
Total interest and dividend income	76,286	71,550	61,540
Interest expense:
Deposits	24,001	23,852	16,993
Federal Home Loan Bank advances	6,826	7,238	4,417
Other borrowings	180	232	215
Senior subordinated notes	235	235	238
Junior subordinated debentures	993	1,010	985
Total interest expense	32,235	32,567	22,848
Net interest income	44,051	38,983	38,692
Provision for credit losses	640	195	450
Net interest income after provision for credit losses	43,411	38,788	38,242
Noninterest income:
Service fees	1,488	1,415	1,448
Residential mortgage banking, net	1,437	1,588	1,228
Investment and insurance sales commissions	1,526	799	910
Net loss on sale of securities	(1)	(1,006)	(576)
Increase in cash surrender value of bank-owned life insurance	693	647	615
Life insurance death benefit	—	—	533
Other operating income	2,825	2,627	2,562
Total noninterest income	7,968	6,070	6,720
Noninterest expense:
Salaries and employee benefits	20,735	19,752	18,648
Occupancy and facilities	2,929	2,902	2,761
Loss (gain) on real estate foreclosed	(80)	1	(45)
Data processing and other office operations	4,700	4,284	3,785
Advertising and promotion	633	605	733
Legal and professional fees	926	841	687
Other operating expense	4,761	4,488	3,979
Total noninterest expense	34,604	32,873	30,548
Income before income taxes	16,775	11,985	14,414
Provision for income taxes	2,828	1,696	4,845
Net income	$13,947	$10,289	$9,569
Preferred stock dividends declared	$486	$486	$486
Net income available to common shareholders	$13,461	$9,803	$9,083
Basic earnings per share	$3.32	$2.37	$2.16
Diluted earnings per share	$3.31	$2.37	$2.16
See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2025, 2024, and 2023
(dollars in thousands except per share data)
	2025	2024	2023
Net income	$13,947	$10,289	$9,569
Other comprehensive income (loss):
Unrealized gain on debt securities, net of tax	6,138	352	2,641
Reclassification adjustment for net loss on sale of debt securities, included in net income, net of tax	1	795	500
Reclassification adjustment for amounts realized related to stranded tax effects associated with the tax adjustment for Wisconsin Act 19	(61)	(111)	(33)
Accretion of unrealized loss on debt securities available for sale transferred to debt securities held to maturity, net of tax	360	360	418
Unrealized gain (loss) on interest rate swap, net of tax	(76)	125	141
Reclassification adjustment of interest rate swap settlements included in earnings, net of tax	(48)	(146)	(136)
Other comprehensive income	6,314	1,375	3,531
Comprehensive income	$20,261	$11,664	$13,100
See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2025, 2024, and 2023
(dollars in thousands except per share data)
	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Totals
Balance, December 31, 2022	$7,200	$1,830	$8,300	$126,003	$(24,220)	$(17,171)	$101,942
Cumulative effect of ASU 2013-13 adoption (CECL)				87			87
Net income				9,569			9,569
Other comprehensive income					3,531		3,531
Purchase of treasury stock			(29)			(3,000)	(3,029)
Grants of restricted stock			(50)			50	—
Vesting of restricted stock			54				54
Forfeiture of unvested restricted stock grants			76			(76)	—
Directors fees paid in grants of stock			8			17	25
Vesting of stock options			101				101
Cash dividends declared $0.60 per share				(2,501)			(2,501)
Cash dividends declared on unvested restricted stock				(6)			(6)
Cash dividends declared on preferred stock				(486)			(486)
Balance, December 31, 2023	$7,200	$1,830	$8,460	$132,666	$(20,689)	$(20,180)	$109,287
	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Totals
Balance, December 31, 2023	$7,200	$1,830	$8,460	$132,666	$(20,689)	$(20,180)	$109,287
Net income				10,289			10,289
Other comprehensive income					1,375		1,375
Purchase of treasury stock			(17)			(1,763)	(1,780)
Grants of restricted stock			(49)			49	—
Vesting of restricted stock			71				71
Forfeiture of unvested restricted stock grants			22			(22)	—
Directors fees paid in grants of stock			4			9	13
Vesting of stock options			113				113
Issuance of restricted employee stock purchase plan stock grants			6			29	35
Cash dividends declared $0.64 per share				(2,626)			(2,626)
Cash dividends declared on unvested restricted stock				(5)			(5)
Cash dividends declared on preferred stock				(486)			(486)
Balance, December 31, 2024	$7,200	$1,830	$8,610	$139,838	$(19,314)	$(21,878)	$116,286
See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity (continued)
Years Ended December 31, 2025, 2024, and 2023
(dollars in thousands except per share data)
	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Totals
Balance, December 31, 2024	$7,200	$1,830	$8,610	$139,838	$(19,314)	$(21,878)	$116,286
Net income				13,947			13,947
Other comprehensive income					6,314		6,314
Purchase of treasury stock			(18)			(1,845)	(1,863)
Exercise of stock options			(5)			5	—
Grants of restricted stock			(52)			52	—
Vesting of restricted stock			68				68
Forfeiture of unvested restricted stock grants			19			(19)	—
Directors fees paid in grants of stock			8			11	19
Vesting of stock options			84				84
Issuance of restricted employee stock purchase plan stock grants			13			32	45
Cash dividends declared $0.68 per share				(2,737)			(2,737)
Cash dividends declared on unvested restricted stock				(6)			(6)
Cash dividends declared on preferred stock				(486)			(486)
Balance, December 31, 2025	$7,200	$1,830	$8,727	$150,556	$(13,000)	$(23,642)	$131,671
See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 2025, 2024, and 2023
(dollars in thousands except per share data)
	2025	2024	2023
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$13,947	$10,289	$9,569
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation and net amortization	2,662	3,002	3,073
Amortization of operating lease right of use asset	146	141	41
Provision (benefit) for deferred income taxes	(68)	(88)	2,770
Provision for credit losses	640	195	450
Deferred net loan origination costs	(137)	(173)	(269)
Proceeds from sales of loans held for sale	38,759	40,669	19,818
Originations of loans held for sale	(38,156)	(40,113)	(19,820)
Gain on sale of loans	(1,342)	(1,322)	(541)
Recapture of mortgage servicing rights valuation allowance	—	—	(118)
Net (gain) loss on sale and provision for write-down of premises and equipment	1	(10)	(16)
Realized loss on sale of debt securities available for sale	1	1,006	576
Net gain on sale and provision for write-down of real estate foreclosed or held for sale	(86)	—	(58)
Increase in cash surrender value of bank-owned life insurance	(693)	(647)	(615)
Change in fair value of equity securities	—	—	(42)
Changes in operating assets and liabilities:
Accrued interest receivable	7	94	(1,130)
Other assets	48	(123)	(674)
Operating lease liability	(148)	(138)	41
Accrued expenses and other liabilities	630	1,760	3
Net cash provided by operating activities	$16,211	$14,542	$13,058
Cash flows from investing activities:
Proceeds from maturities of debt securities available for sale	37,129	16,853	14,260
Proceeds from sale of debt securities available for sale	9,499	15,331	21,658
Proceeds from maturities of debt securities held to maturity	5,350	1,430	1,826
Payment for purchase of debt securities available for sale	(34,240)	(57,309)	(5,130)
Payment for purchase of debt securities held to maturity	—	(1,013)	(931)
Proceeds from sale of equity securities	—	—	940
Payment for purchase of equity securities	(110)	(1,308)	(283)
Cash paid on acquisition(1)	(553)	—	—
Net (purchase) redemption of Federal Home Loan Bank stock	735	(2,452)	(3,857)
Net (increase) decrease in loans	(18,515)	653	(115,945)
Purchases of premises and equipment	(613)	(1,739)	(1,226)
Proceeds from sale of premises and equipment	144	16	15
Proceeds from sale of real estate foreclosed or held for sale	525	—	218
Proceeds from bank-owned life insurance	—	—	1,984
Life insurance death benefit gain	—	—	(533)
Net cash used in investing activities	$(649)	$(29,538)	$(87,004)
See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2025, 2024, and 2023
(dollars in thousands except per share data)
	2025	2024	2023
Cash flows from financing activities:
Net (decrease) increase in non-interest-bearing deposits	$18,787	$(7,314)	$(25,509)
Net increase in interest-bearing deposits	10,895	12,861	18,556
Net increase (decrease) in Federal Home Loan Bank advances	(49,300)	28,250	91,000
Net decrease in other borrowings	(1,475)	(1,186)	(4,927)
Repayment of senior subordinated notes	—	—	(781)
Dividends declared	(3,229)	(3,117)	(2,993)
Purchase of treasury stock	(1,863)	(1,780)	(3,029)
Net cash provided by (used in) financing activities	$(26,185)	$27,714	$72,317
Net increase (decrease) in cash and cash equivalents	(10,623)	12,718	(1,629)
Cash and cash equivalents at beginning	40,498	27,780	29,409
Cash and cash equivalents at end	$29,875	$40,498	$27,780
Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	$31,008	$32,226	$21,738
Income taxes – Federal	2,870	1,138	2,410
Income taxes – Wisconsin	(202)	—	645
Noncash activities:
Loans transferred to real estate foreclosed or held for sale	$439	$—	$—
Grants of unvested restricted stock at fair value	88	71	76
Grants of stock to directors at fair value	19	13	25
Vesting of restricted stock grants	68	71	54
Vesting of stock option grants	84	113	101
Right-of-use assets obtained in exchange for lease obligations	115	468	—

(1)
See Note 25 regarding non-cash transactions included in the acquisition.

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
NOTE 1   Summary of Significant Accounting Policies
Principal Business Activity
PSB Holdings, Inc. operates Peoples State Bank (the “Bank”), a full-service financial institution chartered as a state commercial bank headquartered in Wausau, Wisconsin with twelve locations in a primary service area including Marathon, Oneida, Vilas, Portage, Milwaukee, and Waukesha counties in Wisconsin. PSB operates as a community bank and provides a full range of traditional retail consumer and commercial banking products, including uninsured investment and insurance products, long-term fixed-rate residential mortgages, and commercial treasury management services.
Principles of Consolidation
The consolidated financial statements include the accounts of PSB Holdings, Inc. and its subsidiary, Peoples State Bank. Peoples State Bank owns and operates a Nevada subsidiary, PSB Investments, Inc., to manage the Bank’s investment securities. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies of PSB conform to accounting principles generally accepted in the United States (“GAAP”) and to the general practices within the banking industry. Any reference to “PSB” refers to the consolidated or individual operations of PSB Holdings, Inc. and its subsidiary, Peoples State Bank.
Use of Estimates in Preparation of Financial Statements
The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.
Significant estimates are used when measuring the reported amounts of the following: the fair value of financial instruments, securities and other financial instruments using Level 3 inputs, the allowance for credit losses, and mortgage servicing rights.
Cash and Cash Equivalents
For purposes of reporting cash flows in the consolidated financial statements, cash and cash equivalents include cash and due from banks, interest-bearing deposits, money market funds, and federal funds sold, all of which have original maturities of three months or less.
Debt Securities Held to Maturity and Available for Sale
Debt securities are assigned an appropriate classification at the time of purchase in accordance with management’s intent. Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Accretion of the net unrealized loss on securities held to maturity that were transferred from securities available for sale is recognized in other comprehensive income using the interest method over the estimated lives of the securities. Debt securities not classified as securities held to maturity are considered available for sale and reported at fair value, determined from estimates of brokers or other sources. Unrealized gains and losses are excluded from earnings but are reported as other comprehensive income, net of income tax effects. Amortization of premiums and accretion of discounts is recognized in interest income using the interest method over the estimated lives of the securities.
Gains and losses on the sale of debt securities are recorded on the trade date and determined using the specific-identification method.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Declines in fair value of debt securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses.
Allowance for Credit Losses — Debt Securities Held to Maturity:   Management measures expected credit losses on debt securities held to maturity on a collective basis by major security type. Accrued interest receivable on debt securities held to maturity is excluded from the estimate of credit losses. The held to maturity portfolio consists of taxable and nontaxable municipal securities from local governmental entities. The estimate of expected losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. At December 31, 2025 and 2024, respectively, the estimated reserve was immaterial.
Allowance for Credit Losses — Debt Securities Available for Sale:   For available for sale securities in an unrealized loss position, PSB first assesses whether it intends to sell, or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written to fair value through income. For debt securities available for sale that do not meet the aforementioned criteria, PSB evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any decline in fair value that has not been recorded through an allowance for credit losses is recognized in other comprehensive income, net of applicable taxes.
Changes in the allowance for credit losses are recorded as credit loss expense (or recovery). Losses are charged against the allowance when management believes the uncollectibility of a debt security available for sale is confirmed or when either of the criteria regarding intent or requirement to sell is met.
Accrued interest receivable on debt securities available for sale is excluded from the estimate of credit losses. The accrual of interest on a security available for sale is discontinued whenever management believes the issuer will be unable to make payments as they become due. When securities are placed on nonaccrual status, all unpaid accrued interest is reversed against interest income.
Equity Securities
Equity securities include common stock in Bankers’ Bancorporation, an investment in a CRA Fund, and an investment in an affordable housing limited partnership. The investment in Bankers’ Bancorporation, the CRA Fund, and affordable housing limited partnership do not have readily determinable fair values and are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.
Loans Held for Sale
PSB sells most 15-, 20-, and 30-year long-term fixed-rate single-family mortgage loans it originates into the secondary market. The gain or loss associated with sales of single-family mortgage loans is recorded as a component of residential mortgage banking revenue.
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method using quoted market prices.
For sales of mortgage loans to the Federal Home Loan Bank (“FHLB”) prior to 2009 and after January 1, 2023, PSB retained a secondary portion of the credit risk on the underlying loans in exchange for a credit enhancement fee. When applicable, PSB records a recourse liability to provide for potential credit

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
losses. PSB also provides representations and warranties regarding all originated loans sold to secondary market buyers including the FHLB and the Federal National Mortgage Association (“FNMA”). These representations and warranties can lead to additional credit risk for which PSB records a recourse liability. Because the loans involved in these transactions are similar to those in PSB’s loans held for investment portfolio, the review of the adequacy of the recourse liability is similar to the review of the adequacy of the allowance for credit losses (refer to “Allowance for Credit Losses”).
Loans
Loans that management has the intent to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans. Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest is doubtful or those loans which are past due 90 days or more as to principal or interest payments. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. After being placed on nonaccrual status, all payments received are applied to reduce principal, and additional income is recorded only after the principal has been satisfied. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income recognition on loans considered to be individually evaluated is consistent with the recognition on all other loans.
Loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.
Allowance for Credit Losses
The allowance for credit losses (“ACL”) is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
PSB excludes interest receivable from the amortized cost basis of loans when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on loans totaling $3,525 and $3,385 at December 31, 2025 and 2024, respectively, was excluded from the amortized cost basis of loans.
Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as changes in external conditions, such as changes in unemployment rates, property values, or other relevant factors.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The allowance for credit losses is measured on a collective pool basis when similar risk characteristics exist. PSB has identified the following portfolio segments and measures the allowance for credit losses using the following methods:
Portfolio Segment (Federal Call Code)	Pool	Methodology	Loss Driver
1a1. 1 – 4 family residential construction loans	Residential construction and development	Discounted Cash Flow	National Unemployment Rate
1a2. Other construction loans and all land development and other land loans	Commercial construction and land development	Discounted Cash Flow	National Unemployment Rate
1b. Secured by farmland	Agricultural	Remaining Life Method	n/a
1c1. Revolving, open-end loans secured by 1 – 4 family residential properties and extended under line of credit	Residential real estate home equity	Discounted Cash Flow	National Unemployment Rate
1c2a. Secured by first liens	Residential real estate mortgage	Discounted Cash Flow	National Unemployment Rate
1c2b. Secured by junior liens	Residential real estate home equity	Discounted Cash Flow	National Unemployment Rate
1d. Secured by multifamily (5 or more) residential properties	Commercial real estate mortgage	Discounted Cash Flow	National Unemployment Rate
1e1. Loans secured by owner-occupied, nonfarm nonresidential properties	Commercial real estate mortgage	Discounted Cash Flow	National Unemployment Rate
1e2. Loans secured by other nonfarm nonresidential properties	Commercial real estate mortgage	Discounted Cash Flow	National Unemployment Rate
3. Loans to finance agricultural production	Agricultural	Remaining Life Method	n/a
4a. Commercial and industrial	Commercial and industrial	Discounted Cash Flow	National Unemployment Rate
6b. Other revolving credit plans	Consumer and individual	Discounted Cash Flow	National Unemployment Rate
6c. Automobile loans	Consumer and individual	Discounted Cash Flow	National Unemployment Rate
6d. Other consumer loans	Consumer and individual	Discounted Cash Flow	National Unemployment Rate
8. Muni/government	Municipal	Discounted Cash Flow	National Unemployment Rate
9. Loans to non-depository financial institutions	Commercial and industrial	Remaining Life Method	n/a

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Management has chosen the discounted cash flow (“DCF”) methodology to estimate the quantitative portion of the allowance for credit losses on loans for all loan pools except for those secured by farmland, and loans to non-depository financial institutions portfolio segments, which use the remaining life method. A Loss Driver Analysis (“LDA”) was performed for each segment to identify potential loss drivers and create a regression model for use in forecasting cash flows. The LDA analyses for all DCF based pools utilized PSB data and peer data from the Federal Financial Institutions Examination Council’s (“FFIEC”) Call Report filings.
In creating the DCF model, as well as reviewing the model quarterly, management established a four-quarter reasonable and supportable forecast period. Key assumptions in the DCF model include the probability of default (“PD”), loss given default (“LGD”), and prepayment/curtailment rates. The model-driven PD and LGD are derived using PSB specific historical data and peer group data. Prepayment and curtailment rates were calculated using third party studies of PSB data. Expected credit losses are estimated over the contractual term of the loans, adjusted for prepayments when appropriate. The contractual term excludes extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by PSB.
Qualitative factors for the DCF and remaining life methodologies are supplemented with other external, economic, and internal factors based on the risks present for each portfolio segment. These additional factors include: national and local economic trends and conditions; trends in volume and terms of loans; trends in collateral fair values; changes in regulatory requirements; trends and changes in industry and peer credit performance; effects of any changes in risk selection and underwriting standards; other changes in lending policies, loan review, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; and effects of changes in credit concentrations.
Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable, expected credit losses on collateral dependent loans are based on the estimated fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. A loan is considered collateral dependent when the borrower is experiencing financial difficulty and the loan is expected to be repaid substantially through the operation or sale of the collateral. Other individually evaluated loans may estimate fair value using either the collateral valuation or the net present value of expected future cash flows.
Management considers the following when assessing risk in PSB’s loan portfolio segments:
Commercial and industrial loans, municipal loans, and agricultural loans are primarily for working capital, physical asset expansion, and asset acquisition loans. These loans are made based primarily on historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Financial information is obtained from the borrowers to evaluate cash flow sufficiency to service debt and are periodically updated during the life of the loan. Municipal loans are primarily for equipment purchases or development infrastructure to be repaid out of applicable tax collections and usually represent general obligations of the municipality. In addition to the preceding, PSB also originates agricultural real estate loans that are primarily for land acquisition. Financial information is obtained from the borrowers and/or the individual projects to evaluate cash flow sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.
Commercial real estate loans are dependent on the industry tied to these loans. Commercial real estate loans are primarily secured by owner and non-owner-occupied office and industrial buildings, warehouses, small retail shopping facilities and various special purpose properties, including hotels and restaurants. Financial information is obtained from the borrowers and/or the individual projects to evaluate cash flow sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
market such as geographic location and/or property type. Commercial real estate loans also include multifamily loans to finance non-farm properties with five or more units in structures primarily to accommodate households on a temporary or permanent basis. Such credits are typically originated to finance the acquisition of an apartment or condominium building/complex. Multifamily loans are made based primarily on the historical and projected cash flow of the subject multifamily property, with assumptions made for vacancy rates. Cash flows and ultimate loan performance rely on the receipt of rental income from the tenants of the property who are themselves subject to fluctuations in national and local economic and unemployment trends.
Construction and land development loans are secured by vacant land and/or property that are in the process of improvement, including (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential, or farm buildings. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that necessary approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs.
Residential real estate loans, including home equity lines of credit, are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination, PSB evaluates the borrower’s repayment ability through a review of debt to income and credit scores. Appraisals are obtained to support the loan amount. Financial information is obtained from the borrowers and/or the individual projects to evaluate the sufficiency of cash flows to service debt at the time of origination.
Consumer and individual loans may take the form of installment loans, demand loans, or single payment loans and are extended to individuals for household, family, and other personal expenditures. At the time of origination, PSB evaluates the borrower’s repayment ability through a review of debt to income and credit scores.
Allowance for Credit Losses on Unfunded Commitments
PSB estimates expected credit losses over the contractual period in which PSB is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by PSB. The allowance for credit loss on unfunded commitments is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Funding rates are based on a historical analysis of PSB’s portfolio, while estimates of credit losses are determined using the same loss rates as funded loans.
Real Estate Foreclosed or Held for Sale
Real estate foreclosed or held for sale includes both formally foreclosed property and in-substance foreclosed property or other real estate of PSB that have been transferred into a held for sale status. In-substance foreclosed properties are those properties for which the institution has taken physical possession regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure or transfer to held-for-sale, the real estate is recorded at fair value less cost to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for credit losses. Subsequent to acquisition, a valuation allowance is established, if necessary, to report these assets at the lower of fair value less cost to sell or the new cost basis. Credit losses on property to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. Gains and losses realized on the sale and any adjustment resulting from periodic re-evaluation of these assets are included in income, as appropriate. The net costs of maintaining and operating these assets are expensed as incurred.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Premises and Equipment
Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed principally on the straight-line method and is based on the estimated useful lives of the assets, primarily from 15 to 40 years on buildings, 5 to 10 years on furniture and equipment, and 3 years on computer hardware and software. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of property and equipment are reflected in income.
Goodwill and Other Intangible Assets
Intangible assets attributable to the value of core deposits and acquired customer relationships are stated at cost less accumulated amortization. Intangible assets are amortized over the estimated lives of the assets using a double declining balance method or straight-line balance method. The excess of purchase price over fair value of net assets acquired (goodwill) is not amortized. PSB evaluates at least annually whether goodwill and other intangible assets may be impaired and whenever events or changes in circumstances indicate it is more likely than not the fair value of the asset is less than its carrying amount in accordance with Accounting Standards Codification (“ASC”) Topic 350, Intangibles — Goodwill and Other.
Mortgage Servicing Rights
PSB services substantially all of the single-family mortgages it sells to the FNMA and FHLB. Servicing mortgage loans includes such functions as collecting monthly payments of principal and interest from borrowers, passing such payments through to third-party investors, maintaining escrow accounts for taxes and insurance, and making such payments when they are due. When necessary, servicing mortgage loans also includes functions related to the collection of delinquent principal and interest payments, loan foreclosure proceedings, and disposition of foreclosed real estate. PSB generally earns a servicing fee of 25 basis points (.25% annually) on the outstanding loan balance for performing these services, as well as fees and interest income from ancillary sources such as delinquency charges and payment float. Servicing fee income is recorded as a component of residential mortgage banking revenue, net of the amortization and charges described in the following paragraphs.
PSB records originated mortgage servicing rights (“OMSRs”) as a component of residential mortgage banking income when the obligation to service such loans has been retained. The initial value recorded for OMSRs is based on the fair values of the servicing fee, adjusted for expected future costs to service the loans, as well as income and fees expected to be received from ancillary sources, as previously described. The carrying value of OMSRs is amortized against service fee income in proportion to estimated gross servicing revenues, net of estimated costs of servicing, adjusted for expected prepayments. In addition to this periodic amortization, the carrying value of OMSRs associated with loans that actually prepay is also charged against servicing fee income as amortization. During periods of falling long-term interest rates, prepayments would likely accelerate, increasing amortization of existing OMSRs against servicing fee income, and impair the value of OMSRs as described below.
The carrying value of OMSRs recorded on PSB’s consolidated balance sheets in Goodwill and other intangibles (“mortgage servicing rights” or MSRs) is subject to impairment because of changes in loan prepayment expectations and in market discount rates used to value the future cash flows associated with such assets. In valuing MSRs, PSB stratifies the loans by year of origination, term of the loan, and range of interest rates within each term. If, based on a periodic evaluation, the estimated fair value of the MSRs related to a particular stratum is determined to be less than its carrying value, a valuation allowance is recorded against such stratum and against PSB’s loan servicing fee income, which is included as a component of residential mortgage banking revenue. If the periodic evaluation of impairment calls for a valuation allowance less than currently recorded, the decrease in the valuation allowance is recaptured, offsetting amortization from loan prepayments during the period and increasing mortgage banking revenue. The valuation allowance is calculated using the current outstanding principal balance of the related loans, long-term prepayment assumptions as provided by independent sources, a market-based discount rate, and other management assumptions related to future costs to service the loans, as well as ancillary sources of income.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Federal Home Loan Bank Stock
As a member of the Federal Home Loan Bank system, PSB is required to hold stock in the FHLB of Chicago. The minimum stock investment is determined as a percentage of the amount of mortgage assets held on the consolidated balance sheets or the amount of advances borrowed from the FHLB. The stock is recorded at cost, which approximates the fair value. The stock is evaluated for impairment on an annual basis. Transfer of the stock is substantially restricted.
Bank-Owned Life Insurance
PSB has purchased life insurance policies on certain officers. Bank-owned life insurance is recorded at its cash surrender value. Changes in cash surrender value and life insurance death benefits received in excess of policy cash surrender value are recorded in noninterest income.
Retirement Plans
PSB maintains a defined contribution 401(k) profit sharing plan which covers substantially all full-time employees.
Income Taxes
PSB accounts for income taxes in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 740, Income Taxes. Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense is the result of changes in the deferred tax asset and liability and is a component of the provision for income taxes.
PSB may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the difference between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized benefits are recorded as additional income tax expense.
Advertising and Promotional Costs
Costs relating to PSB’s advertising and promotion are generally expensed when paid. However, commitments that extend beyond the current period are expensed in the year of the commitment based on the present value of the obligation.
Derivative Instruments and Hedging Activities
All derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in income. The fair value of derivative instruments is not offset against cash collateral paid to secure those instruments but is reflected as gross amounts outstanding on the consolidated balance sheets.
Rate Lock Commitments
PSB enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Rate lock commitments are recorded at fair value at period-end and classified as other assets on the consolidated balance sheets. Changes in the fair value of rate lock commitments during the period are reflected in the current period’s consolidated statements of income as

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
residential mortgage banking income. The fair value of rate lock commitments includes the estimated gain on loans held for sale to the secondary market agency and the estimated value of OMSRs on loans expected to be closed.
Fair Values of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 22. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance-sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.
Stock-Based Compensation
PSB uses the fair value based method of accounting for employee stock compensation plans, whereby compensation cost for stock options and restricted stock awards is measured at the grant date based on the value of the award and is recognized as expense over the service period, which is normally the vesting period. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of PSB common stock at the date of grant is used for restricted stock awards.
Employee Stock Purchase Plan
PSB maintains an employee stock purchase plan that allows employees to purchase shares of PSB equal to 90% of the fair market value of PSB common stock on the last business day of each offering period.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets have been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been legally isolated from PSB, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and PSB does not maintain effective control over the transferred assets.
Revenue Recognition
Accounting principles (ASC 606, Revenue from Contracts with Customers) require that an entity recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance includes a five-step model to apply to revenue recognition, consisting of the following: (1) identify the contract; (2) identify the performance obligation in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when or as the performance obligation is satisfied. ASC 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities, as well as certain noninterest income categories, such as gains or losses associated with mortgage servicing rights and income from BOLI.
Revenue with the scope of ASC 606 primarily consists of service fees on deposit accounts, interchange fees, and commissions earned from the sale of investment and insurance products.
Service fees and interchange fees are recognized at the point in time the related services are provided or transactions are processed. Investment and insurance sales commissions are recognized when the underlying sales transactions are completed and PSB’s performance obligations have been satisfied.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
PSB does not have material contract assets or contract liabilities arising from contracts with customers. Revenue recognized under ASC 606 is not material to PSB’s financial statements.
Accumulated Other Comprehensive Income (Loss)
PSB’s accumulated other comprehensive income (loss) (“AOCI”) is composed of the unrealized gain (loss) on debt securities available for sale, net of tax, unrealized gain (loss) on interest rate swaps used for cash flow hedges after reclassification of settlements of the hedged item, net of tax, and unaccreted unrealized loss on debt securities transferred to securities held to maturity from debt securities available for sale, net of tax, and is shown on the consolidated statements of changes in stockholders’ equity. The following tables show the changes in accumulated other comprehensive income by component:
	Unrealized Gains and (Losses) on Debt Securities Available for Sale	Unrealized Gains and (Losses) on Cash Flow Hedges	Unrealized Gains and (Losses) on Debt Securities Transferred to Securities Held to Maturity	Total
Balance, December 31, 2022	$(20,935)	$53	$(3,338)	$(24,220)
Other comprehensive loss before reclassifications	2,641	141	—	2,782
Amounts reclassified from accumulated other comprehensive income (loss)	467	(136)	418	749
Balance, December 31, 2023	$(17,827)	$58	$(2,920)	$(20,689)
	Unrealized Gains and (Losses) on Debt Securities Available for Sale	Unrealized Gains and (Losses) on Cash Flow Hedges	Unrealized Gains and (Losses) on Debt Securities Transferred to Securities Held to Maturity	Total
Balance, December 31, 2023	$(17,827)	$58	$(2,920)	$(20,689)
Other comprehensive loss before reclassifications	352	125	—	477
Amounts reclassified from accumulated other comprehensive income (loss)	684	(146)	360	898
Balance, December 31, 2024	$(16,791)	$37	$(2,560)	$(19,314)
	Unrealized Gains and (Losses) on Debt Securities Available for Sale	Unrealized Gains and (Losses) on Cash Flow Hedges	Unrealized Gains and (Losses) on Debt Securities Transferred to Securities Held to Maturity	Total
Balance, December 31, 2024	$(16,791)	$37	$(2,560)	$(19,314)
Other comprehensive (income) loss before reclassifications	6,138	(76)	—	6,062
Amounts reclassified from accumulated other comprehensive income (loss)	(60)	(48)	360	252
Balance, December 31, 2025	$(10,713)	$(87)	$(2,200)	$(13,000)

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Current Accounting Changes
FASB ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures   The amendments in this update enhance the transparency and decision usefulness of income tax disclosures. It requires entities disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition entities will be required to disclose the amount of income taxes paid disaggregated by federal, state, and foreign taxes, and the amount of income taxes paid disaggregated by individual jurisdictions in which income taxes paid is equal to or greater than five percent of total income taxes paid. The amendment also requires entities to disclose income from continuing operations before income tax expense disaggregated between domestic and foreign and income tax expense from continuing operations disaggregated by federal, state, and foreign. For public business entities, the amendment is effective for fiscal years beginning after December 15, 2024. This new accounting standard became effective for PSB’s financial statements issued for interim and annual periods beginning January 1, 2025 and did not have a material effect on the financial statements.
Reclassifications
Certain prior year balances have been reclassified to conform to the current year presentation.
Subsequent Events
Subsequent events have been evaluated through February 13, 2026, which is the date the consolidated financial statements were available to be issued.
NOTE 2   Cash and Cash Equivalents
During 2020, the Federal Reserve’s board of directors approved reducing the required reserve requirement ratios to zero percent, effectively eliminating the requirement to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. This reduction in the required reserves does not have a defined timeframe and may be revised by the Federal Reserve’s board in the future.
PSB is required to provide collateral on interest rate swap agreement liabilities with counterparties. The total required collateral on deposit with counterparties before any offset against related swap liabilities was $310 and $200 at December 31, 2025 and 2024, respectively.
In the normal course of business, PSB maintains cash and due from bank balances with correspondent banks. Such balances are not insured. Total uninsured cash and cash equivalent balances totaled $17,691 and $20,231 at December 31, 2025 and 2024, respectively. Management believes these financial institutions have strong credit ratings and that the credit risk related to these deposits is minimal.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
NOTE 3   Debt Securities
The amortized cost and estimated fair value of investment securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2025
Debt securities available for sale
U.S. government corporations and agencies securities	$1,955	$—	$202	$1,753
U.S. agency issued residential mortgage-backed securities	93,004	300	8,511	84,793
U.S. agency issued commercial mortgage-backed securities	40,030	73	3,324	36,779
U.S. agency issued residential collateralized mortgage obligations	51,557	133	3,490	48,200
Privately issued collateralized loan obligations	6,067	—	8	6,059
Privately issued collateralized commercial mortgage-backed securities	4,198	—	385	3,813
Trust preferred securities	3,000	—	132	2,868
Totals	$199,811	$506	$16,052	$184,265
Debt securities held to maturity
Obligations of states and political subdivisions	$81,511	$25	$4,865	$76,671
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2024
Debt securities available for sale
U.S. government corporations and agencies securities	$1,947	$—	$310	$1,637
U.S. agency issued residential mortgage-backed securities	90,755	3	12,466	78,292
U.S. agency issued commercial mortgage-backed securities	39,024	2	4,518	34,508
U.S. agency issued residential collateralized mortgage obligations	51,145	42	5,042	46,145
Privately issued collateralized loan obligations	15,010	13	15	15,008
Privately issued collateralized commercial mortgage-backed securities	11,523	—	783	10,740
Trust preferred securities	3,000	—	244	2,756
Totals	$212,404	$60	$23,378	$189,086
Debt securities held to maturity
Obligations of states and political subdivisions	$86,748	$24	$7,118	$79,654
Fair values of securities are estimated based on financial models or prices paid for similar securities. It is possible future interest rates could change considerably, resulting in a material change in the estimated fair value.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Trust preferred securities at December 31, 2025 and 2024, consist of separate obligations issued by two holding companies headquartered in Wisconsin and Pennsylvania. All issues of trust preferred securities were current as to principal and interest payments as of December 31, 2025 and 2024.
The following table indicates the number of months securities that are considered to be temporarily impaired have been in an unrealized loss position at December 31:
Description of Securities	Less than 12 Months		12 Months or More		Total		# of Securities in a Loss Position	Unrealized Aggregate Depreciation From Cost
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2025
Debt securities available for sale
U.S. government corporations and agencies securities	$—	$—	$1,753	$202	$1,753	$202	1	10.3%
U.S. agency issued residential mortgage-backed securities	4,720	65	59,574	8,446	64,294	8,511	60	11.7%
U.S. agency issued commercial mortgage-backed securities	5,232	22	25,952	3,302	31,184	3,324	29	9.6%
U.S. agency issued residential collateralized mortgage obligations	1,886	5	31,417	3,485	33,303	3,490	30	9.5%
Privately issued collateralized loan obligations	4,800	5	1,259	3	6,059	8	2	0.1%
Privately issued collateralized commercial mortgage-backed securities	—	—	3,813	385	3,813	385	3	9.2%
Trust preferred securities	—	—	2,868	132	2,868	132	2	4.4%
Totals	$16,638	$97	$126,636	$15,955	$143,274	$16,052	127	10.1%
Description of Securities	Less than 12 Months		12 Months or More		Total		# of Securities in a Loss Position	Unrealized Aggregate Depreciation From Cost
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2024
Debt securities available for sale
U.S. government corporations and agencies securities	$—	$—	$1,637	$310	$1,637	$310	1	15.9%
U.S. agency issued residential mortgage-backed securities	22,541	768	55,454	11,698	77,995	12,466	66	13.8%
U.S. agency issued commercial mortgage-backed securities	11,209	272	21,309	4,246	32,518	4,518	30	12.2%
U.S. agency issued residential collateralized mortgage obligations	18,659	257	22,912	4,785	41,571	5,042	33	10.8%
Privately issued collateralized loan obligations	—	—	10,005	15	10,005	15	2	0.1%
Privately issued collateralized commercial mortgage-backed securities	—	—	8,240	783	8,240	783	5	8.7%
Trust preferred securities	—	—	2,756	244	2,756	244	2	8.1%
Totals	$52,409	$1,297	$122,313	$22,081	$174,722	$23,378	139	11.8%

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
At December 31, 2025, 127 debt securities available for sale had unrealized losses with aggregate depreciation of 10.1% from the amortized cost basis. These unrealized losses relate principally to an increase in interest rates relative to interest rates in effect at the time of purchase and are not due to changes in the financial condition of the issuers. In analyzing an issuer’s financial condition, management considers whether the securities are issued by a government body or agency, whether a rating agency has downgraded the securities, industry analysts’ reports, and internal review of issuer financial statements. Since management does not intend to sell and has the ability to hold securities available for sale for the foreseeable future, no declines are deemed to be other than temporary.
The amortized cost and estimated fair value of debt securities at December 31, 2025, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$—	$—	$3,497	$3,490
Due after one year through five years	2,500	2,490	8,748	8,689
Due after five years through ten years	1,955	1,751	19,477	18,866
Due after ten years	500	380	49,789	45,626
Subtotals	4,955	4,621	81,511	76,671
Mortgage-backed securities and collateralized mortgage obligations	194,856	179,644	—	—
Totals	$199,811	$184,265	$81,511	$76,671
Securities with a fair value of $149,603 and $136,659 at December 31, 2025 and 2024, respectively, were pledged to secure public deposits, other borrowings, and for other purposes required by law.
During 2025, PSB sold securities and received proceeds of $9,499 and realized a loss of $1 ($1 after tax expense). During 2024, PSB sold securities and received proceeds of $15,331 and realized a loss of $1,006 ($795 after tax expense). During 2023, PSB sold securities and received proceeds of $21,658 and realized a loss of $633 ($500 after tax expense).
During 2022, PSB transferred all its municipal securities from the available-for-sale classification to the held-to-maturity classification. Fair value of the securities was $87,450 at the time of the transfer, which included a $5,095 unrealized loss below the existing amortized cost basis. The original unrealized loss on the transfer date is being accreted against the new cost basis over the remaining life of the securities which is recorded as an increase to other comprehensive income. Accretion of the unrealized loss increased comprehensive income by $456 ($360 after tax impacts) and $456 ($360 after tax impacts) during the years ended December 31, 2025 and 2024, respectively.
Accrued interest receivable on debt securities held to maturity totaled $709 and $749 at December 31, 2025 and 2024, respectively. Accrued interest receivable on debt securities available for sale totaled $596 and $715 at December 31, 2025 and 2024, respectively. There was no interest income reversed for investments going into nonaccrual for the years ended December 31, 2025 and 2024. A security is considered past due once it is 30 days past due under the terms of the agreement. At both December 31, 2025 and 2024, there were no past due debt securities.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The following table summarizes the credit quality indicators of debt securities held to maturity at amortized cost at December 31:
	AAA	AA	A	Not Rated	Total
2025
Obligations of states and political subdivisions	$11,381	$46,716	$5,511	$17,903	$81,511
2024
Obligations of states and political subdivisions	$11,398	$49,000	$6,609	$19,741	$86,748
NOTE 4   Loans
The classification of loans at December 31 is as follows:
	2025	2024
Commercial:
Commercial & industrial	$139,479	$116,865
Agricultural	11,463	11,568
Municipal	11,317	15,733
Commercial Real Estate:
Commercial real estate mortgage	551,899	551,641
Commercial construction and land development	70,574	79,377
Residential Real Estate:
Residential real estate mortgage	259,573	271,643
Residential construction and development	36,596	28,959
Residential real estate home equity	44,219	36,887
Consumer:
Consumer and individual	5,053	5,060
Subtotals – Gross loans	1,130,173	1,117,733
Loans in process of disbursement	(22,178)	(27,792)
Subtotals – Disbursed loans	1,107,995	1,089,941
Net deferred loan origination costs	645	605
Allowance for credit losses	(12,605)	(12,342)
Net loans receivable	$1,096,035	$1,078,204
PSB, in the ordinary course of business, grants loans to its executive officers and directors, including their families and firms in which they are principal owners. Such loans are considered related party transactions. All loans to executive officers and directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features. Activity in such loans is summarized below:
	2025	2024
Loans outstanding at beginning	$16,535	$11,381
New loans	4,769	10,584
Effect of change in directors	—	1,835
Repayments	(3,958)	(7,265)
Loans outstanding at year end	$17,346	$16,535

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
PSB had originated and sold $68,814 and $72,838 of commercial and commercial real estate loans to other participating financial institutions at December 31, 2025 and 2024, respectively, to accommodate customer credit needs, maintain compliance with internal and external large borrower limits, and as part of the sale and servicing of government guaranteed loans. Likewise, PSB had purchased $29,438 and $32,630 of commercial and commercial real estate loans at December 31, 2025 and 2024, respectively. PSB generally does not charge significant servicing fees to the participating institutions on these traditional loan participations sold by PSB, and no servicing right asset or liability has been recognized on these relationships or associated with the servicing of government guaranteed loans. Any credit losses incurred on purchased or sold participation loans upon liquidation are shared pro-rata among the participants based on principal owned.
Allowance for credit losses activity for the years ended December 31, 2025, 2024, and 2023, follows:
	2025
	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
Allowance for credit losses:
Beginning balance	$1,345	$7,307	$3,630	$60	$12,342
Provision (credit)	592	(248)	356	70	770
Recoveries	3	—	2	2	7
Charge-offs	(1)	(437)	(41)	(35)	(514)
Ending balance	$1,939	$6,622	$3,947	$97	$12,605
	2024
	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
Allowance for credit losses:
Beginning balance	$1,167	$7,654	$3,431	$50	$12,302
Provision (credit)	282	(347)	146	19	100
Recoveries	4	—	53	—	57
Charge-offs	(108)	—	—	(9)	(117)
Ending balance	$1,345	$7,307	$3,630	$60	$12,342
	2023
	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
Allowance for credit losses:
Beginning balance	$3,420	$7,730	$1,089	$54	$12,293
Impact of adopting ASC 326	(160)	(616)	(72)	(1)	(849)
Provision (credit)	(2,319)	540	2,402	12	635
Recoveries	251	—	12	2	265
Charge-offs	(25)	—	—	(17)	(42)
Ending balance	$1,167	$7,654	$3,431	$50	$12,302
Activity in the allowance for credit losses on off-balance sheet credit exposure for the year ended December 31 follows:
	2025	2024	2023
Allowance for credit losses on unfunded commitments
Beginning balance	$672	$577	$—
Impact of adopting ASC 326	—	—	762
Provision (credit)	(130)	95	(185)
Ending balance	$542	$672	$577
The provision (credit) for unfunded commitments is included on the consolidated statements of income as a component of provision for credit losses.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
PSB maintains independent credit administration staff that continually monitor aggregate commercial loan portfolio and individual borrower credit quality trends. All commercial purpose loans are assigned a credit grade upon origination, and credit grades for nonproblem borrowers with aggregate of credit more than $1,000 are reviewed annually. In addition, all past due, restructured, or identified problem loans, both commercial and consumer purpose, are reviewed and assigned an up-to-date credit grade quarterly.
PSB uses a seven-point grading scale to estimate credit risk with risk rating 1, representing the highest credit quality, and risk rating 7, representing the lowest credit quality. The assigned credit grade considers several credit quality components which are assigned a weight and blended into the composite grade. The factors considered and their assigned weight for the final composite grade are as follows:
Cash flow (30% weight) — Considers earnings trends and debt service coverage levels.
Collateral (25% weight) — Considers loan-to-value and other measures of collateral coverage.
Leverage (15% weight) — Considers balance sheet debt and capital ratios compared to Sageworks Industry Data (SID) industry medians.
Liquidity (10% weight) — Considers the balance sheet current, quick, and other working capital ratios compared to SID industry medians.
Management (5% weight) — Considers the past performance, character, and depth of borrower management.
Guarantor (5% weight) — Considers the existence of a guarantor, the bank’s past experience with the guarantor, and the guarantor’s related liquidity and credit score.
Financial reporting (5% weight) — Considers the relative level of independent financial review obtained by the borrower on its financial statements, from audited financial statements down to existence of only tax returns or potentially unreliable financial information.
Industry (5% weight) — Considers the borrower’s industry and whether it is stable or subject to cyclical or seasonal factors. Nonclassified loans are assigned a risk rating of 1 to 4 and have credit quality that ranges from well above average to some inherent industry weaknesses that may present higher than average risk due to conditions affecting the borrower, the borrower’s industry, or economic development.
Pass loans are assigned a risk rating of 1 to 4 and have credit quality that ranges from well above average to some inherent industry weaknesses that may present higher than average risk due to conditions affecting the borrower, the borrower’s industry, or economic development.
Watch loans are assigned a risk rating of 5 when potential weaknesses exist that deserve management’s close attention. If left uncorrected, the potential weaknesses may result in deterioration of repayment prospects or in credit position at some future date.
Special mention loans are assigned a risk rating of 6 and are inadequately protected by the current net worth and borrowing capacity of the borrower. Well- defined weaknesses exist that may jeopardize the liquidation of the debt. There is a possibility of some loss if the deficiencies are not corrected. At this point, the loan may still be performing and accruing.
Individually evaluated and substandard loans assigned a risk rating of 7 have all the weaknesses of a substandard credit plus the added characteristic that the weaknesses make collection or liquidation in full based on current facts, conditions, and collateral values questionable and improbable. Individually evaluated loans include all nonaccrual loans and all restructured loans including restructured loans performing according to the restructured terms. In special situations, an individually evaluated loan with a risk rating of 7 could still be maintained on accrual status, such as in the case of restructured loans performing according to restructured terms.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The credit exposure based on internally assigned credit grade and year of origination at December 31, 2025 follows:
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Revolving Loans Converted To Term	Total
December 31, 2025	2025	2024	2023	2022	2021	Prior
Commercial and Industrial
Risk Rating
Pass	$24,526	$22,282	$12,771	$19,266	$3,822	$2,951	$45,033	$—	$130,651
Watch	88	586	458	515	474	343	2,148	—	4,612
Special Mention	181	258	1,367	349	—	—	550	—	2,705
Substandard	—	149	288	399	78	—	597	—	1,511
Totals	$24,795	$23,275	$14,884	$20,529	$4,374	$3,294	$48,328	$—	$139,479
Current period write-offs	$—	$1	$—	$—	$—	$—	$—	$—	$1
Agricultural
Risk Rating
Pass	$2,935	$440	$833	$1,115	$1,315	$3,649	$967	$—	$11,254
Watch	—	—	—	—	—	85	—	—	85
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	124	—	—	—	—	—	—	—	124
Totals	$3,059	$440	$833	$1,115	$1,315	$3,734	$967	$—	$11,463
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Municipal
Risk Rating
Pass	$2,500	$647	$1,885	$447	$287	$1,576	$3,975	$—	$11,317
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Totals	$2,500	$647	$1,885	$447	$287	$1,576	$3,975	$—	$11,317
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate Mortgage
Risk Rating
Pass	$77,679	$65,541	$69,552	$72,527	$104,270	$113,571	$10,648	$—	$513,788
Watch	—	825	716	383	5,030	16,219	609	—	23,782
Special Mention	—	—	1,044	—	—	—	—	—	1,044
Substandard	—	800	3,313	4,298	135	2,293	2,446	—	13,285
Totals	$77,679	$67,166	$74,625	$77,208	$109,435	$132,083	$13,703	$—	$551,899
Current period write-offs	$—	$—	$—	$—	$—	$437	$—	$—	$437

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Revolving Loans Converted To Term	Total
December 31, 2025	2025	2024	2023	2022	2021	Prior
Commercial Construction and Land Development
Risk Rating
Pass	$29,668	$16,283	$3,684	$4,926	$1,376	$14,167	$—	$—	$70,104
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	18	452	—	—	—	—	—	—	470
Totals	$29,686	$16,735	$3,684	$4,926	$1,376	$14,167	$—	$—	$70,574
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate Mortgage
Risk Rating
Performing	$31,142	$26,637	$38,272	$48,377	$50,460	$61,574	$138	$—	$256,600
Non-performing	—	197	770	706	274	1,026	—	—	2,973
Totals	$31,142	$26,834	$39,042	$49,083	$50,734	$62,600	$138	$—	$259,573
Current period write-offs	$—	$—	$—	$41	$—	$—	$—	$—	$41
Residential Construction and Development
Risk Rating
Performing	$28,244	$5,174	$2,098	$233	$100	$747	$—	$—	$36,596
Non-performing	—	—	—	—	—	—	—	—	—
Totals	$28,244	$5,174	$2,098	$233	$100	$747	$—	$—	$36,596
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate Home Equity
Risk Rating
Performing	$1,246	$2,332	$2,704	$413	$129	$644	$35,574	$—	$43,042
Non-performing	—	—	—	—	—	52	1,125	—	1,177
Totals	$1,246	$2,332	$2,704	$413	$129	$696	$36,699	$—	$44,219
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Consumer and Individual
Risk Rating
Performing	$2,010	$1,769	$900	$116	$49	$51	$96	$—	$4,991
Non-performing	19	2	34	—	—	—	7	—	62
Totals	$2,029	$1,771	$934	$116	$49	$51	$103	$—	$5,053
Current period write-offs	$—	$6	$—	$—	$—	$1	$28	$—	$35

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The credit exposure based on internally assigned credit grade and year of origination at December 31, 2024 follows:
	Term Loans Amortized Cost Basis by Origination Year					Revolving Loans Amortized Cost Basis	Revolving Loans Converted To Term	Total
December 31, 2024	2024	2023	2022	2021	Prior
Commercial and Industrial
Risk Rating
Pass	$25,987	$22,140	$26,602	$6,583	$5,054	$24,963	$—	$111,329
Watch	385	25	139	5	317	1,950	—	2,821
Special Mention	349	486	462	537	—	300	—	2,134
Substandard	90	—	491	—	—	—	—	581
Totals	$26,811	$22,651	$27,694	7,125	$5,371	$27,213	$—	$116,865
Current period write-offs	$—	$—	$—	$—	$—	$108	$—	$108
Agricultural
Risk Rating
Pass	$878	$1,734	$1,634	$1,471	$4,900	$701	$—	$11,318
Watch	—	—	—	—	88	—	—	88
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	162	—	—	162
Totals	$878	$1,734	$1,634	$1,471	$5,150	$701	$—	$11,568
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Municipal
Risk Rating
Pass	$4,287	$5,187	$753	$478	$2,021	$3,007	$—	$15,733
Watch	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Totals	$4,287	$5,187	$753	$478	$2,021	$3,007	$—	$15,733
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate Mortgage
Risk Rating
Pass	$73,867	$87,707	$84,723	$118,575	$138,610	$8,714	$—	$512,196
Watch	132	2,012	376	5,500	15,275	536	—	23,831
Special Mention	—	2,454	1,319	—	2,060	197	—	6,030
Substandard	—	1,221	3,994	—	2,169	2,200	—	9,584
Totals	$73,999	$93,394	$90,412	$124,075	$158,114	$11,647	$—	$551,641
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
	Term Loans Amortized Cost Basis by Origination Year					Revolving Loans Amortized Cost Basis	Revolving Loans Converted To Term	Total
December 31, 2024	2024	2023	2022	2021	Prior
Commercial Construction and Land Development
Risk Rating
Pass	$40,233	$13,185	$1,509	$8,509	$14,826	$—	$—	$78,262
Watch	1,115	—	—	—	—	—	—	1,115
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Totals	$41,348	$13,185	$1,509	$8,509	$14,826	$—	$—	$79,377
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate Mortgage
Risk Rating
Performing	$33,756	$46,974	$55,380	$56,047	$76,474	$338	$—	$268,969
Non-performing	—	536	755	237	1,146	—	—	2,674
Totals	$33,756	$47,510	$56,135	$56,284	$77,620	$338	$—	$271,643
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential Construction and Development
Risk Rating
Performing	$23,009	$4,928	$238	$—	$784	$—	$—	$28,959
Non-performing	—	—	—	—	—	—	—	—
Totals	$23,009	$4,928	$238	$—	$784	$—	$—	$28,959
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate Home Equity
Risk Rating
Performing	$3,356	$3,252	$544	$388	$815	$28,251	$—	$36,606
Non-performing	—	—	—	—	75	206	—	281
Totals	$3,356	$3,252	$544	$388	$890	$28,457	$—	$36,887
Current period write-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer and Individual
Risk Rating
Performing	$2,742	$1,511	$288	$122	$185	$196	$—	$5,044
Non-performing	—	6	—	1	—	9	—	16
Totals	$2,742	$1,517	$288	$123	$185	$205	$—	$5,060
Current period write-offs	$—	$—	$—	$—	$—	$9	$—	$9

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The payment age analysis of loans receivable disbursed at December 31, 2025 and 2024, follows:
	2025
Loan Class	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Current	Total Loans
Commercial:
Commercial and industrial	$120	$647	$880	$1,647	$137,832	$139,479
Agricultural	165	—	—	165	11,298	11,463
Municipal	—	—	—	—	11,317	11,317
Commercial real estate:
Commercial real estate	3,389	8,040	2,971	14,400	537,179	551,579
Construction and development	113	—	452	565	60,788	61,353
Residential real estate:
Residential real estate mortgage	2,149	1,056	1,618	4,823	254,750	259,573
Residential construction and development	1,500	—	—	1,500	22,459	23,959
Residential real estate home equity	775	256	100	1,131	43,088	44,219
Consumer and individual	42	9	23	74	4,979	5,053
Totals	$8,253	$10,008	$6,044	$24,305	$1,083,690	$1,107,995
	2024
Loan Class	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Current	Total Loans
Commercial:
Commercial and industrial	$153	$491	$191	$835	$116,030	$116,865
Agricultural	139	—	113	252	11,316	11,568
Municipal	—	—	—	—	15,733	15,733
Commercial real estate:
Commercial real estate	1,043	2,585	6,123	9,751	540,343	550,094
Construction and development	—	—	—	—	65,145	65,145
Residential real estate:
Residential real estate mortgage	2,377	938	1,973	5,288	265,919	271,207
Residential construction and development	711	—	—	711	16,671	17,382
Residential real estate home equity	29	—	186	215	36,672	36,887
Consumer and individual	—	10	1	11	5,049	5,060
Totals	$4,452	$4,024	$8,587	$17,063	$1,072,878	$1,089,941
At December 31, 2025, $6 of funds were committed to be advanced on remaining available lines of credit in connection with individually evaluated loans, while $4 of funds were committed to be advanced on remaining available lines of credit in connection with individually evaluated loans at December 31, 2024.
At December 31, 2025, residential mortgage loans in the process of foreclosure and residential real estate included in foreclosed assets totaled $581 and $0, respectively. At December 31, 2024, residential mortgage loans in the process of foreclosure and residential real estate included in foreclosed assets totaled $1,435 and $0, respectively.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The following tables presents nonaccrual loans and loans past due over 90 days still accruing, as of December 31, 2025 and 2024:
2025	Nonaccrual With No Allowance for Credit Loss	Nonaccrual With Allowance for Credit Loss	Total Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Interest Income Recognized
Commercial:
Commercial and industrial	$12	$1,332	$1,344	$—	$2
Agricultural	—	—	—	—	—
Municipal	—	—	—	—	—
Commercial real estate:
Commercial real estate	8,542	3,210	11,752	—	—
Construction and development	—	—	—	—	—
Residential real estate:
Residential real estate mortgage	1,560	1,218	2,778	—	30
Residential construction and development	—	—	—	—	—
Residential real estate home equity	325	201	526	—	5
Consumer and individual	—	43	43	—	—
Totals	$10,439	$6,004	$16,443	$—	$37
2024	Nonaccrual With No Allowance for Credit Loss	Nonaccrual With Allowance for Credit Loss	Total Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Interest Income Recognized
Commercial:
Commercial and industrial	$—	$190	$190	$—	$—
Agricultural	103	10	113	—	7
Municipal	—	—	—	—	—
Commercial real estate:
Commercial real estate	4,179	2,884	7,063	—	194
Construction and development	—	—	—	—	—
Residential real estate:
Residential real estate mortgage	1,020	1,535	2,555	—	48
Residential construction and development	—	—	—	—	—
Residential real estate home equity	186	3	189	—	17
Consumer and individual	—	17	17	—	—
Totals	$5,488	$4,639	$10,127	$—	$266

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The following table presents the individually evaluated, collateral dependent loans as of December 31, 2025 and 2024:
2025	Real Estate	Other	Total Collateral Dependent	Related Allowance
Commercial:
Commercial and industrial	$4	$1,287	$1,291	$392
Agricultural	124	—	124	—
Municipal	—	—	—	—
Commercial real estate:
Commercial real estate	11,940	440	12,380	754
Construction and development	452	—	452	64
Residential real estate:
Residential real estate mortgage	2,238	—	2,238	87
Residential construction and development	—	—	—	—
Residential real estate home equity	1,044	—	1,044	63
Consumer and individual	—	—	—	—
Totals	$15,802	$1,727	$17,529	$1,360
2024	Real Estate	Other	Total Collateral Dependent	Related Allowance
Commercial:
Commercial and industrial	$—	$—	$—	$—
Agricultural	113	—	113	10
Municipal	—	—	—	—
Commercial real estate:
Commercial real estate	7,707	654	8,361	1,118
Construction and development	—	—	—	—
Residential real estate:
Residential real estate mortgage	1,980	—	1,980	237
Residential construction and development	—	—	—	—
Residential real estate home equity	186	—	186	—
Consumer and individual	—	—	—	—
Totals	$9,986	$654	$10,640	$1,365

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The following tables show the composition of loan modifications made to borrowers experiencing financial distress by the loan portfolio and type of concessions granted. Each of the types of concession comprised less than 1% of their respective classes of loan portfolios at December 31, 2025 and 2024.
2025	Term Extension	Payment Deferral	Rate Reduction	Total
Commercial:
Commercial and industrial	$—	$—	$—	$—
Agricultural	124	—	—	124
Municipal	—	—	—	—
Commercial real estate:
Commercial real estate	—	—	—	—
Construction and development	—	—	—	—
Residential real estate:
Residential real estate mortgage	—	144	—	144
Residential construction and development	—	—	—	—
Residential real estate home equity	—	585	—	585
Consumer and individual	—	—	19	19
Totals	$124	$729	$19	$872
2024	Term Extension	Payment Deferral	Rate Reduction	Total
Commercial:
Commercial and industrial	$—	$—	$—	$—
Agricultural	—	—	—	—
Municipal	—	—	—	—
Commercial real estate:
Commercial real estate	—	286	—	286
Construction and development	—	—	—	—
Residential real estate:
Residential real estate mortgage	—	18	—	18
Residential construction and development	—	—	—	—
Residential real estate home equity	—	—	—	—
Consumer and individual	—	—	—	—
Totals	$—	$304	$—	$304
PSB closely monitors the performance of loans that are modified to borrowers experiencing financial distress to understand the effectiveness of its modification efforts. There were no modified loans that were past due over 30 days at December 31, 2025 and 2024. There were no past modified loans that subsequently defaulted during 2025 or 2024 when the default occurred within 12 months of the last modification date. For purposes of this determination, default is defined as 90 days or more past due on modified payments.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
NOTE 5   Real Estate Foreclosed or Held for Sale
A summary of activity in real estate foreclosed or held for sale for the period ended December 31 is as follows:
	2025	2024	2023
Balance at beginning of year	$—	$—	$160
Transfer of loans at net realizable value to real estate foreclosed or held for sale	439	—	—
Sale proceeds	(525)	—	(218)
Net gain from sale of real estate foreclosed or held for sale	86	—	58
Balance at end of year	$—	$—	$—
Net gain and loss from the sale of real estate foreclosed or held for sale as well as the provision for the partial write-down of real estate foreclosed or held for sale prior to sale are recorded as a loss on real estate foreclosed or held for sale. Loss on real estate foreclosed or held for sale also includes periodic holding costs related to real estate foreclosed or held for sale. The total (gain) loss on real estate foreclosed was ($80), $1, and ($45) during the years ended 2025, 2024, and 2023, respectively.
NOTE 6   Goodwill and Other Intangibles
A summary of goodwill and other intangibles is as follows:
	2025	2024
Goodwill	$3,495	$2,541
Intangible assets	287	195
Mortgage servicing rights	1,689	1,742
Totals	$5,471	$4,478
Goodwill:   Goodwill is not amortized, instead, is subject to impairment tests on at least an annual basis. See Note 1 for PSB’s accounting policy for goodwill. The change in goodwill during the year is as follows:
	2025	2024
Goodwill at beginning of year	$2,541	$2,541
Acquired goodwill	954	—
Impairment	—	—
Goodwill at end of year	$3,495	$2,541
See Note 25 regarding acquired goodwill during 2025.
Intangible assets:   Intangible assets are amortized over the estimated lives. See Note 1 for PSB’s accounting policy for intangible assets.
	2025	2024
Gross carrying amount	$841	$660
Accumulated amortization	(554)	(465)
Net book value	$287	$195
During 2025, PSB acquired intangible assets of $181. See Note 25 regarding intangible assets acquired during 2025.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Amortization expense amounted to $89 in 2025, $78 in 2024, and $109 in 2023. Estimated amortization expense for each of the next five years:
Total
2026	$76
2027	65
2028	66
2029	68
2030	12
Thereafter	—
Total	$287
Mortgage servicing rights:
Residential mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of residential mortgage loans serviced for FHLB and FNMA were $371,577 and $373,536 at December 31, 2025 and 2024, respectively. The following is a summary of changes in the balance of MSRs:
	Originated MSR	Valuation Allowance	Total
Balance at January 1, 2023	$1,728	($118)	$1,610
Additions from originated servicing	172	—	172
Amortization charged to earnings	(236)	—	(236)
Change in valuation allowance credited to earnings	—	118	118
Balance at December 31, 2023	1,664	—	1,664
Additions from originated servicing	340	—	340
Amortization charged to earnings	(262)	—	(262)
Balance at December 31, 2024	1,742	—	1,742
Additions from originated servicing	303	—	303
Amortization charged to earnings	(356)	—	(356)
Balance at December 31, 2025	$1,689	$—	$1,689

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The table below summarizes the components of residential mortgage banking income for the three years ended December 31.
	Years Ended December 31,
	2025	2024	2023
Cash gain on sale of mortgage loans	$567	$544	$228
Originated mortgage servicing rights	303	340	172
Increase (decrease) in accrued mortgage rate lock commitments	(14)	34	3
Gain on sale of mortgage loans	856	918	403
Mortgage servicing fee income	937	932	947
Foreclosure servicing losses	—	—	(4)
Amortization of mortgage servicing rights	(356)	(262)	(236)
Decrease in servicing right valuation allowance	—	—	118
Loan servicing fee income, net	581	670	825
Residential mortgage banking income, net	$1,437	$1,588	$1,228
NOTE 7   Premises and Equipment
The composition of premises and equipment at December 31 follows:
	2025	2024
Land	$3,068	$3,068
Buildings and improvements	18,004	17,793
Furniture and equipment	3,636	3,524
Computer hardware and software	4,891	4,914
Total cost	29,599	29,299
Less – Accumulated depreciation and amortization	16,627	15,494
Totals	$12,972	$13,805
Premises and equipment depreciation and amortization charged to operating expenses amounted to $1,270 in 2025, $1,353 in 2024, and $1,252 in 2023.
Operating Leases
PSB leases various pieces of equipment under cancelable leases and office space for three locations under noncancelable leases. The first noncancelable branch location lease expires in August 2029 followed by one optional 5-year renewal period. The second noncancelable branch location lease expires in May 2029 followed by two optional 3-year renewal periods and two optional 5-year renewal periods. The third noncancelable lease expires August 2027 followed by three optional 5-year renewal periods. All three leases are classified as operating leases.
PSB recorded a right-of-use (ROU) asset that represents the right to use the underlying asset during the lease term, and an operating lease liability representing the obligation to make lease payments arising from the lease. The operating lease ROU asset is included in buildings and improvements in the table above and the operating lease liability is included in other liabilities. The ROU asset balance totaled $448 and $479 at December 31, 2025 and 2024, respectively. The operating lease liability totaled $449 and $482 at December 31, 2025 and 2024, respectively.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Future minimum payments under the noncancelable leases include:
2026	$162
2027	158
2028	144
2029	69
Total future minimum lease payments	533
Less amount representing interest	(84)
Present value of net future minimum lease payments	$449
Supplemental lease information as of December 31:
	2025	2024
Weighted average remaining lease term (years)	3.0	3.3
Weighted average discount rate	4.29%	3.67%
Rental expense for all operating leases was $180, $155, and $103, for the years ended December 31, 2025, 2024, and 2023, respectively. Remaining undepreciated net book value of leasehold improvements included in premises and equipment totaled $360 at December 31, 2025, and $411 at December 31, 2024.
NOTE 8   Deposits
The distribution of deposits at December 31 is as follows:
	2025	2024
Non-interest-bearing demand	$278,302	$259,515
Interest-bearing demand (NOWs)	189,065	195,172
Savings	152,357	141,662
Money market	253,447	294,358
Retail and local time	240,619	199,237
Wholesale market and national time	63,241	57,405
Total deposits	$1,177,031	$1,147,349
The scheduled maturities of time deposits at December 31, 2025, are summarized as follows:
2026	$261,287
2027	33,090
2028	4,085
2029	4,078
2030	1,320
Total	$303,860
Time deposits with individual balances of greater than $250 totaled $139,714 and $100,302 at December 31, 2025 and 2024, respectively.
Deposits from PSB directors, executive officers, and other related parties as of December 31, 2025 and 2024, totaled $11,991 and $11,696, respectively.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
NOTE 9   Federal Home Loan Bank Advances
FHLB advances at December 31 consist of the following:
	Scheduled Maturity	Range of Rates	Weighted Average Rate	Amount
2025
Fixed rate, interest only	2026	4.08% – 4.95%	4.55%	$47,600
Fixed rate, interest only	2027	4.21% – 4.94%	4.53%	37,500
Fixed rate, interest only	2028	3.88% – 3.88%	3.88%	8,000
Fixed rate, interest only	2029	0.00% – 4.14%	3.64%	19,850
Totals			4.33%	$112,950
2024
Fixed rate, interest only	2025	4.07% – 4.77%	4.41%	$48,000
Fixed rate, interest only	2026	4.08% – 4.95%	4.61%	39,600
Fixed rate, interest only	2027	3.95% – 4.94%	4.46%	42,500
Fixed rate, interest only	2028	3.57% – 3.57%	3.57%	5,000
Fixed rate, interest only	2029	0.00% – 4.14%	2.66%	27,150
Totals			4.15%	$162,250
FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity. PSB may draw upon an FHLB open-line of credit, fixed-rate term FHLB advances, or provide public unit deposit letters of credit up to approximately 76% of qualifying unencumbered one- to four-family residential first mortgage loans, 62% of residential junior mortgage loans, and 72% of qualifying commercial real estate loans pledged as collateral out of its portfolio. The FHLB advances are also secured by $8,090 of FHLB stock owned by PSB at December 31, 2025. PSB may draw both short-term and long-term advances on a maximum line of credit totaling approximately $399,667 based on pledged performing residential and commercial real estate mortgage collateral totaling $669,861 as of December 31, 2025. At December 31, 2025, PSB’s available and unused portion of this line of credit totaled approximately $271,510. PSB also has, under a current agreement with the FHLB, an ability to borrow up to an additional $212,135 by pledging securities as collateral.
At December 31, 2025, FHLB advances drawn by PSB and other FHLB credit enhancements provided for the benefit of PSB totaling greater than $163,217 would require PSB to purchase additional shares of FHLB capital stock. Transfer of FHLB stock is substantially restricted.
NOTE 10   Other Borrowings
At December 31, 2025 and 2024, other borrowings of $5,397 and $6,872, respectively, consisted of short-term repurchase agreements with overnight maturities and federal fund advances. PSB is required to pledge U.S. agency debentures or mortgage-backed securities available for sale as collateral for repurchase agreements. The fair value of the securities pledged for repurchase agreements totaled $10,865 and $7,211 at December 31, 2025 and 2024, respectively. If the fair value of existing pledged securities declined, PSB could be required to pledge additional U.S. agency debentures or mortgage-backed securities so that the securities’ fair value exceeds 105% of the book value of the repurchase agreement liability.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The following information relates to other borrowings for the years ended December 31:
	2025	2024
As of end of year:
Weighted average rate	2.47%	3.25%
For the year:
Highest month-end balance	$12,202	$10,792
Daily average balance	$6,868	$7,241
Weighted average rate	2.62%	3.20%
PSB pledges municipal investment securities to the Federal Reserve to be able to borrow short-term Discount Window advances. At December 31, 2025, the maximum amount of available advances from the Discount Window totaled $100,000, subject to available collateral pledged. At December 31, 2025, PSB had pledged municipal securities with a market value of $26,407, which permitted Discount Window advances up to $23,532 against this collateral. There were no Discount Window advances outstanding at December 31, 2025 or 2024.
PSB maintains federal fund lines of credit with several correspondent banks. As of December 31, 2025, available federal fund lines of credit totaled $48,000. At December 31, 2025, there were no federal fund advances outstanding. At December 31, 2024, federal fund advances outstanding totaled $575.
PSB maintains a line of credit at the parent holding company level with Bankers’ Bank, Madison, Wisconsin, for advances up to $10,000, which matures December 30, 2026, and is secured by a pledge of PSB Holdings, Inc.’s investment in the common stock of its subsidiary, Peoples State Bank. The line carries a variable rate of interest based on Wall Street Journal Prime less three quarters of a percent (0.75%) with a floor of 4.50%. As of December 31, 2025, and 2024, no advances were outstanding on the line of credit. Draws on the line of credit are subject to several restrictive covenants including minimum regulatory capital ratios, minimum capital and loan credit allowances to nonperforming assets, and minimum loan credit allowances to nonperforming assets. PSB was in compliance with all covenants at December 31, 2025 and 2024. At December 31, 2025, the interest rate on the line of credit was 6.00%.
NOTE 11   Senior Subordinated Notes
During 2013, PSB issued $4,000 of 3.75% Senior Subordinated Notes (the “Notes”). The Notes, which require only interest payments and matured on February 1, 2018, were renewed at a fixed rate of 4.50% for a five-year term. The Notes issued in 2013 matured during 2023. During 2022, PSB issued $4,800 of 4.75% Senior Subordinated Notes (the “New Notes”). The issuance of the New Notes refinanced $1,800 of the Notes issued in 2013. The New Notes have a carrying value at December 31, 2025 of $4,788 (net of $12 unamortized discount). The New Notes require only interest payments and carry a fixed rate of 4.75% for a five-year term, then a variable rate of the 90-day Secured Overnight Funding Rate (“SOFR”) plus 2.00% for a five-year term. The Notes are held by related parties including directors, former directors, and significant shareholders. Total interest expense on senior subordinated notes was $235 during 2025, $235 during 2024, and $238 during 2023, respectively. Senior Subordinated Notes outstanding were $4,788 and $4,781 at December 31, 2025 and 2024, respectively.
NOTE 12   Junior Subordinated Debentures
PSB has issued $7,732 of junior subordinated debentures to PSB Holdings Statutory Trust I (the “PSB Trust”) in connection with an issue of trust preferred securities which mature in September 2035. The debentures currently pay a variable rate of interest based on changes in the three-month CME Term SOFR plus 1.70% and a spread adjustment of 0.261%, adjusted quarterly. During 2023, PSB entered into a cash flow hedge to fix the payments of interest on the debentures for a two-year period ending June 2025 at a rate of 4.013%. During 2025, PSB entered into another cash flow hedge to fix the payments of interest on the

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
debentures for a five-year period ending June 2030 at a rate of 3.75%. At December 31, 2025, the three-month CME Term SOFR, used to determine the rate paid for the period December 15, 2025 through March 15, 2026, was 3.723%, resulting in a coupon rate of 5.685%.
As part of the acquisition of Waukesha Bankshares, Inc. (“WBI”) in 2021, PSB assumed $6,186 of junior subordinated debentures to Waukesha Statutory Trust I (the “WBI Trust”) in connection with an issue of trust preferred securities during 2003 which mature in September 2033. The junior subordinated debentures have a carrying value at December 31, 2025 of $5,394 (net of $792 unamortized discount). The debentures currently pay a variable rate of interest based on changes in the three-month SOFR plus 2.95%, adjusted quarterly. During 2023, PSB entered into a cash flow hedge to fix the payments of interest on the debentures for a three-year period ending June 2026 at a rate of 3.67%. At December 31, 2025, the three-month SOFR, used to determine the rate paid for the period December 17, 2025, through March 16, 2026, was 3.966%, resulting in a coupon rate of 6.916%.
PSB has fully and unconditionally guaranteed all the obligations of the PSB Trust and the WBI Trust. The guarantee covers the quarterly distributions and payments on liquidation or redemption of the trust preferred securities to the extent of the funds held by the PSB Trust and the WBI Trust. The trust preferred securities qualify as Tier 1 capital for regulatory capital purposes. Total interest expense on the junior subordinated debentures was $993 in 2025, $1,010 in 2024, and $985 in 2023. The subordinated debentures may be prepaid by PSB in part or in full on a quarterly basis.
NOTE 13   Derivative Instruments and Hedging Activities
Interest rate swaps are entered into to manage interest rate risk associated with PSB’s variable rate junior subordinated debentures. Accounting standards require PSB to recognize all derivative instruments as either assets or liabilities at fair value on the balance sheet. PSB designated its interest rate swaps associated with the junior subordinated debentures as a cash flow hedge of variable-rate debt. For derivative financial instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative instrument representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
As of December 31, 2025 and 2024, PSB had the following outstanding interest rate swaps that were entered into to hedge variable-rate debt:
	2025		2024
Notional amount	$7,500	$6,000	$7,500	$6,000
Pay fixed rate	3.750%	3.670%	4.013%	3.670%
Receive variable rate	3.723%	3.705%	4.358%	4.349%
Maturity	6/15/2030	6/17/2026	6/15/2025	6/17/2026
Unrealized fair value gain (loss)	$(110)	$(2)	$10	$37
The agreements provided for PSB to receive payments at a variable rate determined by the three-month CME Term SOFR in exchange for making payments at a fixed rate. Actual maturities may differ from scheduled maturities due to call options and/or early termination provisions. Risk management results for the year ended December 31, 2025, related to the balance sheet hedging of variable rate debt indicates that the hedge was 100% effective, and no component of the derivative instrument’s gain or loss was excluded from the assessment of hedge effectiveness. As of December 31, 2025, approximately $20 of gains reported in other comprehensive income related to the interest rate swap ($15 after tax benefits) were expected to be reclassified into interest expense as a yield adjustment of the hedged borrowings during the 12-month period ending December 31, 2026. The interest rate swap agreements were secured by cash and cash equivalents of $310 at December 31, 2025.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
During 2025, PSB reclassified ($61) ($48 after tax impacts) of interest rate swap settlements which decreased comprehensive income. During 2024, PSB reclassified ($185) ($146 after tax impacts) of interest rate swap settlements which decreased comprehensive income. During 2023, PSB reclassified ($172) ($136 after tax impacts) of interest rate swap settlements which increased comprehensive income. The increase to comprehensive net income was recognized as an increase to interest expense on junior subordinated debentures on the consolidated statements of income during each year.
NOTE 14   Retirement and Deferred Compensation Plans
PSB has established a 401(k) profit sharing plan for its employees. Beginning January 1, 2024 PSB matches 100% of employees’ salary deferrals up to the first 6% of salary. Prior to January 1, 2024 PSB matched 100% of employees’ salary deferrals up to the first 1% of pay deferred and 50% of salary deferrals of the next 5% of pay deferrals, for a maximum match of 3.5% of salary. PSB also may declare a discretionary profit-sharing contribution. The expense recognized for contributions and other plan costs for the years ended December 31, 2025, 2024, and 2023, was $906, $809, and $865 respectively.
PSB maintains deferred compensation agreements with certain executives and directors. PSB matches 20% of the amount of employees’ salary deferrals up to the first 3% of base pay deferred. PSB directors may elect to defer earned directors’ fees into a separate deferred directors’ fees plan. No PSB match is made on deferred directors’ fees. Cumulative deferred balances earn a crediting rate generally equal to 100% of PSB’s return on average equity until retirement or separation from service. The agreements provide for benefits to be paid in a lump sum at retirement or in monthly installments for a period up to 15 years following each participant’s normal retirement date with interest payable at a fixed interest rate ranging from 7% to 8%. PSB is accruing this liability over each participant’s remaining period of service. As part of the acquisition of WBI during 2021, PSB assumed deferred compensation agreements WBI had with certain executives and directors. The agreements provide for benefits to be paid in a lump sum or in monthly installments for a period up to 15 years with a fixed crediting rate of 4.25%.
The liability outstanding under all agreements was $6,067 and $5,915 at December 31, 2025 and 2024, respectively. The amount charged to operations was $524, $476, and $440, for 2025, 2024, and 2023, respectively.
PSB maintains postretirement plans for certain former executives in which PSB pays a portion of health insurance premiums for individuals in the plan. As part of the acquisition of WBI during 2021, PSB assumed a postretirement plan for several former executives and directors in which PSB pays a portion of health insurance premiums and long-term care insurance premiums for individuals in the plan. The liability outstanding under the plans was $402 and $461 at December 31, 2025 and 2024, respectively.
NOTE 15   Self-Funded Health Insurance Plan
PSB has established an employee medical benefit plan to self-insure claims up to $100 during 2025 and $100 during 2024 for each individual with no stop-loss per year for participants in the aggregate. PSB and its covered employees contribute to the fund to pay the claims and stop-loss premiums. Medical benefit plan costs are expensed as incurred. The liability recognized for claims incurred but not yet paid was $145 as of December 31, 2025, and $128 as of December 31, 2024. Health and dental insurance expense recorded in 2025, 2024, and 2023 was $1,543, $1,432, and $2,347, respectively.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
NOTE 16   Income Taxes
The components of the provision for income taxes are as follows:
	2025	2024	2023
Current income tax provision:
Federal	$2,896	$1,784	$2,075
State	—	—	—
Total current	2,896	1,784	2,075
Deferred income tax (benefit) provision:
Federal	(7)	23	17
State	(1,252)	(1,356)	—
Total deferred	(1,259)	(1,333)	17
Other adjustments:
Change in deferred tax valuation allowance-Wisconsin	1,252	1,356	—
Change in deferred tax valuation allowance for stranded AOCI-Wisconsin	(61)	(111)	—
Adjustment to net deferred tax assets for Wisconsin Act 19	—	—	2,753
Total other	1,191	1,245	2,753
Total provision for income taxes	$2,828	$1,696	$4,845
A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:
	2025		2024		2023
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Tax expense at statutory rate	$3,523	21.0	$2,517	21.0	$3,027	21.0
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(546)	(3.3)	(626)	(5.2)	(586)	(4.1)
Bank-owned life insurance	(145)	(0.9)	(136)	(1.1)	(129)	(0.9)
Life insurance death benefits	—	—	—	—	(112)	(0.8)
State income tax	(1,252)	(7.5)	(1,356)	(11.3)	—	—
Deferred tax asset valuation allowance adjustment	1,252	7.5	1,356	11.3	2,753	19.1
Deferred tax release of valuation allowance of stranded AOCI	(61)	(0.4)	(111)	(0.9)	—	—
Utilization of capital loss carryover	—	—	—	—	(180)	(1.3)
Other	57	0.3	52	0.2	72	0.5
Provision for income taxes	$2,828	16.7	$1,696	14.0	$4,845	33.5
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of PSB’s assets and liabilities. The major components of the net deferred tax assets are as follows:

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
	2025	2024
Deferred tax assets:
Allowance for credit losses	$3,606	$3,569
Deferred compensation and directors’ fees	1,932	2,124
Unrealized loss on securities available for sale	4,833	6,528
Unrealized loss on securities held to maturity	832	968
Unrealized loss on interest rate swaps	25	—
Net operating loss carryforwards	3,767	2,544
Gross deferred tax assets	14,995	15,733
Deferred tax liabilities:
Premises and equipment	704	844
Mortgage servicing rights	463	478
Deferred net loan origination costs	177	166
Unrealized gain on interest rate swaps	—	10
Prepaid expenses	159	153
Other	130	183
Gross deferred tax liabilities	1,633	1,834
Deferred tax valuation allowance:
Stranded AOCI	1,585	1,646
Other	4,361	3,109
Total deferred tax valuation allowance	5,946	4,755
Net deferred tax asset	$7,416	$9,144
At December 31, 2025, PSB had federal and state operating loss carryforwards of $1,976 and $52,149, respectively. The federal and state net operating loss carryforwards from the WBI acquisition have been included in the IRC Section 382 calculation and are being limited to the overall amount expected to be realized. On July 5, 2023, the Wisconsin 2023 – 2025 budget was signed into law. Under the new law, which is effective for tax years beginning after December 31, 2022, banks are allowed to exempt from state taxation loan income from commercial and agricultural loans of $5 million or less where the borrower resides, or is located and doing business, in Wisconsin. This will result in reduced state income taxes for the year ended December 31, 2023, and future years. However, because of the change in the tax law, PSB no longer believes it will receive a benefit for the net deferred tax asset previously recognized. As a result, PSB reduced its net deferred tax asset related to the state of Wisconsin during the year ended December 31, 2023, by $2,753, which was recognized as additional income tax expense in 2023.
With few exceptions, PSB is no longer subject to federal or state examinations by taxing authorities for years before 2021.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The following table presents income tax effects on items of comprehensive income (loss) for the years ended December 31:
	2025		2024		2023
	Pretax Inc.(Exp.)	Income Tax Exp.(Credit)	Pretax Inc.(Exp.)	Income Tax Exp.(Credit)	Pretax Inc.(Exp.)	Income Tax Exp.(Credit)
Unrealized gain (loss) on debt securities	$7,770	$1,632	$446	$94	$3,334	$693
Reclassification adjustment for net loss on sale of debt securities, included in net income	1	—	1,006	211	633	133
Reclassification adjustment for amounts realized related to stranded tax effects associated with the tax adjustment for Wisconsin Act 19	(61)	—	(111)	—	(33)	—
Accretion of unrealized loss on debt securities available for sale transferred to debt securities held to maturity	456	96	456	96	576	158
Unrealized gain on interest rate swap	(96)	(20)	158	33	178	37
Reclassification adjustment of interest rate swap settlements included in earnings	(61)	(13)	(185)	(39)	(172)	(36)
Totals	$8,009	$1,695	$1,770	$395	$4,516	$985
NOTE 17   Commitments, Contingencies, and Credit Risk
Financial Instruments With Off-Balance-Sheet Credit Risk
PSB is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.
PSB’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. PSB uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 are as follows:
	2025	2024
Commitments to extend credit – Fixed and variable rates	$179,038	$236,236
Commercial standby letters of credit – Variable rate	3,017	3,313
Unused home equity lines of credit – Variable rate	55,684	51,222
Unused credit card commitments – Variable rate	803	916
Credit enhancement under the FHLB of Chicago Mortgage Partnership Finance program	1,957	1,224
Totals	$240,499	$292,911
Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. PSB evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which PSB deems necessary. The commitments are generally structured to allow for 100% collateralization on all letters of credit.
Unfunded commitments under home equity lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are secured by residential mortgages not to exceed the collateral property fair market value upon origination and may or may not contain a specific maturity date.
Credit card commitments are commitments on credit cards issued by PSB and serviced by Elan Financial Services (a subsidiary of U.S. Bancorp). These commitments are unsecured. PSB normally sells all credit card balances and commitments to Elan. However, PSB provides full recourse to Elan against losses on certain card balances not owned by PSB. Aggregate exposure on the full recourse balances was $803 at December 31, 2025, including $461 of commitments unused by the cardholders.
PSB participates in the FHLB Mortgage Partnership Finance Program (the “Program”) and also originates loans for purchase by FNMA and other secondary market entities. PSB enters into forward commitments to sell mortgage loans to these various secondary market agency providers under which loans are funded by the agencies and PSB receives an agency fee reported as a component of gain on sale of loans. PSB had approximately $1,521 and $3,193 in firm commitments to deliver loans to these providers outstanding at December 31, 2025 and 2024, respectively, from rate lock commitments made with customers.
Under a secondary market loan servicing program with the FHLB, in exchange for a monthly fee, PSB provides a credit enhancement guarantee to reimburse the FHLB for foreclosure losses more than 1% of original loan principal sold to the FHLB. At December 31, 2025, PSB serviced payments on $91,096 of first lien residential loan principal under these terms for the FHLB. At December 31, 2025, the maximum PSB obligation for such guarantees would be approximately $1,957 if total foreclosure losses on the entire pool of loans exceed approximately $321. Management believes the likelihood of reimbursement for credit loss payable to the FHLB on loans underwritten according to program requirements beyond the monthly credit enhancement fee is remote. PSB recognizes the credit enhancement fee as mortgage banking income when received in cash and does not maintain any recourse liability for possible credit enhancement losses.
PSB also provides letters of credit to municipal deposit customers which are secured by a FHLB guarantee of payment to the depositor in the event of PSB default. PSB had $13,250 and $12,000 of FHLB public unit deposit letters of credit outstanding at December 31, 2025 and 2024, respectively. These letters of credit had original maturities of two years or less upon origination and are off balance sheet commitments not reported on the consolidated balance sheets.
PSB invested in an affordable housing limited partnership during 2022. At December 31, 2025, the balance of the investment in the affordable housing limited partnership was $949. PSB had unfunded commitments related to this investment of $51 at December 31, 2025.
At December 31, 2025, PSB had an unfunded investment commitment secured by a pool of residential mortgage loans to the Habitat for Humanity for $438.
Concentration of Credit Risk
PSB grants residential mortgage, commercial, and consumer loans predominantly in northcentral and southeastern Wisconsin. There are no significant concentrations of credit to any one debtor or industry group. Management believes the diversity of the local economy prevents significant losses during economic downturns.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Contingencies
In the normal course of business, PSB is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.
NOTE 18   Stock Based Compensation
PSB granted shares of restricted stock to certain employees having a market value of $88, $71, and $76, during 2025, 2024, and 2023, respectively. As of December 31, 2025, unvested shares of 7,287 vest to employees based on continued PSB service over a four-year or five-year period. Unvested shares are recognized as compensation expense over the vesting period. Cash dividends are paid on unvested shares at the same time and amount as paid to PSB common shareholders. Cash dividends paid on unvested restricted stock shares are charged to retained earnings, since significantly all restricted shares are expected to vest to employees. Unvested shares are subject to forfeiture upon employee termination.
The following table summarizes information regarding unvested restricted stock and shares outstanding during the three years ended December 31, 2025, 2024, and 2023:
	Unvested Shares	Weighted Average Grant Value
January 1, 2023	16,140	$23.92
Restricted shares granted	3,425	22.21
Restricted shares vested	(7,297)	(22.94)
Unvested restricted shares forfeited	(3,194)	(23.72)
December 31, 2023	9,074	$23.91
Restricted shares granted	3,211	22.11
Restricted shares vested	(3,537)	(23.73)
Unvested restricted shares forfeited	(843)	(25.60)
December 31, 2024	7,905	$23.09
Restricted shares granted	3,330	26.50
Restricted shares vested	(3,161)	(23.23)
Unvested restricted shares forfeited	(787)	(24.11)
December 31, 2025	7,287	$24.47
The total fair value of shares vested during the years ended December 31, 2025 and 2024 was $84 and $78, respectively.
During 2025, total compensation expense of $68 (before tax benefits of $14) was recorded from amortization of restricted shares expected to vest. During 2024, total compensation expense of $71 (before tax benefits of $15) was recorded from amortization of restricted shares expected to vest. During 2023, total compensation expense of $54 (before tax benefits of $11) was recorded from amortization of restricted shares expected to vest.
The PSB 2020 Stock Option Plan permits the grant of share options to certain employees for up to 225,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of PSB common stock at the date of grant. The stock options vest to employees based on continued PSB service over a four-year period or achievement of loan and deposit growth goals and have ten-year contractual terms. Compensation expense is recognized over the vesting period. The fair value of each option award is estimated on the date of grant using a Black-Scholes model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of PSB common stock and historical volatilities of a peer group common stock. The expected term of options granted represents the

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
period of time that options granted are expected to be outstanding. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
The weighted average fair value of each option grant per share was $7.17, $6.08, and $6.25 in 2025, 2024, and 2023, respectively. The fair value of options granted was determined using the following weighted-average assumptions as of the grant date:
	2025	2024	2023
Risk free interest rate	4.15%	4.42%	3.97%
Expected term in years	6.25	6.25	6.25
Expected stock price volatility	31.53%	31.83%	29.87%
Dividend yield	2.67%	2.84%	2.28%
The following table summarizes information regarding stock options outstanding at December 31, 2025, 2024 and 2023, and activity during those years:
	Option Shares	Weighted Average Strike Price
January 1, 2023	43,620	$23.99
Stock options granted	31,420	21.90
Stock options exercised	—	—
Stock options lapsed	(1,821)	(22.11)
Stock options forfeited	(4,443)	(22.94)
December 31, 2023	68,776	$23.15
Stock options granted	22,657	22.11
Stock options exercised	—	—
Stock options lapsed	(2,500)	(26.20)
Stock options forfeited	(9,306)	(23.67)
December 31, 2024	79,627	$22.70
Stock options granted	23,045	24.90
Stock options exercised	(2,500)	(21.90)
Stock options lapsed	(5,163)	(22.37)
Stock options forfeited	(11,294)	(24.06)
December 31, 2025	83,715	$23.16
The weighted average remaining contractual term of stock options outstanding and exercisable at December 31, 2025 was 7.5 years and 6.4 years, respectively.
Information related to the stock option plan during each year follows:
	2025	2024	2023
Intrinsic value of options exercised	$10	—	—
Cash received from option exercise	—	—	—
As of December 31, 2025, 35,272 outstanding stock options were vested and eligible to be exercised. During 2025, total compensation expense of $84 (before tax benefits of $18) was recorded from amortization of stock options expected to vest. During 2024, total compensation expense of $113 (before tax benefits of $24) was recorded from amortization of stock options expected to vest. During 2023, total compensation expense of $101 (before tax benefits of $21) was recorded from amortization of stock options expected to vest.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Future projected compensation expense (before tax benefits) assuming all restricted shares and stock options eventually vest to employees would be as follows:
	Stock Options	Restricted Stock	Total
2026	$104	$51	$155
2027	71	36	107
2028	42	20	62
Totals	$217	$107	$324
NOTE 19   Capital Requirements and Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on PSB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, PSB and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
The payment of dividends by PSB or the Bank would be restricted if the Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, the Bank would be unable to maintain satisfactory regulatory capital ratios. The Bank would also be limited in making loans and advances to PSB. At December 31, 2025, management believes that maintaining the regulatory framework of the Bank at the well-capitalized level will effectively restrict potential dividends from the Bank to an amount less than $50,988. Furthermore, any Bank dividend distributions to PSB above customary levels are subject to approval by the FDIC, the Bank’s primary federal regulator, and the Wisconsin Department of Financial Institutions, the Bank’s primary state regulator.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 capital (as defined in the regulations), Tier 1 and Total capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2025, the Bank met all capital adequacy requirements. In addition, as of December 31, 2025, the most recent regulatory financial report categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Common Equity Tier 1, Tier 1 risk-based, Total risk-based, and Tier 1 to average assets as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
The Bank’s actual and regulatory capital amounts and ratios are as follows:
	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025:
Common Equity Tier 1 capital (to risk weighted assets)	$147,343	13.46%	$49,276	4.50%	$71,176	6.50%
Tier 1 capital (to risk weighted assets)	$147,343	13.46%	$65,701	6.00%	$87,602	8.00%
Total capital (to risk weighted assets)	$160,490	14.66%	$87,602	8.00%	$109,502	10.00%
Tier 1 capital (to average assets)	$147,343	9.84%	$59,879	4.00%	$74,849	5.00%
As of December 31, 2024:
Common Equity Tier 1 capital (to risk weighted assets)	$139,733	12.90%	$48,739	4.50%	$70,401	6.50%
Tier 1 capital (to risk weighted assets)	$139,733	12.90%	$64,986	6.00%	$86,648	8.00%
Total capital (to risk weighted assets)	$152,747	14.10%	$86,648	8.00%	$108,310	10.00%
Tier 1 capital (to average assets)	$139,733	9.46%	$59,088	4.00%	$73,859	5.00%
NOTE 20   Preferred Equity
During 2022, PSB issued $7,200 of 6.75% fixed to floating Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference of $1,000 per share. Dividends on the Series A Preferred Stock are payable quarterly. The Series A Preferred Stock carries a fixed rate of 6.75% thru November 1, 2027, then moves to a floating rate of the three-month Term SOFR plus 4.50%. The Series A Preferred Stock may be redeemed by PSB at its option (i) either in whole or in part, from time to time, on any dividend payment date on or after the dividend payment date occurring on November 1, 2027, or (ii) in whole but not in part, at any time with 90 days following certain regulatory capital treatment events, in each case at a redemption price of $1,000 per share, plus any applicable dividends.
NOTE 21   Earnings Per Share
Basic earnings per share of common stock are based on the weighted average number of common shares outstanding during the period. Unvested but issued restricted shares are considered to be outstanding shares and used to calculate the weighted average number of shares outstanding and to determine net book value per share. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares adjusted for the dilutive effect of outstanding stock options. The computation of earnings per share for the years ended December 31 is as follows:
	2025	2024	2023
Weighted average shares outstanding	4,057,117	4,130,092	4,211,952
Effect of dilutive stock options outstanding	6,366	—	—
Diluted weighted average shares outstanding	4,063,483	4,130,092	4,211,952
Basic earnings per common share	$3.32	$2.37	$2.16
Diluted earnings per common share	$3.31	$2.37	$2.16

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
NOTE 22   Fair Value Measurements
Certain assets and liabilities are recorded or disclosed at fair value to provide financial statement users additional insight into PSB’s quality of earnings. Under current accounting guidance, PSB groups assets and liabilities which are recorded at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered highest and Level 3 considered lowest). All transfers between levels are recognized as occurring at the end of the reporting period.
The following is a brief description of each level of the fair value hierarchy:
Level 1 — Fair value measurement is based on quoted prices for identical assets or liabilities in active markets.
Level 2 — Fair value measurement is based on (1) quoted prices for similar assets or liabilities in active markets; (2) quoted prices for identical or similar assets or liabilities in markets that are not active; or (3) valuation models and methodologies for which all significant assumptions are or can be corroborated by observable market data.
Level 3 — Fair value measurement is based on valuation models and methodologies that incorporate at least one significant assumption that cannot be corroborated by observable market data. Level 3 measurements reflect PSB’s estimates about assumptions market participants would use in measuring fair value of the asset or liability.
Some assets and liabilities, such as securities available for sale, loans held for sale, mortgage rate lock commitments, and interest rate swaps, are measured at fair value on a recurring basis under GAAP. Other assets and liabilities, such as individually evaluated loans, foreclosed assets, mortgage servicing rights, and other intangible assets are measured at fair value on a nonrecurring basis.
Following is a description of the valuation methodology used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.
Debt securities available for sale — Securities available for sale may be classified as Level 1, Level 2, or Level 3 measurements within the fair value hierarchy and are measured on a recurring basis. The fair value measurement of a Level 1 security is based on the quoted price of the security. Level 2 securities include U.S. government and agency securities, obligations of states and political subdivisions, corporate debt securities, mortgage-related securities, negotiable FDIC insured certificates of deposit, and certain debt issued by banks or bank holding companies. The fair value measurement of a Level 2 security is obtained from an independent pricing service and is based on recent sales of similar securities and other observable market data and represents a market approach to fair value. The fair value measurement of a Level 3 security is calculated using discounted cash flows or other market indicators.
Equity securities — Level 2 securities included a common stock investment in Bankers’ Bancorporation, Madison, Wisconsin, that was not traded on an active market. The Bank received trade and book value range data from Bankers’ Bancorporation to estimate fair value. Level 3 securities include an investment in a CRA fund without readily determinable fair values and are carried at cost.
Loans held for sale — Loans held for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value and are measured on a recurring basis. The fair value measurement of a loan held for sale is based on current secondary market prices for similar loans, which is considered a Level 2 measurement and represents a market approach to fair value.
Individually evaluated loans — Loans are not measured at fair value on a recurring basis. Carrying value of individually evaluated loans that are not collateral dependent are based on the present value of expected future cash flows discounted at the applicable effective interest rate and, thus, are not fair value

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
measurements. However, individually evaluated loans considered to be collateral dependent are measured at fair value on a nonrecurring basis. The fair value measurement of an individually evaluated loan that is collateral dependent is based on the fair value of the underlying collateral. Fair value measurements of underlying collateral that utilize observable market data, such as independent appraisals reflecting recent comparable sales, are considered Level 2 measurements. Other fair value measurements that incorporate internal collateral appraisals or broker price opinions, net of selling costs, or estimated assumptions market participants would use to measure fair value, such as discounted cash flow measurements, are considered Level 3 measurements and represent a market approach to fair value.
In the absence of a recent independent appraisal, collateral dependent individually evaluated loans are valued based on a recent broker price opinion generally discounted by 10% plus estimated selling costs. In the absence of a broker price opinion, collateral dependent individually evaluated loans are valued at the lower of last appraisal value or the current real estate tax value discounted by 30%, plus estimated selling costs. Property values are impacted by many macroeconomic factors. In general, a declining economy or rising interest rates would be expected to lower fair value of collateral dependent individually evaluated loans while an improving economy or falling interest rates would be expected to increase fair value of collateral dependent individually evaluated loans.
Real estate foreclosed or held for sale — Initially, foreclosed assets are recorded at fair value less estimated costs to sell at the date of foreclosure. Estimated selling costs typically range from 5% to 15% of the property value. Valuations are periodically performed by management, and the real estate or other property is carried at the lower of carrying amount or fair value less estimated costs to sell. Fair value measurements are based on current formal or informal appraisals of property value compared to recent comparable sales of similar property. Independent appraisals reflecting comparable sales are considered Level 2 measurements, while internal assessments of appraised value based on current market activity, including broker price opinions, are considered Level 3 measurements and represent a market approach to fair value. Property values are impacted by many macroeconomic factors. In general, a declining economy or rising interest rates would be expected to lower fair value of foreclosed assets while an improving economy or falling interest rates would be expected to increase fair value of foreclosed assets.
Mortgage servicing rights — Mortgage servicing rights are not measured at fair value on a recurring basis. However, mortgage servicing rights that are impaired are measured at fair value on a nonrecurring basis. Serviced loan pools are stratified by year of origination and term of the loan, and a valuation model is used to calculate the present value of expected future cash flows for each stratum. When the carrying value of a stratum exceeds its fair value, the stratum is measured at fair value. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as costs to service, a discount rate, custodial earnings rate, ancillary income, default rates and losses, and prepayment speeds. Although some of these assumptions are based on observable market data, other assumptions are based on unobservable estimates of what market participants would use to measure fair value. As a result, the fair value measurement of mortgage servicing rights is considered a Level 3 measurement and represents an income approach to fair value. When market mortgage rates decline, borrowers may have the opportunity to refinance their existing mortgage loans at lower rates, increasing the risk of prepayment of loans on which PSB maintains mortgage servicing rights. Therefore, declining long-term interest rates would decrease the fair value of mortgage servicing rights.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Significant unobservable inputs at December 31, 2025 and 2024, used to measure fair value included:
	2025	2024
Direct annual servicing cost per loan	$70 – $85	$70 – $85
Direct annual servicing cost per conventional loan in process of foreclosure	$1,400	$1,400
Direct annual servicing cost per government loan in process of foreclosure	$4,500	$4,500
Lifetime CRR% (“Conditional Repayment Rate”)	6.36% – 26.42%	5.80% – 15.55%
Weighted average prepayment speed: PSA	106 – 503	97 – 326
Discount rate	9.50% – 12.50%	10.00% – 13.00%
Cost per delinquencies	$200 – $855	$200 – $750
Inflation adjustment	2.38%	2.23%
Mortgage rate lock commitments — The fair value of mortgage rate lock commitments is measured on a recurring basis. Fair value is based on current secondary market pricing for delivery of similar loans and the value of OMSR on loans expected to be delivered, which is considered a Level 2 fair value measurement.
Interest rate swap agreements — Fair values for interest rate swap agreements are based on the amounts required to settle the contracts based on valuations provided by third-party dealers in the contracts, which is considered a Level 2 fair value measurement, and are measured on a recurring basis.
Information regarding the fair value of assets and liabilities measured at fair value on a recurring basis as of December 31:
		Recurring Fair Value Measurements Using
	Assets and Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2025
Assets:
Debt securities available for sale:
U.S. government corporations and agencies securities	$1,753	$—	$1,753	$—
U.S. agency issued residential MBS and CMO	132,993		132,993
U.S. agency issued commercial mortgage-backed securities	36,779	—	36,779	—
Privately issued collateralized loan obligations	6,059	—	6,059	—
Privately issued collateralized commercial mortgage securities	3,813	—	3,813	—
Trust preferred securities	2,868	—	2,488	380
Total debt securities available for sale	184,265	—	183,885	380
Equity securities	950	—	—	950
Loans held for sale	180	—	180	—
Other assets – mortgage rate lock commitment	40	—	40	—
Total assets	$185,435	$—	$184,105	$1,330
Liabilities – Interest rate swap agreements	$112	$—	$112	$—

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
		Recurring Fair Value Measurements Using
	Assets and Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2024
Assets:
Debt securities available for sale:
U.S. government corporations and agencies securities	$1,637	$—	$1,637	$—
U.S. agency issued residential MBS and CMO	124,437	—	124,437	—
U.S. agency issued commercial mortgage-backed securities	34,508	—	34,508	—
Privately issued collateralized loan obligations	15,008		15,008	—
Privately issued collateralized commercial mortgage securities	10,740	—	8,240	2,500
Trust preferred securities	2,756	—	2,396	360
Total debt securities available for sale	189,086	—	186,226	2,860
Equity securities	950	—	—	950
Loans held for sale	217		217
Interest rate swap agreements	47	—	47	—
Other assets – mortgage rate lock commitment	54	—	54	—
Total assets	$190,354	$—	$186,544	$3,810
The table below presents a reconciliation of all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31:
	Privately issued collateralized commercial mortgage securities	Trust preferred securities	Equity Securities
Balance of recurring Level 3 assets at January 1, 2024	$2,503	$335	$950
Included in other comprehensive (loss)	(3)	25	—
Balance of recurring Level 3 assets at December 31, 2024	$2,500	$360	$950
Maturities, sales, paydowns	(2,500)	—	—
Included in other comprehensive income (loss)	—	20	—
Balance of recurring Level 3 assets at December 31, 2025	$—	$380	$950
During 2025, one Level 3 security was paid off.

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Information regarding the fair value of assets and liabilities measured at fair value on a nonrecurring basis as of December 31 follows:
		Nonrecurring Fair Value Measurements Using
	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2025
Assets:
Equity securities	$992	$—	$992	$—
Individually evaluated loans	16,169	—	3,775	12,394
Total assets	$17,161	$—	$4,767	$12,394
2024
Assets:
Equity securities	$992	$—	$992	$—
Individually evaluated loans	9,275	—	3,761	5,514
Total assets	$10,267	$—	$4,753	$5,514
At December 31, 2025 and 2024, equity securities consisted of Bankers’ Bancorporation stock with a carrying amount and fair value of $992 based on observed transaction prices from sales of identical securities.
At December 31, 2025, loans with a carrying amount of $17,529 were individually evaluated and were written down to their estimated fair value of $16,169, net of a valuation allowance of $1,360. At December 31, 2024, loans with a carrying amount of $10,640 were individually evaluated and were written down to their estimated fair value of $9,275, net of a valuation allowance of $1,365. Changes in the valuation allowances are reflected through earnings as a component of the provision for credit losses or as a charge-off against the allowance for credit losses.
At December 31, 2025, mortgage servicing rights with a carrying amount of $1,689 were not considered impaired. At December 31, 2024, mortgage servicing rights with a carrying amount of $1,742 were not considered impaired. Changes in the impairment allowances are reflected through earnings as a component of mortgage banking income.
PSB estimates fair value of all financial instruments regardless of whether such instruments are measured at fair value. The following methods and assumptions were used by PSB to estimate fair value of financial instruments not previously discussed.
Cash and cash equivalents — Fair value reflects the carrying value of cash, which is a Level 1 measurement.
Debt Securities held to maturity — Fair value of securities held to maturity is based on dealer quotations on similar securities near period-end, which is considered a Level 2 measurement. Certain debt issued by banks or bank holding companies purchased by PSB as securities held to maturity is valued on a cash flow basis discounted using market rates reflecting credit risk of the borrower, which is considered a Level 3 measurement.
Loans — Fair value of variable rate loans that reprice frequently are based on carrying values. Loans with an active sale market, such as one- to four-family residential mortgage loans, estimate fair value based on sales of loans with similar structure and credit quality. Fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings. Fair value of individually evaluated and other nonperforming loans is estimated using discounted

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
expected future cash flows or the fair value of underlying collateral, if applicable. Except for collateral dependent individually evaluated loans valued using an independent appraisal of collateral value, reflecting a Level 2 fair value measurement, fair value of loans is considered to be a Level 3 measurement due to internally developed discounted cash flow measurements.
Federal Home Loan Bank stock — Fair value is the redeemable (carrying) value based on the redemption provisions of the Federal Home Loan Bank, which is considered a Level 3 fair value measurement.
Accrued interest receivable and payable — Fair value approximates the carrying value, which is considered a Level 1 fair value measurement.
Cash value of bank-owned life insurance — Fair value is based on reported values of the assets by the issuer which are redeemable to the insured, which is considered a Level 2 fair value measurement.
Deposits — Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently offered on issue of similar time deposits. Use of internal discounted cash flows provides a Level 3 fair value measurement.
FHLB advances and other borrowings — Fair value of fixed rate, fixed term borrowings are estimated by discounting future cash flows using the current rates at which similar borrowings would be made as calculated by the lender or correspondent. Fair value of borrowings with variable rates or maturing within 90 days approximates the carrying value of these borrowings. Fair values based on lender provided settlement provisions are considered a Level 2 fair value measurement. Other borrowings with local customers in the form of repurchase agreements with fixed interest rate terms in excess of 90 days are estimated using internal assessments of discounted future cash flows, which is a Level 3 measurement.
Senior subordinated notes and junior subordinated debentures — Fair value of fixed rate, fixed term notes and debentures are estimated internally by discounting future cash flows using the current rates at which similar borrowings would be made, which is a Level 3 fair value measurement.
The carrying amounts and fair values of PSB’s financial instruments consisted of the following:
	December 31, 2025
	Carrying Amount	Estimated Fair Value	Fair Value Hierarchy Level
			Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$29,875	$29,875	$29,875	$—	$—
Debt securities	265,776	260,936	—	260,556	380
Equity securities	2,892	2,892	—	992	1,900
Net loans receivable and loans held for sale	1,096,215	1,081,477	—	3,941	1,077,536
Accrued interest receivable	5,035	5,035	5,035	—	—
Mortgage servicing rights	1,689	3,309	—	—	3,309
Mortgage rate lock commitments	40	40	—	40	—
FHLB stock	8,090	8,090	—	—	8,090
Cash surrender value of bank-owned life insurance	25,425	25,425	—	25,425	—

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
	December 31, 2025
	Carrying Amount	Estimated Fair Value	Fair Value Hierarchy Level
			Level 1	Level 2	Level 3
Financial liabilities:
Deposits	$1,177,031	$1,022,261	$—	$—	$1,022,261
FHLB advances	112,950	113,938	—	113,938	—
Other borrowings	5,397	5,397	—	—	5,397
Senior subordinated notes	4,788	4,873	—	—	4,873
Junior subordinated debentures	13,126	13,229	—	—	13,229
Accrued interest payable	3,152	3,152	3,152	—	—
Interest rate swap agreements	112	112	—	112	—
	December 31, 2024
	Carrying Amount	Estimated Fair Value	Fair Value Hierarchy Level
			Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$40,498	$40,498	$40,498	$—	$—
Debt securities	275,834	268,740	—	265,880	2,860
Equity securities	2,782	2,782	—	992	1,790
Net loans receivable and loans held for sale	1,078,421	1,036,174	—	3,978	1,032,196
Accrued interest receivable	5,042	5,042	5,042	—	—
Mortgage servicing rights	1,742	3,624	—	—	3,624
Mortgage rate lock commitments	54	54	—	54	—
FHLB stock	8,825	8,825	—	—	8,825
Cash surrender value of bank-owned life insurance	24,732	24,732	—	24,732	—
Interest rate swap agreements	47	47	—	47	—
Financial liabilities:
Deposits	$1,147,349	$983,510	$—	$—	$983,510
FHLB advances	162,250	162,447	—	162,447	—
Other borrowings	6,872	6,872	—	—	6,872
Senior subordinated notes	4,781	5,163	—	—	5,163
Junior subordinated debentures	13,023	13,278	—	—	13,278
Accrued interest payable	1,925	1,925	1,925	—	—

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
NOTE 23   Condensed Parent Company Only Financial Statements
The following are condensed balance sheets as of December 31, 2025 and 2024, and condensed statements of income and cash flows for the years ended December 31, 2025, 2024, and 2023, for PSB Holdings, Inc.
Balance Sheets
December 31, 2025 and 2024
	2025	2024
Assets
Cash and due from banks	$12,761	$12,192
Investment in Peoples State Bank	138,213	123,117
Other assets	443	377
TOTAL ASSETS	$151,417	$135,686
Liabilities and Stockholders’ Equity
Accrued dividends payable	$1,368	$1,310
Senior subordinated notes	4,788	4,781
Junior subordinated debentures	13,126	13,023
Other liabilities	464	286
Total stockholders’ equity	131,671	116,286
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$151,417	$135,686
Statements of Income
Years Ended December 31, 2025, 2024, and 2023
	2025	2024	2023
Income:
Dividends from Peoples State Bank	$6,700	$3,600	$5,000
Other interest and dividends	49	54	66
Total income	6,749	3,654	5,066
Expenses:
Interest expense on senior subordinated notes	235	235	238
Interest expense on junior subordinated debentures	993	1,010	985
Other expenses	332	308	237
Total expenses	1,560	1,553	1,460
Income before income taxes and equity in undistributed net income of Peoples State Bank	5,189	2,101	3,606
Recognition of income tax benefit	317	315	477
Net income before equity in undistributed net income of Peoples State Bank	5,506	2,416	4,083
Equity in undistributed net income of Peoples State Bank	8,441	7,873	5,486
Net income	$13,947	$10,289	$9,569

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
Statements of Cash Flows
Years Ended December 31, 2025, 2024, and 2023
	2025	2024	2023
Increase (decrease) in cash and due from banks:
Cash flows from operating activities:
Net income	$13,947	$10,289	$9,569
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of Peoples State Bank	(8,441)	(7,873)	(5,486)
Provision for net amortization	262	293	263
Decrease in other assets	(249)	(80)	(364)
Increase in other liabilities	84	40	58
Increase in dividends payable	58	61	174
Net cash provided by operating activities	5,661	2,730	4,214
Cash flows from financing activities:
Net decrease in other borrowings	—	—	(781)
Dividends declared	(3,229)	(3,117)	(2,993)
Purchase of treasury stock	(1,863)	(1,780)	(3,029)
Net cash used in financing activities	(5,092)	(4,897)	(6,803)
Net increase (decrease) in cash and due from banks	569	(2,167)	(2,589)
Cash and due from banks at beginning	12,192	14,359	16,948
Cash and due from banks at end	$12,761	$12,192	$14,359
NOTE 24   Summary of Quarterly Results (Unaudited)
	Three Months Ended
	March 31	June 30	September 30	December 31
2025
Interest income	$18,285	$18,914	$19,607	$19,480
Interest expense	8,030	8,189	8,265	7,751
Net interest income	10,255	10,725	11,342	11,729
Provision for credit losses	117	110	138	275
Noninterest income	1,866	2,096	1,925	2,081
Net income available to common shareholders	2,441	3,645	3,481	3,894
Basic earnings per share*	0.60	0.90	0.86	0.97
Diluted earnings per share*	0.60	0.89	0.86	0.97
2024
Interest income	$17,175	$17,514	$18,200	$18,661
Interest expense	7,902	8,069	8,311	8,285
Net interest income	9,273	9,445	9,889	10,376
Provision for credit losses	95	100	—	—
Noninterest income	1,044	1,906	1,843	1,277
Net income available to common shareholders	1,607	2,325	2,866	3,005
Basic earnings per share*	0.39	0.56	0.69	0.73
Diluted earnings per share*	0.39	0.56	0.69	0.73

Notes to Consolidated Financial Statements
(dollars in thousands except per share data)
	Three Months Ended
	March 31	June 30	September 30	December 31
2023
Interest income	$13,789	$14,716	$16,148	$16,887
Interest expense	3,894	5,209	6,503	7,242
Net interest income	9,895	9,507	9,645	9,645
Provision for credit losses	100	100	150	100
Noninterest income	1,950	1,984	1,682	1,104
Net income available to common shareholders	2,879	2,686	1,227	2,291
Basic earnings per share*	0.67	0.64	0.29	0.55
Diluted earnings per share*	0.67	0.64	0.29	0.55

*
Basic and diluted earnings per share may not foot to the total for the year ended December 31 due to rounding.

Note 25   Acquisition of Larson Financial Group, LLC
On January 21, 2025, PSB acquired Larson Financial Group, LLC, a Wausau financial advisory business for $1,135. The acquisition will be paid over five installments, with the first payment on the date of acquisition and four subsequent payments made on each of the next four anniversary dates of the acquisition. During 2025, the first payment was made for $553. The remaining acquisition liability of $582 will be paid out over the next four years. As part of the acquisition, PSB recorded goodwill of $954 and intangible assets of $181.

PSB Holdings, Inc. and Subsidiary
Consolidated Balance Sheet
As of March 31, 2026
(dollars in thousands)
2026
Assets
Cash and cash equivalents	$59,511
Debt securities available for sale	171,107
Debt securities held to maturity	78,826
Equity securities	2,904
Federal Home Loan Bank stock	7,995
Loans held for sale	652
Loans receivable, gross	1,129,220
Allowance for credit losses	(13,131)
Loans receivable, net	1,116,089
Accrued interest receivable	5,094
Premises and equipment, net	13,160
Goodwill and other intangibles	5,809
Cash surrender value of bank-owned life insurance	24,453
Other assets	9,784
Total assets	$1,495,384
Liabilities and stockholders’ equity Liabilities
Deposits
Non-interest bearing	$281,947
Interest-bearing	905,082
Total deposits	1,187,029
Other borrowings	4,119
Federal Home Loan Bank advances	136,950
Senior subordinated notes	4,789
Junior subordinated debentures	13,151
Allowance for credit losses on unfunded commitments	492
Accrued expenses and other liabilities	14,986
Total liabilities	1,361,516
Stockholders’ equity
Preferred stock – $1,000 par value, 30,000 shares authorized, 7,200 shares issued, 7,200 shares outstanding	7,200
Common stock – no par value, 18,000,000 shares authorized, 5,490,798 shares issued, 4,020,508 shares outstanding	1,830
Additional paid-in capital	8,732
Retained earnings	153,146
Other comprehensive income (loss)	(13,264)
Treasury stock, 1,470,290 shares, at cost	(23,776)
Total stockholders’ equity	133,868
Total liabilities and stockholders’ equity	$1,495,384

PSB Holdings, Inc. and Subsidiary
Consolidated Statements of Income
For the Three Months Ended March 31, 2026 and 2025
(dollars in thousands, except per-share data)
	2026	2025
Interest income
Interest and fees on loans	$17,066	$15,782
Interest on taxable securities	1,586	1,641
Interest on tax-exempt securities	484	517
FHLB stock dividends	182	241
Other interest and dividends	134	104
Total Interest income	19,452	18,285
Interest expense
Deposits	5,898	5,884
Other borrowings	25	47
Federal Home Loan Bank advances	1,344	1,792
Senior subordinated notes	59	59
Junior subordinated notes	242	248
Total Interest expense	7,568	8,030
Net interest income before provision for credit losses	11,884	10,255
Provision for credit losses	475	117
Net interest income after provision for credit losses	11,409	10,138
Noninterest income
Service charges and fees on deposit accounts	393	358
Mortgage banking income	405	250
Investment and insurance sales commissions	437	326
Net loss on sale of securities	(502)	(1)
Income from bank-owned life insurance	664	163
Other noninterest income	923	770
Total noninterest income	2,320	1,866
Noninterest expense
Salaries and employee benefits	5,948	5,302
Occupancy and facilities	800	786
Loss (gain) on real estate foreclosed	(36)	—
Data processing and other office operations	1,119	1,201
Advertising and promotion	189	129
Other noninterest expense	1,778	1,551
Total noninterest expense	9,798	8,969
Income before provision for income taxes	3,931	3,035
Less: Income tax expense	495	473
Net income	3,436	2,562
Preferred stock dividends declared	122	122
Net income available to common shareholders	$3,314	$2,440
Basic earnings per share	$0.82	$0.60
Diluted earnings per share	$0.82	$0.60

PSB Holdings, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income
For the Three Months Ended March 31, 2026 and 2025
(dollars in thousands)
	2026	2025
Net income	$3,436	$2,562
Other comprehensive income, net of tax
Unrealized gain (loss) on securities available for sale	(711)	2,551
Reclassification adjustment for security loss included in net income	396	1
Accretion of unrealized loss included in net income on securities available for sale deferred tax adjustment for Wisconsin Act 19	(83)	—
Amortization of unrealized loss included in net income on securities available for sale transferred to securities held to maturity	91	89
Unrealized gain (loss) on interest rate swap	43	(6)
Reclassification adjustment of interest rate swap settlements included in earnings	—	(13)
Other comprehensive income (loss)	(264)	2,622
Comprehensive income	$3,172	$5,184

PSB Holdings, Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity
For the Three Months Ended March 31, 2026 and 2025
(dollars in thousands)
	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
BALANCES – December 31, 2024	$7,200	$1,830	$8,610	$139,838	$(19,314)	$(21,878)	$116,286
Net income				2,562			2,562
Other comprehensive income/(loss)					2,622		2,622
Purchase of treasury stock			(3)			(328)	(331)
Exercise of stock options			(5)			5	—
Issuance of new restricted stock grants			(52)			52	—
Vesting of existing restricted stock grants			19				19
Directors’ fees paid in grants of stock			8			11	19
Vesting of existing stock options			31				31
Cash dividends declared on unvested restricted stock grants				(1)			(1)
Cash dividends declared on preferred stock				(122)			(122)
BALANCES – March 31, 2025	$7,200	$1,830	$8,608	$142,277	$(16,692)	$(22,138)	$121,085
BALANCES – December 31, 2025	$7,200	$1,830	$8,727	$150,556	$(13,000)	$(23,642)	$131,671
Net income				3,436			3,436
Other comprehensive income (loss)					(264)		(264)
Purchase of treasury stock			(1)			(203)	(204)
Issuance of new restricted stock grants			(53)			53	—
Vesting of existing restricted stock grants			18				18
Directors’ fees paid in grants of stock			10			16	26
Vesting of existing stock options			31				31
Cash dividends declared $0.18 per share				(723)			(723)
Cash dividends declared on unvested restricted stock grants				(1)			(1)
Cash dividends declared on preferred stock				(122)			(122)
BALANCES – March 31, 2026	$7,200	$1,830	$8,732	$153,146	$(13,264)	$(23,776)	$133,868

PSB Holdings, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2026 and 2025
(dollars in thousands)
	2026	2025
Cash flows from operating activities
Net income	$3,436	$2,562
Adjustments to reconcile net income to net cash flows provided by operating activities
Provision for depreciation and net amortization	592	728
Amortization of operating leave right of use asset	37	36
Provision for credit losses	475	117
Deferred net loan origination costs	(21)	(10)
Proceeds from sales of loans held for sale	9,979	6,880
Originations of loans held for sale	(10,282)	(7,331)
Gain on sale of loans	(615)	(297)
Loss on sale of securities	502	1
Increase in cash surrender value of life insurance	(175)	(163)
Gain on life insurance death benefits received	(489)	—
Changes in operating assets and liabilities:
Accrued interest receivable	(59)	(142)
Other assets	(396)	(56)
Operating lease liability	(37)	(36)
Accrued expenses and other liabilities	(1,235)	(1,688)
Net cash provided by operating activities	$1,712	$601
Cash flows from investing activities
Proceeds from maturities of debt securities available for sale	8,085	4,082
Proceeds from sale of debt securities available for sale	9,994	9,499
Proceeds from maturities of debt securities held to maturity	2,720	1,395
Payment for purchase of debt securities available for sale	(5,799)	(3,931)
Payment for purchase of equity securities	(12)	(65)
Cash paid on acquisition	—	(553)
Net increase in loans	(20,247)	(18,462)
Net redemption of Federal Home Loan Bank Stock	95	—
Purchase of premises and equipment – net	(218)	(87)
Life insurance death benefit gain	1,636	—
Net cash flows used in investing activities	$(3,746)	$(8,122)
Cash flows from financing activities
Net increase (decrease) in non-interest-bearing deposits	3,645	(13,843)
Net increase (decrease) in interest-bearing deposits	6,353	(3,470)
Net increase in Federal Home Loan Bank advances	24,000	8,000
Net decrease in other borrowings	(1,278)	(529)
Dividends declared	(846)	(123)
Purchase of treasury stock	(204)	(331)

	2026	2025
Net cash flows (used in)/provided by financing activities	$31,670	$(10,296)
Net change in cash and cash equivalents	29,636	(17,817)
Cash and cash equivalents – beginning of year	29,875	40,498
Cash and cash equivalents – end of year	$59,511	$22,681
Supplemental cash flow disclosures
Cash paid for interest	$8,659	$7,912
Cash paid for income taxes	—	—
Supplemental noncash disclosures
Grants of unvested restricted stock at fair value	$85	$88
Grants of stock to directors at fair value	16	12
Vesting of restricted stock grants	18	19
Vesting of stock option grants	31	31
Right-of-use assets obtained in exchange for lease obligations	302	—

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
BANK FIRST CORPORATION
and
PSB HOLDINGS, INC.
Dated as of May 19, 2026

A-i

A-ii

A-iii

Exhibit A — Form of PSB Voting Agreement
Exhibit B — Form of Bank Plan of Merger and Merger Agreement
Exhibit C — Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit D — Form of Claims Letter

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of May 19, 2026 by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and PSB Holdings, Inc., a Wisconsin corporation (“PSB” and, together with BFC, the “Parties” and each a “Party”).
R E C I T A L S
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which PSB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFC (the “Merger”), with BFC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a material inducement to and condition of BFC’s willingness to enter into this Agreement, each of the directors and executive officers of PSB have entered into voting agreements (each a “PSB Voting Agreement” and collectively, the “PSB Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BFC, pursuant to which each such Person has agreed, among other things, to vote the PSB Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the PSB Voting Agreements;
WHEREAS, BFC owns 100% of the issued and outstanding common stock of Bank First, N.A., a national banking association (“Bank First”);
WHEREAS, PSB owns 100% of the issued and outstanding common stock of Peoples State Bank, a Wisconsin state-chartered bank (“Peoples State Bank”);
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, PSB shall merge with and into BFC pursuant to the terms of this Agreement. BFC shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of PSB shall cease.
Section 1.02   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCL.
Section 1.03   Articles of Incorporation and Bylaws; Officers and Directors.
(a)   At the Effective Time, the articles of incorporation of BFC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such articles of incorporation. The bylaws of BFC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b)   Subject to Section 5.20, (i) the directors and officers of BFC in office immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Entity in accordance with the bylaws of the Surviving Entity, and (ii) the directors and officers of Bank First in office immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with applicable Law and the governing documents applicable to the Surviving Entity.
Section 1.04   Bank Merger.
Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Peoples State Bank shall be merged with and into Bank First (the “Bank Merger”) in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Bank First and Peoples State Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of this Agreement. Each of BFC and PSB shall also approve the Bank Plan of Merger in its capacity as the sole shareholder of Bank First and Peoples State Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Peoples State Bank shall continue to operate under its name; provided that prior to any such election, BFC shall (a) reasonably consult with PSB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.05   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger in accordance with applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the WDFI-Corporations, as provided in the WBCL, on the Closing Date. The “Effective Time” of the Merger shall be (i) on the date and time when the Merger becomes effective as set forth in the Articles of Merger to be filed by BFC on the Closing Date; or (ii) on such other date as the Parties may mutually agree in writing.
(b)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on Friday, December 4, 2026, as such date may be extended pursuant to Section 7.01(e) (such date, the “Closing Date”) by electronic means or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to BFC and PSB the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.06   Additional Actions.
If, at any time after the Effective Time, BFC shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, PSB and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to BFC and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of BFC and its Subsidiaries, as applicable, are authorized in the name of PSB and its Subsidiaries or otherwise to take any and all such actions.

Section 1.07   Reservation of Right to Revise Structure.
BFC may at any time, without the approval of PSB, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to the Holders as Merger Consideration or Preferred Stock Consideration (as applicable), (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of the Holders in connection with the Merger or (iv) require submission to or approval of PSB’s shareholders after the plan of merger set forth in this Agreement has been approved by PSB’s shareholders. In the event BFC elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.
Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of PSB:
(a)   Each share of BFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of PSB Common Stock and PSB Preferred Stock (as applicable) (i) held as treasury stock or (ii) owned directly by BFC, PSB or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of employees or customers or otherwise held in fiduciary or agency capacity that are beneficially owned by third parties, or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “PSB Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of PSB Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Subchapter XIII of the WBCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”). The Holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) instead shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the WBCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such Holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the WBCL and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such Holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of PSB Common Stock under the applicable provisions of the WBCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the WBCL, or if a court of competent jurisdiction shall determine that such Holder is not entitled to payment, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. PSB shall give BFC (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of PSB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCL and received by PSB relating to dissenters’ rights and (ii) shall permit BFC to direct all negotiations and proceedings with respect to demands for fair value under the WBCL. PSB shall not, except with the prior written consent of BFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of PSB Common Stock for which dissenters’ rights have been perfected shall be returned to BFC upon demand.
(d)   Subject to Section 2.05 regarding fractional shares, each share of PSB Common Stock (excluding Dissenting Shares and PSB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive 0.3470 shares (the “Exchange Ratio”) of BFC Common Stock (the “Merger Consideration”).
(e)   Subject to Section 5.33 hereto, each share of PSB Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II and PSB’s articles of incorporation, into and exchanged for the right to receive a share of a newly created series of preferred stock of BFC (“BFC Preferred Stock”) having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of PSB Preferred Stock immediately prior to the Effective Time, taken as a whole (“Preferred Stock Consideration”).
Section 2.02   Adjustment of Merger Consideration for Tangible Book Value.
(a)   If PSB Tangible Common Book Value (as defined and calculated below) as of the Closing Date is less than the Minimum Tangible Common Book Value, then the aggregate Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (i) the Minimum Tangible Common Book Value minus (ii) PSB Tangible Common Book Value on the Closing Date, and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount.
(b)   For purposes of this Agreement, “PSB Tangible Common Book Value” means the consolidated shareholders’ equity of PSB and all of its Subsidiaries determined in accordance with GAAP consistently applied for past periods, excluding any effects of interest rate changes to PSB’s securities portfolio, the PSB Preferred Stock, goodwill and core deposit intangibles, on a consolidated basis with Peoples State Bank, whether upward or downward, from March 31, 2026; provided, however, that (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.15), including, but not limited to, the termination of any data processing contract following the Closing Date; (iv) amounts payable upon a change in control event under any PSB Material Contract; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between PSB or Peoples State Bank and any other Person, including the termination of such agreements, if the payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; and (vii) the amount of any additional accruals or costs (to the extent not already accrued) to fully fund and liquidate any PSB Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by BFC pursuant to Section 5.11, will not reduce or impact the calculation of PSB Tangible Common Book Value purposes of this Section 2.02; provided further, that adjustments to the calculation of PSB Tangible Common Book Value with respect to (i) – (vii) shall be mutually determined by PSB and BFC in good faith. All such excluded amounts shall also be determined in accordance with GAAP, calculated on an after-tax basis, and capped by an amount equal to 125% of the total gross amount set forth in PSB Disclosure Schedule 3.36; provided, however, that the data processing contract termination and de-conversion fees shall not be subject to such cap. For the avoidance of doubt, PSB Tangible Common Book Value shall be reduced dollar for dollar by the amount of any dividend or other distribution by PSB declared or paid on or after the date of this Agreement and prior to or on the Closing Date (including dividends made to Holders of PSB Preferred Stock) and any payments made by PSB or Peoples State Bank to service its outstanding debt and trust preferred securities and any other expenses and/or accruals between the signing and closing of the Agreement not solely and directly related to the Merger or the transactions contemplated by this Agreement.
(c)   A calculation of PSB Tangible Common Book Value as of March 31, 2026, which assumes a Closing Date on or before January 1, 2027, including detailed adjustments as set forth in Section 2.02(b) is set forth in PSB Disclosure Schedule 2.02(c) (the “Estimated Closing Statement”). Within ten (10) Business Days of the end of each calendar month, PSB shall prepare a sample calculation of PSB Tangible Common Book Value as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to BFC for the Parties to discuss in good faith. As of a date that is not less than ten (10) Business Days prior to the intended Closing Date (the “Calculation Date”), PSB shall prepare in good faith and deliver to BFC an updated closing statement derived from the latest available financial information of PSB, adjusted for projections through the Closing Date and reflecting PSB Tangible Common Book Value as set forth in Section 2.02(b) (such statement, together with all backup schedules and information as may be requested by BFC, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Estimated Closing Statement. If BFC does not object in writing to the Final Closing Statement within five (5) Business Days after the date PSB submits such calculation to BFC, the Final Closing Statement shall be deemed to be accepted by BFC and shall constitute the final calculation of PSB Tangible Common Book Value at the Closing Date, subject only to any further changes mutually agreed upon by both PSB and BFC. If BFC timely objects in writing to the Final Closing Statement and the Parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date PSB submits such calculation to BFC, then PSB and BFC shall submit the calculation of PSB Tangible Common Book Value at the Closing Date to an accounting firm independent from both BFC and PSB as shall be mutually agreed in writing by the Parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of PSB Tangible Common Book Value by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to PSB and BFC as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon PSB and BFC, absent manifest error or fraud. The resolution reached by the Parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the PSB Tangible Common Book Value at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by PSB and BFC.
Section 2.03   PSB Stock-Based Awards.
(a)   At the Effective Time, each option to purchase PSB Common Stock (a “PSB Option”) granted under a PSB Stock Plan or otherwise whether vested or unvested, which is outstanding immediately prior to the Effective Time shall fully vest (to the extent not vested) and be canceled, automatically and without any required action on the part of the holder thereof, and be converted into the right to receive an amount of cash equal to the product of (A) the excess, if any, of (1) the product of (x) the Exchange Ratio, multiplied by (y) the BFC Common Stock Price (the “Per Share Cash Equivalent Consideration”), minus (2) the per share exercise price of the PSB Option prior to the Effective Time, multiplied by (B) the number of shares of PSB Common Stock subject to such PSB Option prior to the Effective Time, rounding up to the nearest cent. Any PSB Option with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the option holder with respect to such PSB Option. All amounts payable pursuant to this Section 2.03(a) to the holders of PSB Options shall be paid as soon as practicable after, and in any event within five (5) Business Days following, the Effective Time, without interest, and shall be less applicable tax withholdings.
(b)   Immediately prior to the Effective Time, each unvested share of restricted PSB Common Stock (a “PSB Restricted Share”) granted under a PSB Stock Plan or otherwise which is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the Holder thereof, become fully vested. Each PSB Restricted Share (including, for purposes of clarity, both shares that become vested pursuant to this Section 2.03(b) as well as restricted stock granted under a PSB Stock Plan that was already vested) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, utilizing the Exchange Ratio, into the Merger Consideration in accordance with Section 2.01(d). Such Merger Consideration shall be delivered without interest.
(c)   Prior to the Effective Time, PSB shall take all actions reasonably necessary or appropriate to ensure that, with respect to the PSB Holdings, Inc. Employee Stock Purchase Plan (the “PSB ESPP”), (i) the offering period that commenced June 1, 2025 and ends May 31, 2026 shall be the final offering period and the last purchase date thereunder; (the “Final Purchase Date”); (ii) PSB shall return to each participant the funds, if any, that remain in such participant’s account after all PSB ESPP shares have been purchased for the offering period ending on the Final Purchase Date; and (iii) PSB shall take such steps as may be necessary such that, between the date of this Agreement and the Final Purchase Date, (1) no new participant may commence participation in the PSB ESPP, and (2) no current participant in the PSB ESPP may increase his or her rate of contribution under the PSB ESPP. Additionally, no current participant shall be permitted to make a contribution with respect to compensation earned after the Final Purchase Date. Each PSB ESPP share (including, for purposes of clarity, both shares that were issued prior to the date of this Agreement and those issued for the offering period ending on the Final Purchase Date) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, utilizing the Exchange Ratio, into the Merger Consideration in accordance with Section 2.01(d). Such Merger Consideration shall be delivered without interest.
(d)   At the Effective Time, the PSB Stock Plans, the PSB ESPP, the PSB Options, and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of PSB shall be of no further force and effect.
(e)   Prior to the Effective Time, PSB, the board of directors of PSB and the compensation committee of the board of directors of PSB, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the actions contemplated in this Section 2.03 in order to ensure that, from and after the Effective Time, the rights of holders of PSB Options, holders of PSB Restricted Shares and participants in the PSB ESPP are extinguished in their entirety except as otherwise set forth in this Section 2.03.
Section 2.04   Rights as Shareholders; Stock Transfers.
At the Effective Time, all shares of PSB Common Stock and PSB Preferred Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of PSB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of BFC Common Stock, and for each such shares of PSB Preferred Stock, either the Preferred Stock Consideration or the consideration agreed to in the Preferred Stock Transaction, each, in accordance with this Article II or Section 5.33, as applicable. At the Effective Time, (a) Holders of PSB Common Stock shall cease to be, and shall have no rights as, shareholders of PSB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock as provided under this Article II, and (b) Holders of PSB Preferred Stock shall cease to be, and shall have no rights as, shareholders of PSB, other than the right to receive either (i) the consideration agreed to in the Preferred Stock Transaction as provided in Section 5.33 or (ii) the Preferred Stock Consideration as provided under this Article II. At the Effective Time, the stock transfer books of PSB shall be closed, and there shall be no registration of transfers on the stock transfer books of PSB of shares of PSB Common Stock or PSB Preferred Stock.
Section 2.05   Fractional Shares.
Notwithstanding any other provision hereof, no fractional shares of BFC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, BFC shall pay or cause to be paid to each Holder who would otherwise receive a fractional share of BFC Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in BFC Common Stock to which such Holder would otherwise be entitled by the BFC Common Stock Price.

Section 2.06   Plan of Reorganization.
It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.07   Exchange Procedures.
BFC shall cause, as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to commence mailing and delivery to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) and/or the Preferred Stock Consideration, as applicable, as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.08   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, BFC shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of BFC Common Stock and, if applicable, BFC Preferred Stock (or otherwise issue an instruction letter regarding the issuance of the Merger Consideration and, if applicable, the Preferred Stock Consideration in book entry to Holders) and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.05, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares and, if applicable, issue the Preferred Stock Consideration, each in accordance with this Agreement, as applicable, as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and BFC, as the case may be, shall not be obligated to deliver the Merger Consideration and/or the Preferred Stock Consideration, as applicable, to a Holder if such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of PSB Common Stock and/or PSB Preferred Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFC or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of PSB for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to BFC. Any shareholders of PSB who have not theretofore complied with this Section 2.08 shall thereafter look only to BFC for the Merger Consideration and/or the Preferred Stock Consideration, as applicable, any cash in lieu of fractional shares of PSB Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of PSB Common Stock and/or PSB Preferred Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of PSB Common Stock and/or PSB Preferred Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFC Common Stock, BFC Preferred Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the Law of abandoned property and any other applicable Law, become the property of BFC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Subject to Section 5.33, BFC and the Exchange Agent shall be entitled to rely upon the stock transfer books of PSB to establish the identity of those Persons entitled to receive the Merger Consideration and the Preferred Stock Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of PSB Common Stock and/or PSB Preferred Stock represented by any Certificate or Book-Entry Share, as applicable, BFC and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration and/or Preferred Stock Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   BFC or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as BFC is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by BFC or the Exchange Agent, as applicable.
Section 2.09   Rights of Certificate Holders after the Effective Time.
(a)   All shares of BFC Common Stock and, if applicable, BFC Preferred Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFC in respect of the BFC Common Stock and/or, if applicable, the BFC Preferred Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFC Common Stock and/or, if applicable, BFC Preferred Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFC Common Stock or, if applicable, BFC Preferred Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the Certificates representing whole shares of BFC Common Stock and/or, if applicable, BFC Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFC Common Stock and/or BFC Preferred Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFC Common Stock and/or BFC Preferred Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For the avoidance of doubt, Holders shall not have any right to participate in any dividends or other distributions declared by BFC in respect of the BFC Common Stock and/or BFC Preferred Stock if the record date of such dividend or distribution is prior to the Effective Time.
(b)   In the event of a transfer of ownership of a Certificate representing PSB Common Stock or PSB Preferred Stock that is not registered in the stock transfer records of PSB, the proper amount of cash and/or shares of BFC Common Stock and/or, if applicable, BFC Preferred Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such PSB Common Stock or PSB Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of BFC that the Tax has been paid or is not applicable.
Section 2.10   Anti-Dilution Provisions.
If the number of shares of BFC Common Stock, PSB Common Stock or PSB Preferred Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration and Preferred Stock Consideration, as applicable, to give Holders of PSB Common Stock and/or PSB Preferred Stock the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no adjustment shall be made with regard to BFC Common Stock if (i) BFC issues additional shares of BFC Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) BFC issues employee or director stock grants or similar equity awards pursuant to a BFC benefit plan.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PSB
Except as set forth in the disclosure schedule delivered by PSB to BFC prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “PSB Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the PSB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PSB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on PSB and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, PSB hereby represents and warrants to BFC as follows:
Section 3.01   Organization and Standing.
Each of PSB and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to PSB. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in PSB Disclosure Schedule 3.01.
Section 3.02   Capital Stock.
(a)   The authorized capital stock of PSB consists of 18,000,000 shares of PSB Common Stock and 30,000 shares of PSB Preferred Stock. As of the date hereof, there are 4,020,508 shares of PSB Common Stock (of which 7,656 are shares of unvested PSB Restricted Stock) and 7,200 shares of PSB Preferred Stock issued and outstanding, and an additional 1,470,290 shares of PSB Common Stock held as treasury stock. As of the date hereof, there are PSB Options to purchase an aggregate of 95,202 shares of PSB Common Stock. There are no shares of PSB Common Stock or PSB Preferred Stock held by any of PSB’s Subsidiaries. PSB Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of PSB, of each Holder, and the number of shares of PSB Common Stock and PSB Preferred Stock held by each such Holder. The issued and outstanding shares of PSB capital stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any PSB shareholder. All shares of PSB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b)   Except as set forth in PSB Disclosure Schedule 3.02(b), there are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which PSB or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of PSB or any of PSB’s Subsidiaries or obligating PSB or any of PSB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, PSB or any of PSB’s Subsidiaries other than those listed in PSB Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of PSB or any of PSB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of PSB capital stock or capital stock of any of PSB’s Subsidiaries or any other securities of PSB or any of PSB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the PSB Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of PSB’s capital stock and there are no agreements or arrangements under which PSB is obligated to register the sale of any of its securities under the Securities Act. No bonds, debentures, notes or other indebtedness issued by PSB or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of PSB may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of PSB, are issued or outstanding.

(c)   PSB Disclosure Schedule 3.02(c) sets forth a list of all repurchases by PSB of PSB capital stock since January 1, 2023, including the date of such repurchase, the number, class and series of the shares repurchased, and the price at which PSB executed such repurchase. All such repurchases were conducted by PSB in material compliance with applicable Laws. To the Knowledge of PSB, all Affiliates of PSB have, since January 1, 2023, conducted purchases and sales of PSB capital stock in material compliance with applicable Laws.
(d)   PSB Disclosure Schedule 3.02(d) sets forth the number of shares of PSB Common Stock underlying outstanding rights under the PSB ESPP (based on the closing price or last trade on April 30, 2026 and participant contributions to the PSB ESPP through April 30, 2026), each unvested PSB Restricted Share (as vested restricted shares are already included in the Capitalization Table), each PSB Option and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the United States) of the holder thereof, (ii) the number of shares of PSB capital stock issuable thereunder, (iii) the exercise price or strike price relating thereto, (iv) the grant date, (v) vesting schedule, (vi) expiration date, (vii) the amount exercisable and outstanding and the amount not exercisable and outstanding and (viii) the PSB Stock Plan in accordance with which the award was made. Each grant of a PSB Option, PSB Restricted Share and rights outstanding under the PSB ESPP was duly authorized by the board of directors of PSB or the compensation committee thereof no later than the date on which such grant by its terms to be effective by all necessary corporate action, and was made in accordance with the terms of the applicable PSB Stock Plan and any applicable Law and regulatory rules or requirements. No PSB Option has been granted with a per share exercise price less than the fair market value of a share of PSB capital stock on the applicable date of grant, and PSB has not granted any PSB Option that is subject to Section 409A of the Code. PSB has the requisite power and authority, in accordance with the applicable PSB Stock Plan, the applicable award agreements and any other applicable contracts, to take the actions contemplated by Section 2.03 hereof, and the treatment of PSB Options as described in Section 2.03 as of the Effective Time will be binding on the holders of PSB Options.
(e)   There are no agreements to which PSB is a party that provide holders of PSB Common Stock or PSB Preferred Stock with rights as holders of PSB Common Stock or PSB Preferred Stock, as applicable, that are in addition to those provided by PSB’s articles of incorporation, PSB’s bylaws or applicable Law.
Section 3.03   Subsidiaries.
(a)   PSB Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of PSB, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by PSB. Except as set forth in PSB Disclosure Schedule 3.03(a), (i) PSB owns, directly or indirectly, all of the issued and outstanding equity securities of each PSB Subsidiary, (ii) no equity securities of any of PSB’s Subsidiaries are or may become required to be issued (other than to PSB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to PSB or a wholly-owned Subsidiary of PSB), (iv) there are no contracts, commitments, understandings or arrangements relating to PSB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by PSB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by PSB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws.
(b)   Waukesha Statutory Trust I and PSB Holdings Statutory Trust are Subsidiaries of PSB, the common securities of which are wholly owned by PSB, formed for the purpose of issuing “trust preferred securities.” The proceeds from the sale of the securities and the issuance of the common stock by PSB Holdings Statutory Trust were invested in Fixed/Floating Junior Subordinated Deferrable Interest Debentures issued by PSB (the “PSB Junior Subordinated Debt”), which are the sole assets of such trust. The proceeds from the sale of the securities and the issuance of the common stock by Waukesha Statutory Trust I were invested in Floating Rate Junior Subordinated Deferrable Interest Debentures issued by Waukesha Bankshares, Inc. (the “Waukesha Junior Subordinated Debt”), which PSB acquired on April 16, 2021 through a merger with PSB (the “Waukesha Merger”) and which are the sole assets of such trust. PSB has performed all the obligations required to be performed by it and is not in default under the terms of the PSB

Junior Subordinated Debt or the trust preferred securities and agreements related thereto. PSB has performed all the obligations required to be performed by it and is not in default under the terms of the PSB Junior Subordinated Debt or the related trust preferred securities and agreements related thereto. PSB has performed all the obligations required to be performed by it under the terms of the Waukesha Junior Subordinated Debt and the trust preferred securities and agreements related thereto since the date of the Waukesha Merger, and all such obligations required to be performed by Waukesha prior to the date of the Waukesha Merger were performed. Neither the PSB Junior Subordinated Debt or Waukesha Junior Subordinated Debt (i) is convertible into PSB Common Stock or PSB Preferred Stock, (ii) carries voting rights with respect to any PSB Common Stock or PSB Preferred Stock or (iii) contains dividend limitation provisions upon PSB Common Stock or PSB Preferred Stock except in the event of default or in the event of deferral of the payments due thereon. Except as set forth in PSB Disclosure Schedule 3.03(b), neither PSB nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(c)   Except as set forth in PSB Disclosure Schedule 3.03(c), neither PSB nor any of PSB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Peoples State Bank. Except as set forth in PSB Disclosure Schedule 3.03(c), neither PSB nor any of PSB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power; Minute Books.
(a)   PSB and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, and PSB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite PSB Shareholder Approval.
(b)   PSB has made available to BFC a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of PSB and each of its Subsidiaries, the minute books of PSB and each of its Subsidiaries for the three (3) years preceding the date of this Agreement, and the stock ledgers of PSB and each of its Subsidiaries. Neither PSB nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. Subject to Section 5.08(f), the minute books of PSB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of PSB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of PSB and each of its Subsidiaries.
Section 3.05   Corporate Authority.
Subject only to the receipt of the Requisite PSB Shareholder Approval at the PSB Meeting, this Agreement and the transactions contemplated hereby, have been authorized by all necessary corporate action of PSB and the board of directors of PSB on or prior to the date hereof. Except for the Requisite PSB Shareholder Approval, no other corporate proceedings on the part of PSB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The board of directors of PSB has resolved to recommend that PSB’s shareholders approve and adopt this Agreement and direct that this Agreement be submitted to PSB’s shareholders for approval at a meeting of the shareholders. Except for the receipt of the Requisite PSB Shareholder Approval in accordance with the WBCL and PSB’s articles of incorporation and bylaws, no other vote or action of the shareholders of PSB is required by Law, the articles of incorporation or bylaws of PSB or otherwise to approve this Agreement and the transactions contemplated hereby. To the Knowledge of PSB, there is no shareholder holding more than 5% or more of the outstanding shares of PSB Common Stock who intends to vote against the approval of this Agreement. PSB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BFC, this Agreement is a valid and legally binding obligation of PSB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).
Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by PSB or any of its Subsidiaries in connection with the execution, delivery or performance by PSB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, and applicable state banking agencies, the Wisconsin Department of Financial Institutions and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, the OCC, the WDFI-Banking or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BFC Common Stock and BFC Preferred Stock pursuant to this Agreement (the “BFC Stock Issuance”) and approval of listing of BFC Common Stock to be issued in the BFC Stock Issuance on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite PSB Shareholder Approval and as set forth in PSB Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by PSB do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of PSB or any of its respective Subsidiaries, (2) violate any Law applicable to PSB or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on PSB or could reasonably be expected to result in a financial obligation or penalty in excess of $100,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of PSB or any of its Subsidiaries or to which PSB or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except with regards to clauses (3) and (4) as would not reasonably be expected to have a Material Adverse Effect on PSB or result in a material financial penalty to PSB.
(b)   As of the date hereof, PSB has no Knowledge of any reason (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)   PSB has previously delivered or made available to BFC copies of PSB’s (i) audited annual consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2023, 2024 and 2025, accompanied by the audit reports of Wipfli LLP, independent registered accountants (collectively, the “Annual Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2026 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the

“Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of PSB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Interim Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to PSB) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Annual Financial Statements). No financial statements of any entity or enterprise other than PSB’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of PSB. The audits of PSB has been conducted in accordance with GAAS. Since December 31, 2023, neither PSB nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2023. True, correct and complete copies of the Financial Statements are set forth in PSB Disclosure Schedule 3.07(a).
(b)   The financial statements contained in the Consolidated Reports of Condition and Income (the “Call Reports”) of Peoples State Bank for the periods ended on or after December 31, 2023, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP as modified by regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, (iii) have been filed on a timely basis (or by any extensions as permitted), and (iv) fairly present in all material respects the financial condition of Peoples State Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities. The financial statements contained in the Call Reports of Peoples State Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP as modified by regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Peoples State Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of Peoples State Bank for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities.
(c)   The records, systems, controls, data and information of PSB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PSB or its Subsidiaries or accountants (including all means of access thereto and therefrom). PSB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and those internal accounting controls are sufficient to provide reasonable assurance that (i) transactions are recorded with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and applicable Law. To the Knowledge of PSB, (i) none of PSB, PSB’s Subsidiaries or any director, officer, employee, agent or other Person acting behalf of PSB or any of the PSB Subsidiaries, has made any fraudulent entry on the books or records of PSB or any of PSB’s Subsidiaries and (ii) neither PSB nor any of PSB’s Subsidiaries has received written notice of any material weakness regarding the accounting or auditing practices, procedures or methods of PSB or any of PSB’s Subsidiaries or their respective internal accounting controls. PSB has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of PSB (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PSB’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PSB’s internal control over financial reporting. PSB has made available to BFC a summary of any such disclosure made by management to the auditor and/or audit committee of BFC or any Subsidiary.

(d)   Except as set forth in PSB Disclosure Schedule 3.07(d), since December 31, 2023, (x) neither PSB nor any of its Subsidiaries nor, to PSB’s Knowledge, any director, officer, employee, auditor, accountant or representative of PSB or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the integrity of the Financial Statements, any financial statements of any Subsidiary of PSB, including the Call Reports, the accounting or auditing practices, procedures, methodologies or methods of PSB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PSB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing PSB or any of its Subsidiaries, whether or not employed by PSB or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by PSB or any of its officers, directors, employees or agents to the board of directors of PSB or any committee of the board of directors or, to PSB’s Knowledge, to any director or officer of PSB. To PSB’s Knowledge, there has been no instances of fraud by PSB or any of its Subsidiaries, whether or not material.
(e)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by PSB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2023, neither PSB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Except for (i) those liabilities that are fully reflected or reserved for in the Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2023 in amounts consistent with past practice, (iii) liabilities that have been discharged or paid in full before the Closing Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, to the Knowledge of PSB, neither PSB nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i) – (iv), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to PSB.
(f)   The Financial Statements to be prepared by PSB after the date of this Agreement and prior to the Closing (i) will be true, accurate and complete in all material respects, (ii) will be prepared from, and in accordance with, the books and records of PSB and its Subsidiaries, (iii) will be prepared in accordance with GAAP, consistently applied and (iv) will fairly present in all material respects the consolidated financial condition, results of operations, changes in shareholders’ equity and cash flows of PSB and its Subsidiaries as of the respective dates and for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes in the case of unaudited Interim Financial Statements.
(g)   The independent registered public accounting firm that audited the Annual Financial Statements is, and has been throughout the periods covered by such financial statements, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, such accounting firm has not resigned or been dismissed as a result of or in connection with any disagreement with PSB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
Section 3.08   Regulatory Reports.
Since January 1, 2023, PSB and its Subsidiaries have timely filed with the SEC, FRB, OCC, FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such required reports, forms, schedules, registration statements, and other documents or pay such fees and assessments has not had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PSB, and except as set forth in PSB Disclosure Schedule 3.08, such reports and other documents were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified PSB or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of PSB, threatened an investigation into the business or operations of PSB or any of its Subsidiaries since January 1, 2023.

Subject to Section 9.11, (i) there is no material and no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by or relating to any examinations or inspections by any such Governmental Authority of PSB or any of its Subsidiaries, and (ii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of PSB or any of its Subsidiaries since January 1, 2023.
Section 3.09   Absence of Undisclosed Liabilities.
Neither PSB nor any of PSB’s Subsidiaries has any material liability, obligation or commitment of a type required to be reflected on its financial statements prepared in accordance with GAAP except (a) those which are adequately reflected or reserved against in the Financial Statements (including the notes thereto); (b) those which have been incurred in the Ordinary Course of Business since the March 31, 2026; (c) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby; and (d) those disclosed on PSB Disclosure Schedule 3.09.
Section 3.10   Absence of Certain Changes or Events.
Except as set forth in PSB Disclosure Schedule 3.10, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2025, (a) PSB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to PSB, and (c) neither PSB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u), or Section 5.01(z).
Section 3.11   Legal Proceedings.
(a)   Except as set forth on PSB Disclosure Schedule 3.11, there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of PSB, threatened against PSB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which PSB or any of its Subsidiaries or any of their current or former director or executive officer is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.11, there is no material injunction, order, judgment or decree or regulatory restriction imposed upon PSB or any of its Subsidiaries, or the assets of PSB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither PSB nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of PSB or any of PSB’s Subsidiaries.
Section 3.12   Compliance with Laws.
(a)   PSB and each of its Subsidiaries is, and has been since January 1, 2023, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither PSB nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. Since January 1, 2023, and subject to Section 9.11, neither PSB nor any of its Subsidiaries has been advised by any Governmental Authority of any material deficiencies or concerns in respect of its compliance with applicable Laws.
(b)   PSB and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PSB’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither PSB nor any of its Subsidiaries has received, since January 1, 2023, written or, to PSB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.
Section 3.13   PSB Material Contracts; Defaults.
(a)   PSB Disclosure Schedule 3.13(a) lists all agreements, contracts, arrangements, commitments or understandings (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of PSB or any of its Subsidiaries to indemnification from PSB or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of PSB or its respective Subsidiaries; (iii) related to the borrowing by PSB or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by PSB or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice or involves the payment of more than $75,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by PSB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of PSB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (xi) pursuant to which PSB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xii) which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement; (xiii) any debt securities or any swaps, hedging or derivatives arrangements (or the guarantee of any of the foregoing by PSB or any of its Subsidiaries); (xiv) any employment, severance, consulting, or retention agreement; (xv) any agreement with any Affiliate, officer, director, employee, or consultant of PSB or any of its Subsidiaries (other than ordinary course loans or deposits); (xvi) subject to Section 9.11, any settlement agreement, consent agreement or similar agreement with any Governmental Authority that imposes continuing material obligations on PSB or any of its Subsidiaries; or (xvii) any agreement that provides rights to investors, including registration, preemptive, anti-dilution or board designation rights (each such contract, arrangement, commitment or understanding, a “PSB Material Contract”). PSB has previously made available to BFC true, complete and correct copies of each such PSB Material Contract, including any and all amendments and modifications thereto. All indebtedness for borrowed money of PSB or any of its Subsidiaries is prepayable without penalty or premium, except as set forth in PSB Disclosure Schedule 3.13(a). PSB is not aware of any formal agreements in effect with respect to any former employees related to their termination, and except as disclosed on PSB Disclosure Schedule 3.13(a), PSB has previously delivered or made available to BFC copies of all agreements related to post-retirement benefits.
(b)   (i) Each PSB Material Contract is valid and binding on PSB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that PSB hereby represents and warrants that, to its Knowledge, each PSB Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding and enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to PSB; (ii) PSB, each of its Subsidiaries and, to the Knowledge of PSB, each of the other parties thereto has in all material respects performed all obligations required to be performed by such party to date under each PSB Material Contract; and (iii) neither PSB nor any of its Subsidiaries is in default under any PSB Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by PSB or any of its Subsidiaries is currently outstanding. To the Knowledge of PSB, no counterparty to any PSB Material Contract has exercised, or delivered written notice of intent to exercise, any force majeure or similar provision to excuse or delay performance thereunder.
(c)   PSB Disclosure Schedule 3.13(c) sets forth a true and complete list of all PSB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by PSB of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.14   Agreements with Regulatory Agencies.
Subject to Section 9.11, neither PSB nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “PSB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of PSB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has PSB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any PSB Regulatory Agreement. To PSB’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to PSB or any of its Subsidiaries.
Section 3.15   Brokers; Fairness Opinion.
Neither PSB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that PSB has engaged, and will pay a fee or commission to Raymond James & Associates, Inc. (“Raymond James”) in accordance with the terms of that certain engagement agreement between PSB and Raymond James, complete and correct copies of which has been previously delivered by PSB to BFC. PSB has received the opinion of Raymond James in writing, and has delivered a copy of such opinion to BFC, to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair from a financial point of view, to the Holders of shares of PSB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.16   Employee Benefit Plans.
(a)   PSB Disclosure Schedule 3.16(a) sets forth a true and complete list of each PSB Benefit Plan. For purposes of this Agreement, “PSB Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or independent contractors of PSB, any of its Subsidiaries or any of PSB’s related organizations described in Sections 414(b), (c) or (m) of the Code, or any entity which is considered one employer with PSB, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “PSB Employees”), (ii) covering current or former directors of PSB, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which PSB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   With respect to each material PSB Benefit Plan, PSB has provided to BFC the current, true and complete copies of the following documents, as applicable: (i) the most recent plan document, (ii) all current trust instruments and insurance contracts or other funding arrangements forming a part of any PSB Benefit Plans and all amendments thereto, (iii) the most recent summary plan descriptions and summary of material modifications, (iv) IRS Form 5500 for the three (3) most recently completed plan years, (v) the most recent IRS determination, opinion, notification and advisory letters, with respect thereto, (vi) all non-routine correspondence from any regulatory agency received in the preceding three (3) years related to any alleged noncompliance of any PSB Benefit Plan, (vii) all internal documentation that was used to effectuate the self-correction of any PSB Benefit Plan, and (viii) for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Sections 105(h), 125, 129, 401(k), and 401(m) of the Code.
(c)   All PSB Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each PSB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“PSB 401(a) Plan”) has received (or is entitled to rely on) a favorable opinion, determination or advisory letter from the IRS, and to PSB’s Knowledge there is not any circumstance that has not been corrected (or is in the process of correction where completion of such process will not require further material expense) in accordance with an available governmental program, which could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such PSB 401(a) Plan under Section 401(a) of the Code, and (other than as described in this sentence) nothing has occurred that would be expected to result in the PSB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All PSB Benefit Plans have been administered in all material respects in accordance with their terms except as has been corrected (or is in the process of correction, where completion of such process will not require further material expense) in accordance with an available governmental program. There is no pending or, to PSB’s Knowledge, threatened litigation or regulatory action relating to the PSB Benefit Plans. To PSB’s Knowledge, neither PSB nor any of its Subsidiaries has engaged in a transaction with respect to any PSB Benefit Plan that could subject PSB or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No PSB 401(a) Plan has been submitted under or been the subject of a filing under an IRS voluntary compliance program submission that is still outstanding or (in the case of any filing under such IRS program) that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to PSB’s Knowledge, threatened by the IRS or the Department of Labor with respect to any PSB Benefit Plan. There are no current, pending, or, to PSB’s Knowledge, threatened investigations by the IRS or the Department of Labor with respect to any PSB Benefit Plan.
(d)   Neither PSB nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of PSB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code at any time. Neither PSB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither PSB nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA

Section 3(40) or a multiple employer plan, meaning a plan sponsored by two or more unrelated employers as described in Section 413(c) of the Code. No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any PSB Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made by PSB with respect to all PSB Benefit Plans (i) that are due by the date hereof have been timely made and (ii) that are due by the Closing Date will have been timely made.
(f)   Except as set forth in PSB Disclosure Schedule 3.16(f), no PSB Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any PSB Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Section 601 of ERISA or any similar state Law.
(g)   All PSB Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Section 4980H of the Code have occurred.
(h)   PSB may amend or terminate any PSB Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(i)   Except as otherwise provided for in this Agreement or as set forth in PSB Disclosure Schedule 3.16(i), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former PSB Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former PSB Employee to severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the PSB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the PSB Benefit Plans, (v) except as set forth in PSB Disclosure Schedule 3.16(i), result in any payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of PSB or, after the consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries, to merge, amend or terminate any of the PSB Benefit Plans.
(j)   Each PSB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is (i) in compliance in all respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a PSB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither PSB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a PSB Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code. No PSB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither PSB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   PSB Disclosure Schedule 3.16(k) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of PSB or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any PSB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(l)   PSB has made available to BFC copies of any calculations with respect to Section 280G of the Code (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(m)   PSB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for PSB or any of its Subsidiaries as an independent contractor or as an employee for purposes of determining eligibility for each PSB Benefit Plan.
(n)   No PSB Benefit Plan is subject to the Laws of any jurisdiction outside of the United States.
Section 3.17   Labor Matters.
(a)   Neither PSB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to PSB’s Knowledge threatened, asserting that PSB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PSB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against PSB pending or, to PSB’s Knowledge, threatened, nor to PSB’s Knowledge is there any activity involving PSB Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, PSB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for PSB or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To PSB’s Knowledge, no officer of PSB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant, and neither PSB nor any of its Subsidiaries has received any written notice from any Governmental Authority responsible for the enforcement of labor or employment Laws of an intent to conduct, nor is there pending or, to the Knowledge of PSB, threatened, any investigation relating to the labor or employment practices of PSB or any of its Subsidiaries.
(b)   To the Knowledge of PSB, PSB and its Subsidiaries are in compliance in all material respects with, and since December 31, 2023, have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).
(c)   (i) To PSB’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the board of directors of PSB or a current officer of PSB or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither PSB nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of PSB, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of PSB, any current officer or any Senior Vice President.
(d)   Since March 31, 2026, neither PSB nor any of PSB’s Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the PSB or PSB Subsidiaries.
(e)   Except as set forth on PSB Disclosure Schedule 3.17(e), neither PSB nor any of PSB’s Subsidiaries is a party to any PSB Material Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(f)   PSB Disclosure Schedule 3.17(f) sets forth a complete list of all employees of PSB and PSB Subsidiaries and their basic employment data.
(g)   PSB has previously delivered or made available to BFC copies of (i) all employment agreements, severance agreements or similar arrangements to which PSB or a PSB Subsidiary is a party, and (ii) non-solicitation, non-competition, non-disclosure, or non-interference agreements between PSB or a PSB Subsidiary and any current or former employee of PSB or a PSB Subsidiary.

(h)   Neither PSB nor any of its Subsidiaries has incurred any workers’ compensation liability other than in the Ordinary Course of Business. PSB and its Subsidiaries have paid or accrued all material assessments required under applicable workers’ compensation Laws, and neither PSB nor any of its Subsidiaries has been subject to any unpaid material special or penalty assessment under such Laws.
Section 3.18   Environmental Matters.
(a)   PSB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of PSB, threatened against PSB or any of its Subsidiaries or any real property or facility presently owned, operated or leased by PSB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither PSB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of PSB, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by PSB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to PSB or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of PSB, there are no underground storage tanks on, in or under any property currently owned, operated or leased by PSB or any of its Subsidiaries. PSB and its Subsidiaries have developed, implemented and adhere to commercially reasonable environmental risk-management procedures in connection with the origination and servicing of loans and the exercise of rights and remedies with respect thereto, including upon borrower default, in order to minimize potential liability under Environmental Laws.
Section 3.19   Tax Matters.
(a)   Each of PSB and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all income Tax Returns and all other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due. All income and other such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All income and other material Taxes due and owing by PSB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither PSB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in PSB Disclosure Schedule 3.19, neither PSB nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where PSB or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax Return filing requirements or subject to taxation in that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been in established in accordance with GAAP) upon any of the assets of PSB or any of its Subsidiaries.
(b)   PSB and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings with respect to Taxes of PSB or any of its Subsidiaries are currently being conducted or pending or have been threatened in writing. Neither PSB nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where PSB or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any Tax or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against PSB or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against PSB or any of its Subsidiaries, and neither PSB nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. No private letter rulings, technical advice memorandums or similar rulings have been entered into with, or received from, any Taxing Authority by PSB or any of its Subsidiaries.
(d)   PSB has delivered or made available to BFC true and complete copies of (i) the foreign, federal, state and local Tax Returns filed with respect to PSB and its Subsidiaries, and (ii) all examination reports and statements of deficiencies assessed against or agreed to by PSB, in each case (i) and (ii) for taxable periods ended on or after December 31, 2023.
(e)   Neither PSB nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period preceding the Closing Date. Neither PSB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement or similar agreement pursuant to which it has any obligation to any Person with respect to Taxes (other than such an agreement (i) exclusively between or among PSB and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further payments being required to be made). Neither PSB nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PSB) or (ii) has any liability for the Taxes of any Person (other than PSB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(f)   Neither PSB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(g)   Since January 1, 2023, neither PSB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(h)   Neither PSB nor any of its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Regulations Section 1.6011-4(b) in any tax year.
(i)   Neither PSB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j)   Neither PSB nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)   PSB and each of its Subsidiaries is in material compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
(l)   Neither PSB nor any of its Subsidiaries have (i) applied for or received loans or payments under the CARES Act (or any comparable analogous or similar provision of state, local or foreign Law or conforming U.S. Law), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program (other than fees received from the SBA in connection with originating loans under the Paycheck Protection Program), (ii) claimed any “employee retention tax credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund, or otherwise claimed any tax credits under the CARES Act or the FFCRA including for providing any paid sick leave under the FFCRA, or (iii) any Deferred Payroll Taxes.
Section 3.20   Investment Securities; Borrowings; Deposits.
(a)   PSB Disclosure Schedule 3.20 sets forth as of March 31, 2026, the PSB Investment Securities, as well as any purchases or sales of PSB Investment Securities between December 31, 2025 to and including March 31, 2026, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any PSB Investment Securities sold during such time period between December 31, 2025 and March 31, 2026. PSB and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to PSB’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of PSB or its Subsidiaries. Such securities and commodities are valued on the books of PSB in accordance with GAAP in all material respects. Except as set forth in PSB Disclosure Schedule 3.20, neither PSB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Peoples State Bank. Except for investments in Bankers’ Bank stock, FHLB stock and FRB stock and pledges to secure FHLB or FRB borrowings, trust preferred securities, investment securities securing municipal deposits, and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by PSB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.
(b)   PSB has made available to BFC a true and complete list, as of March 31, 2026, of the borrowed funds (excluding deposit accounts) of PSB and its Subsidiaries.
(c)   PSB has made available to BFC a true and complete list, as of March 31, 2026, of the deposits of PSB or any of its Subsidiaries that are “brokered” or “listing service” deposits.
(d)   To the Knowledge of PSB, PSB and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that PSB believes are prudent and reasonable in the context of their respective businesses, and PSB and its Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.
Section 3.21   Derivative Transactions.
(a)   All Derivative Transactions entered into by PSB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by PSB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. PSB and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction is listed in PSB Disclosure Schedule 3.21(b), and the financial position of PSB or its Subsidiaries under or with respect to each has been reflected in the books and records of PSB or its Subsidiaries in accordance with GAAP, and no material open exposure of PSB or its

Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in PSB Disclosure Schedule 3.21(b).
(c)   No Derivative Transaction, were it to be a Loan held by PSB or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.22   Regulatory Capitalization.
PSB and Peoples State Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.23   Loans; Nonperforming and Classified Assets.
(a)   PSB Disclosure Schedule 3.23(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which PSB or any of its Subsidiaries is a creditor which, as of March 31, 2026, was over thirty (30) days or more delinquent in payment of principal or interest or in default of any other material provision, and (ii) Loans with any director, executive officer or 5% or greater shareholder of PSB or any of its Subsidiaries, or to the Knowledge of PSB, any affiliate of any of the foregoing. Set forth in PSB Disclosure Schedule 3.23(a) is a true, correct and complete list of (A) all of the Loans of PSB and its Subsidiaries that, as of March 31, 2026, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Peoples State Bank, PSB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Peoples State Bank as a “Troubled Debt Restructuring” as defined by GAAP.
(b)   PSB Disclosure Schedule 3.23(b) identifies each asset of PSB or any of its Subsidiaries that as of March 31, 2026 was classified as other real estate owned (“OREO”) and the book value thereof as of March 31, 2026 as well as any assets classified as OREO between December 31, 2025 and March 31, 2026 and any sales of OREO between December 31, 2025 and March 31, 2026, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in PSB’s or any of its Subsidiaries’ loan portfolio (each a “PSB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of PSB and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)   All currently outstanding PSB Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding PSB Loan are complete and correct in all material respects. Except as set forth in PSB Disclosure Schedule 3.23(d), there are no oral modifications or amendments, or additional agreements related to the PSB Loans that are not reflected in the written records of PSB or its Subsidiary, as applicable. All such PSB Loans are owned by PSB or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Chicago. No claims of defense as to the enforcement of any PSB Loan have been asserted in writing against PSB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and PSB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by PSB from third parties that are described on PSB Disclosure Schedule 3.23(d), no PSB Loans are presently serviced by third parties and there is no obligation which could result in any PSB Loan becoming subject to any third-party servicing.

(e)   Neither PSB nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates PSB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of PSB or any of its Subsidiaries, unless there is a material breach of a representation or covenant by PSB or any of its Subsidiaries, and none of the agreements pursuant to which PSB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither PSB nor any of its Subsidiaries is now nor has it ever been since January 1, 2023, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)   There are no outstanding Loans made by PSB or Peoples State Bank to any directors, executive officers or principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of PSB or Peoples State Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O in all material respects or that are exempt therefrom.
Section 3.24   Allowance for Loan and Lease Losses.
PSB’s allowance for loan and lease losses as reflected in the latest balance sheet included in the Financial Statements was, and the allowance for loan and lease losses shown on any financial information delivered in accordance with Section 5.08 will be, as the case may be, in the opinion of management, as of the date thereof, in compliance in all material respects with PSB’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is, in the reasonable judgement of management, adequate under all such standards. As of December 31, 2025, any impairment on loans, investments, derivatives and any other financial instrument in the Financial Statements was accounted for under GAAP.
Section 3.25   Trust Business; Administration of Fiduciary Accounts.
Neither PSB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.26   Investment Management and Related Activities.
Except as set forth in PSB Disclosure Schedule 3.26, none of PSB, any PSB Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.27   Repurchase Agreements.
With respect to all agreements pursuant to which PSB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, PSB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.28   Deposit Insurance; FHLB.
Peoples State Bank is an “insured depository institution” as defined in the FDIA, the deposits of Peoples State Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Peoples State Bank has paid all premiums and assessments and filed all reports required by the

FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to PSB’s Knowledge, threatened. Peoples State Bank is a member in good standing of the Federal Home Loan Bank of Chicago.
Section 3.29   Community Reinvestment Act, Anti-Money Laundering and Customer Information Security.
Neither PSB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither PSB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause PSB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of PSB and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. Peoples State Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.
Section 3.30   Transactions with Affiliates.
Except as set forth in PSB Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by PSB or any of its Subsidiaries to, and neither PSB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, immediate family member of any such director or executive officer, 5% or greater shareholder of PSB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with PSB or any of its Subsidiaries and other than deposits held by Peoples State Bank in the Ordinary Course of Business, or (b) any other Affiliate of PSB or any of its Subsidiaries. Except as set forth in PSB Disclosure Schedule 3.30, neither PSB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, immediate family member of any such director or executive officers or other Affiliates. All agreements between Peoples State Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, and have complied, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.31   Tangible Properties and Assets.
(a)   PSB Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned by PSB and each of its Subsidiaries. Except as set forth in PSB Disclosure Schedule 3.31(a), PSB or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to PSB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that PSB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in PSB Disclosure Schedule 3.31(a) and complete copies of the title insurance policies and surveys for each property in PSB’s possession, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFC. There are no material pending or, to the Knowledge of PSB, threatened, condemnation proceedings against any real property owned or leased by PSB or its Subsidiaries.
(b)   PSB Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which PSB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither PSB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To the Knowledge of PSB, there has not occurred any event and no condition exists that would constitute a termination event or a breach by PSB or any of its Subsidiaries of, or default by PSB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To PSB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. PSB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in PSB Disclosure Schedule 3.31(b), have been furnished or made available to BFC.
(c)   All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of PSB and its Subsidiaries.
Section 3.32   Intellectual Property.
PSB Disclosure Schedule 3.32 sets forth a true, complete and correct list of all PSB Intellectual Property. PSB or its Subsidiaries owns or has a valid license to use all PSB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The PSB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of PSB and its Subsidiaries as currently conducted. The PSB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither PSB nor any of its Subsidiaries has received notice challenging the validity or enforceability of PSB Intellectual Property. None of PSB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by PSB of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which PSB or any of its Subsidiaries is a party and pursuant to which PSB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither PSB nor any of its Subsidiaries has received notice challenging PSB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of PSB or any of its Subsidiaries to own or use any PSB Intellectual Property. Since January 1, 2023, neither PSB nor any of its Subsidiaries has been a party to any litigation or received any written notice alleging infringement or misappropriation of any third-party Intellectual Property, nor has PSB or any of its Subsidiaries initiated any litigation to enforce its Intellectual Property rights.
Section 3.33   Insurance.
(a)   PSB Disclosure Schedule 3.33(a) identifies all of the insurance policies, binders or bonds currently maintained by PSB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. PSB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of PSB reasonably has determined to be prudent in accordance with industry practices. PSB and its Subsidiaries maintain directors’ and officers’ liability insurance and fiduciary liability insurance with coverage limits and terms consistent with industry practice. All of the Insurance Policies are in full force and effect, neither PSB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither PSB nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects. All premiums due and payable under the Insurance Policies have been timely paid, and there has been no lapse in coverage under any Insurance Policy.
(b)   PSB Disclosure Schedule 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by PSB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Peoples State Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under PSB’s BOLI. Neither PSB nor any of PSB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.34   Antitakeover Provisions.
No Takeover Statutes are applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.35   PSB Information.
The information relating to PSB and its Subsidiaries that is provided by or on behalf of PSB for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to PSB’s shareholders and as of the date of the PSB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any subsequent filing made by PSB as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to PSB and PSB’s Subsidiaries and other portions thereof within the reasonable control of PSB and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.36   Transaction Costs.
PSB Disclosure Schedule 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of PSB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
Section 3.37   Bank Holding Company.
PSB is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.38   Information Security.
PSB and its Subsidiaries use commercially reasonable efforts and measures to protect (i) their trade secrets and confidential information and (ii) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all Personal Data that are Processed thereby). Since December 31, 2023, except as set forth in PSB Disclosure Schedule 3.38, to the Knowledge of PSB there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and such Systems have functioned in all material respects in accordance with their specifications and intended purpose and have been free of material defects, error, viruses, malware or other corruptants.

Section 3.39   Questionable Payments.
(a)   None of PSB, Peoples State Bank or any of their Subsidiaries, or to PSB’s Knowledge, any director, officer, employee, agent or other person acting on behalf of PSB, Peoples State Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of PSB or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of PSB or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of PSB, Peoples State Bank or any of their Subsidiaries, or to PSB’s Knowledge, any director, officer, employee, agent or other person acting on behalf of PSB, Peoples State Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(b)   PSB has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other material policies that are required by any applicable Law for itself and PSB Subsidiaries, and a complete and correct copy of each such policy has been made available to BFC. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
Section 3.40   Mortgage Loan Matters.
Except as set forth on PSB Disclosure Schedule 3.40, at all times, while PSB and its Subsidiaries have been originating and servicing qualified and non-qualified (i.e., not for sale to any public government-sponsored enterprise) residential mortgage loans (collectively, the “Mortgage Loans”), PSB and its Subsidiaries:
(a)   have all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where each Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it;
(b)   have developed policies and procedures governing the origination of Mortgage Loans, including, but not limited to, ability to repay, analysis of gift letters and evaluation of financial statements from borrowers, use of third party brokers, and independent quality control, and is in compliance with such policies and procedures in all material respects;
(c)   utilized origination, collection and servicing practices with respect to the Mortgage Loans that have been in all material respects legal, in compliance with all applicable Laws, and customary in the mortgage origination and servicing industry, and the collection and servicing practices have been consistent with Customary Servicing Procedures;
(d)   to the Knowledge of PSB, have not been the subject of allegations of material failure to comply with applicable loan origination, servicing or claims procedures, in its most recent audits (if any); and
(e)   have in full force and effect an adequate errors and omissions policy or policies with respect to its origination and servicing operations and a standard mortgage banker’s blanket bond.
Section 3.41   SBA Matters.
At all times while PSB and its Subsidiaries have been originating and servicing SBA Loans, PSB and its Subsidiaries (a) is and was approved and in good standing, as required, as an issuer and servicer of SBA Loans, (b) have not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from the SBA, (c) holds, and at all relevant times held, in good standing all required approvals, permits and licenses of the SBA that are necessary to the conduct of the SBA-related business of PSB and each of its Subsidiaries, as applicable, and (d) were and are in material compliance with the SBA’s Standard Operating Procedures.
Section 3.42   No Other Representations or Warranties.
Except for the representations and warranties made by PSB in this Article III and for the disclosures contained in the PSB Disclosure Schedule, neither PSB nor any other person makes any express or implied representation or warranty with respect to PSB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PSB hereby disclaims any such other representations or warranties. PSB acknowledges and agrees that neither BFC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the BFC Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC
Except as set forth in the disclosure schedule delivered by BFC to PSB prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “BFC Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the BFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BFC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BFC, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, BFC hereby represents and warrants to PSB as follows:
Section 4.01   Organization and Standing.
Each of BFC and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.02   Capital Stock.
The authorized capital stock of BFC consists of 20,000,000 shares of BFC Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 11,222,854 shares of BFC Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of BFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BFC shareholder. The shares of BFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of BFC’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03   Corporate Power.
(a)   BFC and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, and BFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b)   BFC has made available to PSB a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of BFC and each of its Subsidiaries. Neither BFC nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.04   Corporate Authority.
This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BFC on or prior to the date hereof. BFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PSB, this Agreement is a valid and legally binding obligation of BFC, enforceable in accordance with its terms, subject to the Enforceability Exception.
Section 4.05   SEC Documents; Financial Statements.
(a)   BFC has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2024 (the “BFC Reports”) and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such required reports, forms, schedules, registration statements, and other documents or pay such fees and assessments has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BFC. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BFC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BFC Reports, and none of the BFC Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of BFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the BFC Reports.
(b)   The consolidated financial statements of BFC (or incorporated by reference) included (or incorporated by reference) in the BFC Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of BFC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of BFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   BFC (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of BFC’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BFC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BFC’s internal control over financial reporting. These disclosures were made in writing by management to BFC’s auditors and audit committee. There is no reason to believe that BFC’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.
(d)   Since January 1, 2026, neither BFC nor any of its Subsidiaries nor, to BFC’s Knowledge, any director, officer, employee, auditor, accountant or representative of BFC or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the integrity of BFC’s consolidated financial statements in the BFC

Reports, any financial statements of any Subsidiary of BFC, the accounting or auditing practices, procedures, methodologies or methods of BFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06   Regulatory Reports.
Since January 1, 2023, BFC and each of its Subsidiaries has timely filed with the SEC, FRB, OCC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to BFC. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of BFC and its Subsidiaries, no Governmental Authority has notified BFC that it has initiated or has pending any proceeding or, to the Knowledge of BFC threatened an investigation into the business or operations of BFC or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC. Subject to Section 9.11, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by or relating to any examinations or inspections by any such Governmental Authority of BFC or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC.
Section 4.07   Regulatory Approvals; No Defaults.
No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BFC or any of its Subsidiaries in connection with the execution, delivery or performance by BFC of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, OCC, the WDFI-Banking or other applicable state banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ, (vi) filing of the Articles of Amendment to the Articles of Incorporation with respect to the BFC Preferred Stock (the “Articles of Designation”) with the Wisconsin Secretary of State, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the BFC Stock Issuance and approval of listing of BFC Common Stock to be issued in the BFC Stock Issuance on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BFC do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of BFC, (2) violate any Law applicable to BFC or any of its Subsidiaries, or any of their respective properties or assets, or (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which BFC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except with regards to the clauses (1) to (3), as would not reasonably be expected to have a Material Adverse Effect on BFC. As of the date hereof, BFC has no Knowledge of any reason, with respect to BFC, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.

Section 4.08   BFC Information.
The information relating to BFC and its Subsidiaries that is supplied by or on behalf of BFC for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to PSB’s shareholders and as of the date of the PSB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any BFC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to BFC and BFC’s Subsidiaries and other portions thereof within the reasonable control of BFC and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09   Absence of Certain Changes or Events.
Except as reflected or disclosed in BFC’s Annual Report on Form 10-K for the year ended December 31, 2025 or in the BFC Reports since December 31, 2025, as filed with the SEC, there has been no change or development with respect to BFC and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to BFC.
Section 4.10   Compliance with Laws.
(a)   BFC and each of its Subsidiaries is, and has been since January 1, 2023, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2023, neither BFC nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)   BFC and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BFC’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither BFC nor any of its Subsidiaries has received, since January 1, 2023, written or, to BFC’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.11   BFC Regulatory Matters.
(a)   BFC is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)   Bank First is an “insured depository institution” as defined in the FDIA, the deposits of Bank First are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Bank First has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFC’s Knowledge, threatened. Bank First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)   Subject to Section 9.11, since January 1, 2023, neither BFC nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither BFC nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither BFC nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
Section 4.12   Brokers.
Neither BFC nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BFC has engaged, and will pay a fee or commission to, Piper Sandler & Co.
Section 4.13   Legal Proceedings.
(a)   Neither BFC nor any of its Subsidiaries is a party to any, and there are no pending or, to BFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BFC or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BFC, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.11, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BFC, there is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BFC, any of its Subsidiaries or the assets of BFC or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14   Tax Matters.
(a)   Each of BFC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due (taking into account all applicable extensions properly obtained). All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All material Taxes due and owing by BFC or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither BFC nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither BFC nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where BFC or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax Return filing requirements or subject to taxation in that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BFC or any of its Subsidiaries.

(b)   Neither BFC nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Regulations Section 1.6011-4(b)(2) in any tax year.
(c)   Since January 1, 2023, neither BFC nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(d)   Neither BFC nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15   Regulatory Capitalization.
BFC and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 4.16   Community Reinvestment Act, Anti-Money Laundering and Customer Information Security.
Neither BFC nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither BFC nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause BFC or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of BFC and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 4.17   No Other Representations or Warranties.
Except for the representations and warranties made by BFC in this Article IV and for the disclosures contained in the BFC Disclosure Schedule, neither BFC nor any other person makes any express or implied representation or warranty with respect to BFC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BFC hereby disclaims any such other representations or warranties. BFC acknowledges and agrees that neither PSB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the PSB Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of PSB.
During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the PSB Disclosure Schedule), required by Law or with the prior written consent of BFC (which consent shall not be unreasonably withheld, conditioned or delayed), PSB shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, PSB will use reasonable best efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and BFC the present services of the current officers and employees of PSB and its Subsidiaries, (iii) preserve for itself and BFC the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in PSB Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by BFC (which consent shall not be unreasonably withheld, conditioned or delayed), PSB shall not and shall not permit its Subsidiaries to:
(a)   Stock.   Other than pursuant to PSB Options or PSB Restricted Shares outstanding as of the date of this Agreement and listed on the PSB Disclosure Schedules and shares to be acquired under the PSB ESPP on the Final Purchase Date, (i) issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the PSB ESPP or PSB Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) except as set forth on PSB Disclosure Schedule 5.01(a), directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from wholly owned Subsidiaries to PSB, (ii) dividends made in the Ordinary Course of Business consistent with past practice, including without limitation, quarterly dividends to holders of PSB Common Stock, which amount shall not exceed $0.18 per share each quarter, and dividends to service debt, trust preferred securities, and PSB Preferred Stock as required by the terms of such debt, trust preferred securities or preferred stock.
(c)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of PSB or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect as of the date of this Agreement, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of PSB or any of its Subsidiaries other than annual increases in base compensation disclosed in PSB Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations under a PSB Benefit Plan existing as of the date hereof set forth in PSB Disclosure Schedule 3.16(k), or (v) as otherwise set forth in PSB Disclosure Schedule 5.01(c).
(d)   Hiring.   (i) Hire any person as an employee or officer of PSB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $125,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee except to fill vacancies that may arise in the Ordinary Course of Business or to satisfy contractual obligations existing as of the date of this Agreement and set forth in PSB Disclosure Schedule 5.01(d).
(e)   Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BFC, (ii) to satisfy contractual obligations under a PSB Benefit Plan existing as of the date hereof and set forth in PSB Disclosure Schedule 5.01(e), (iii) as previously disclosed to BFC and set forth in PSB Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any PSB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of PSB or any of its Subsidiaries.
(f)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in PSB Disclosure Schedule 5.01(f), pay, loan or advance any amount to (other than renewals of existing loans in accordance with Section 5.01(s) below), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(g)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to PSB or any of its Subsidiaries.
(h)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by BFC pursuant to any other applicable paragraph of this Section 5.01.
(i)   Capital Expenditures.   Except as set forth in PSB Disclosure Schedule 5.01(i), make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that BFC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from PSB.
(j)   Governing Documents.   Amend PSB’s articles of incorporation or bylaws or any equivalent documents of PSB’s Subsidiaries.
(k)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)   Contracts.   Except as set forth in PSB Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend or waive any material provision of, any PSB Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses or leases without material adverse changes of terms with respect to PSB or any of its Subsidiaries, or enter into any contract that would constitute a PSB Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by BFC.
(m)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which PSB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by PSB or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of PSB or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n)   Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, its hedging practices and policies except as required by applicable Law, regulation or policy imposed by any Governmental Authority; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)   Derivative Transactions.   Enter into any Derivative Transaction.
(p)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than the purchase of federal funds, Federal Home Loan Bank borrowings, creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
(q)   Investment Securities.   Unless mutually agreed upon by the Parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the PSB Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(r)   Deposits.   Other than in the Ordinary Course of Business, make any changes to deposit pricing, or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits.
(s)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in PSB Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by PSB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $200,000, in the aggregate, (B) loan in excess of FFIEC regulatory guidelines relating to loan-to-value ratios, (C) fully secured loan over $2,000,000, and (D) loan that is not made in conformity with PSB’s ordinary course lending policies and guidelines in effect as of the date hereof, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools and sales to the SBA of the guaranteed portion of loans guaranteed by the SBA, in each case sold in the Ordinary Course of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where PSB or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, which approval or rejection shall be given in writing within three (3) Business Day after the complete loan package is delivered to such individual; provided that if Bank First fails to provide an approval or rejection within three (3) Business Day Period the loan shall be deemed approved, and PSB or any of its Subsidiaries shall notify BFC in writing within three (3) Business Days after such loan has been made.
(t)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop or otherwise take any actions to develop any real estate owned by PSB or its Subsidiaries.
(u)   Taxes.   Except as required by applicable Law, make or change or revoke any Tax election, adopt or change any tax accounting method, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or similar provision of applicable Law) with respect to Taxes, settle or compromise any liability for Taxes, agree to any adjustment of any Tax attribute, file or surrender any claim for a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or fail to timely pay any income Taxes or other material Taxes (including estimated Taxes) or fail to file timely any income Tax Returns or other material Tax Returns that become due.
(v)   Tax Treatment of Each of the Merger and the Bank Merger.   Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(w)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or default by PSB or any of its Subsidiaries under any agreement with any Governmental Authority or under any PSB Material Contract, Lease or other material agreement or material license to which PSB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business or operations receives benefits.
(x)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(y)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair PSB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(z)   Capital Stock Purchase.   Subject to Section 5.33, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(aa)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by BFC.
(bb)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(cc)   Loan Workouts.   Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the Ordinary Course of Business.
(dd)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
(ee)   PSB Tangible Common Book Value.   Take any action or fail to take any action that will cause the PSB Tangible Common Book Value at the Effective Time to be less than the Minimum Tangible Common Book Value at the Effective Time.
(ff)   280G.   To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), could be characterized as an

“excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, PSB shall, prior to the Effective Time, cooperate in good faith with BFC to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, including, but not limited to, the measures included in PSB Disclosure Schedule 5.01(ff).
Section 5.02   Covenants of BFC.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, BFC will carry on its business consistent with prudent banking practices and in material compliance with all applicable Laws.
(b)   Negative Covenants.   From the date hereof until the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to, take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BFC’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law or a Governmental Authority, or with the prior written consent of PSB during the period from the date of this Agreement to the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to:
(i)   Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii)   Take any action that is likely to materially impair BFC’s ability to perform any of its obligations under this Agreement or Bank First to perform any of its obligations under the Bank Plan of Merger; or
(iii)   Agree or commit to do any of the foregoing.
Section 5.03   Commercially Reasonable Efforts.
Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   PSB Shareholder Approval.
(a)   Following the execution of this Agreement, PSB shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of PSB, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by PSB’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “PSB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. PSB shall use its reasonable best efforts to obtain the Requisite PSB Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the PSB Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by PSB in connection with the PSB Meeting are solicited in compliance in all material respects with the WBCL, the articles of incorporation and bylaws of PSB, and all other applicable legal requirements. Except with the prior approval of BFC, no other matters shall be submitted for the approval of PSB shareholders at the PSB Meeting. PSB shall adjourn or postpone the PSB Meeting if, as of the time for which the PSB Meeting is scheduled, (i) there are insufficient shares of PSB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the PSB Meeting, or (ii) PSB has not recorded proxies representing a sufficient number of shares necessary to obtain the Requisite PSB Shareholder Approval; provided, however, that the PSB Meeting shall not be adjourned or postponed more than twice pursuant to this Section 5.09(a).

(b)   Except to the extent provided otherwise in Section 5.09, (i) the board of directors of PSB shall at all times prior to and during the PSB Meeting recommend approval of this Agreement by the shareholders of PSB and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by PSB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “PSB Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of BFC or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the PSB Recommendation. Except as expressly permitted by this Agreement, PSB shall not take any action that would constitute a PSB Subsequent Determination that would violate its obligations to BFC under Section 5.09. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite PSB Shareholder Approval, PSB will not adjourn or postpone the PSB Meeting unless PSB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of PSB. PSB shall keep BFC updated with respect to the proxy solicitation results in connection with the PSB Meeting as reasonably requested by BFC.
(c)   Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated in accordance with its terms, PSB shall convene the PSB Meeting and submit this Agreement to PSB’s shareholders for approval.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)   BFC and PSB agree to cooperate in the preparation of the Registration Statement to be filed by BFC with the SEC in connection with the BFC Stock Issuance (including the Proxy Statement-Prospectus and all related documents). PSB shall use its reasonable best efforts to deliver to BFC such financial statements and related analysis of PSB, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PSB, as may be required in order to file the Registration Statement, and any other report required to be filed by BFC with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFC to review. Within sixty (60) days of the date of this Agreement, BFC shall file with the SEC the Registration Statement. Each of BFC and PSB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. BFC also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. PSB agrees to cooperate with BFC and BFC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from PSB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, PSB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)   BFC will advise PSB, promptly after BFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BFC Common Stock and BFC Preferred Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. BFC will provide PSB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and BFC will provide PSB and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, BFC shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with PSB to mail such amendment or supplement to PSB shareholders (if required under applicable Law).
(c)   BFC will use its commercially reasonable efforts to cause the shares of BFC Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the Trading Market, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of BFC and PSB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly, but no later than sixty (60) days from the date of this Agreement (subject to PSB providing all information requested by BFC without undue delay), prepare all documentation, and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; including obtaining all necessary, proper or advisable approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from Governmental Authorities, and executing and delivering any additional documents or instruments reasonably necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFC or any of its Subsidiaries or PSB or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to PSB) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFC, PSB, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). BFC and PSB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of BFC or PSB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BFC and PSB shall each furnish to the other for review a copy of each non-confidential portion of such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)   PSB will use its best efforts, and BFC shall reasonably cooperate with PSB at PSB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on PSB Disclosure Schedule 3.13(c) or that are otherwise required to be obtained under the terms of any PSB Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such PSB Material Contract or creating any lien, claim or charge upon any of the assets of PSB or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). PSB will consult with BFC and its representatives as often as practicable under the circumstances so as to permit PSB and BFC and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
(c)   Each Party shall have the right to review in advance, and, to the extent reasonably practicable, consult with the other Party, subject to applicable Law, confidentiality obligations and regulatory requirements and without delaying any required filing, all information relating to such Party or any of its

Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement.
Section 5.07   Publicity.
BFC and PSB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that BFC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, PSB agrees to afford BFC and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to PSB’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as BFC may reasonably request and PSB shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and PSB’s privacy policy and, during such period, PSB shall furnish to BFC, upon BFC’s reasonable request, all such other information concerning the business, properties and personnel of PSB and its Subsidiaries that is substantially similar in scope to the information provided to BFC in connection with its diligence review prior to the date of this Agreement. BFC shall coordinate any such access in accordance with this Section 5.08(a) with PSB’s President and Chief Executive Officer, Scott Cattanach and PSB’s Chief Financial Officer, Jessica Brown.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, BFC agrees to furnish to PSB such information as PSB may reasonably request concerning the business of BFC and its Subsidiaries that is substantially similar in scope to the information provided to PSB in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, PSB will furnish to BFC copies of the board packages distributed to the board of directors of PSB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of PSB or any committee thereof relating to the financial performance and risk management of PSB.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, PSB agrees to provide to BFC (i) a copy of each report filed by PSB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of PSB’s monthly loan trial balance and (iii) a copy of PSB’s monthly statement of condition and profit and loss statement and, if requested by BFC, a copy of PSB’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. PSB further agrees to provide BFC, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to PSB Disclosure Schedule 3.20, PSB Disclosure Schedule 3.23(a) and PSB Disclosure Schedule 3.23(b) that would be required if the references to March 31, 2026 in each corresponding representation and warranty of PSB were changed to the date of the most recently ended calendar month.

(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of BFC and PSB to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, no Party shall be required to provide the other Party with any documents where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel, where such access or disclosure would contravene any applicable Law or binding agreement entered into prior to the date of this Agreement or involving information related to the negotiation, discussions or preparation of this Agreement. In the event any of the restrictions in this Section 5.08(f) shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by PSB; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), PSB shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of PSB or any of PSB’s Subsidiaries (collectively, the “PSB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFC) any information or data with respect to PSB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PSB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the PSB Representatives, whether or not such PSB Representative is so authorized and whether or not such PSB Representative is purporting to act on behalf of PSB or otherwise, shall be deemed to be a breach of this Agreement by PSB. PSB and its Subsidiaries shall, and shall cause each of the PSB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal. PSB shall promptly (and in any event within one (1) Business Day after the date hereof) terminate access by any such Person to any data room (virtual or actual) or other information repositories containing information of or relating to PSB or its Subsidiaries.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from BFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PSB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of PSB or any of its Subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of PSB; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of PSB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of PSB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and PSB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding PSB Common Stock or more than 50% of the assets of PSB and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of PSB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of PSB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by BFC in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of PSB from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the PSB Meeting, PSB may take any of the actions described in Section 5.09(a) if, but only if, (i) PSB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of PSB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would cause it to violate its fiduciary duties to PSB’s shareholders under applicable Law; (iii) PSB has provided BFC with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to PSB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, PSB receives from such Person a confidentiality agreement with terms no less favorable to PSB than those contained in the confidentiality agreement with BFC. PSB shall provide BFC with at least three (3) Business Days’ prior written notice before entering into any such confidentiality agreement. For the avoidance of doubt, PSB shall not enter into any confidentiality agreement that provides any Person with exclusive rights to negotiate with PSB or that otherwise prohibits PSB from complying with its obligations under this Section 5.09. PSB shall promptly provide to BFC any non-public information regarding PSB or its Subsidiaries provided to any other Person which was not previously provided to BFC, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   PSB shall promptly (and in any event within twenty-four (24) hours) notify BFC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PSB or the PSB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, offer, information request, negotiations of discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement. PSB agrees that it shall keep BFC informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)   Except as set forth in Section 5.09(e), neither the board of directors of PSB nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to BFC in connection with the transactions contemplated by this Agreement (including the Merger), the PSB Recommendation; (ii) fail to reaffirm the PSB Recommendation within three (3) Business Days following a request by BFC, or make any statement, filing or release, in connection with the PSB Meeting or otherwise, inconsistent with the PSB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the PSB Recommendation); (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iv) enter into (or cause PSB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition

Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring PSB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 5.09(d), prior to the date of the PSB Meeting, the board of directors of PSB may withdraw, qualify, amend or modify the PSB Recommendation (a “PSB Subsequent Determination”) or terminate this Agreement in order to concurrently enter into an Agreement with respect to a Superior Proposal, after the fifth (5th) Business Day following BFC’s receipt of a notice (the “Notice of Superior Proposal”) from PSB advising BFC that the board of directors of PSB has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of PSB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would cause it to violate its fiduciary duties to PSB’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFC (the “Notice Period”), PSB and the board of directors of PSB shall have cooperated and negotiated in good faith with BFC to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable PSB to proceed with the PSB Recommendation without a PSB Subsequent Determination; provided, however, that BFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by BFC since its receipt of such Notice of Superior Proposal, the board of directors of PSB has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, PSB shall be required to deliver a new Notice of Superior Proposal to BFC and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)   Nothing contained in this Section 5.09 shall prohibit PSB or the board of directors of PSB from complying with PSB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the PSB Recommendation unless the board of directors of PSB reaffirms the PSB Recommendation in such disclosure.
(g)   Notwithstanding any PSB Subsequent Determination, this Agreement shall be submitted to PSB’s shareholders at the PSB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve PSB of such obligation, provided, however, that if the board of directors shall have made a PSB Subsequent Determination with respect to a Superior Proposal and this Agreement has been terminated pursuant to Section 7.01(f) or Section 7.01(g), the board of directors of PSB may recommend approval of such Superior Proposal by the shareholders of PSB.
Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), BFC shall indemnify and hold harmless the present and former directors and officers of PSB and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for PSB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of PSB and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that notwithstanding anything to the contrary contained in the organizational documents of PSB or its Subsidiaries, BFC shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify BFC upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of BFC under this Section 5.10, unless, and only to the extent that, BFC is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) BFC shall have the right to assume the defense thereof and BFC shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BFC elects not to assume such defense or counsel for the Indemnified Party reasonably advised the Indemnified Party that there are material issues that raise conflicts of interest between BFC and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to it, and BFC shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) BFC shall not be liable for any settlement effected without its prior written consent and (iv) BFC shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(c)   For a period of six (6) years following the Effective Time, BFC will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of PSB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by PSB; provided that, if BFC is unable to maintain or obtain the insurance called for by this Section 5.10, BFC shall use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of PSB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFC be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by PSB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFC shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(d)   Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).
(e)   This Section 5.10 shall survive the Effective Time, is intended to benefit each PSB Indemnified Party (each of whom shall be entitled to enforce this Section against BFC), and shall be binding on all successors and assigns of BFC.
(f)   If BFC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BFC and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, for a period the earlier of (i) six (6) months or (ii) as long as an employee of PSB is a Covered Employee (as defined below), BFC shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of PSB on the Closing Date and who become full-time employees of BFC (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of BFC; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BFC. BFC shall give the Covered Employees credit for their prior service with PSB for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by BFC and in which Covered Employees may be eligible to participate.
(b)   With respect to any employee benefit plan of BFC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, BFC shall use commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such BFC plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the PSB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)   Following the Effective Time, Bank First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Peoples State Bank (“Carryover PTO”), provided that, to the extent permitted by applicable Law, (i) Bank First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion, and (ii) Carryover PTO shall be limited to eighty (80) hours per year for hourly employees, and salaried employees will not be allowed any Carryover PTO; provided that, PSB shall cause Peoples State Bank to pay out any accrued but unused paid time off up to 40 hours for salaried employees.
(d)   PSB shall cause Peoples State Bank to take all necessary actions to terminate the Peoples State Bank Profit Sharing 401(k) Plan (“PSB 401(k) Plan”), effective as the date immediately preceding the Effective Time, subject to the occurrence of the Effective Time. PSB shall provide BFC with evidence that the PSB 401(k) Plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by BFC, which will not be unreasonably withheld) not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in the PSB 401(k) Plan shall become fully vested upon termination of such plan.
(e)   Prior to the Effective Time, PSB shall take, and shall cause its Subsidiaries to take, all actions requested by BFC that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more PSB Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any PSB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PSB Benefit Plan for such period as may be requested by BFC, or (iv) facilitate the merger of any PSB Benefit Plan into any employee benefit plan maintained by BFC. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to BFC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)   Except for any employee listed on PSB Disclosure Schedule 5.11(f), any employee of PSB or Peoples State Bank that does not become an employee of Bank First at the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth in BFC Disclosure Schedule 5.11(f).
(g)   BFC will establish a retention bonus pool, in an amount to be determined in the sole discretion of BFC in order to encourage certain PSB employees that are not party to an employment, change-in-control or similar agreement and otherwise as selected in the discretion of BFC after good faith consultation with PSB to remain employed with BFC, thereby assisting BFC with continuity planning following the announcement and consummation of the transactions contemplated by this Agreement.

(h)   BFC will establish a retention bonus pool, in an amount to be determined in the sole discretion of BFC, in order to encourage certain PSB employees that are not party to an employment, change-in-control or similar agreement and otherwise and are identified by mutual agreement of PSB and BFC to remain employed with PSB through the Effective Time.
(i)   Nothing in this Section 5.11 shall be construed to limit the right of BFC (including, following the Closing Date, PSB) to amend or terminate any PSB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require BFC (including, following the Closing Date, PSB) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by BFC of any Covered Employee subsequent to the Effective Time shall be subject in all events to BFC’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.
(j)   For purposes of this Section 5.11, (i) “employees of PSB” shall include employees of PSB or any of its Subsidiaries, (ii) “employees of BFC” shall include employees of BFC or any of its Subsidiaries, (iii) all references to PSB shall include each of the Subsidiaries of PSB (iv) all references to BFC shall include each of the Subsidiaries of BFC.
Section 5.12   Notification of Certain Changes.
BFC and PSB shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and PSB shall provide on a periodic basis written notice to BFC of any matters that PSB becomes aware of that should be disclosed on a supplement or amendment to the PSB Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13   Transition; Informational Systems Conversion.
From and after the date hereof, BFC and PSB will use their commercially reasonable efforts to facilitate the integration of PSB with the business of BFC following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of PSB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by BFC, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of PSB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by PSB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Upon written request, BFC shall promptly reimburse PSB for any reasonable and documented out-of-pocket fees, expenses or charges that PSB may incur as a result of taking, at the request of BFC, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   Termination of Contracts.
Prior to the Calculation Date and in accordance with this Section 5.14, PSB will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each PSB Material Contract listed on BFC Disclosure Schedule 5.14 (unless BFC otherwise directs PSB not to terminate such contract), and any other contract or agreement requested by BFC to be amended, modified or terminated (collectively, the “Terminated Contracts”).

Section 5.15   No Control of Other Party’s Business.
Nothing contained in this Agreement shall give BFC, directly or indirectly, the right to control or direct the operations of PSB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give PSB, directly or indirectly, the right to control or direct the operations of BFC or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of PSB and BFC shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.16   Certain Litigation.
Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party or any of its Subsidiaries and/or the members of the board of directors of PSB or the board of directors of BFC related to this Agreement or the Merger and the other transactions contemplated by this Agreement. PSB shall: (i) permit BFC to review and discuss in advance, and consider in good faith the views of BFC in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish BFC’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with BFC regarding the defense or settlement of any such shareholder litigation, shall give due consideration to BFC’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration, and no other such settlement shall be agreed without BFC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.17   Director and Executive Officer Resignations.
PSB will cause to be delivered to BFC resignations of all the directors and executive officers of PSB and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.18   Non-Competition and Non-Disclosure Agreement.
Concurrently with the execution and delivery of this Agreement and effective upon Closing, PSB has caused each director of PSB and Peoples State Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.19   Claims Letters.
Concurrently with the execution and delivery of this Agreement and effective upon the Closing, PSB has caused each director and executive officer of PSB and Peoples State Bank listed on PSB Disclosure Schedule 5.19 to execute and deliver the Claims Letter in the form attached hereto as Exhibit D (collectively, the “Claims Letters”).
Section 5.20   Corporate Governance.
Within a reasonable period of time after the Closing, no later than the date of BFC’s 2027 Annual Shareholder Meeting, BFC shall take all appropriate action to increase the number of directors constituting the BFC board by one (1), and shall appoint one (1) member of the PSB board of directors, such director to be determined by BFC in its discretion (the “PSB Director”); provided however, that PSB Director meets BFC’s standards for directors, complies with and be subject to BFC’s corporate governance policies, and qualifies as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).
Section 5.21   Trust Preferred Securities.
Prior to the Effective Time, BFC and PSB shall take all actions necessary for BFC to enter into, and BFC shall enter into, supplemental indentures with the trustee of the indentures for PSB’s outstanding floating rate capital securities issued in connection with the issuance of the trust securities of Waukesha Statutory Trust I and PSB Holdings Statutory Trust in order to evidence the assumption by BFC of such capital securities as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to BFC.

Section 5.22   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, PSB and its Subsidiaries shall take any actions BFC may reasonably request from time to time to better prepare the parties for integration of the operations of PSB and its Subsidiaries with BFC and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of PSB and BFC shall meet from time to time as BFC may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of PSB and its Subsidiaries, and PSB shall give due consideration to BFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BFC nor Bank First shall under any circumstance be permitted to exercise control of PSB or any of its Subsidiaries prior to the Effective Time. PSB shall permit representatives of Bank First to be onsite at PSB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Peoples State Bank’s business, during normal business hours and at the expense of BFC or Bank First (not to include Peoples State Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, PSB and its Subsidiaries shall take any actions BFC may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or PSB Material Contracts that BFC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with BFC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by BFC in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to PSB’s or its Subsidiaries’ respective businesses) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and PSB shall, upon BFC’s reasonable request, introduce BFC and its representatives to suppliers of PSB and its Subsidiaries for the purpose of facilitating the integration of PSB and its business into that of BFC. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, PSB shall, upon BFC’s reasonable request, introduce BFC and its representatives to customers of PSB and its Subsidiaries for the purpose of facilitating the integration of PSB and its business into that of BFC. Any interaction between BFC and PSB’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by PSB. PSB shall have the right to participate in any discussions between BFC and PSB’s customers and suppliers.
(d)   BFC and PSB agree to take all action necessary and appropriate to cause Peoples State Bank to merge with Bank First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
(e)   Without limiting the foregoing, upon BFC’s reasonable request, PSB and Peoples State Bank shall, prior to the Closing Date, dispose of any assets held by PSB or Peoples State Bank that BFC determines would be impermissible investments for BFC or Bank First; provided, however, that PSB nor Peoples State Bank shall not be required to dispose any such assets until the receipt of Regulatory Approvals; provided, further, that any losses incurred with respect to such disposals shall not reduce or impact the calculation of the PSB Tangible Common Book Value.
Section 5.23   Transactional Expenses.
PSB has provided in PSB Disclosure Schedule 3.36 a reasonable good faith estimate of costs and fees that PSB and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by PSB as a result of any litigation which may arise in connection with this Agreement (collectively, “PSB Expenses”). PSB shall use its commercially reasonable efforts to cause the aggregate amount of all PSB Expenses to not exceed the total expenses disclosed in PSB Disclosure Schedule 3.36. PSB shall promptly notify BFC if or when it determines that it expects to exceed its total budget for PSB Expenses. Notwithstanding anything to the contrary in this Section 5.23, PSB shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in PSB Disclosure Schedule 3.36.
Section 5.24   Confidentiality.
Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of BFC and PSB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of that certain mutual confidentiality and nondisclosure agreement, dated as of April 27, 2026 between BFC and PSB.
Section 5.25   Termination and Conversion Costs.
PSB shall contact the counterparty to each of the agreements set forth in PSB Disclosure Schedule 5.25 (the “Designated Contracts”) prior to the Closing Date and obtain a written statement from such Person setting forth the amount of any fees that would be payable by BFC (as successor to PSB) to (a) terminate each such agreement following the Closing (the “Termination Costs”) and (b) to convert the services contemplated thereby to BFC’s preferred vendors (the “Conversion Costs”).
Section 5.26   Tax Matters.
(a)   The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFC and PSB shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of BFC and PSB shall execute and deliver to Alston & Bird LLP and Boardman Clark LLP certificates as to certain factual matters, in form and substance reasonably acceptable to such firms and at such time or times as may be reasonably requested by such firms, including at the time the Registration Statement (or amendment thereto, as applicable) is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.01(e).
(b)   Within forty-five days (45) of the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time occurs, BFC shall comply with the reporting requirements of Section 1.6045B-1 of the Regulations.
(c)   BFC shall prepare and file or cause to be prepared and filed, all Tax Returns for PSB and its Subsidiaries for all periods ending on or prior to the Closing Date that are due to be filed after the Closing Date.
Section 5.27   Takeover Statutes.   None of BFC, PSB or their respective boards of directors shall take any action that would cause any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Wisconsin or of any other state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”) to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all reasonably necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of its board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 5.28   Dissolution of Non-Bank Subsidiary.
PSB shall take all actions and submit all filings necessary to fully dissolve PSB’s Subsidiaries listed on PSB Disclosure Schedule 5.28, such dissolution to be effective as of the Effective Time or immediately prior to the Effective Time.
Section 5.29   FINRA Compliance.
PSB shall take all actions and submit all filings necessary to ensure compliance by PSB with Securities Exchange Act Rule 10b-17 and FINRA Rule 6490.
Section 5.30   Dividends.
After the date of this Agreement, PSB shall coordinate with BFC the declaration of any dividend in respect of PSB Common Stock or PSB Preferred Stock and the record date and payment date relating thereto, it being the intention of the parties hereto that Holders of PSB Common Stock and PSB Preferred Stock shall not receive two (2) dividends in any quarter with respect to their shares of PSB Common Stock or PSB Preferred Stock and any shares of BFC Common Stock or BFC Preferred Stock any such Holder receives in exchange therefor in the Merger.
Section 5.31   Articles of Designation.
On or before the Effective Time, BFC agrees to file the Articles of Designation with the Wisconsin Secretary of State creating the BFC Preferred Stock in accordance with Section 2.01(e).
Section 5.32   PSB Preferred Stock.
From and after the date of this Agreement and for a period of forty-five (45) days thereafter, PSB shall, and shall cause its Subsidiaries, representatives and Affiliates to, reasonably cooperate with BFC to assist BFC in identifying and contacting each Holder of existing and outstanding shares of PSB Preferred Stock. It is understood that BFC shall thereafter pursue the negotiation and execution of agreements with one or more such Holders providing for the purchase of their PSB Preferred Stock (any such transaction, which shall close at the Effective Time, a “Preferred Stock Transaction”), on such terms as may be agreed by BFC and the applicable Holder of PSB Preferred Stock. Upon the expiration of such forty-five (45) day period, BFC shall either (i) certify to PSB that BFC has entered into binding and enforceable agreements to purchase, at the Effective Time, all outstanding shares of PSB Preferred Stock, and shall provide PSB with copies of such agreements, or (ii) notify PSB that BFC intends to include in the Registration Statement BFC Preferred Stock such that, at the Effective Time, each share of PSB Preferred Stock held by such Holder shall be converted into the right to receive the applicable series of BFC Preferred Stock in the manner and on the terms set forth in Article II of this Agreement. Nothing in this Section shall obligate BFC to consummate any Preferred Stock Transaction, and the failure to consummate any such transaction shall not relieve either party of its obligation to consummate the Merger in accordance with the terms of this Agreement.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.
The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite PSB Shareholder Approval at the PSB Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger and the Bank

Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   Tax Opinions Relating to the Merger.   BFC and PSB shall have received opinions from Alston & Bird LLP and Boardman Clark LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFC and PSB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Boardman Clark LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFC and PSB, in form and substance reasonably acceptable to such counsel.
(f)   Trading Market Listing.   Shares of BFC Common Stock to be issued in connection with the Merger shall have been approved for listing on the Trading Market.
Section 6.02   Conditions to Obligations of PSB.
The obligations of PSB to consummate the Merger also are subject to the fulfillment or written waiver by PSB prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of BFC (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BFC. PSB shall have received a certificate signed on behalf of BFC by the Chief Executive Officer or the Chief Financial Officer of BFC to the foregoing effect.
(b)   Performance of Obligations of BFC.   BFC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on BFC, and PSB shall have received a certificate, dated the Closing Date, signed on behalf of BFC by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in BFC or Bank First being subject to a Material Adverse Effect and

(ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of BFC.
The obligations of BFC to consummate the Merger also are subject to the fulfillment or written waiver by BFC prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of PSB (i) set forth in Section 3.02(a) and Section 3.10(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.15 and Section 3.35 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to PSB. BFC shall have received a certificate signed on behalf of PSB by the Chief Executive Officer or the Chief Financial Officer of PSB to the foregoing effect.
(b)   Performance of Obligations of PSB.   PSB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BFC shall have received a certificate, dated the Closing Date, signed on behalf of PSB by PSB’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in PSB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   Except as otherwise contemplated by Section 1.04, the Plan of Bank Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than 5% of the issued and outstanding shares of PSB Common Stock.
(f)   Employee Benefit Plans.   Notwithstanding the requirement of Section 6.03(b), PSB and its Subsidiaries shall have performed and complied with all of its obligations set forth in Section 5.11 in all material respects prior to the Closing Date.
(g)   Consents and Approvals.   PSB has received, in form and substance satisfactory to PSB and BFC, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which PSB or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of PSB or any of its Subsidiaries.
(h)   Certification of Non-USRPHC Status.   BFC shall have received from PSB, under penalties of perjury, (i) a notice to the IRS described in Regulations Section 1.897-2(h) executed by an officer of PSB and (ii) a certificate stating that PSB is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, and as reasonably acceptable to BFC.
Section 6.04   Frustration of Closing Conditions.
Neither BFC nor PSB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual written consent of BFC and PSB if the board of directors of BFC and the board of directors of PSB each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By BFC or PSB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority unless the failure to obtain the Regulatory Approval is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein.
(c)   No Shareholder Approval.   By either BFC or PSB (provided, in the case of PSB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite PSB Shareholder Approval at the PSB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties and Covenants.   By action of either the board of directors of BFC or the board of directors of PSB (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of PSB, in the case of a termination by BFC, or BFC, in the case of a termination by PSB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by PSB, or Section 6.03, in the case of a termination by BFC, and which is not cured by the earlier of the (i) two (2) Business Days prior to the Expiration Date or (ii) thirty (30) days following written notice to the PSB, in the case of a termination by BFC, or to BFC, in the case of a termination by the PSB, or by its nature or timing cannot be cured during such period.
(e)   Delay.   By either BFC or PSB if the Closing shall not have occurred on or before December 4, 2026, provided, however, that such date will be automatically extended to the Friday before the earliest practicable conversion date if the conversion date is delayed beyond December 4, 2026 but in all cases no later than February 19, 2027 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(f)   Failure to Recommend; Etc.   In addition to and not in limitation of BFC’s termination rights under Section 7.01(e), by BFC if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of PSB (A) withdraws, qualifies, amends, modifies or withholds the PSB

Recommendation, or makes any statement, filing or release, in connection with the PSB Meeting or otherwise, inconsistent with the PSB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the PSB Recommendation), (B) materially breaches its obligation to call, give notice of and commence the PSB Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by BFC, (E) fails to publicly reconfirm the PSB Recommendation within three (3) Business Days of being requested to do so by BFC or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(g)   Acceptance of a Superior Proposal.   By PSB at any time before obtaining the Requisite PSB Approval if the board of directors of PSB authorizes PSB, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided that, PSB shall pay any amounts due pursuant to Section 7.02 in accordance with the terms, and at the times, specified therein.
(h)   Decline in BFC Stock Price.   By PSB, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date:
(i)   The Final BFC Market Price divided by the Starting BFC Market Price (the “BFC Ratio”) is less than 0.85; and
(ii)   the BFC Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.15 from such quotient, subject, however, to the following:
If PSB elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to BFC within two (2) Business Days. During the five (5) Business Day period commencing with its receipt of such notice, BFC shall have the option (but not the obligation) to increase the Exchange Ratio to equal the lesser of the following (the “Adjusted Exchange Ratio”):
(x)   a quotient, the numerator of which is equal to the product of (A) the Starting BFC Market Price, (B) the Exchange Ratio and (C) the Index Ratio minus 0.15 and the denominator of which is equal to the Final BFC Market Price; or
(y)   the quotient determined by dividing the Starting BFC Market Price by the Final BFC Market Price and multiplying the quotient by the product of the Exchange Ratio and 0.85.
If within such five (5) Business Day period, BFC delivers written notice to PSB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the PSB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
If BFC or any company belonging to the NASDAQ Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(h).
For purposes of this Agreement, the following terms shall have the following meanings:
“Determination Date” means the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).
“Final BFC Market Price” means the volume weighted average of the daily closing sales prices of a share of BFC Common Stock as reported on the Trading Market for the ten (10) consecutive Trading Days immediately preceding the Determination Date.

“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.
“Initial Index Price” means $4,797.38.
“Starting BFC Market Price” means $143.66.
Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by BFC while structuring and pursuing the Merger, PSB shall pay to BFC a termination fee equal to $8,117,163 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BFC in the event of any of the following: (i) in the event BFC terminates this Agreement pursuant to Section 7.01(f), PSB shall pay BFC the Termination Fee within one (1) Business Day after receipt of BFC’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of PSB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to PSB and (A) thereafter this Agreement is terminated (x) by either BFC or PSB pursuant to Section 7.01(c) because the Requisite PSB Shareholder Approval shall not have been obtained or (y) by BFC pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, PSB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PSB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFC the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”; (iii) in the event PSB terminates this Agreement pursuant to Section 7.01(g), PSB shall pay BFC the Termination Fee within one (1) Business Day after PSB’s notification of such termination.
(b)   PSB and BFC each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFC would not enter into this Agreement; accordingly, if PSB fails promptly to pay any amounts due under this Section 7.02, PSB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) two hundred (200) basis points, together with the costs and expenses of BFC (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if PSB pays or causes to be paid to BFC the Termination Fee in accordance with Section 7.02(a), PSB (or any successor in interest of PSB) will not have any further obligations or liabilities to BFC with respect to this Agreement or the transactions contemplated by this Agreement; provided that such termination shall not relieve PSB for any and all liabilities and damages incurred or suffered by BFC as a result of the fraud or a willful and material breach of this Agreement by PSB.
Section 7.03   Effect of Termination.
Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach. In the event of such termination, this Agreement shall otherwise become void and have no further force or effect.
Section 7.04   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit from the other Party.

ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.
The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adjusted Exchange Ratio” has the meaning set forth in Section 7.01(h).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Annual Financial Statements” has the meaning set forth in Section 3.07(a).
“Articles of Designation” has the meaning set forth in Section 4.07.
“Articles of Merger” has the meaning set forth in Section 1.05(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than PSB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity or (3) any relative or family member of such Person.
“ASTM” has the meaning set forth in Section 5.01(x).
“Bank First” has the meaning set forth in the recitals to this Agreement.
“Bank Merger” has the meaning set forth in Section 1.04.
“Bank Plan of Merger” has the meaning set forth in Section 1.04.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BFC” has the meaning set forth in the preamble to this Agreement.
“BFC Common Stock” means the common stock, $0.01 par value per share, of BFC.
“BFC Common Stock Price” shall mean the mathematical average, calculated for the ten (10) Trading-Day period ending on the fifth (5th) Trading Day preceding the Closing Date, of the VWAP of a share of BFC Common Stock for each Trading Day during such period.
“BFC Disclosure Schedule” has the meaning set forth in Article IV.
“BFC Preferred Stock” has the meaning set forth in Section 2.01(e).
“BFC Ratio” has the meaning set forth in Section 7.01(h).
“BFC Reports” has the meaning set forth in Section 4.05(a).
“BFC Stock Issuance” has the meaning set forth in Section 3.06(a).
“BOLI” has the meaning set forth in Section 3.33(b).

“Book-Entry Shares” means any non-certificated share held by book entry in PSB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of PSB Common Stock or PSB Preferred Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Wisconsin are authorized or obligated to close.
“Calculation Date” has the meaning set forth in Section 2.02(c).
“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020 – 22 and 2020 – 65), or any other law (including the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L. 117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Governmental Authority).
“Carryover PTO” has the meaning set forth in Section 5.11(c).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of PSB Common Stock or PSB Preferred Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Claims Letters” has the meaning set forth in Section 5.19.
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).
“Code” has the meaning set forth in the recitals to this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means any of PSB’s related organizations described in Code Sections 414(b), (c) or (m).
“Conversion Costs” has the meaning set forth in Section 5.25.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“Customary Servicing Procedure” means, with respect to each Mortgage Loan, those mortgage servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business of prudent mortgage servicers that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with (a) the terms of the related Mortgage Note and Mortgage, and (b) applicable Law.
“Deferred Payroll Taxes” means any Taxes payable by PSB or any of its Subsidiaries that (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Designated Contracts” has the meaning set forth in Section 5.25.
“Determination Date” has the meaning set forth in Section 7.01(h).
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.18.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“D&O Insurance” has the meaning set forth in Section 5.10(c).
“Effective Time” has the meaning set forth in Section 1.05(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement currently in effect relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” has the meaning set forth in Section 3.16(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by BFC (which shall be BFC’s transfer agent) to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.08(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(d).
“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or BFC or its Subsidiaries (or their respective successors) or (ii) any Claim brought by BFC or its Subsidiaries (or their respective successors) against any Indemnified Party.
“Expiration Date” has the meaning set forth in Section 7.01(a).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” means the Federal Deposit Insurance Act.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFCRA” means the Families First Coronavirus Response Act, as amended.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final BFC Market Price” has the meaning set forth in Section 7.01(h).
“Final Closing Statement” has the meaning set forth in Section 2.02(c).
“Final Index Price” has the meaning set forth in Section 7.01(h).
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“GAAS” means generally accepted auditing standards in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of PSB Common Stock and/or PSB Preferred Stock, as applicable.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Index Price” has the meaning set forth in Section 7.01(h).
“Index Ratio” has the meaning set forth in Section 7.01(h).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial Index Price” has the meaning set forth in Section 7.01(h).
“Insurance Policies” has the meaning set forth in Section 3.33(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“Interim Financial Statements” has the meaning set forth in Section 3.07(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to PSB, the actual knowledge, of the Persons set forth in PSB Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to BFC, the actual knowledge of the Persons set forth in BFC Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.31(b).
“Letter of Transmittal” has the meaning set forth in Section 2.07.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.23(a).
“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects PSB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which PSB and BFC operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects PSB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which PSB and BFC operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects PSB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which PSB and BFC operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by PSB or BFC to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of BFC Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.01(d).
“Minimum Tangible Common Book Value” shall mean $122,837,000.
“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note.
“Mortgage Loans” has the meaning set forth in Section 3.40.
“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.
“Mortgaged Property” means the real property and fixtures encumbered by a Mortgage.
“Mortgagor” means with respect to each Mortgage Loan, the obligor on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.
“NASDAQ” means the National Market System of The Nasdaq Stock Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Notice Period” has the meaning set forth in Section 5.09(e).
“OCC” means the Office of the Comptroller of the Currency.
“Ordinary Course of Business” means the ordinary, usual and customary course of business of PSB and PSB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.33(b).
“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.
“Peoples State Bank” has the meaning set forth in the recitals to this Agreement.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Personal Data” means all data that identifies or that, whether alone or in combination with other data, can reasonably be used to identify an individual or household, including all “personal data,” “personal information,” “personally identifiable information” or similar terms under applicable Law.
“Phase I” has the meaning set forth in Section 5.01(x).
“Plan of Merger” has the meaning set forth in Section 1.05(a).
“Preferred Stock Consideration” has the meaning set forth in Section 2.01(e).
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of PSB relating to the PSB Meeting.
“PSB” has the meaning set forth in the preamble to this Agreement.

“PSB 401(a) Plan” has the meaning set forth in Section 3.16(c).
“PSB 401(k) Plan” has the meaning set forth in Section 5.11(d).
“PSB Benefit Plans” has the meaning set forth in Section 3.16(a).
“PSB Cancelled Shares” has the meaning set forth in Section 2.01(b).
“PSB Common Stock” means the common stock, no par value per share, of PSB.
“PSB Disclosure Schedule” has the meaning set forth in Article III.
“PSB Director” has the meaning set forth in Section 5.20.
“PSB Employees” has the meaning set forth in Section 3.16(a).
“PSB Expenses” has the meaning set forth in Section 5.23.
“PSB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of PSB and its Subsidiaries.
“PSB Investment Securities” means the investment securities of PSB and its Subsidiaries.
“PSB Junior Subordinated Debt” has the meaning set forth in Section 3.03(b).
“PSB Loan” has the meaning set forth in Section 3.23(c).
“PSB Material Contract” has the meaning set forth in Section 3.13(a).
“PSB Meeting” has the meaning set forth in Section 5.04(a).
“PSB Option” has the meaning set forth in Section 2.03(a).
“PSB Preferred Stock” means 6.75% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, of PSB with a liquidation preference of $1,000 per share.
“PSB Recommendation” has the meaning set forth in Section 5.04(b).
“PSB Regulatory Agreement” has the meaning set forth in Section 3.14.
“PSB Representatives” has the meaning set forth in Section 5.09(a).
“PSB Stock Plans” means all equity plans of PSB or any Subsidiary, each as amended to date.
“PSB Subsequent Determination” has the meaning set forth in Section 5.09(e).
“PSB Voting Agreement” or “PSB Voting Agreements” have the meaning set forth in the recitals to this Agreement.
“Preferred Stock Transaction” has the meaning set forth in Section 5.32.
“Raymond James” has the meaning set forth in Section 3.15.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC in connection with the BFC Stock Issuance (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 3.06(a).
“Requisite PSB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of at least two-thirds the outstanding shares of PSB Common Stock entitled to vote thereon at the PSB Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SBA” means the United States Small Business Administration.
“SBA Loan” means a loan that is guaranteed by the SBA.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06(a).
“Starting BFC Market Price” has the meaning set forth in Section 7.01(h).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of PSB means, unless the context otherwise requires, any current or former Subsidiary of PSB.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.04.
“Surviving Entity” has the meaning set forth in the recitals to this Agreement.
“Systems” means all hardware, computers, software, websites, applications, databases, systems, networks and other information technology assets and equipment.
“Takeover Statutes” has the meaning set forth in Section 5.27.
“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties or other like assessments, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required by a Governmental Authority to be paid or withheld, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements filed or required to be filed with a Taxing Authority in connection with Taxes, including any return of an Affiliate or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax Return.
“Taxing Authority” means any Governmental Authority charged with the determination, collection, or imposition of any Tax or Taxes.

“Terminated Contracts” has the meaning set forth in Section 5.14.
“Termination Costs” has the meaning set forth in Section 5.25.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Trading Market” means the NASDAQ.
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“VWAP” means for any date or period, the volume weighted average price of BFC Common Stock for such date (or the nearest preceding date) or period on the Trading Market as reported by the NASDAQ on its website (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).
“Waukesha Junior Subordinated Debt” has the meaning set forth in Section 3.03(b).
“WBCL” has the meaning set forth in Section 1.01.
“WDFI-Banking” means the Wisconsin Department of Financial Institutions — Division of Banking.
“WDFI-Corporations” means the Wisconsin Department of Financial Institutions — Division of Corporate and Consumer Services.
“Wisconsin Courts” has the meaning set forth in Section 9.03(b).
ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.
No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02   Waiver; Amendment.
Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the PSB Meeting no amendment shall be made which by Law requires further approval by the shareholders PSB without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Wisconsin Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this

Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Wisconsin Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Wisconsin Courts, (iii) waives any objection that the Wisconsin Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.
Except as otherwise provided in Section 7.02 and Section 7.04, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.
All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)   if to BFC, to:
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn:
Michael B. Molepske, Chairman and Chief Executive Officer

E-mail:
mmolepske@bankfirst.com

with a copy (which shall not constitute notice to BFC) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:
Mark Kanaly and David Park

E-mail:
mark.kanaly@alston.com and david.park@alston.com

(b)   if to PSB, to:
PSB Holdings, Inc.
1905 W Stewart Avenue
Wausau, WI 54401
Attn:
Scott M. Cattanach, President and CEO

E-mail:
Scott.Cattanach@bankpeoples.com

with a copy (which shall not constitute notice to PSB) to:
Boardman Clark LLP
1 South Pinckney St, Suite 410
Madison, WI 53701
Attn:
Patrick Neuman and Kirsten Spira

E-mail:
pneuman@boardmanclark.com and kspira@boardmanclark.com

Section 9.06   Entire Understanding; No Third-Party Beneficiaries.
This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, BFC and PSB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, in addition to any other remedy that BFC is entitled to under this Agreement, at law or in equity, to the extent there is a material breach by PSB with respect to any of its representations, warranties or covenants as set forth in this Agreement, BFC shall have the right, in its sole discretion, to determine the amount of such breach or caused by such breach, and reduce the aggregate Merger Consideration by such amount so determined.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The PSB Disclosure Schedule and the BFC Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10   Assignment.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Confidential Supervisory Information.
Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.6, or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.
Section 9.12   Counterparts.
This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
BANK FIRST CORPORATION
By:
/s/ Michael B. Molepske

Name:
Michael B. Molepske

Title:
Chairman and Chief Executive Officer

PSB HOLDINGS, INC.
By:
/s/ Scott M. Cattanach

Name:
Scott M. Cattanach

Title:
President and Chief Executive Officer

EXHIBIT A
PSB VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of May 19, 2026, by and between the undersigned holder (“Shareholder”) of common stock of PSB Holdings, Inc., a Wisconsin corporation (“PSB”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and PSB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) PSB will merge with and into BFC, with BFC as the surviving entity, and (ii) Peoples State Bank (“Peoples State Bank”), a Wisconsin state-chartered bank and a direct wholly owned subsidiary of PSB, will merge with and into Bank First, N.A. (“Bank First”), a national banking association and a direct wholly owned subsidiary of BFC, with Bank First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of PSB Common Stock immediately prior to the Effective Time (apart from the Dissenting Shares and the PSB Cancelled Shares) will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of PSB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of PSB Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of PSB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, BFC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BFC in connection therewith, Shareholder and BFC agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder irrevocably and unconditionally agrees that, while this Agreement is in effect, at any meeting of shareholders of PSB, however called, or at any adjournment thereof, or in any action proposed to be taken by written consent of the shareholders of PSB, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BFC, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of PSB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PSB contained in the Merger Agreement or of Shareholder contained

A-A-1

in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of PSB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Inconsistent Agreements.   Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.
Section 3.   No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) receipt of the Requisite PSB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as BFC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void. As promptly as practicable following the date hereof, Shareholder shall notify PSB’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares; provided, that any such stop transfer order and notice will immediately be withdrawn and terminated by the Shareholder following the termination of this Agreement in accordance with Section 7.
Section 4.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with BFC as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BFC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to

A-A-2

which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of PSB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
(e)   There is no legal action, suit, claim, investigation or proceeding pending against, or, to the knowledge of Shareholder, threatened against or affecting Shareholder, that would reasonably be expected to impair the ability of Shareholder to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis, or that questions the validity of this Agreement or any action taken or to be taken by Shareholder in connection with this Agreement.
Section 5.   No Solicitation and Non-Disparagement.   From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of PSB, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) except in his or her capacity as a director or officer of PSB and under circumstances for which such actions are permitted for PSB under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BFC) any information or data with respect to PSB or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of PSB’s shareholders with respect to an Acquisition Proposal, or (f) make publish or communicate any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to PSB, BFC, Bank First, Peoples State Bank or their products, customers, suppliers, licensees, licensors, franchisees, or employees; provided, however, that nothing in this Agreement shall prohibit Shareholder from (i) making truthful statements required by applicable Law, regulation or legal process, or (ii) communicating with any governmental or regulatory authority of Peoples State Bank, if applicable.
Section 6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BFC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BFC will not have an adequate remedy at Law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BFC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BFC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BFC shall have the right to inform any third party that BFC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of

A-A-3

the terms of this Agreement and of the rights of BFC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BFC set forth in this Agreement may give rise to claims by BFC against such third party.
Section 7.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 11.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of PSB and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of PSB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of PSB, if applicable.
Section 12.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
Section 13.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 14.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH

A-A-4

PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
Section 15.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable Law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable Law. From time to time prior to the termination of this Agreement, at BFC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BFC, Bank First, PSB, Peoples State Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 16.   Disclosure.   Shareholder hereby authorizes PSB and BFC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that BFC shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 17.   Ownership.   Nothing in this Agreement shall be construed to give BFC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in BFC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and BFC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of PSB or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 18.   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other party. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 19 shall be null and void ab initio.
Section 19.   Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 20.   Integration.   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” unless the context otherwise requires. Unless the context otherwise requires, any reference herein to any Law shall refer to such Law as amended, modified or reenacted from time to time and any rules or regulations promulgated thereunder.
Section 21.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

A-A-5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:
Michael B. Molepske

Title:
Chairman and Chief Executive Officer

SHAREHOLDER

Total Number of Shares of PSB Common Stock Subject to this Agreement:

[Signature Page to PSB Voting Agreement]

EXHIBIT B
BANK PLAN OF MERGER AND MERGER AGREEMENT
PEOPLES STATE BANK
with and into
BANK FIRST, N.A.
under the charter of
BANK FIRST, N.A.
under the title of
“BANK FIRST, N.A.”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2026, by and between Bank First, N.A. (“Bank First”), a national banking association, with its main office located at 402 North 8th Street, Manitowoc, WI 54220, and Peoples State Bank, a Wisconsin state-chartered bank, with its main office located at 1905 W. Stewart Avenue, Wausau, WI 54401 (“Peoples State Bank,” and together with Bank First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of Bank First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Peoples State Bank has approved this Agreement and authorized its execution in accordance Wisconsin Statutes §221.0702 and the Act;
WHEREAS, Bank First Corporation (“BFC”), which owns all of the outstanding shares of capital stock of Bank First, and PSB Holdings, Inc. (“PSB”), which owns all of the outstanding shares of capital stock of Peoples State Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of PSB with and into BFC, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);
WHEREAS, BFC, as the sole shareholder of Bank First, and PSB, as the sole shareholder of Peoples State Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Peoples State Bank with and into Bank First, with Bank First being the surviving bank (“Resulting Bank”) of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), Peoples State Bank shall be merged with and into Bank First. Bank First shall continue its existence as the Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Peoples State Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”). The parties intend that the Bank Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
SECTION 2
The name of the Resulting Bank shall be “Bank First, N.A.” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

A-B-1

SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 402 North 8th Street, Manitowoc, WI 54220, as well as at its legally established branches and at the banking offices of Peoples State Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of Bank First).
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Bank First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of Peoples State Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description of each of Peoples State Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Bank First and Peoples State Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Peoples State Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Peoples State Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of Bank First’s common stock shall continue to remain outstanding shares of Bank First’s common stock, all of which shall continue to be owned by BFC.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of Bank First as of the Effective Time, except that Bank First shall consider adding one (1) member of the PSB board of directors to its Board of Directors after the Closing Date (as defined in the Holding Company Agreement). The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Bank First as of the Effective Time. Such directors and officers shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

b)
The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

A-B-2

c)
The Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

d)
Subject to the terms and conditions of this Agreement and the Holding Company Agreement, each of the Banks agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to permit consummation of the Bank Merger and the other transactions contemplated by this Agreement, and to reasonably cooperate with the other Bank to that end.

e)
If at any time Bank First or the Resulting Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Resulting Bank full title to any property or rights of Peoples State Bank or otherwise carry out the provisions hereof, the proper officers and directors of Peoples State Bank, as of immediately prior to the Effective Time, and thereafter the officers of the Resulting Bank acting on behalf of Peoples State Bank, shall execute and deliver, or shall cause to be executed and delivered, any and all proper assignments, conveyances and assurances and do all things necessary or desirable to carry out the provisions hereof.

f)
No order, injunction or decree issued by any court or governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect, and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the Bank Merger.

SECTION 11
Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.
SECTION 12
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of Bank First as in effect immediately prior to the Effective Time.
SECTION 13
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 14
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

A-B-3

Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

A-B-4

IN WITNESS WHEREOF, Peoples State Bank and Bank First have entered into this Agreement as of the date first set forth above.
PEOPLES STATE BANK
By:

Name:
Title:
BANK FIRST, N.A.
By:

Name:
Michael B. Molepske

Title:
Chairman and Chief Executive Officer

[Signature Page to Bank Plan of Merger and Merger Agreement]

EXHIBIT A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]

EXHIBIT C
DIRECTOR NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of May 19, 2026, by and between the undersigned, an individual resident of the State of Wisconsin (“Director”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and PSB Holdings, Inc., a Wisconsin corporation (“PSB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) PSB will merge with and into BFC, with BFC as the surviving entity, and (ii) Peoples State Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of PSB (“Peoples State Bank”), will merge with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), with Bank First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of PSB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of PSB Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of PSB or Peoples State Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, BFC and Bank First will succeed to all of the Confidential Information and Trade Secrets, for which BFC as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of PSB and Peoples State Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BFC and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)   Director acknowledges that (i) BFC has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with BFC as follows:
(i)   From and after the Effective Time, Director shall maintain in strict confidence and shall not, directly or indirectly, disclose, use or permit the use of any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide BFC with prompt notice of such requirement prior to the disclosure so that BFC may waive the requirements of this Agreement or seek an appropriate protective order at BFC’s sole expense; however, Director will cooperate fully with BFC in seeking such protective measures; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that

A-C-1

counsel advises Director is required to be disclosed, and Director shall use its reasonable best efforts to ensure that such disclosed Confidential Information is accorded confidential treatment.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of BFC, Bank First, PSB or Peoples State Bank (each a “Protected Party”), including actively sought prospective customers of Peoples State Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party. This restriction shall apply regardless of whether the customer relationship was established prior to or after the Effective Time.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv)   For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of PSB and its Subsidiaries, including Peoples State Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with PSB and/or Peoples State Bank;
(C)   having value to PSB and/or Peoples State Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, BFC and/or Bank First; and
(D)   not generally known to competitors of PSB or BFC (including competitors to Peoples State Bank or Bank First).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from PSB or BFC, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Wisconsin where Peoples State Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a

A-C-2

process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Director acknowledges that irreparable loss and injury would result to BFC upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BFC may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term and Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement and (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to BFC:
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220

Attn:
Michael B. Molepske,   Chairman and CEO

E-mail:
mmolepske@bankfirst.com

If to Director:
The address of Director’s principal residence as it appears in PSB’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to BFC.

Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

A-C-3

Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and BFC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

A-C-4

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:
Michael B. Molepske

Title:
Chairman and Chief Executive Officer

DIRECTOR

Printed name:

Signature Page — Non-Competition and Non-Disclosure Agreement

EXHIBIT D
CLAIMS LETTER
May 19, 2026
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of May 19, 2026 (the “Merger Agreement”), by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and PSB Holdings, Inc., a Wisconsin corporation (“PSB”).
Concerning any claims which the undersigned may have against PSB or any of its Subsidiaries, including Peoples State Bank, a Wisconsin state-chartered bank, (each, a “PSB Entity”), in his or her capacity as an officer, director, employee or shareholder of any PSB Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each PSB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee or shareholder of any PSB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, deferred compensation, employment, employee benefits, and stock options and restricted stock grants which have been disclosed in writing to BFC on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any PSB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Peoples State Bank, (B) Claims as a depositor under any deposit account with Peoples State Bank, (C) Claims as the holder of any Certificate of Deposit issued by Peoples State Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any PSB Entity; (E) Claims in his or her capacity as a shareholder of PSB, and (F) Claims as a holder of any check issued by any other depositor of Peoples State Bank;
(ii)
the Claims excluded in Section 2(a)(i) above;

(iii)   any Claims that the undersigned may have under the Merger Agreement;

A-D-1

(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any PSB Entity, under Wisconsin law or the Merger Agreement; or
(v)   any rights or Claims listed on Schedule I to this Agreement.
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

A-D-2

(i)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

A-D-3

Sincerely,

Signature of Director

Name of Director
Signature Page — Claims Letter

On behalf of Bank First Corporation, I hereby acknowledge receipt of this letter as of this 19th day of May, 2026.
BANK FIRST CORPORATION
By:

Name:
Michael B. Molepske

Title:
Chairman and Chief Executive Officer

Annex B
WISCONSIN DISSENTERS’ RIGHTS STATUTES
SUBCHAPTER XIII OF THE
WISCONSIN BUSINESS CORPORATION LAW
180.1301. Definitions.
(1)   “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.
(1m)   “Business combination” has the meaning given in s. 180.1130 (3).
(2)   “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or interest exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the interest exchange.
(3)   “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.
(4)   “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.
(5)   “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.
(6)   “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.
180.1302. Right to dissent.
(1)   Except as provided in sub. (4) and s. 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(a)   Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:
1.   Shareholder approval is required for the merger by s. 180.11032 or by the articles of incorporation.
2.   The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.
3.   The issuer corporation is a parent that is merged with its subsidiary under s. 180.1104. This subdivision does not apply if all of the following are true:
a.   The articles of incorporation of the surviving corporation do not differ from the articles of incorporation of the parent before the merger, except for amendments specified in s. 180.1002 (1) to (9).
b.   Each shareholder of the parent whose shares were outstanding immediately before the effective time of the merger holds the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the merger.
c.   The number of voting shares, as defined in s. 180.1103 (5) (a) 2., outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of voting shares of the parent outstanding immediately before the merger.
d.   The number of participating shares, as defined in s. 180.1103 (5) (a) 1., outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of participating shares of the parent outstanding immediately before the merger.
(b)   Consummation of a plan of interest exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.
(c)   Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:
1.   A sale pursuant to court order.
2.   A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
(cm)   Consummation of a plan of conversion.
(d)   Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.
(2)   Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:
(a)   Alters or abolishes a preferential right of the shares.
(b)   Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c)   Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.
(d)   Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
(e)   Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.
(3)   Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2) (b), 180.1815 (3) or 180.1829 (1) (c).
(3m)   Notwithstanding any other provision of this section, if the issuer corporation has become a benefit corporation under s. 204.104 (1) or (2), a shareholder of the benefit corporation may dissent from the amendment of the articles or the fundamental transaction to become a benefit corporation and obtain payment of the fair value of his or her shares, as provided in s. 204.104 (3). “Fair value” as used in this subsection means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable and not reduced by lack of marketability or minority discounts.
(4)   Unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.
(5)   Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.
180.1303. Dissent by shareholders and beneficial shareholders.
(1)   A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:
(a)   Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.
(b)   Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.
180.1320. Notice of dissenters’ rights.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.
(2)   If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.
180.1321. Notice of intent to demand payment.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:
(a)   Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.
(b)   Not vote his or her shares in favor of the proposed action.
(2)   A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322. Dissenters’ notice.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.
(2)   The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:
(a)   A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.
(b)   For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.
(c)   A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.
(d)   A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.
(e)   A copy of ss. 180.1301 to 180.1331.
180.1323. Duty to demand payment.
(1)   A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.
(2)   A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.
(3)   A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
180.1324. Restrictions on uncertificated shares.
(1)   The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.
(2)   The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.
180.1325. Payment.
(1)   Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)   The payment shall be accompanied by all of the following:
(a)   The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.
(b)   A statement of the corporation’s estimate of the fair value of the shares.
(c)   An explanation of how the interest was calculated.
(d)   A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.
(e)   A copy of ss. 180.1301 to 180.1331.
180.1326. Failure to take action.
(1)   If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2)   If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.
180.1327. After-acquired shares.
(1)   A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2)   To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.
180.1328. Procedure if dissenter dissatisfied with payment or offer.
(1)   A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:
(a)   The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
(b)   The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.
(c)   The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.
(2)   A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330. Court action.
(1)   If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2)   The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose interests were acquired by the foreign corporation.
(3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.
(4)   The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(5)   Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:
(a)   The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.
(b)   The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.
180.1331. Court costs and counsel fees.
(1)
(a)   Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).
(b)   Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.
(2)   The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:
(a)   Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.
(b)   Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
(3)   Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex C
May 19, 2026
Board of Directors
PSB Holdings, Inc.
1905 West Stewart Avenue
Wausau, WI 54401
Members of the Board of Directors:
We understand that Bank First Corporation (“BFC”) and PSB Holdings, Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into BFC, with BFC surviving (the “Merger”), and that, in connection with the Merger, (i) each outstanding share of common stock, no par value, of the Company (the “Common Shares”), except for Dissenting Shares or PSB Cancelled Shares (as defined in the Agreement), will be converted into the right to receive 0.3470 shares of common stock, $0.01 par value per share, of BFC (“BFC Common Stock”) (the “Merger Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion), and (ii) if not repurchased by BFC at the Effective Time (as defined in the Agreement), each outstanding share of 6.75% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A of the Company (the “Preferred Shares”) shall be converted into the right to receive one share of a newly created series of preferred stock of BFC, which shall have such rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of the Preferred Shares than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Preferred Shares that are in effect immediately prior to the Effective Time, taken as a whole. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares in the Merger pursuant to the Agreement is fair from a financial point of view to such holders. For the avoidance of doubt, we express no opinion with respect to the consideration to be received by the holders of the Preferred Shares in the Merger pursuant to the Agreement. For purposes of this Opinion, and with your consent, we have assumed that the value of the Merger Consideration is $49.85 per Common Share based on 4,012,852 outstanding Common Shares, 7,656 outstanding restricted Common Shares and the closing price of BFC Common Stock of $143.66 on May 18, 2026.
In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger, dated as of May 19, 2026 (the “Agreement”);

2.
reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company for the periods ending December 31, 2026 through 2031 as approved for our use by management of the Company (the “Projections”);

3.
the Company’s audited financial statements for years ended December 31, 2025, December 31, 2024 and December 31, 2023 and unaudited consolidated financial statements for the quarterly period ended March 31, 2026;

4.
reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

5.
reviewed the financial and operating performance of the Company and those of other selected public companies that we deem to be relevant;

6.
considered certain publicly available financial terms of certain transactions we deem to be relevant;

7.
reviewed the current and historical market prices for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.
discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. Accordingly, we express no opinion with respect to the foregoing. We are not experts in generally accepted accounting principles in the United States (GAAP) in general and also specifically regarding the evaluation of credit portfolios for purposes of assessing the adequacy of allowances for credit losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses.
With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based.
We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, BFC or the Company that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 18, 2026 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake.

The credit, financial and stock markets have been experiencing unusual volatility arising from factors that are outside the control of the parties to the Merger (including, without limitation, general economic conditions and uncertainty, global tensions and political unrest, prevailing interest rates and inflation, tariffs and government responses or nonresponses to the foregoing). Raymond James expresses no opinion or view as to any potential effects of such volatility on the Merger, the Company or BFC. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Company with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. We did not solicit indications of interest with respect to a transaction involving the Company. This Opinion does not express any opinion as to the likely trading range of BFC Common Stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of BFC at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Shares in the Merger pursuant to the Agreement.
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting, regulatory and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, regulatory and tax matters with respect to the Company and the Merger, including, without limitation, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Company’s officers, directors or employees), or class of such persons, whether relative to the consideration received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or BFC or the ability of the Company or BFC to pay their respective obligations when they come due.
The delivery of this Opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and BFC for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this Opinion, Raymond James and its affiliates have provided the Company with fixed income and private client group services for which Raymond James received customary compensation. Other than in connection with the proposed Merger, in the two years preceding the date of this Opinion, Raymond James has provided investment banking and financial advisory services to the Company for which it received aggregate compensation of $25,000. In the two years preceding the date of this Opinion, Raymond James has not provided any services to BFC for which it received compensation. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or BFC or other participants in the Merger in the future, for which Raymond James may receive compensation.
It is understood that this Opinion is solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board or any shareholder of the Company or BFC regarding how said director or shareholder should act or vote with respect to the proposed Merger or any other matter. Furthermore, this Opinion should not be construed as creating any fiduciary duty on the part of Raymond James to the Board or to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.